Exhibit 4.1

EXECUTION COPY

CONTRIBUTION AGREEMENT

Among

CG INVESTOR, LLC,

DAIMLERCHRYSLER NORTH AMERICA FINANCE CORPORATION,

DAIMLERCHRYSLER HOLDING CORPORATION

and

DAIMLERCHRYSLER AG

(with respect to Section 5.03 (Confidentiality) and Section 11.10 (Guarantee))

Dated as of May 14, 2007

i

SECTION 11.13. Consent to Jurisdiction	103
SECTION 11.14. Counterparts	104
SECTION 11.15. Certain Company-Related Actions	104
SECTION 11.16. Additional Diligence	104

EXHIBITS

A	CAFE Credits Sharing Agreement Term Sheet

B	Cooperation Agreement for Project “Adaptation Work for Diesel Engines/Control Systems” Term Sheet

C	Cooperation Agreement for Project “Common Axle” Term Sheet

D	Cooperation Agreement for Project “Common Unibody SUV” Term Sheet

E	Cooperation Agreement for Project “Common V6” Term Sheet

F	Cooperation Agreement for Project “Fuel Cell Vehicle” Term Sheet

G	DCC/Guarantor Transition Services Agreement Term Sheet

H	FinCo/DCFS USA Transition Services Agreement Term Sheet

I	FinCo/Guarantor Transition Services Agreement Term Sheet

J	Fuel Cell R&D Agreement Term Sheet

K	Future Business Model in China and South Korea Term Sheet

L	International Distribution Agreement Term Sheet

M	International Financial Services Cooperation Agreement Term Sheet

N	ITM Cooperation Agreement Term Sheet

O	LLC Operating Agreement Term Sheet

P	Master ER&D Agreement Term Sheet

Q	Parts Distribution Centers Term Sheet

R	Procurement and Supply Cooperation Agreement Term Sheet

S	Sprinter Distribution Agreement Term Sheet

T	Subordinated Note Term Sheet

U	Form of Technology Sharing Agreement

V	Form of Trademark Agreement

W	ZEV Credits Sharing Agreement Term Sheet

X	Leased Assets Residual Cash Flow Term Sheet

v

SCHEDULES

1.01(a)	Accounting Principles

1.01(b)	Company Subsidiaries

1.01(c)	Intercompany Receivable

1.01(d)	Calculation of Entity Cash Amount

1.01(e)	Calculation of Entity Debt Amount

1.01(f)	Investor’s Knowledge

1.01(g)	DC Contributors’ Knowledge

1.01(i)	Project X Restructuring

3.06(f)	Orphan Subsidiaries

3.06(g)	Financial Data

5.02(e)	Supplemental Financial Reports

5.05(a)	Pre-Closing Restructuring Transactions

5.05(b)	Post-Closing Restructuring Transactions

5.08(a)	DC Contributors Credit Support Instruments

5.08(b)	Additional Efforts for Certain Credit Support Instruments

5.09	Surviving Affiliate Contracts

5.16(a)	Certain Pre-Closing Actions

5.17	FinCo Books and Records

6.01(a)	Excluded Employees

6.01(b)	Transferred Employees

6.04	Certain Individuals with Retention Agreements

8.01	Foreign Antitrust and Other Governmental Permits

9.02(a)	Indemnification

9.04(d)	Certain Materiality References

CONTRIBUTION AGREEMENT (this “Agreement”), dated as of May 14, 2007, by and among DAIMLERCHRYSLER NORTH AMERICA FINANCE CORPORATION (“DCNAF”), a Delaware corporation, DAIMLERCHRYSLER HOLDING CORPORATION, a Delaware corporation (“DC Holding”, and together with DCNAF, the “DC Contributors”), CG INVESTOR, LLC, a Delaware limited liability company, (the “Investor”), an affiliate of Cerberus Capital Management, L.P. and, with respect to Section 5.03 (Confidentiality), and Section 11.10 (Guarantee), DaimlerChrysler AG, a German Aktiengesellschaft, (the “Guarantor”).

WHEREAS, DaimlerChrysler Company LLC (“DCC”) and DaimlerChrysler Financial Services Americas LLC (“FinCo”) are directly or through their respective Subsidiaries (as hereafter defined) engaged in the business of developing, manufacturing, distributing and selling a wide range of automotive products, mainly full-size, mid-size and compact cars, minivans, SUVs, parts and accessories, and of providing customized financing, leasing, insurance and fleet-management services for retail and commercial customers, at various locations in the United States and around the world (such business, after giving effect to the Pre-Closing Restructuring Transactions and the Post-Closing Restructuring Transactions (both as hereafter defined), the “Company Business”);

WHEREAS, after giving effect to the Pre-Closing Restructuring Transactions and immediately prior to the Closing (both as hereafter defined), DC Holding will be the record and beneficial owner of all of the then outstanding limited liability company interests (the “Company Equity Interests”) of DaimlerChrysler Holding LLC, a Delaware limited liability company (the “Company”); and

WHEREAS, after giving effect to the Pre-Closing Restructuring Transactions and immediately prior to the Closing, the Company will directly or through a Subsidiary own all the Equity Interests (as hereafter defined) in each of DCC and FinCo; and

WHEREAS, in accordance with the terms and conditions set forth herein, DCNAF wishes to contribute to the Company, in exchange for Company Equity Interests, the Retained Intercompany Debt (as hereafter defined), and the Investor wishes to contribute to the Company, in exchange for Company Equity Interests, the Closing Date Cash Contribution, and the DC Contributors and the Investors wish to enter into the LLC Operating Agreement (as hereafter defined);

NOW, THEREFORE, in consideration of the premises and of the mutual agreements and covenants hereinafter set forth, and intending to be legally bound, the DC Contributors and the Investor hereby agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.01.  Certain Defined Terms.  For purposes of this Agreement:

“Accounting Principles” means GAAP applied on a basis consistent with the accounting principles, methods and policies used by the Company and the Company

Subsidiaries, which principles, methods and policies are set forth on Schedule 1.01(a) (provided, that in the event of a conflict between GAAP and such accounting principles, methods and policies, GAAP shall prevail).

“Acquisition Proposal” means any inquiry, proposal or offer from any Person relating to, or that could reasonably be expected to lead to, (a) any direct or indirect acquisition or purchase, in one transaction or a series of transactions outside of the ordinary course of business (including stock acquisitions), of assets, equity securities or businesses that constitute or generate 20% or more of the revenues, net income or assets of any of the following (each, an “Acquisition Target”): (i) the Company, (ii) the Company and its Subsidiaries, taken as a whole, (iii) the Financial Services Companies, taken as a whole, (iv) the Industrial Companies, taken as a whole, or (v) prior to the consummation of the Pre-Closing Restructuring Transactions, any direct or indirect Subsidiary of the Guarantor that directly or indirectly participates in or holds material assets of the Financial Services Business or the Industrial Business (b) any exchange offer or tender offer that, if consummated, would result in any Person beneficially owning 20% or more of any class of equity securities of DCC or FinCo; or (c) any merger, acquisition, consolidation, business combination, recapitalization, liquidation, dissolution, joint venture, binding share exchange or similar transaction involving DCC or FinCo pursuant to which any Person would own 20% or more of any class of equity securities of DCC or FinCo, or of the resulting direct parent company of DCC or FinCo, in any such case other than the transactions contemplated by this Agreement.

“Action” means any claim, action, suit, arbitration, inquiry or proceeding by or before any Governmental Authority.

“Additional Cash Amount” means the greater of (a) $2 billion and (b) the amount agreed to by the DC Contributors and the Investor pursuant to Section 5.19(b)(iii).

“Additional DCNAF Contribution” means the aggregate amount, if any, by which the DCNAF Contribution is increased pursuant to Section 2.03(c).

“Affiliate” means, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person.

“Ancillary Agreements” means the (a) CAFE Credits Sharing Agreement, (b) Cooperation Agreement for Project “Adaptation Work for Diesel Engines/Control Systems”, (c) Cooperation Agreement for Project “Common V6”, (d) Cooperation Agreement for Project “Common Unibody SUV”, (e) Cooperation Agreement for Project “Common Axle”, (f) Cooperation Agreement for Project “Fuel Cell Vehicle”, (g) DCC/Guarantor Transition Services Agreement, (h) FinCo/DCFS USA Transition Services Agreement, (i) FinCo/Guarantor Transition Services Agreement, (j) Fuel Cell R&D Agreement, (k) Future Business Model in China and South Korea Agreements, (l) International Distribution Agreement, (m) International Financial Services Cooperation Agreement, (n) ITM Cooperation Agreement, (o) LLC Operating Agreement, (p) Master ER&D Agreement, (q) Parts Distribution Centers Agreement, (r) Procurement and Supply Cooperation Agreement, (s) Sprinter Distribution Agreement, (t)

Technology Sharing Agreement, (u) Trademark Agreement and (v) ZEV Credits Sharing Agreement.

“Antitrust Laws” shall mean the Sherman Act, the Clayton Act, the HSR Act, the Federal Trade Commission Act, in each case as amended, and all other federal, provincial, state and foreign statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other laws that (a) are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or the lessening of competition through merger or acquisition or (b) involve foreign investment review by Governmental Authorities.

“Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in Stuttgart, Germany or the City of New York.

“Business Sale Transaction” means any transaction or series of transactions involving any of the Company, the Investor or any of their respective Affiliates or successors that directly or indirectly results in the Investor or any of its Affiliates receiving proceeds as a result of any sale, assignment, conveyance or other transfer of (without duplication) (a) all or substantially all of the Investor Equity Interests, including proceeds received in respect of (without duplication) (i) any merger, consolidation, reorganization or other business combination pursuant to which the Company or any successor is combined with one or more Persons, and as a result of which Persons other than the members of the Company (or equity holders of its successor) immediately prior to such transaction and their Affiliates will own all or substantially all of the equity interests or voting power of the Company or its successor, as the case may be, or (ii) the acquisition, directly or indirectly, by one or more Persons (other than the members of the Company immediately prior to such acquisition and their Affiliates) of all or substantially all of the then outstanding Investor Equity Interests by way of a tender or exchange offer, negotiated purchase, sale, transfer, exchange or other means, or (b) all or substantially all of the assets of the Company and the Company Subsidiaries taken as a whole.

“CAFE Credits Sharing Agreement” means the CAFE Credits Sharing Agreement to be executed by the Guarantor and DCC at the Closing, which shall be consistent with the term sheet attached hereto as Exhibit A.

“Canada/Quebec Pension Plans” means, as applicable, the Canadian Pension Plan as set out in the Canada Pension Plan, R.S.C. 1985, c. C-8, as amended, and the Quebec Pension Plan as set out in An Act Respecting The Quebec Pension Plan, R.S.Q. c. R-9, as amended.

“Canadian Transfer Pricing Dispute” means the dispute between DaimlerChrysler Canada Inc. and the Canadian Revenue Agency in relation to transfer pricing for services provided by DaimlerChrysler Canada Inc. to DaimlerChrysler Corporation described as item 1. in Section 3.16 of the Disclosure Schedule.

“Canadian Transfer Pricing Provision” means the reserve for Taxes treated as a liability and the amount treated as an asset for a refund of Taxes in respect of the Canadian Transfer Pricing Dispute on the audited balance sheet dated December 31, 2006 of the Industrial Companies provided to Investor pursuant to Section 3.06(a)(i).

“Cash/Debt Indemnification Amount” means the sum of (a) the Entity Cash Indemnification Amount, and (b) the Entity Debt Indemnification Amount.

“Closing Date Cash Contribution” means $7.176 billion.

“Closing Price”, with respect to any securities on any day, means (a) if such securities are listed and traded on the New York Stock Exchange, Inc. (“NYSE”), the closing price on such day as reported on the NYSE Composite Transactions Tape;  (b) if such securities are not listed and traded on the NYSE, the closing price as reported on such day by the principal national securities exchange on which such securities are listed or traded;  (c) if such securities are not listed and traded on any such securities exchange, the last reported sale price on such day on The Nasdaq Stock Market (“Nasdaq”); or (d) if such securities are not then traded on but are quoted by Nasdaq, the average of the highest reported bid and the lowest reported ask price on such day as reported by Nasdaq.

“Code” means the Internal Revenue Code of 1986, as amended through the date hereof.

“Collective Bargaining Agreement” means any written or oral agreement, understanding or mutually recognized past practice between the Company or any Company Subsidiary, and any labor organization with respect to the Company Employees.

“Company Benefit Plans” means employee benefit plans (as defined in Section 3(3) of ERISA) and bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree or other medical (including retiree medical) or life insurance, retirement, supplemental retirement, severance or other benefit plans, programs or arrangements, and employment, termination, severance or other contracts or agreements, to which the Company or any Company Subsidiary is a party, with respect to which the Company or any Company Subsidiary has any obligation or which are maintained, contributed to or sponsored by the Company or any Company Subsidiary for the benefit of any current or former employee, officer or director of the Company or any Company Subsidiary and all short or long term incentive plans, programs or arrangements sponsored or maintained by the Guarantor or any of its Affiliates, other than the Company or any Company Subsidiary, in which current or former employees, officers or directors of the Company or any Company Subsidiary participate; provided, however, that Company Benefit Plans shall not include (a) any retention, stay bonus or other incentive plan, program, arrangement or agreement for which the Guarantor or any of its Affiliates, other than the Company or any Company Subsidiary, has full liability and responsibility as of the date of this Agreement and will retain such liability and responsibility upon consummation of the transactions contemplated by this Agreement, or (b) the Canada/Quebec Pension Plans.

“Company Employees” means (a) each individual employed by the Company or any Company Subsidiary (including employees currently on long or short term disability, military or other leave and employees on layoff status or with recall rights; and each individual recognized under any Collective Bargaining Agreement as being employed by or having rights to employment by the Company or any Company Subsidiary) as of the Closing Date other than those individuals listed on Schedules 5.05(b) and 6.01(a), and (b) those individuals employed by either of the DC Contributors or the Guarantor as of the Closing Date and listed on Schedule 6.01(b).

“Company Equity Award Holder” means any current or former employee of the Company or any Company Subsidiary who holds (or who as of December 31, 2006 held) a stock option, stock appreciation right or phantom share award under the Parent Equity Plans.

“Company Equity Award Holder Payments” the amounts actually paid by the Company and the Company Subsidiaries to the Company Equity Award Holders and the Guarantor during the period from January 1, 2007 to the Closing Date with respect to (i) payout upon exercise of stock appreciation rights held by Company Equity Award Holders under the Parent Equity Plans, (ii) payout of phantom shares granted to Company Equity Award Holders under the Guarantor’s 2005, 2006 and 2007 Performance Phantom Share Plan and (iii) the difference between the “reference price” and the “exercise price” (each as defined in the applicable stock option agreement or stock option plan summary) in connection with the exercise of stock options granted to Company Equity Award Holders under the Parent Equity Plans.

“Company Intellectual Property” means the Company Owned Intellectual Property and the Company Licensed Intellectual Property.

“Company IP Agreements” means all licenses of Intellectual Property (a) from the Company or any Company Subsidiary to any third party, excluding licenses to customers and end users granted in the ordinary course of business, and (b) to the Company or any Company Subsidiary from any third party, excluding Shrink-Wrap Agreements.

“Company IT Agreements” means all agreements concerning the use of Company IT Systems to which the Company or any Company Subsidiary is a party.

“Company IT Systems” means all IT Systems which are used or held for use in connection with the operation of the Company Business.

“Company Leased Real Property” means the real property which is material to the Financial Services Business or the Industrial Business and is leased, licensed or subleased to, or otherwise used or occupied (but not owned) by, the Company, or any Company Subsidiary, in each case, as tenant or licensee, together with, to the extent leased by the Company or any Company Subsidiary, all buildings and other structures, facilities or improvements currently or hereafter located thereon, all fixtures, building systems, equipment and items of personal property of the Company or any Company Subsidiary attached or appurtenant thereto which cannot be removed, and all easements, licenses, rights and appurtenances relating to the foregoing.

“Company Licensed Intellectual Property” means all Intellectual Property which the Company or any Company Subsidiary is licensed to use pursuant to the Company IP Agreements.

“Company Material Adverse Effect” means one or more circumstances, changes, effects, events or developments, or series of any of the foregoing, that, individually or in the aggregate, is or is reasonably likely to be materially adverse to the business, properties, assets, consolidated results of operations or consolidated financial condition of the Company and the Company Subsidiaries, taken as a whole (provided, however, that the term “Company Material Adverse Effect” shall not include any changes, circumstances or effects that result from or are consequences of: (a) events, circumstances, changes or effects that generally affect the industry in which the Company and the Company Subsidiaries operate, (b) general economic conditions or events, circumstances, changes or effects affecting the securities markets generally, (c) discussions or negotiations (or the absence thereof) with unions, strikes, slowdowns or work stoppages, (d) changes in laws, rules or regulations of any Governmental Authority, or changes in regulatory conditions in the countries in which the Company or any Company Subsidiaries operate not having a materially disproportionate adverse effect on the Company and the Company Subsidiaries as compared to their competitors, (e) changes in prevailing interest rates or foreign exchange rates, (f) changes in accounting standards, principles or interpretations, (g) changes arising from the consummation of the transactions contemplated by, or the announcement of the execution of, this Agreement, including (i) any actions of competitors, (ii) any losses of employees, or (iii) any delays or cancellations of orders for products or services, (h) any reasonably proportionate reduction in the price of services or products offered by the Company and the Company Subsidiaries in response to the reduction in price of comparable services or products offered by a significant competitor, (i) any circumstance, change or effect that results from any action required or contemplated to be taken pursuant to or in accordance with this Agreement or any action taken at the written request of the Investor, and (j) changes caused by a material worsening of current conditions caused by acts of terrorism or war (whether or not declared) occurring after the date hereof not having a materially disproportionate adverse effect on the Company and the Company Subsidiaries as compared to their competitors.

“Company Owned Intellectual Property” means all Intellectual Property which is owned by the Company or a Company Subsidiary.

“Company Owned Real Property” means the real property which is material to the Financial Services Business or the Industrial Business and in which the Company or any Company Subsidiary holds fee title (or equivalent) interest, together with all buildings and other structures, facilities or improvements currently or hereafter located thereon, all fixtures, building systems, equipment and items of personal property of the Company or any Company Subsidiary attached or appurtenant thereto which cannot be removed and all easements, licenses, rights and appurtenances relating to the foregoing.

“Company Real Property” means, collectively, all Company Owned Real Property and Company Leased Real Property.

“Company Subsidiary” means each Subsidiary of the Company after giving effect to the Pre-Closing Restructuring Transactions and the Post-Closing Restructuring Transactions, including the Persons set forth on Schedule 1.01(b).

“Computer Software” means any and all computer programs, including operating system and applications software, implementations of algorithms, program interfaces, and databases whether in source code or object code and all documentation, including user manuals, relating to the foregoing.

“Contingent Obligation” means, as applied to any Person, any direct or indirect contingent liability of that Person with respect to (a) any Indebtedness, lease, dividend, letter of credit or other financial obligation of another, including any such obligation directly or indirectly guaranteed, endorsed, co-made or discounted or sold with recourse by that Person, or in respect of which that Person is otherwise directly or indirectly liable; (b) any obligations with respect to undrawn letters of credit issued for the account of that Person; and (c) all obligations arising under any Derivative Transaction; provided, however, that the term “Contingent Obligation” shall not include endorsements for collection or other deposit in the ordinary course of business. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determined amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof.

“Contracts” means all contracts, leases, licenses, arrangements, notes, bonds, mortgages, indentures, franchise agreements, instruments, commitments, undertakings and other agreements and binding obligations (including any amendments and other modifications thereto), whether written or, with respect to third parties only, oral, to which the Company or any Subsidiary thereof is a party or by which any of their respective businesses, properties or assets is bound; provided, however, that “Contracts” shall not include any Collective Bargaining Agreement, Permit, Environmental Permits or obligations pursuant to Environmental Laws.

“control” (including the terms “controlled by” and “under common control with”), with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly, as trustee, personal representative or executor, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, as trustee, personal representative or executor, by contract or otherwise.

“Conveyance Taxes” means any transfer, documentary, sales, use, stamp, registration and other such taxes, any conveyance fees, any recording charges and any other fees and charges (including penalties and interest in respect thereof) arising from the purchase and sale of the Investor Equity Interests pursuant to this Agreement.

“Cooperation Agreement for Project ‘Adaptation Work for Diesel Engines/Control Systems’” means the Cooperation Agreement to be executed by the Guarantor and DCC at the Closing, which shall be consistent with the term sheet attached hereto as Exhibit B.

“Cooperation Agreement for Project ‘Common Axle’” means the Cooperation Agreement to be executed by the Guarantor and DCC at the Closing, which shall be consistent with the term sheet attached hereto as Exhibit C.

“Cooperation Agreement for Project ‘Common Unibody SUV’” means the Cooperation Agreement to be executed by the Guarantor and DCC at the Closing, which shall be consistent with the term sheet attached hereto as Exhibit D.

“Cooperation Agreement for Project ‘Common V6’” means the Cooperation Agreement to be executed by the Guarantor and DCC at the Closing, which shall be consistent with the term sheet attached hereto as Exhibit E.

“Cooperation Agreement for Project ‘Fuel Cell Vehicle’” means the Cooperation Agreement to be executed by the Guarantor and DCC at the Closing, which shall be consistent with the term sheet attached hereto as Exhibit F.

“DC Contributors Disclosure Schedule” means the schedule, dated as of the date hereof, delivered by the DC Contributors to the Investor in connection with this Agreement.  Notwithstanding anything to the contrary contained in the DC Contributors Disclosure Schedule or in this Agreement, the information and disclosures contained in any section of the DC Contributors Disclosure Schedule relating to representations and warranties shall be deemed to be disclosed and incorporated by reference in any other section of the DC Contributors Disclosure Schedule relating to representations and warranties as though fully set forth in such other section, for which the applicability of such information and disclosure is reasonably apparent on the face of such information or disclosure.

“DC Contributors Intellectual Property” means the Intellectual Property owned by the Guarantor and used in or held for use in the operation of the Company Business.

“DC Contributors Material Adverse Effect” means any material adverse effect on the ability of the DC Contributors to consummate the transactions contemplated by this Agreement or perform their obligations hereunder.

“DC Contributors’ Knowledge”, “Knowledge of the DC Contributors” or similar terms used in this Agreement mean the actual (but not constructive or imputed) knowledge of the Persons listed on Schedule 1.01(g) as of the date of this Agreement (or, with respect to a certificate delivered pursuant to this Agreement, as of the date of delivery of such certificate) without any implication of verification or investigation concerning such knowledge.

“DCC” means DaimlerChrysler Company LLC, a Delaware limited liability company.

“DCC/Guarantor Transition Services Agreement” means the DCC/Guarantor Transition Services Agreement to be executed by the Guarantor and DCC at the Closing, which shall be consistent with the term sheet attached hereto as Exhibit G.

“DCMH” means DaimlerChrysler Mexico Holding, S.A. de C.V.

“DCNAF Contribution” means the portion of the Retained Intercompany Debt transferred to the Company pursuant to Section 2.03(b)(iii).

“Derivative Transactions” shall mean any swap transaction, option, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction or collar transaction relating to one or more currencies, commodities, bonds, equity securities, loans, interest rates, credit-related events or conditions or any indexes, or any other similar transaction or combination of any such transactions, including collateralized mortgage obligations or other similar instruments or any debt or equity instruments evidencing or embedding any such types of transactions, master netting agreement and any related credit support, margin payments, transfers, collateral or other similar arrangements related to such transactions, except, notwithstanding the foregoing, excluding in all cases forward contracts for commodities entered into to effect ordinary course purchases of commodities by the Company or the Company Subsidiaries.

“Electronic Data Room” means the electronic data room that was prepared and maintained in connection with the transactions contemplated by this Agreement.

“Eligible Distributions” means any distributions made by the Company or its successor to the Investor or its Affiliates from and after the Closing Date through the second anniversary of the Closing Date, other than distributions of operating profits of the Company or distributable cash (as determined pursuant to the LLC Operating Agreement) generated from the operation of the Company’s Business in accordance with the LLC Operating Agreement.

“Encumbrance” means any mortgages, deeds of trust, deeds to secure debt, pledges, liens (including liens imposed by Law, such as, but not limited to, mechanics liens), claims, security or other interests (including any reversionary interests), conditional and installment sale agreements or other title retention agreements, options to purchase or lease real property, charges, easements and other conditions, covenants, zoning and any other restrictions, encumbrances or other matters affecting title of any kind.

“Entity Cash Amount” means cash and intercompany receivables of DCC and its Subsidiaries calculated (a) in accordance with the Accounting Principles on a consolidated basis as of the close of business in each relevant jurisdiction on March 31, 2007 and (b) using the categories of accounts and adjustments detailed in the Calculation of Entity Cash Amount set forth in Schedule 1.01(d).

“Entity Cash Indemnification Amount” means an amount equal to the excess, if any, of (a) the amount set forth on Schedule 3.27(a) of the DC Contributors Disclosure Schedule, over (b) the Entity Cash Amount.

“Entity Debt Amount” means Indebtedness of DCC and its Subsidiaries calculated (a) in accordance with the Accounting Principles on a consolidated basis as of the close of business in each relevant jurisdiction on March 31, 2007 and (b) using the categories of accounts and adjustments detailed in the Calculation of Equity Debt Amount set forth in Schedule 1.01(e).

“Entity Debt Indemnification Amount” means an amount equal to the excess, if any, of (a) the Entity Debt Amount, over (b) the amount set forth on Schedule 3.27(b) of the DC Contributors Disclosure Schedule.

“Environmental Claim” means any and all written complaints, summons, citations, directives, orders, claims, litigation, investigations, notices of violation, judgments, administrative, regulatory or judicial actions, suits, demands or proceedings, or written notices of noncompliance or violation by any Governmental Authority or Person involving or alleging potential liability arising out of or resulting from any violation of Environmental Law or the presence or Release of Hazardous Materials from or relating to: (a) any assets, properties or businesses of the Company or any Company Subsidiary or any entity that is a predecessor to the Company or a Company Subsidiary; (b) any adjoining properties or businesses; or (c) any facilities receiving or handling Hazardous Materials generated by the Company or any Company Subsidiary or any entity that is a predecessor to the Company or a Company Subsidiary.

“Environmental Law” means any applicable federal, state, local or foreign statute, law, ordinance, regulation, rule, code, order, consent decree or judgment, in each case in existence at the date hereof, relating to the management of, or Release or Remedial Actions involving, Hazardous Materials, the exposure of humans to Hazardous Materials, pollution, or the protection of human health and the environment, including surface water, groundwater, ambient air, surface or subsurface soil, natural resources or wildlife habitat.

“Environmental Liabilities” means any monetary obligations, losses, liabilities (including strict liability), damages, punitive damages, consequential damages, treble damages, natural resource damages, costs and expenses (including all reasonable out-of-pocket fees, disbursements and expenses of counsel, out-of-pocket expert and consulting fees and out-of-pocket costs for environmental site assessments, remedial investigations and feasibility studies), fines, penalties, sanctions and interest incurred as a result of a Release or threatened Release of Hazardous Materials, the presence of Hazardous Materials in violation of Environmental Laws or any Environmental Claim filed by any Governmental Authority or any third party that relates to any violations of Environmental Laws, any Remedial Actions, or any Releases or threatened Releases of Hazardous Materials from or onto (a) any property or facility presently or formerly owned by the Company, or any Company Subsidiary or any entity that is a predecessor to the Company or a Company Subsidiary, or (b) any facility which received Hazardous Materials generated by the Company or any Company Subsidiary or any entity that is a predecessor to the Company or a Company Subsidiary.

“Environmental Lien” means any Encumbrance in favor of any Governmental Authority authorized under any Environmental Law as a result of an Environmental Claim requiring a deed restriction, covenant, easement, land use restriction or similar encumbrance filed or recorded in accordance with Environmental Law.

“Environmental Permit” means any permit, approval, license or other authorization required under or issued pursuant to any applicable Environmental Law.

“Equity Interests” means, with respect to any Person, shares of capital stock of (or other ownership or profit interests in) such Person, warrants, options or other rights for the purchase or other acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, options, or rights for the purchase or other acquisition from such Person of such shares (or such other ownership or profits interests), and other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and any regulations promulgated thereunder.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Taxes” means (a) Taxes for any taxable period that ends on or before the Closing Date (or, if applicable, in respect of any Delayed Closing Entities, the Delayed Closing Date), (b) with respect to Straddle Periods, Taxes that are allocable, pursuant to Section 7.01(b), to the account of either of the DC Contributors, (c) Taxes for which the Company or any Company Subsidiary are held liable under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local or foreign law) by reason of the Company or any Company Subsidiary (including, for the avoidance of doubt, their respective predecessors) being included in any consolidated, affiliated, combined or unitary group with the DC Contributors (or any Affiliates of the DC Contributors) at any time before the date of the Closing, (d) Taxes that relate to and are imposed in connection with (i) the Pre-Closing Restructuring Transactions, (ii) the Post-Closing Restructuring Transactions, (iii) the formation and subsequent transfer to the Company of the NSCs and (iv) the transactions set forth in Sections 2.03(b)(ii), 2.03(b)(iii) and 2.03(b)(v) and (e) any Taxes or payments in respect of Taxes arising under or pursuant to a Tax indemnification obligation with a third party; provided, however, that Excluded Taxes shall not include any amount of Taxes that is not in excess of the aggregate amount accrued or reserved for Taxes described in clause (a) or (b) above treated as a liability in the audited balance sheet dated December 31, 2006 of the Financial Services Companies or the Industrial Companies provided to Investor pursuant to Section 3.06(a)(i) or (ii) (but not including any amounts of the Canadian Transfer Pricing Provision), but only to the extent that such Tax is a Tax imposed primarily and directly on the Company or any Company Subsidiary (for example, such reserves for Taxes will include federal, state, local and foreign income taxes (other than in respect of the Canadian Transfer Pricing Provisions) imposed on a Company Subsidiary that is classified as a corporation for U.S. federal income tax purposes after the Closing Date, but will not include such United States federal, state and local income taxes which arise in respect of any entity which, after the Closing Date, is taxable as a partnership, disregarded entity or other pass-through vehicle for U.S. federal income tax purposes.  Similarly, such Tax reserves shall include a property tax or other non-income tax imposed on a limited liability company disregarded as an entity separate from its owner for U.S. federal income tax purposes).

“Final Reimbursement Amount” means the sum of (a) $950 million, (b) the excess, if any, of $850 million over the Reimbursed Amount and (c) the excess, if any, of $236 million over the Estimated Company Equity Award Holder Payments.

“Finance Agreements” means any financing, secured lending facility, lending, leasing, underwriting, purchase or sale of loans, syndication, investment, management, participation, hedging, swap or servicing agreement or arrangement of any Financial Services Company.

“Financial Services Business” means the business of the Financial Services Companies, after giving effect to the occurrence of the Pre-Closing Restructuring Transactions, the other pre-Closing transactions contemplated by this Agreement and consummated on or prior to the Closing Date, and the Post-Closing Restructuring Transactions.

“FinCo/DCFS USA Transition Services Agreement” means the FinCo/DCFS USA Transition Services Agreement to be executed by the Guarantor and FinCo at the Closing, which shall be consistent with the term sheet attached hereto as Exhibit H.

“FinCo/Guarantor Transition Services Agreement” means the FinCo/Guarantor Transition Services Agreement to be executed by the Guarantor and FinCo at the Closing, which shall be consistent with the term sheet attached hereto as Exhibit I.

“Fuel Cell R&D Agreement” means the Fuel Cell R&D Agreement to be executed by the Guarantor and DCC at the Closing, which shall be consistent with the term sheet attached hereto as Exhibit J.

“Fundamental Documents” shall mean the documents by which any Person (other than an individual) establishes its legal existence or which govern its internal affairs.  For example, the “Fundamental Documents” of a limited liability company would be its certificate or articles of formation and limited liability company agreement or operating agreement and the “Fundamental Documents” of a corporation would be its certificate or articles of incorporation and its bylaws.

“Funded Indebtedness” means indebtedness for borrowed money (including intercompany loans between DCC or a Subsidiary of DCC, on the one hand, and either of the DC Contributors or an Affiliate of either of the DC Contributors, other than the Company or a Company Subsidiary, on the other hand), including indebtedness evidenced by notes, debentures, bonds or similar instruments.

“Future Business Model in China and South Korea Agreements” means the Future Business Model in China and South Korea Agreements to be executed by the appropriate parties at the Closing, which shall be consistent with the term sheet attached hereto as Exhibit K.

“GAAP” means United States generally accepted accounting principles in effect from time to time applied consistently throughout the periods involved.

“Governmental Authority” means any federal, national, international, supranational, state, provincial, local or other government, governmental, regulatory or administrative authority, agency or commission or any court, tribunal, or judicial or arbitral body (including private arbitrators or arbitral panels to the extent empowered to issue binding decisions).

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Guarantor Material Adverse Effect” means any material adverse effect on the ability of the Guarantor to perform its obligations hereunder.

“Hazardous Material” means (a) any petroleum, petroleum product, by-product or breakdown product, radioactive material, asbestos-containing material or polychlorinated biphenyl; (b) any chemical, material or substance defined, listed, regulated or otherwise classified as toxic or hazardous, as a pollutant or contaminant, or as hazardous waste, medical waste, biohazardous or infectious waste or special waste or solid waste under any applicable Environmental Law; (c) any substance exhibiting a hazardous waste characteristic including corrosivity, ignitability, toxicity or reactivity as well as any explosive material; or (d) any building material that impairs human health including material containing asbestos, manganese or silica.

“Headquarters Reimbursement Amount” means an amount equal to the cash costs, other than costs related to the Parent Equity Plans, incurred and paid by the Company or any Company Subsidiary during the period between March 31, 2007 and the Closing Date, calculated in accordance with the Accounting Principles, which costs have historically been referred to as “Headquarters Allocation” in the income statement of the Company and the Company Subsidiaries.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Indebtedness” of any Person means, without duplication, (a) all indebtedness of such Person (including, in the case of the Company or a Company Subsidiary, intercompany loans between such Person, on the one hand, and either of the DC Contributors or an Affiliate of either of the DC Contributors (other than the Company or a Company Subsidiary), on the other hand), whether secured or unsecured, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all indebtedness of such Person for the deferred purchase price of property or services, excluding trade accounts payable, (d) all indebtedness of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all indebtedness of such Person secured by a purchase money mortgage or other Encumbrance to secure all or part of the purchase price of the property subject to such mortgage or Encumbrance, (f) all the obligations of such Person under leases which shall have been or are required to be, in accordance with GAAP, recorded as capital leases in respect of which such Person is liable as a lessee, (g) all obligations of such Person in respect of unreimbursed amounts under drawn letters of credit, (h) all direct or indirect guarantees by such Person of Indebtedness of others, (i) all Indebtedness of others which such Person has agreed (contingently or otherwise) to purchase or otherwise acquire or in respect of which it has otherwise assured a creditor against loss, and (j) all interest, fees, penalties (including prepayment penalties or premiums) and other expenses owed (in connection with the repayment thereof) by such Person with respect to the indebtedness or obligations referred to in any of clauses (a) through (i) above.

“Indemnified Party” means an Investor Indemnified Party or a DC Contributors Indemnified Party, as the case may be.

“Indemnifying Party” means the DC Contributors pursuant to Section 9.02 and the Investor pursuant to Section 9.03, as the case may be.

“Industrial Business” means the business of the Industrial Companies, after giving effect to the occurrence of the Pre-Closing Restructuring Transactions, the other pre-Closing transactions contemplated by this Agreement and consummated on or prior to the Closing Date, and the Post-Closing Restructuring Transactions.

“Initial Public Offering”, with respect to any Person, means an initial public offering of the equity securities of such Person, whether such offering is primary or secondary, and without regard to the size of such offering.

“Insurance Agency” means DaimlerChrysler Insurance Agency, Inc.

“Insurance Contracts” means all policies, binders, slips, certificates, guaranteed insurance contracts, surety bonds, and participation agreements and other agreements of insurance or reinsurance (whether ceded or assumed), whether individual or group, in effect as of the date hereof (including all applications, supplements, endorsements, riders and ancillary documents in connection therewith) that are issued by an Insurance Subsidiary.

“Insurance Subsidiary” means DaimlerChrysler Insurance Company.

“Intellectual Property” means (a) patents, patent applications and invention disclosures, (b) trademarks, service marks, trade names, trade dress, Internet domain names and other indicia of origin or source to the extent protected as intellectual property under applicable Law, together with the goodwill associated exclusively therewith, (c) copyrights, including copyrights in Computer Software, (d) confidential and proprietary information, including trade secrets, know-how and inventions, and (e) registrations and applications for registration of the foregoing.

“Intercompany Contract” means (a) a Contract between DCC or a Subsidiary thereof, on the one hand, and FinCo or a Subsidiary thereof, on the other hand, or (b) a Contract between the Company, on the one hand, and a Company Subsidiary, on the other hand.

“Intercompany Indebtedness” means Indebtedness owed by the Company or any Company Subsidiary to the Guarantor or any Subsidiary of the Guarantor (other than the Company or any Company Subsidiary).

“Intercompany Receivable” means Indebtedness owed to DCC in the amount of $3,240,130,997 and listed on the attached Schedule 1.01(c).

“International Distribution Agreement” means the International Distribution Agreement to be executed by the Guarantor, DCC and Chrysler International Corporation at the Closing, which shall be consistent with the term sheet attached hereto as Exhibit L.

“International Financial Services Cooperation Agreement” means the International Financial Services Cooperation Agreement to be executed by the Guarantor and the Company at the Closing, which shall be consistent with the term sheet attached hereto as Exhibit M.

“Investor Disclosure Schedule” means the schedule, dated as of the date hereof, delivered by the Investor to the DC Contributors in connection with this Agreement.  Notwithstanding anything to the contrary contained in the Investor Disclosure Schedule or in this

Agreement, the information and disclosures contained in any section of the Investor Disclosure relating to representations and warranties shall be deemed to be disclosed and incorporated by reference in any other section of the Investor Contributors Disclosure Schedule relating to representations and warranties, as though fully set forth in such other section, for which the applicability of such information and disclosure is reasonably apparent on the face of such information or disclosure.

“Investor Equity Interests” means all the limited liability company interests of the Company that are issued to the Investor and its Affiliates at Closing, as adjusted to reflect any equity split, equity dividend, recapitalization or similar transaction of the Company.

“Investor Material Adverse Effect” means any material adverse effect on the ability of the Investor to consummate the transactions contemplated by this Agreement or perform its obligations hereunder.

“Investor’s Knowledge”, “Knowledge of the Investor”, or similar terms used in this Agreement, mean the actual (but not constructive or imputed) knowledge of the Persons listed on Schedule 1.01(f) as of the date of this Agreement (or, with respect to a certificate delivered pursuant to this Agreement, as of the date of delivery of such certificate) without any implication of verification or investigation concerning such knowledge.

“IRS” means the Internal Revenue Service of the United States.

“ITM Cooperation Agreement” means the ITM Cooperation Agreement to be executed by the Guarantor and the Company at the Closing, which shall be consistent with the term sheet attached hereto as Exhibit N.

“IT Systems” means all Computer Software and all electronic data processing, data communication lines, telecommunication lines, firmware, hardware, Internet websites and other information technology equipment.

“Law” means any federal, national, international, supranational, state, provincial, local or similar (including foreign) statute, law, ordinance, regulation, rule, code, order, requirement or rule of law (including common law).

“Leased Portfolio” means the portfolio of vehicles that are (a) for United States federal income tax purposes owned by the Company or any Financial Services Company on the Closing Date and (b) as of the Closing Date, subject to a lease under the different lease programs of any of the Financial Services Companies.

“Liabilities” means any and all debts, liabilities and obligations of any kind whatsoever, whether asserted or unasserted, accrued or fixed, contingent or absolute, determined or determinable, or otherwise, including those arising under any Law, Action or Governmental Order and those arising under any Contract.

“Licensed Transferred Intellectual Property” means the Company Owned Intellectual Property licensed by the Investor or one or more of its Affiliates to the DC

Contributors or one or more Affiliates of the DC Contributors pursuant to the Intellectual Property Agreement.

“Like-Kind Exchange Program” means the like-kind exchange program of FinCo pursuant to the Master Tax-Deferred Exchange And Trust Agreement, dated August 30, 2006, among DaimlerChrysler Bank US, DaimlerChrysler Corporation, FinCo LLC, DCFS Trust, LaSalle Bank N.A. and DCFS Account Services, LLC, as amended through the Closing Date.

“LLC Operating Agreement” means the Amended and Restated LLC Operating Agreement to be executed by the Company, the DC Contributors and the Investor at the Closing, which shall be consistent with the term sheet attached hereto as Exhibit O.

“Master ER&D Agreement” means the Master ER&D Agreement to be executed by the Guarantor and the Company at the Closing, which shall be consistent with the term sheet attached hereto as Exhibit P.

“Other Retained Intercompany Debt” means Retained Intercompany Debt with a fair market value equal to the principal amount of the Subordinated Note.

“Partial Realization Transaction” means any sale or disposition (other than to co-investors within six months after the Closing Date or to Affiliates other than portfolio companies) of any portion of the Investor Equity Interests, other than in connection with a Business Sale Transaction.

“Parts Distribution Centers Agreement” means the Parts Distribution Centers Agreement to be executed by DCC, Mercedes-Benz USA LLC and Mercedes-Benz Canada Inc. at the Closing, which shall be consistent with the term sheet attached hereto as Exhibit Q.

“Per Unit Value Invested” means (a) the amount of the Closing Date Cash Contribution divided by (b) the number of units of membership interest in the Company (or other equity securities) that constitute the Investor Equity Interests.

“Permits” means all licenses, certificates (including certificates of occupancy), authorizations, consents, permits (including zoning permits), approvals and other similar authorizations of, from, or by a Governmental Authority.

“Permitted Encumbrances” means (a) statutory liens for current Taxes not yet due, payable or delinquent (or which may be paid without interest or penalties) or the validity or amount of which is being contested in good faith by appropriate proceedings (provided that, only to the extent that such liens relate to a period ending on or before December 31, 2006, the full amount of any such contested liability is accrued or reserved for as a liability in the balance sheet of DCC or FinCo, as applicable, for the period ending December 31, 2006, which balance sheets are included in the Audited Company Financial Statements), (b) mechanics’, carriers’, workers’, repairers’ and other similar liens arising or incurred in the ordinary course of business relating to obligations as to which there is no default on the part of the Company or any Company Subsidiary, or the Investor or any Subsidiary of the Investor, as applicable, or the validity or amount of which is being contested in good faith by appropriate proceedings, or pledges, deposits or other liens securing the performance of bids, trade contracts, leases or statutory obligations (including workers’ compensation, unemployment insurance or other social security legislation), (c) zoning, entitlement, conservation restriction and other land use and environmental regulations by one or more Governmental Authorities which do not materially interfere with the present use of the assets of the Company and the Company Subsidiaries, or of the Investor and its Subsidiaries, as applicable, (d) all covenants, conditions, restrictions, easements, encroachments, charges, rights-of-way, other liens and any similar matters of record set forth in any state, local or municipal franchise on title to real property of the Company and the Company Subsidiaries or the Investor and its Subsidiaries, as applicable, which do not materially interfere with the present use of such property, and (e) minor survey exceptions and matters as to real property of the Company and the Company Subsidiaries or the Investor and its Subsidiaries, as applicable, which would be disclosed by an accurate survey or inspection of such real property and do not materially impair the occupancy or current use of such real property.

“Person” means any individual, partnership, firm, corporation, limited liability company, association, trust, unincorporated organization or other entity, as well as any syndicate or group that would be deemed to be a person under Section 13(d)(3) of the Exchange Act.

“Procurement and Supply Cooperation Agreement” means the Procurement and Supply Cooperation Agreement to be executed by the Guarantor and the Company at the Closing, which shall be consistent with the term sheet attached hereto as Exhibit R.

“Project X Restructuring” means the internal restructuring of all or a portion of the Company Business set forth on Schedule 1.01(i).

“Rating Agencies” means Moody’s Investor Service, Inc., Standard & Poor’s, a division of the McGraw-Hill Companies, Inc., and Fitch Ratings.

“Registered” means issued by, registered with, renewed by or the subject of a pending application before, any Governmental Authority or Internet domain name registrar.

“Regulations” means the Treasury regulations promulgated under the Code, as in effect on the date hereof.

“Reimbursed Amount” means the aggregate amount reimbursed by the DC Contributors to DCC pursuant to Sections 5.15(a) and (f).

“Release” means any spilling, leaking, pumping, emitting, emptying, discharging, injecting, escaping, leaching, migrating, dumping, or disposing of Hazardous Materials (including the abandonment or discarding of barrels, containers or other closed receptacles containing Hazardous Materials) into the environment.

“Remedial Action” means (a) all actions taken to clean up, remove, remediate, contain, treat, monitor, assess, evaluate, neutralize or in any other way address Hazardous Materials in the indoor or outdoor environment; (b) all actions taken to prevent or minimize a Release or threatened Release of Hazardous Materials so such Hazardous Materials do not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment; or (c) all actions taken to perform pre-remedial studies and investigations and post-remedial operation and maintenance activities.

“Retained Intercompany Debt” means Intercompany Indebtedness of DCC or its Subsidiaries with a fair market value, on the Closing Date, equal to the sum of (a) the excess of (A) the product of the Closing Date Cash Contribution, as adjusted pursuant to Section 2.03(c), and a fraction the numerator of which is 19.9% and the denominator of which is 80.1% over (B) $400 million and (b) the principal amount of the Subordinated Note.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Securitization SPV” means each Person that is a special purpose vehicle (whether a limited liability company, corporation, trust or other entity) utilized in Securitization Transactions involving assets of the Industrial Business or the Financial Services Business.

“Securitization Transaction” means any transaction sponsored by the Company or any Company Subsidiary under which any such Person has sold or pledged receivables in a securitization in which securities backed by, or other interests in, such receivables were sold and any of such securities or other interests remain outstanding.

“Shrink-Wrap Agreements” means “shrink-wrap” and “click-wrap” licenses and licenses concerning mass-market generally commercially available software, in each case, which are not material to the operation of the Company Business.

“Sprinter Distribution Agreements” means the Sprinter Distribution Agreements, one of which is to be executed by the Guarantor and DCC at the Closing and one of which is to be executed by the Guarantor and DCCI at the Closing, which shall be consistent with the term sheet attached hereto as Exhibit S.

“Straddle Period” means any taxable period beginning on or before the Closing Date and ending after the Closing Date.

“Subordinated Note” means the promissory note issued by CarCo Intermediate HoldCo I LLC to DCNAF at the Closing, which shall be consistent with the term sheet attached hereto as Exhibit T.

“Subsidiary” of any Person means any corporation, partnership, limited liability company, or other organization, whether incorporated or unincorporated, which is controlled by such Person.

“Tax” or “Taxes” means any and all taxes of any kind including any similar charges, levies or other similar assessments or liabilities, including income, gross receipts, ad valorem, premium, value-added, consumption, excise, real estate, real property, personal property, sales, use, transfer, withholding, employment, unemployment insurance, social security, business license, business organization, environmental, workers compensation, profits, severance, stamp, occupation, windfall profits, customs, duties, payroll, franchise taxes or other taxes (together with any and all interest, penalties and additions to tax imposed with respect thereto) imposed on or with respect to the Company or any Company Subsidiaries, or any of

their respective assets, by any Government Authority, or which are payable by the Company or any Company Subsidiaries to any Government Authority.

“Tax Returns” means any and all returns, reports and forms (including elections, declarations, amendments, schedules, information returns or attachments thereto) required to be filed with a Governmental Authority with respect to Taxes.

“Taxing Authority” means any Governmental Authority responsible for the administration or imposition of any Tax.

“Technology Sharing Agreement” means the Technology Sharing Agreement to be executed by Guarantor and DCC at the Closing, substantially in the form of Exhibit U.

“Trademark Agreement” means the Trademark Agreement to be executed by Guarantor and DCC at the Closing, substantially in the form of Exhibit V.

“ZEV Credits Sharing Agreement” means the ZEV Credits Sharing Agreement to be executed by the Guarantor and DCC at the Closing, which shall be consistent with the term sheet attached hereto as Exhibit W.

SECTION 1.02.  Definitions.  The following terms have the meanings set forth in the Sections set forth below:

Definition	Location

“Accounting Principles”	1.01
“Acquisition Proposal”	1.01
“Acquisition Target”	1.01
“Action”	1.01
“Additional Cash Amount”	1.01
“Additional DCNAF Contribution”	1.01
“Adjusted Company Equity Award Holder Payment”	6.07(a)
“Affiliate”	1.01
“Affiliate Contract”	5.09
“Agreement”	Preamble
“Ancillary Agreements”	1.01
“Antitrust Laws”	1.01
“Auburn Hills Property”	5.15(b)
“Auburn Hills Trustee”	5.15(b)
“Audited 2006 SAP Statements”	3.06(e)
“Audited Company Financial Statements”	3.06(a)
“Business Day”	1.01
“Business Sale Transaction”	1.01
“CAFE Credits Sharing Agreement”	1.01
“Canada/Quebec Pension Plans”	1.01
“Canadian Transfer Pricing Dispute”	1.01

Definition	Location

“Canadian Transfer Pricing Provision”	1.01
“Cash/Debt Indemnification Amount”	1.01
“Cash/Debt Indemnification Statement”	9.02(b)
“Certificates”	5.15(b)
“CIC”	5.05(c)
“Closing”	2.03(a)
“Closing Date”	2.03(a)
“Closing Date Cash Contribution”	1.01
“Closing Price”	1.01
“Code”	1.01
“Collective Bargaining Agreement”	1.01
“Company”	Recitals
“Company Benefit Plans”	1.01
“Company Business”	Recitals
“Company Contracts”	3.17(b)
“Company Credit Support Instruments”	5.08(c)
“Company Employees”	1.01
“Company Equity Award Holder”	1.01
“Company Equity Award Holder Payments”	1.01
“Company Equity Award Holder Payments Statement”	6.07(b)
“Company Equity Interests”	Recitals
“Company Financial Statements”	3.06(a)
“Company Intellectual Property”	1.01
“Company IP Agreements”	1.01
“Company IT Agreements”	1.01
“Company IT Systems”	1.01
“Company Leased Real Property”	1.01
“Company Licensed Intellectual Property”	1.01
“Company Material Adverse Effect”	1.01
“Company Owned Intellectual Property”	1.01
“Company Owned Real Property”	1.01
“Company Real Property”	1.01
“Company Subsidiary”	1.01
“Computer Software”	1.01
“Confidentiality Agreement”	5.03(a)
“Contest”	7.03(b)
“Contingent Obligation”	1.01
“Contracts”	1.01
“control”	1.01
“Conveyance Taxes”	1.01
“Cooperation Agreement for Project ‘Adaptation Work for Diesel Engines/Control Systems’”	1.01
“Cooperation Agreement for Project ‘Common Axle’”	1.01

Definition	Location

“Cooperation Agreement for Project ‘Common Unibody SUV’”	1.01
“Cooperation Agreement for Project ‘Common V6’”	1.01
“Cooperation Agreement for Project ‘Fuel Cell Vehicle’”	1.01
“DC Contributors”	Preamble
“DC Contributors Credit Support Instruments”	5.08(a)
“DC Contributors Disclosure Schedule”	1.01
“DC Contributors Indemnified Party”	9.03(a)
“DC Contributors Intellectual Property”	1.01
“DC Contributors Material Adverse Effect”	1.01
“DC Contributors’ Knowledge”	1.01
“DCC”	Recitals
“DCC Insurance Policy”	3.25
“DCC/Guarantor Transition Services Agreement”	1.01
“DCMH”	1.01
“DC Holding”	Preamble
“DCNAF”	Preamble
“DCNAF Contribution”	1.01
“Debenture Indenture”	5.15(a)
“Debentures”	5.15(a)
“2027 Debentures”	5.15(a)
“7.40% 2097 Debentures”	5.15(a)
“7.45% 2097 Debentures”	5.15(a)
“Debt Financing”	4.05(b)
“Debt Financing Commitments”	4.05(b)
“Debt Offer”	5.15(c)
“Delayed Closing”	2.06(b)
“Delayed Closing Date”	2.06(c)
“Delayed Closing Entities”	2.06(a)
“Derivative Transactions”	1.01
“Electronic Data Room”	1.01
“Eligible Distributions”	1.01
“Encumbrance”	1.01
“Entity Cash Amount”	1.01
“Entity Cash Indemnification Amount”	1.01
“Entity Debt Amount”	1.01
“Entity Debt Indemnification Amount”	1.01
“Environmental Claim”	1.01
“Environmental Law”	1.01
“Environmental Liabilities”	1.01
“Environmental Lien”	1.01
“Environmental Permit”	1.01
“Equity Financing”	4.05(b)

Definition	Location

“Equity Financing Commitment”	4.05(b)
“Equity Interests”	1.01
“ERISA”	1.01
“Estimated Company Equity Award Holder Payments”	6.07(b)
“Estimated Headquarters Reimbursement Amount”	5.16(d)
“Excepted Refund”	7.02(a)
“Exchange”	5.15(b)
“Exchange Act”	1.01
“Exchange Debentures”	5.15(b)
“Exchange Notice”	5.15(b)
“Excluded Taxes”	1.01
“FCPA”	3.24
“Filed SEC Documents”	3.06(c)
“Final Reimbursement Amount”	1.01
“Finance Agreements”	1.01
“Financial Services Business”	1.01
“Financial Services Business Carve-Out Basis”	3.06(a)
“Financial Services Companies”	3.06(a)
“Financing”	5.10
“Financing Commitments”	4.05(b)
“FinCo”	Recitals
“FinCo/DCFS USA Transition Services Agreement”	1.01
“FinCo/Guarantor Transition Services Agreement”	1.01
“Foreign Benefit Plan”	3.14(g)
“Fuel Cell Amount”	5.16(f)
“Fuel Cell R&D Agreement”	1.01
“Fundamental Documents”	1.01
“Funded Indebtedness”	1.01
“Future Business Model in China and South Korea Agreements”	1.01
“GAAP”	1.01
“Governmental Authority”	1.01
“Governmental Order”	1.01
“Guarantor”	Preamble
“Guarantor Material Adverse Effect”	1.01
“Hazardous Material”	1.01
“Headquarters Costs Statement”	2.07
“Headquarters Reimbursement Amount”	1.01
“HSR Act”	1.01
“Indebtedness”	1.01
“Indemnified Party”	1.01
“Indemnifying Party”	1.01
“Independent Accounting Firm”	9.02(b)
“Industrial Business”	1.01

Definition	Location

“Industrial Business Carve-Out Basis”	3.06(a)
“Industrial Companies”	3.06(a)
“Information”	5.03(c)
“Initial Public Offering”	1.01
“Insurance Agency”	1.01
“Insurance Contracts”	1.01
“Insurance Regulator”	3.06(e)
“Insurance Representative”	3.26(c)
“Insurance Subsidiary”	1.01
“Intellectual Property”	1.01
“Intercompany Contract”	1.01
“Intercompany Indebtedness”	1.01
“Intercompany Receivable”	1.01
“International Distribution Agreement”	1.01
“International Financial Services Cooperation Agreement”	1.01
“Investor”	Preamble
“Investor Disclosure Schedule”	1.01
“Investor Equity Interests”	1.01
“Investor Group”	5.12
“Investor Indemnified Party”	9.02(a)
“Investor Material Adverse Effect”	1.01
“Investor’s Knowledge”	1.01
“IRS”	1.01
“ITM Cooperation Agreement”	1.01
“IT Systems”	1.01
“Law”	1.01
“Leased Portfolio”	1.01
“Leases”	3.13(b)
“Liabilities”	1.01
“Licensed Transferred Intellectual Property”	1.01
“Like-Kind Exchange Program”	1.01
“LLC Operating Agreement”	1.01
“Loss”	9.02(a)
“Master ER&D Agreement”	1.01
“Mezzanine LLC”	4.08(a)
“Multiemployer Plan”	3.14(e)
“Nasdaq”	1.01
“New Debt Financing Commitments”	4.05(b)
“Non Cash Proceeds”	5.12(a)
“NYSE”	1.01
“Offer Documents	5.15(c)
“Omitted Assets”	5.13(a)
“Omitted Services”	5.13(b)

Definition	Location

“Orphan Subsidiaries”	3.06(f)
“Other Retained Intercompany Debt”	1.01
“Owner LLC”	2.03(b)
“Parent Equity Plans”	6.07(a)
“Partial Realization Transaction”	1.01
“Parts Distribution Centers Agreement”	1.01
“PBGC”	3.14(a)
“Per Unit Value Invested”	1.01
“Permits”	1.01
“Permitted Encumbrances”	1.01
“Person”	1.01
“Post-Closing Restructuring Transactions”	5.05(b)
“Post-Closing Tax Return”	7.04(b)
“Pre-Closing Restructuring Transactions”	5.05(a)
“Procurement and Supply Cooperation Agreement”	1.01
“Project X Restructuring”	1.01
“Proposing Party”	7.03(c)
“Quarterly SAP Statements”	3.06(e)
“Rating Agencies”	1.01
“Redemption”	5.15(a)
“Redemption Notice”	5.15(a)
“Redemption Payment”	5.15(a)
“Registered”	1.01
“Regulations”	1.01
“Reimbursed Amount”	1.01
“Release”	1.01
“Remedial Action”	1.01
“Repaid Intercompany Debt”	2.03(b)
“Representatives”	11.10(e)
“Retained Intercompany Debt”	1.01
“Reviewing Accounting Firm”	3.06(b)
“SAP”	3.06(e)
“SAS 100”	3.06(b)
“SEC”	1.01
“Securities Act”	1.01
“Securitization Instruments”	3.19(a)
“Securitization Servicer”	3.19(a)
“Securitization SPV”	1.01
“Securitization Transaction”	1.01
“Shrink-Wrap Agreements”	1.01
“Signing DC Contributors Affiliate”	3.01
“Sprinter Distribution Agreements”	1.01
“Stand-Alone Books”	5.17
“Stand-Alone Financial Statements”	5.17

Definition	Location

“Straddle Period”	1.01
“Subordinated Note”	1.01
“Subsidiary”	1.01
“Supplemental Financial Reports”	5.02(e)
“Tax”	1.01
“Tax Returns”	1.01
“Taxing Authority”	1.01
“Technology Sharing Agreement”	1.01
“Third Party Claim”	9.05(b)
“Trademark Agreement”	1.01
“Trust Agreement”	5.15(b)
“Unaudited Company Financial Statements”	3.06(a)
“Unaudited 2007 Company Financial Statements”	5.02(h)
“Unaudited 2007 Financial Services Companies Financial Statements”	5.02(h)
“Utility Assets”	5.02(f)
“ZEV Credits Sharing Agreement”	1.01

SECTION 1.03.  Interpretation and Rules of Construction.  In this Agreement, except to the extent otherwise provided or that the context otherwise requires:

(a)           when a reference is made in this Agreement to an Article, Section, Exhibit or Schedule, such reference is to an Article or Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated;

(b)           the table of contents and the headings in this Agreement are for reference purposes only and do not affect in any way the meaning or interpretation of this Agreement;

(c)           whenever the words “include,” “includes” or “including” are used in this Agreement, they are deemed to be followed by the words “without limitation”;

(d)           the words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement;

(e)           all terms defined in this Agreement have the defined meanings when used in any certificate or other document made or delivered pursuant hereto, unless otherwise defined therein;

(f)            the definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms;

(g)           references to a Person are also to its successors and permitted assigns; and

(h)           the use of “or” is not intended to be exclusive unless expressly indicated otherwise.

ARTICLE II

CONTRIBUTIONS

SECTION 2.01.  Contributions to the Company.  Subject to the terms and conditions of this Agreement, at the Closing, (a) DCNAF shall contribute to the Company the Retained Intercompany Debt in exchange for Company Equity Interests; and (b) the Investor shall transfer to the Company the Closing Date Cash Contribution in exchange for the Investor Equity Interests.

SECTION 2.02.  Distributions.  Subject to the terms and conditions of this Agreement, at the Closing, the Investor and the DC Contributors, in their respective capacities as holders of Company Equity Interests, shall cause the Company to distribute to DC Holding an amount in cash equal the Final Reimbursement Amount.  The parties agree that the distribution by the Company pursuant to the foregoing sentence of the amount referred to therein shall reimburse DC Holding for preformation expenses as described in Section 1.707-4(d) of the Regulations.

SECTION 2.03.  Closing.  (a)  Subject to the terms and conditions of this Agreement, the transfers described in Section 2.01 (and, subject to Section 2.06, the other transactions contemplated by this Agreement to occur at such time) shall take place at a closing (the “Closing”) to be held at the offices of Shearman & Sterling LLP, 599 Lexington Avenue, New York, New York at 10:00 a.m. New York time on the fifth Business Day following the satisfaction or waiver (in accordance with this Agreement) of the conditions to the obligations of the parties hereto set forth in Section 8.01 and Section 8.02 (other than those conditions that by their nature are to be satisfied at the Closing), or at such other place or at such other time or on such other date as the DC Contributors and the Investor may mutually agree upon in writing (the “Closing Date”).  Subject to Section 2.06, all of the transactions set forth in Section 2.04 and Section 2.05 will be considered to have taken place simultaneously on the Closing Date, and no delivery or payment will be considered to have been made until all steps taken at the Closing shall have been completed.

(b)           At the Closing,

(i)            the Investor shall pay the Closing Date Cash Contribution by wire transfer of immediately available funds to an account of the Company designated no later than three Business Days prior to the Closing Date by DC Holding;

(ii)           subject to the receipt of the Closing Date Cash Contribution from the Investor, the Investor and the DC Contributors, in their respective capacities as holders of Company Equity Interests, shall cause the Company to (A) first, contribute to the capital of DCC cash in an amount equal to $3.45 billion (as adjusted pursuant to clause (C) below), (B) second, contribute to the capital of FinCo cash in an amount equal to $2.275 billion and (C) third, contribute to the capital of Auburn Hills Owner LLC (“Owner LLC”), its indirect subsidiary, cash in an amount equal to $105 million (or such greater amount as may be necessary to result in Owner LLC having an aggregate of $325 million in cash available for the purchase of the HQ Facility from DCC (after giving effect to Owner LLC’s purchase money financing with respect thereto), with any excess over $105 million reducing the amount set forth in clause (A) above;

(iii)          as consideration for the purchase of the HQ Facility, Owner LLC shall pay DCC cash in an amount equal to $325 million;

(iv)          DCNAF shall transfer to the Company (A) the Retained Intercompany Debt (except for the Other Retained Intercompany Debt), (B) cash in an amount equal to the Additional DCNAF Contribution, and (C) cash in an amount equal to the Estimated Headquarters Reimbursement Amount;

(v)           subject to the receipt by the Company of the Closing Date Cash Contribution from the Investor, the DC Contributors shall cause the Company to issue to the Investor the Investor Equity Interests such that the Investor will own, immediately after the Closing, 80.1% of the Company Equity Interests;

(vi)          subject to the receipt by the Company of the DCNAF Contribution from DCNAF, the DC Contributors together with the Investor shall cause the Company to issue to DCNAF Company Equity Interests such that the DC Contributors together will own, immediately after the Closing, 19.9% of the Company Equity Interests;

(vii)         as consideration for the Other Retained Intercompany Debt transferred by DCNAF to CarCo Intermediate HoldCo I LLC, the Subordinated Note shall be issued by CarCo Intermediate HoldCo I LLC to DCNAF;

(viii)        FinCo shall pay Indebtedness in the amount of $1.225 billion plus accrued but unpaid interest thereon owed by it to DCC; and

(ix)           DCC shall repay to the DC Contributors or their Affiliates, as applicable, the portion of the Intercompany Indebtedness equal to the aggregate amount borrowed by DCC and its Subsidiaries from the DC Contributors and their Affiliates (other than the Company or Company Subsidiaries) in accordance with Section 5.19(b) during the period from July 1, 2007 to the Closing Date and still outstanding immediately prior to the Closing plus accrued and unpaid interest thereon, provided that (A) the amount of such repayment in respect of borrowings made between July 1, 2007 and July 31, 2007 shall not exceed $850 million, plus accrued and unpaid interest thereon (calculated based on 1 month LIBOR plus 65 basis points), (B) the amount of such repayment in respect of borrowings made after July 31, 2007 and prior to August 3, 2007 shall not exceed $1.15 billion, plus accrued and unpaid interest thereon (calculated based on 1 month LIBOR plus 65 basis points), and (C) the aggregate amount of such repayment shall not exceed the Additional Cash Amount plus accrued and unpaid interest thereon

(calculated based on 1 month LIBOR plus 65 basis points) (the “Repaid Intercompany Debt”).

(c)           Notwithstanding anything in this Agreement to the contrary, (i) to the extent that the Investor is entitled to indemnification pursuant to a final determination that has been made pursuant to Section 9.02(b) hereof on or prior to the Closing Date, the Closing Date Cash Contribution shall automatically be reduced and the Additional DCNAF Contribution shall be automatically increased by the amount of such indemnification; (ii) in the event the statutory book value of the Insurance Subsidiary set forth in the Audited 2006 SAP Statements is less than $162.7 million, then the Closing Date Cash Contribution shall be automatically reduced and the Additional DCNAF Contribution shall be automatically increased by the amount of such shortfall x 1.35 x .801; (iii) in the event that the pre-tax earnings of the Financial Services Companies set forth in the Unaudited 2007 Financial Services Companies Financial Statements are less than $250 million, the Closing Date Cash Contribution shall be automatically reduced and the Additional DCNAF Contribution shall be automatically increased by the amount of such shortfall; and (iv) in the event that DCC shall immediately prior to the Closing not have good and marketable fee simple absolute title to the Auburn Hills Property, free and clear of all Encumbrances, except Permitted Encumbrances, then the amount of the Additional DCNAF Contribution shall be automatically increased by $220 million, and such amount shall instead be distributed to DCNAF subsequent to the Closing at such time as DCC obtains such title.

SECTION 2.04.  Closing Deliveries by the DC Contributors.  At the Closing, the DC Contributors shall deliver or cause to be delivered:

(a)           to the Company, instruments of transfer and conveyance, in form and substance reasonably satisfactory to the Investor, evidencing and effecting the transfer of the DCNAF Contribution;

(b)           to the Investor, subject to the receipt by the Company of the Closing Date Cash Contribution from the Investor,

(i)            evidence of the issuance of the Investor Equity Interests by the Company to the Investor;

(ii)           counterparts of each Ancillary Agreement to which a DC Contributor or an Affiliate of either of the DC Contributors is a party executed by such DC Contributor, or such Affiliate, as the case may be;

(iii)          a certificate of a duly authorized officer of each of the DC Contributors certifying as to the matters set forth in Sections 8.02(a) and (d);

(iv)          any other documents or instruments reasonably required by the Investor to consummate the transactions contemplated hereby; and

(v)           a certificate of an appropriate officer of DCC certifying as to the solvency of DCC, after giving effect to the recapitalization of DCC effected in connection with the Closing.

(c)           to DCNAF, subject to the receipt by the Company of the DCNAF Contribution, evidence of the issuance of the Company Equity Interests acquired by DCNAF pursuant to clause 2.03(b)(v).

SECTION 2.05.  Closing Deliveries by the Investor.  At the Closing, the Investor shall deliver:

(a)           to the Company, the Closing Date Cash Contribution; and

(b)           to DC Holding,

(i)            counterparts of each Ancillary Agreement to which the Investor or an Affiliate of the Investor is a party (if any) executed by the Investor or such Affiliate; and

(ii)           a certificate of a duly authorized officer of the Investor certifying as to the matters set forth in Sections 8.01(a) and (d); and

(c)           any other documents or instruments reasonably required by DC Holding to consummate the transactions contemplated hereby.

SECTION 2.06.  Delayed Closing.  (a) Notwithstanding anything to the contrary contained in this Agreement, in the event that the conditions set forth in Article VIII have been satisfied (except that any approval or Permit of any Governmental Authority relating to the Insurance Subsidiary or the Insurance Agency that is required in connection with the Closing has not then been received or obtained or any applicable waiting period has not yet expired (such entities, collectively, the “Delayed Closing Entities”)), either the DC Contributors or the Investor shall have the right to require the Closing to occur other than with respect to such Delayed Closing Entities, which Closing shall be effected as contemplated hereby, subject to subsections (b), (c) and (e) below.  (The date of such Closing, being, for the avoidance of doubt, the Closing Date hereunder).

(b)           In the event that either the DC Contributors or the Investor exercises its right to require the Closing to occur other than with respect to the Delayed Closing Entities pursuant to subsection (a) above, then the Delayed Closing Entities shall not be included as a Subsidiary of the Company at the Closing as part of the DC Holding Contribution and there shall be a subsequent closing with respect to the Delayed Closing Entities (the “Delayed Closing”).

(c)           The Delayed Closing shall occur on the later of the third Business Day (the “Delayed Closing Date”) following receipt of the applicable approvals of any Governmental Authority and the expiration of any applicable waiting period with respect to such Delayed Closing Entities, at the offices of Shearman & Sterling LLP, 599 Lexington Avenue, New York, New York at 10:00 a.m. New York or at such other place or at such other time or on such other date as the DC Contributors and the Investor may mutually agree upon in writing.  At the Delayed Closing, the DC Contributors shall make such deliveries as may be reasonably necessary to transfer all of the Equity Interests in the Delayed Closing Entities to the Company as contemplated by Section 2.04.

(d)           From the Closing Date to the Delayed Closing Date, the DC Contributors shall, with any necessary cooperation from the Investor, (i) take such actions with respect to the Delayed Closing Entities as may be reasonably requested by the Investor to the extent permitted by applicable Law, and (ii) (A) preserve each Delayed Closing Entity, and (B) hold and operate each Delayed Closing Entity in trust for the account of the Company.  At the Delayed Closing, the Company shall be entitled to the economic benefit of each Delayed Closing Entity, subject to the economic burden thereof.  Subject to Section 2.06(f), to the extent that either of the DC Contributors is not lawfully able to hold and operate any Delayed Closing Entities in trust for the account of the Company as contemplated by the preceding sentence, such DC Contributor shall use its commercially reasonable efforts to enter into an arrangement that passes on to the Company the economic costs, economic burdens and economic benefits of ownership of such Delayed Closing Entities.  The foregoing shall be undertaken pursuant to documentation to be mutually agreed upon by the DC Contributors and the Investor.

(e)           Notwithstanding anything contained herein to the contrary, the conditions relating to the Insurance Agency and the Insurance Subsidiary set forth on Schedule 8.01 shall be the only conditions required to be satisfied or waived by either the DC Contributors or the Investor prior to a Delayed Closing in order to consummate the transactions contemplated by this Section 2.06 with respect to any Delayed Closing Entities.  In respect of the Delayed Closing Entities, from the Closing Date to the Delayed Closing Date, the DC Contributors and the Investor shall continue to comply with all covenants and agreements contained in this Agreement that are required by their terms to be performed prior to the Closing solely in respect of the Delayed Closing Entities and, unless the context clearly requires otherwise and except for purposes of Article VII hereof, all references in this Agreement to the “Closing” or the “Closing Date” shall, with respect to the Delayed Closing Entities, be deemed to refer to the Delayed Closing or the Delayed Closing Date, respectively.

(f)            In the event the Closing occurs but thereafter the Delayed Closing does not occur on or prior to the one-year anniversary of the date of this Agreement, (i) the DC Contributors shall pay to the Investor on such one-year anniversary date by wire transfer of immediately available funds to an account designated by the Investor an amount equal to $176 million (reduced by any amount calculated in accordance with Section 2.03(c)(ii)), plus interest from the Closing Date through the date of payment at the rate of interest publicly announced by JP Morgan Chase Bank or any successor thereto in New York, New York from time to time as its reference rate from the Closing Date to the date of such payment, (ii) the parties shall terminate any arrangements entered into pursuant to Section 2.06(d) and all obligations of the parties pursuant to this Section 2.06 shall terminate except as set forth in this Section 2.06(f) and (iii) (A) the benefits and burdens associated with the operation of the Delayed Closing Entities held in trust for the account of the Company pursuant to Section 2.06(d)(ii)(B) shall be retained by the DC Contributors, (B) any economic benefit or any economic burden that shall have been transferred to the Company pursuant to Section 2.06(d) shall be transferred to the DC Contributors, including the discharge of any liabilities or obligations relating to the Delayed Closing Entities, and the DC Contributors shall be liable for such liabilities and obligations; provided that the transfer of such economic benefits and economic burdens shall be net of any costs associated with the transfer of such economic benefit or economic burden to the Company pursuant to Section 2.06(d) that were paid by the Company after the Closing Date and (C) the parties shall, to the extent lawful and practicable, use their reasonable best efforts to cause the Company to enter into arrangements to return any of the economic costs, economic burdens and economic benefits of ownership of the Delayed Closing Entities that had been transferred to the Company after the Closing Date pursuant to the penultimate sentence of Section 2.06(d).  In the event that the payment contemplated by the first sentence of this Section 2.06(f) is not made when due, the Company shall have the right, exercisable in its sole discretion, to offset the amount thereof, to the extent not paid, against amounts owed by the Company and the Company Subsidiaries to the DC Contributors or their respective Affiliates (other than the Company and the Company Subsidiaries), in their capacities as holders of Company Equity Interests, and to pay such amount to the Investor, provided that any claims of the DC Contributors against the Investor hereunder for the failure of the Delayed Closing to occur on or prior to the one-year anniversary of the date of this Agreement having been caused by the Investor’s breach of its obligations hereunder shall survive the foregoing.

SECTION 2.07.  Adjustment. (a) Within 60 days after the Closing Date, the DC Contributors shall deliver to the Investor a statement, which shall have been prepared by the DC Contributors, setting forth the Headquarters Reimbursement Amount (the “Headquarters Costs Statement”).  If the Investor does not give written notice of its disagreement with the Headquarters Costs Statement within 30 days of its receipt of the Headquarters Costs Statement, then such statement shall be considered final, binding and conclusive upon the Investor and the DC Contributors.  If the Investor disputes any portion of the Headquarters Costs Statement, the dispute resolution procedures set forth in Section 9.02(b)(iii) shall apply mutatis mutandis with respect to such dispute.

(b)           If the final Headquarters Reimbursement Amount exceeds the Estimated Headquarters Reimbursement Amount, the DC Contributors shall pay an amount equal to such excess to an account designated by the Company by wire transfer of immediately available funds within five Business Days of the final determination of the Headquarters Reimbursement Amount. If the Estimated Headquarters Reimbursement Amount exceeds the final Headquarters Reimbursement Amount, the parties shall cause the Company and its Subsidiaries to pay an amount equal to such excess to an account designated by the DC Contributors by wire transfer of immediately available funds within five Business Days of the final determination of the Headquarters Reimbursement Amount.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

OF THE DC CONTRIBUTORS

The DC Contributors hereby represent and warrant, jointly and severally, to the Investor, as of the date hereof or, if a representation or warranty is made as of a specified date, as of such date, as follows:

SECTION 3.01.  Organization, Authority and Qualification of the DC Contributors.  Each of the DC Contributors is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and is an indirect wholly owned subsidiary of the Guarantor.  Each of the DC Contributors has all necessary corporate power and authority to enter into this Agreement and the Ancillary Agreements to which it is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.  Subject to the receipt of the approval of the Supervisory Board of the Guarantor, each Affiliate of either of the DC Contributors that is or will be a party to an Ancillary Agreement (a “Signing DC Contributors Affiliate”) has or will have prior to the Closing all necessary power and authority to enter into the Ancillary Agreements to which it is a party, to carry out its obligations thereunder and to consummate the transactions contemplated thereby.  Each of the DC Contributors and the Signing DC Contributors Affiliates is duly licensed or qualified to do business and is in good standing (if such concept is applicable) in each jurisdiction in which the properties owned or leased by it or the operation of its business makes such licensing or qualification necessary, except to the extent that such failures to be so licensed, qualified or in good standing would not, individually or in the aggregate, have a DC Contributors Material Adverse Effect.  The execution and delivery by the DC Contributors of this Agreement and the Ancillary Agreements to which such DC Contributor is or will be a party, the performance by such DC Contributor of its obligations hereunder and thereunder and the consummation by such DC Contributor of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of such DC Contributor and its stockholders.  Subject to the receipt of the approval of the Supervisory Board of the Guarantor, the execution and delivery by each of the Company, the Company Subsidiaries and the Signing DC Contributors Affiliates of the Ancillary Agreements to which it is or will be a party, the performance by each of the Company, the Company Subsidiaries and the Signing DC Contributors Affiliates of the Ancillary Agreements to which it is or will be a party, and the consummation by each of the Company, the Company Subsidiaries and the Signing DC Contributors Affiliates of the transactions contemplated by the Ancillary Agreements to which it is or will be a party, have been or will be prior to the Closing duly authorized by all requisite action on its part and the part of its equity holders.  This Agreement has been duly executed and delivered by the DC Contributors and (assuming due authorization, execution and delivery by the Investor) constitutes a legal, valid and binding obligation of the DC Contributors, enforceable against each of the DC Contributors in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency (including all Laws relating to fraudulent transfers), reorganization, moratorium or similar laws affecting creditors’ rights generally and subject to the effect of general principles of equity (regardless of whether considered in a proceeding at law or in equity).  Subject to the receipt of the approval of the Supervisory Board of the Guarantor, each Ancillary Agreement to which any of the Company, the Company Subsidiaries, the DC Contributors and the Signing DC Contributors Affiliates is or will be a party, upon its execution by such Person, shall have been duly executed and delivered by such Person, and (assuming due authorization, execution and delivery by the other parties thereto) shall constitute the legal, valid and binding obligation of such Person, enforceable against such Person in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency (including, all Laws relating to fraudulent transfers), reorganization, moratorium or similar laws affecting creditors’ rights generally and subject to the effect of general principles of equity (regardless of whether considered in a proceeding at law or in equity).

SECTION 3.02.  Organization, Authority and Qualification.  The Company is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware and has all necessary power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on the Company Business as it has been and is currently conducted.  The Company Subsidiaries are separate legal entities duly organized and validly existing and in good standing (if such concept is applicable) under the laws of the respective jurisdictions of their organization, except where the failure to be so duly organized and validly existing would not have a Company Material Adverse Effect.  The Company and the Company Subsidiaries are duly licensed or qualified to do business and are in good standing (if such concept is applicable) in each jurisdiction in which the properties owned or leased by them or the operation of their business makes such licensing or qualification necessary, except to the extent that the failure to be so licensed, qualified and in good standing would not have a Company Material Adverse Effect.  True and correct copies of the Fundamental Documents of the Company and the Company Subsidiaries (and of the document retention policy, as in effect on the date hereof, of the DC Contributors) have been made available by the DC Contributors to the Investor.

SECTION 3.03.  Ownership of Company Equity Interests; Subsidiaries. (a) After giving effect to the consummation of the Pre-Closing Restructuring Transactions, DC Holding will be the record and beneficial owner of all of the Company Equity Interests, and there will be no other outstanding Equity Interests of the Company.  All of the Company Equity Interests will have been duly authorized and validly issued, and none of the Company Equity Interests will have been issued in violation of, and none of the Company Equity Interests will be subject to, any preemptive or subscription rights.  At the Closing, the Company shall issue and deliver to the Investor good and valid title to the Investor Equity Interests, free and clear of all Encumbrances, and the Investor shall be admitted as a member of the Company.  Immediately after giving effect to the Closing, the Investor Equity Interests shall constitute, in the aggregate, an undivided 80.1% limited liability company membership interest in the Company and the other Company Equity Interests shall constitute, in the aggregate, an undivided 19.9% limited liability company membership interest in the Company.  All of the Investor Equity Interests, when issued by the Company to the Investor at the Closing pursuant to this Agreement, shall have been duly authorized and validly issued and shall have been issued to the Investor not in violation of any preemptive or subscription rights, rights of first offer or first refusal or similar rights.  Neither any DC Contributor nor the Guarantor nor any of their respective Affiliates is a party to, and none of the Company Equity Interests are the subject of, any voting trust, proxy or other agreement or understanding (including options or rights of first offer or first refusal) with respect to the voting, purchase, sale or other disposition of the Company Equity Interests, except this Agreement and the LLC Operating Agreement.

(b)           After giving effect to the consummation of the Pre-Closing Restructuring Transactions and the Post-Closing Restructuring Transactions and except as set forth in Section 3.03(b) of the DC Contributors Disclosure Schedule, (i) (x) all Equity Interests in the Company Subsidiaries will be owned by the Company or one or more Company Subsidiaries (and, upon the occurrence of the Closing and the Post-Closing Restructuring Transactions, all Equity Interests in the Company Subsidiaries will be owned by the Company or one or more Company Subsidiaries), (y) free and clear of all Encumbrances, (ii) all Equity Interests in the Company Subsidiaries will be duly authorized and validly issued and (to the extent such concepts are applicable) be fully paid and nonassessable, (iii) none of the Equity Interests in the Company Subsidiaries will have been issued or conveyed in violation of, and none of the Equity Interests in the Company Subsidiaries will be subject to (x) any preemptive or subscription rights, rights of first offer or first refusal or similar rights or (y) any voting trust, proxy or other agreement or understanding (including options or rights of first offer or first refusal) with respect to the voting, purchase, sale or other disposition thereof, and (iv) the Company will not own any Equity Interests in any Person (other than a Company Subsidiary).

SECTION 3.04.  No Conflict.  Assuming that all consents, approvals, authorizations and other actions described in Section 3.05 have been obtained, all filings and notifications listed in Section 3.05 of the DC Contributors Disclosure Schedule have been made and any applicable waiting period has expired or been terminated, and except as may result from any facts or circumstances relating solely to the Investor or its Affiliates, the execution, delivery and performance by each of the DC Contributors of this Agreement and the Ancillary Agreements to which such DC Contributor is or will be a party (and the execution, delivery and performance by each of the Signing DC Contributors Affiliates of the Ancillary Agreements to which it is or will be a party), do not and will not (a) violate, conflict with or result in the breach of any provision of the Fundamental Documents of such DC Contributor, any Signing DC Contributors Affiliate, the Company, or any Company Subsidiary, (b) conflict with or violate any Law or Governmental Order applicable to such DC Contributor, any Signing DC Contributors Affiliate, the Company or any Company Subsidiary, (c) except as set forth in Section 3.04 of the DC Contributors Disclosure Schedule, conflict with, result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination, amendment, payment, acceleration or cancellation of, any note, bond, mortgage or indenture, contract, agreement, lease, sublease, license, permit, franchise or other instrument or arrangement to which such DC Contributor, any Signing DC Contributors Affiliate, the Company or any Company Subsidiary is a party, or (d) result in the creation of any Encumbrances (other than Permitted Encumbrances) upon the assets of the Company and the Company Subsidiaries, except, in the case of clauses (b), (c) and (d), as would not have a Company Material Adverse Effect.

SECTION 3.05.  Governmental Consents and Approvals.  The execution, delivery and performance of this Agreement and the Ancillary Agreements by the DC Contributors or any Signing DC Contributors Affiliate, as the case may be, do not and will not require any consent, approval, authorization or other order of, action by, filing with or notification to, any Governmental Authority, except (a) as set forth in Section 3.05 of the DC Contributors Disclosure Schedule, (b) the pre-merger notification and waiting period requirements of the HSR Act, (c) the requirements of the Antitrust Laws of any other relevant jurisdiction, except where such failures to obtain such consents, approvals, authorizations or actions, or to make such filings or notifications, would not have a Company Material Adverse Effect or prevent or materially delay the ability of either the DC Contributors or the Guarantor to consummate the transactions contemplated by this Agreement, or (d) as may be necessary as a result of any facts or circumstances relating solely to the Investor or any of its Affiliates. Prior to the Closing, all material approvals, authorizations or other orders of, actions by, filings with or notifications to, any Governmental Authority, required for the occurrence of the Pre-Closing Restructuring Transactions shall have been obtained or made.

SECTION 3.06.  Financial Statements; SEC Documents; Internal Controls.  (a) DC Holding has delivered to the Investor true and complete copies of the following (collectively, the “Company Financial Statements”):

(i)            the audited combined balance sheets of DCC and its Subsidiaries (collectively, the “Industrial Companies”) as of December 31, 2005 and December 31, 2006 and the related audited combined statements of operations and comprehensive income and cash flows of the Industrial Companies, for the fiscal years ended as of December 31, 2004, December 31, 2005 and December 31, 2006, in each case presented on a carve-out basis to include solely the historical financial position, results of operations and cash flows applicable to the Industrial Business for the dates and periods covered thereby (such basis of presentation, the “Industrial Business Carve-Out Basis”);

(ii)           the audited combined balance sheets of FinCo and its Subsidiaries (collectively, the “Financial Services Companies”) as of December 31, 2005 and December 31, 2006 and the related audited combined statements of operations and comprehensive income and cash flows of the Financial Services Companies, for the fiscal years ended as of December 31, 2004, December 31, 2005 and December 31, 2006, in each case presented on a carve-out basis to include solely the historical financial position, results of operations and cash flows applicable to the Financial Services Business for the dates and periods covered thereby (together with item (i), the “Audited Company Financial Statements”; and such basis of presentation, the “Financial Services Business Carve-Out Basis”);

(iii)          the unaudited combined balance sheets of the Industrial Companies as of March 31, 2006, June 30, 2006 and September 30, 2006, and the related unaudited combined statements of income and cash flows of the Industrial Companies for the fiscal quarters ended March 31, 2006, June 30, 2006 and September 30, 2006, in each case presented on an “as is” basis; and

(iv)          the unaudited combined balance sheets of the Financial Services Companies as of March 31, 2006, June 30, 2006 and September 30, 2006, and the related unaudited combined statements of operations and comprehensive income and cash flows of the Financial Services Companies for the fiscal quarters ended March 31, 2006, June 30, 2006 and September 30, 2006, in each case presented on an “as is” basis (items (iii) and (iv), together with the Unaudited 2007 Company Financial Statements, the “Unaudited Company Financial Statements”).

(b)           Except as set forth in Section 3.06(b) of the DC Contributors Disclosure Schedule, the Company Financial Statements (i) were or, (in the case of the Unaudited 2007 Unaudited Company Financial Statements) will be, prepared in accordance with the books and records of the Industrial Companies or the Financial Services Companies, as applicable, (ii) present, or (in the case of the Unaudited 2007 Company Financial Statements), will present fairly in all material respects the combined financial condition of the Industrial Companies or the Financial Services Companies, as applicable, as of the dates thereof and the combined statements of operations and comprehensive income and cash flows of the Industrial Companies or the Financial Services Companies, as applicable, for the periods covered thereby, and (iii) were or, (in the case of the Unaudited 2007 Company Financial Statements) will be, prepared in accordance with the requirements of Regulation S-X promulgated by the SEC and were prepared in accordance with GAAP (and with the Accounting Principles) applied on a consistent basis during the periods covered thereby and on a basis consistent with the past practices of the Industrial Companies or the Financial Services Companies, as applicable (subject, in the case of the Unaudited Company Financial Statements, to the lack of footnote disclosure and changes of the type that are normal year-end adjustments the effect of which adjustments are not expected by the Company to be material individually or in the aggregate).  The Unaudited 2007 Company Financial Statements will be reviewed by KPMG LLP (the “Reviewing Accounting Firm”) in accordance with Statement on Auditing Standards 100 (“SAS 100”), and DC Holding will deliver a true and complete copy of the review report of the Reviewing Accounting Firm with respect thereto to the Investor on or prior to June 15, 2007. The Supplemental Financial Reports, to the extent delivered to the Investor, shall have been derived from the books and records of the Company and shall be accurate in all material respects as of their respective dates.

(c)           The Guarantor and its Subsidiaries, including the Company and the Company Subsidiaries, have timely filed with the SEC all documents required to be filed by them since January 1, 2004 (the “Filed SEC Documents”) which relate to, or include disclosure with respect to, the Industrial Business or the Financial Services Business.  As of their respective filing dates, none of the Filed SEC Documents, solely to the extent related to or including disclosure with respect to the Industrial Business or the Financial Services Business, contained any untrue statement of a material fact or omitted to state material facts required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.  As of the date hereof, there are no outstanding or unresolved comments in comment letters received from the SEC staff with respect to any of the Filed SEC Documents, to the extent related to, or related to disclosure with respect to, the Industrial Business or the Financial Services Business.

(d)           Except as set forth in Section 3.06(d) of the DC Contributors Disclosure Schedule, (i) to the DC Contributors’ Knowledge, neither the Company nor any Company Subsidiary, nor any director, officer, employee, auditor, accountant or representative of the Company of the Company or any Company Subsidiary who is charged with responsibility for such matters, has received or otherwise has obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any Company Subsidiary or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that the Company or any Company Subsidiary has engaged in questionable accounting or auditing practices, and (ii) no attorney representing the Company or any Company Subsidiary has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by the Company or any Company Subsidiary or any of their respective directors, officers, employees or agents.

(e)           DC Holding has delivered, or, with respect to the audited financial statements for the fiscal year ended on December 31, 2006 (the “Audited 2006 SAP Statements”), will have delivered as soon as practicable after their preparation, to the Investor true and complete copies of the (i) audited balance sheets of the Insurance Subsidiary as of December 31, 2005 and December 31, 2006 and an unaudited balance sheet of the Insurance Subsidiary as of December 31, 2006 and the related statements of income and of cash flows for the fiscal years ended December 31, 2004, December 31, 2005 and December 31, 2006, and (ii) balance sheets of the Insurance Subsidiary as of March 31, 2006, June 30, 2006 and September

30, 2006 and the related statements of income and of cash flows for the fiscal quarters ended March 31, 2006, June 30, 2006 and September 30, 2006 (the “Quarterly SAP Statements”), in each case to the extent the Insurance Subsidiary is required by applicable Law to prepare such balance sheets and statements, and in each case as filed with the Governmental Authority charged with supervision of insurance companies of such subsidiary’s jurisdiction of domicile (the “Insurance Regulator”).  The foregoing financial statements were or will have been prepared in conformity with statutory accounting practices prescribed or permitted by such Insurance Regulator applied on a consistent basis (“SAP”) and present or will present fairly, to the extent required by and in conformity with SAP, except as set forth in the notes, exhibits or schedules thereto, in all material respects the statutory financial condition of the Insurance Subsidiary at each respective date and the statutory results of operations and cash flows of the Insurance Subsidiary for each of the periods then ended (subject, in the case of the Quarterly SAP Statements, to changes of the type that are normal year-end adjustments the effect of which adjustments are not expected by the Company to be material individually or in the aggregate).  Except as indicated therein, all assets that are reflected as admitted assets in the foregoing financial statements comply in all material respects with all applicable insurance Laws with respect to admitted assets and are in an amount at least equal to the minimum amounts required by applicable insurance Laws.  The surplus as regards policyholders in the balance sheet included in the Audited 2006 SAP Statements will be greater than $165 million.

(f)            The only Company Subsidiaries (other than DCMH) not reflected in the Company Financial Statements are those listed on Schedule 3.06(f) (the “Orphan Subsidiaries”).

(g)           With respect to Schedule 3.06(g), the amounts listed in the lines “Total Cash & Cash Equivalents”, “Total Intercompany Notes Receivable”, “Total Third Party Financial Liabilities” and “Total Intercompany Financial Liabilities” are true and correct.

SECTION 3.07.  Absence of Undisclosed Material Liabilities.  (a) There are no Liabilities of the Company or any Company Subsidiary of a nature required to be reflected on a balance sheet prepared in accordance with GAAP, other than Liabilities (i) reflected or reserved against on the Audited Company Financial Statements, (ii) set forth in Section 3.07(a) of the DC Contributors Disclosure Schedule, (iii) incurred since December 31, 2006 in the ordinary course of business of the Company and the Company Subsidiaries (or the Company Business), (iv) which, as of the date of this Agreement, together with those Liabilities described in clause (iii) above, would not have a Company Material Adverse Effect, or (v) which are Liabilities arising after the date of this Agreement and which would not have a Company Material Adverse Effect.

(b)           Section 3.07(b) of the DC Contributors Disclosure Schedule sets forth a true and complete schedule of all Indebtedness and Contingent Obligations involving amounts not less than $50 million as of April 30, 2007 (provided that Section 3.07 of the DC Contributors Disclosure Schedule has been prepared as of March 31, 2007 with respect to the Financial Service Companies) of (i) the Company or any Company Subsidiary, including in favor of, or otherwise for the benefit of, the DC Contributors or any Affiliate thereof (other than the Company and the Company Subsidiaries) and including any deemed allocation thereof on the books and records of any of such Persons and (ii) the DC Contributors or any Affiliates thereof (other than the Company and the Company Subsidiaries) in favor of, or otherwise for the benefit of, the Company or any Company Subsidiary and including any deemed allocation thereof on the books and records of any of such Persons (and includes an indication as to whether the same will survive the Closing).

SECTION 3.08.  Conduct in the Ordinary Course.  Since December 31, 2006 through the date of this Agreement, except as set forth in Section 3.08 of the DC Contributors Disclosure Schedule, each of the Financial Services Business and the Industrial Business has been conducted by DCC, FinCo or the Company Subsidiaries and not by any other entity in the ordinary course and, from such date until the date of this Agreement, there has not occurred any Company Material Adverse Effect and none of the Company or any Company Subsidiary has taken (or agreed to take) any action that, if taken after the date hereof, would constitute a violation of Section 5.01(a)(v), 5.01(b)(ii), (iii), (v), (vi)(E), (xii), (xvi) or (xxiii).

SECTION 3.09.  Litigation.  As of the date hereof, except as set forth in Section 3.09 of the DC Contributors Disclosure Schedule, there are no Actions naming as parties or, if not named as parties, to the DC Contributors’ Knowledge, concerning, the Company or the Company Subsidiaries pending or, to the DC Contributors’ Knowledge, threatened in writing, that result in a Company Material Adverse Effect or that would affect the legality, validity or enforceability of this Agreement, any Ancillary Agreement or the consummation of the transactions contemplated hereby or thereby.

SECTION 3.10.  Compliance with Laws.  Except as set forth in Section 3.10 of the DC Contributors Disclosure Schedule or as would not have a Company Material Adverse Effect: (i) the Company or the Company Subsidiaries have conducted and continue to conduct the Company Business in accordance with all Laws and Governmental Orders applicable to the Company or any Company Subsidiary, and neither the Company nor any Company Subsidiary is in violation of any such Law or Governmental Order; and (ii) each of the Company and the Company Subsidiaries has in effect all Permits necessary for it to own, lease or operate its properties and assets and to carry on the Company Business as now conducted, and no default has occurred under any such Permit.

SECTION 3.11.  Environmental Matters. (a) Except as disclosed in Section 3.11 of the DC Contributors Disclosure Schedule or except as would not have a Company Material Adverse Effect:

(i)            the Company and the Company Subsidiaries are in compliance with all applicable Environmental Laws and have obtained and are in compliance with all Environmental Permits;

(ii)           there are no written pending Environmental Claims received by the Company or any Company Subsidiary or, to the Knowledge of the DC Contributors, threatened in writing and received by the Company or any Company Subsidiary;

(iii)          there are no facts or circumstances relating to Hazardous Materials that, to the Knowledge of the DC Contributors, would reasonably be expected to result in an Environmental Claim or Environmental Liability against the Company or any Company Subsidiary;

(iv)          to the Knowledge of the DC Contributors, there is and has been no Release at, on or from any property currently owned or operated by the Company or any Company Subsidiary, or, with respect to formerly owned or operated properties, during the period of ownership or operation by the Company or any Company Subsidiary or any entity that is a predecessor to the Company or a Company Subsidiary, that would be reasonably expected to give rise to an Environmental Claim or Environmental Liability;

(v)           to the Knowledge of the DC Contributors, no properties presently or formerly owned, leased or operated by either the Company or any Company Subsidiary, or any entity that is a predecessor to the Company or a Company Subsidiary, contain any landfills, surface impoundments, underground storage tanks, above-ground storage tanks or otherwise store Hazardous Materials in a manner that would be reasonably expected to give rise to an Environmental Claim or Environmental Liability;

(vi)          to the Knowledge of the DC Contributors, there is and has been no Release of Hazardous Materials at any facility that received Hazardous Materials generated by the Company or any Company Subsidiary or any entity that is a predecessor to the Company or a Company Subsidiary, that would be reasonably expected to give rise to an Environmental Claim or Environmental Liability;

(vii)         there are no Environmental Liens on any of the properties currently owned, leased or operated by the Company or any Company Subsidiary; and

(viii)        neither the Company nor any Company Subsidiary nor any entity that is a predecessor to the Company or a Company Subsidiary is subject to any agreement that may require it to pay to, reimburse, guarantee, pledge, defend, indemnify or hold harmless any Person for or against any Environmental Claim or Environmental Liabilities arising from any Releases on or from any properties formerly owned or operated by the Company or any Company Subsidiary or any entity that is a predecessor to the Company or any Company Subsidiary.

(b)           The DC Contributors have made available to the Investor complete and true copies of documents sufficient to describe the DC Contributor’s Knowledge of the current state of the groundwater conditions and vapor intrusion in and around the Dayton Thermal Facility in Dayton, Ohio, including any and all material written claims, environmental reports, studies, investigations and correspondence, including Phase I and Phase II environmental site assessments generated for or on behalf of the DC Contributors, the Company, a Company Subsidiary or a predecessor in interest, in each case, that are in the DC Contributors’, the Company’s, or a Company Subsidiary’s possession.

(c)           The Investor acknowledges that (i) the representations and warranties contained in this Section 3.11 are the only representations and warranties being made with respect to compliance with or liability under Environmental Laws, any Environmental Claims, Environmental Liabilities, or with respect to any environmental, health or safety matter, including natural resources, related in any way to the Company or the Company Business or to this Agreement or its subject matter, (ii) no other representation contained in this Agreement shall apply to any such matters and no other representation or warranty, express or implied, is being made with respect thereto, and (iii) the representations and warranties contained in this Section 3.11 shall survive the Closing for a period of three years.

SECTION 3.12.  Company Intellectual Property and IT Systems.  (a) Section 3.12(a)(i)-(iii) of the DC Contributors Disclosure Schedule contains a complete and accurate list, in all material respects, of all Registered Company Owned Intellectual Property as of the date hereof (together with the current owner of record thereof) except for copyrights.  To the Knowledge of the DC Contributors, Section 3.12(a)(iv) of the DC Contributors Disclosure Schedule contains a complete and accurate list, in all material respects, of all the Registered copyrights owned by the Company or a Company Subsidiary as of the date hereof (together with the current owner of record thereof).

(b)           Except as would not have a Company Material Adverse Effect, (i) except as set forth on Section 3.12(b)(i) of the DC Contributors Disclosure Schedule, the Company or a Company Subsidiary is the exclusive owner of all right, title and interest in and to each item of Registered Company Owned Intellectual Property set forth on Section 3.12(a)(i)-(iii) of the DC Contributors Disclosure Schedule, and, except as set forth on Section 3.12(b)(i) of the DC Contributors Disclosure Schedule, to the Knowledge of the DC Contributors, is the exclusive owner of all right, title and interest in and to each item of Registered Company Owned Intellectual Property set forth on Section 3.12(a)(iv) of the DC Contributors Disclosure Schedule, in each case free and clear of all Encumbrances (other than Permitted Encumbrances), (ii) all of the material Registered Company Owned Intellectual Property is subsisting and none of the material Registered Company Owned Intellectual Property has been adjudged invalid or unenforceable or is subject to any order, judgment or decree restricting its use or adversely reflecting or affecting the Company’s or a Company Subsidiary’s rights therein, (iii) the Company or a Company Subsidiary owns or has a valid license to use all material Company Intellectual Property in connection with the operation of the Company Business as currently conducted, and (iv) subject to the DC Contributors’ Knowledge with respect to Section 3.12(c) of this Agreement, the Company Intellectual Property and the DC Contributors Intellectual Property, provided pursuant to the Ancillary Agreements, include all of the material Intellectual Property used in the operation of the Company Business as currently conducted, except for any Intellectual Property owned by any third party (A) that the Company or a Company Subsidiary is licensed to use pursuant to Shrink-Wrap Agreements, or (B) for which a license to use such Intellectual Property is not required under applicable Law.

(c)           To the Knowledge of the DC Contributors and except as would not have a Company Material Adverse Effect, (i) the use of the Company Intellectual Property and the DC Contributors Intellectual Property by the Company and the Company Subsidiaries in connection with the operation of the Company Business as currently conducted does not infringe, violate or misappropriate the Intellectual Property rights of any third party, and, (ii) except as set forth in Section 3.12(c) of the DC Contributors Disclosure Schedule, there is no Action pending or threatened in writing, against the Company or any Company Subsidiary concerning the infringement, violation or misappropriation of the Intellectual Property rights of any third party.  Except as set forth in Section 3.12(c) of the DC Contributors Disclosure Schedule, to the Knowledge of the DC Contributors there is no Action pending or, to the Knowledge of the DC Contributors, threatened in writing, against the Company or any Company Subsidiary concerning the ownership, validity, registerability or enforceability of any Intellectual Property (other than the review of pending patent and trademark applications by an applicable Governmental Authority).  To the Knowledge of the DC Contributors, no Person is engaging in any activity that infringes, violates or misappropriates any Registered or material Company Owned Intellectual Property in any manner that would have a Company Material Adverse Effect, and, except as set forth in Section 3.12(c) of the DC Contributors Disclosure Schedule, there is no Action pending or, to the Knowledge of the DC Contributors, threatened in writing, by the Company or any Company Subsidiary concerning the foregoing.

(d)           Except as would not have a Company Material Adverse Effect, the Company and the Company Subsidiaries have taken commercially reasonable measures to maintain in confidence all material trade secrets and confidential information owned or used by the Company and the Company Subsidiaries in connection with the operation of the Company Business as presently conducted, and, to the Knowledge of the DC Contributors, no unauthorized disclosure of any such material trade secrets or confidential information has occurred.

(e)           Except as would not have a Company Material Adverse Effect, (i) there has not been any material malfunction with respect to any of the Company IT Systems of the Company or a Company Subsidiary since January 1, 2004 that has not been remedied or replaced in all material respects, and (ii) the Company IT Systems constitute all the IT Systems required for the operation of the Company Business as currently conducted.

(f)            Except as would not have a Company Material Adverse Effect, (i) each of the Company and the Company Subsidiaries has taken reasonable and customary measures consistent with generally accepted industry practices to protect the privacy of the personal or user data gathered or accessed in the course of the operations of the Company Business, (ii) to the Knowledge of the DC Contributors, there has been no material loss, unauthorized access, use, modification, disclosure or other misuse of such data since January 1, 2004, and (iii) the use and dissemination by the Company and the Company Subsidiaries of the data concerning customers is in compliance with all applicable privacy policies, terms of use and Laws.

(g)           The Investor hereby acknowledges that, except with respect to the representations and warranties set forth in Section 3.17 concerning Company IP Agreements that are material to the Company Business, (i) the representations and warranties contained in this Section 3.12 are the only representations and warranties being made by the DC Contributors with respect to Intellectual Property, and (ii) no other representation of the DC Contributors contained in this Agreement shall apply to Intellectual Property and no other representation or warranty, express or implied, of the DC Contributors is being made with respect thereto.

SECTION 3.13.  Real Property.  (a) (i) Except as would not have a Company Material Adverse Effect or except as described in Section 3.13(a) of the DC Contributors Disclosure Schedule, to the DC Contributors’ Knowledge, the Company or the Company Subsidiaries have good fee simple title (or its equivalent in regards to non-U.S. properties) to each parcel of Company Owned Real Property, in each case free and clear of all Encumbrances, except Permitted Encumbrances, and (ii) the DC Contributors have made available to the Investor true copies of each vesting deed (or its equivalent in regards to non-U.S. properties) for each parcel of Company Owned Real Property and all title insurance policies and surveys for U.S. properties relating to the Company Owned Real Property, in each case to the extent in the DC Contributors’ possession and/or control.

(b)           Except as described in Section 3.13(b) of the DC Contributors Disclosure Schedule, to the DC Contributors’ Knowledge (i) the DC Contributors have made available to the Investor true and complete copies of all leases, subleases, licenses, sublicenses, and other use or occupancy agreements (collectively, the “Leases”) in effect relating to all Company Leased Real Property to the extent in the possession or control of the DC Contributors or any of their Affiliates, (ii) there has not been any sublease or assignment entered into by the Company or any Company Subsidiary in respect of the Leases relating to the Company Leased Real Property, (iii) the Leases have not been modified, amended, extended, assigned or subleased in any material respect, except to the extent that such amendments, extensions, assignments or subleases, or other modifications related thereto have been delivered to the Investor, (iv) except as set forth on Section 3.13(b) of the DC Contributors Disclosure Schedule or as otherwise made available to the Investor in the Electronic Data Room on or before 11:59 p.m., New York City time, on May 10, 2007, the Company or a Company Subsidiary is currently in occupancy of all of such Company Leased Real Property (pursuant to written agreements) and has the exclusive right to the use and occupancy of the Company Leased Real Property, subject to the terms of the Lease relating thereto, and, subject to any Permitted Encumbrances, holds a valid and existing leasehold interest under such Lease, (v) neither the Company nor the Company Subsidiaries nor any other party thereto, is in default in any material respect under any Leases, and (vi) such Leases are in full force and effect, except, in the case of clauses (ii) through (v), inclusive, as would not have a Company Material Adverse Effect.

(c)           To the DC Contributors’ Knowledge and except as set forth in the leases or as otherwise made available to the Investor in the Electronic Data Room on or before 11:59 p.m., New York City time, on May 10, 2007, there are no outstanding options to purchase, lease or use, or rights of first refusal or first offer to purchase, lease or otherwise occupy, or other rights to purchase, lease or otherwise use or occupy, the Company Real Property, or any portion thereof or any interest therein, nor any Contracts to which the Company or any Company Subsidiary is a party relating to the right to receive any portion of the income or profits from the sale, operation or development thereof, except for such options, rights or Contracts the existence of which would not have a Company Material Adverse Effect.

(d)           To the DC Contributors’ Knowledge, all options in favor of the Company or the Company Subsidiaries to purchase any of the Company Leased Real Property, if any, are in full force and effect, except for such options the failure of which to be in full force and effect would not have a Company Material Adverse Effect.

(e)           Neither the Company nor any Company Subsidiary has received written notice that there is pending or, to the Knowledge of the DC Contributors, otherwise threatened, any (i) zoning application or proceeding, (ii) condemnation, eminent domain or taking proceeding, (iii) tax certiorari proceeding or other tax contest or dispute, or (iv) other claim, action or proceeding or other matter relating to any Company Real Property, or portion of either thereof or interest therein that would have a Company Material Adverse Effect.

(f)            To the DC Contributors’ Knowledge, the Company and the Company Subsidiaries have in full force and effect all Permits (and all registrations, applications, qualifications, filings, franchises, licenses, notices, and rights with or from Governmental Authorities) necessary for the current use and occupancy by such Persons of their respective Company Real Properties and the conduct by them of the Company Business thereat, all of which will continue in full force and effect immediately following the Closing, except for such of the foregoing items the absence of which would not have a Company Material Adverse Effect.

(g)           Except as set forth on Section 3.04 of the DC Contributors Disclosure Schedule, to the DC Contributors’ Knowledge, there is no Contract or Permit of the Company or any Company Subsidiary or any Affiliate thereof affecting any of the Company Real Property which requires the consent or approval of any Person for the transactions contemplated hereby, except for such consents or approvals the absence of which would not have a Company Material Adverse Effect.

SECTION 3.14.  Employee Matters.  (a) Section 3.14(a)(1) of the DC Contributors Disclosure Schedule lists all material Company Benefit Plans as of the date hereof.  Except as set forth in Section 3.14(a)(2) of the DC Contributors Disclosure Schedule, each material Company Benefit Plan is in writing, and the DC Contributors have made available to the Investor (1) with respect to each such Company Benefit Plan, a true and complete copy of (i) such Company Benefit Plan; (ii) any related trust agreement or other funding instrument; (iii) the most recent determination letter, if applicable; (iv) any summary plan description; (v) for the most recent year (A) the Form 5500 (and attached schedules), (B) audited financial statements and (C) actuarial valuation reports, including any FAS 106 reports and (2) any material written communications received by the DC Contributors or the Company or any Company Subsidiary from the Pension Benefit Guaranty Corporation (the “PBGC”) in respect of any Company Benefit Plan subject to Title IV of ERISA concerning the funded status of any such plan.  No Company Employee employed in the United States is currently accruing any pension benefits under, or participating in any welfare benefit plan, program or arrangement sponsored or maintained by the DC Contributors or any Affiliate (other than the Company or any Company Subsidiary).

(b)           Each Company Benefit Plan has been operated in all material respects in accordance with its terms and the requirements of all applicable Laws.  Each of the Company and the Company Subsidiaries has performed all material obligations required to be performed by it under, is not in any material respect in default under or in material violation of, and to the DC Contributors’ Knowledge, there is no material default or violation by any party to, any Company Benefit Plan.  Except as set forth in Section 3.14(b) of the DC Contributors Disclosure Schedule, no Action is pending or, to the Knowledge of the DC Contributors, threatened with respect to any Company Benefit Plan (other than claims for benefits in the ordinary course) and, to the Knowledge of the DC Contributors, no fact or event exists that could give rise to any such Action.

(c)           Except as set forth in Section 3.14(c) of the DC Contributors Disclosure Schedule, each Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS covering all of the provisions applicable to the Company Benefit Plan for which determination letters are currently available that the Company Benefit Plan is so qualified, and each trust established in connection with any Company Benefit Plan which is intended to be exempt from federal income taxation under Section 501(a) of the Code has received a determination letter from the IRS that it is so exempt.  Each request for such determination letters was either filed prior to January 1, 2006 or was filed prior to the end of the remedial amendment period for changes required by the Economic Growth and Tax Relief Reconciliation Act of 2001 applicable to each Company Benefit Plan.  To the Knowledge of the DC Contributors, no circumstance and no fact or event exists that would be reasonably likely to adversely affect the qualified or tax exempt status of any Company Benefit Plan or that could reasonably be expected to result in the revocation of a trust’s exemption from United States federal income taxation.

(d)           All contributions, premiums or payments required to be made with respect to any Company Benefit Plan have been made on or before their required due dates.

(e)           Except as set forth in Section 3.14(e) of the DC Contributors Disclosure Schedule, neither any DC Contributor nor the Company nor any Company Subsidiary has incurred any material liability under, arising out of or by operation of Title IV of ERISA (other than liability for premiums to the PBGC arising in the ordinary course), including any material liability in connection with (i) the termination or reorganization of any employee benefit plan subject to Title IV of ERISA, or (ii) the withdrawal from any multiemployer plan (within the meaning of Section 3(37) or 4001(a)(3) of ERISA) (a “Multiemployer Plan”) or any single employer pension plan (within the meaning of Section 4001(a)(15) of ERISA) for which the Company or any Company Subsidiary could incur liability under Section 4063 or 4064 of ERISA.

(f)            Each Company Benefit Plan that is intended or required to be registered under the Income Tax Act (Canada) and applicable provincial pension standards legislation is so registered.  To the Knowledge of the DC Contributors, no circumstance and no fact or event exists that would be reasonably likely to adversely affect the registered status of any Company Benefit Plan or that could reasonably be expected to result in the revocation of a Company Benefit Plan’s exemption from Canadian federal income taxation or the imposition of any penalty under the Income Tax Act (Canada).  Each unregistered Canadian Company Benefit Plan has been administered in accordance with the Income Tax Act (Canada).  Any deduction claimed under the Income Tax Act with respect to any contribution to a Canadian Company Benefit Plan is permitted under the Income Tax Act (Canada).  All taxes under the Income Tax Act (Canada) in respect of trusts established in connection with unregistered Canadian Company Benefit Plans have been paid on or before their required due dates.

(g)           With respect to each Company Benefit Plan that is not subject to United States or Canadian Law (a “Foreign Benefit Plan”), (i) all employer and employee contributions to each Foreign Benefit Plan required by Law or by the terms of such Foreign Benefit Plan have been made or, if applicable, accrued in accordance with normal accounting practices, and (ii)

each Foreign Benefit Plan required to be registered has been registered and has been maintained in good standing with applicable regulatory authorities.

(h)           Except as set forth in Section 3.14(h) of the DC Contributors Disclosure Schedule, neither the execution of this Agreement nor the consummation of the transactions contemplated by this Agreement (whether alone or in connection with any subsequent termination of employment of any Company Employee) will (i) entitle any Company Employee to any increase in severance pay under any Company Benefit Plan or (ii) accelerate the time of payment or vesting, trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, or increase the amount payable pursuant to, any of the Company Benefit Plans, or result in the payment of any tax gross-up in respect of any parachute payments under Section 280G of the Code.

(i)            As of the date of this Agreement, each of the individuals set forth in Section 3.14(i) of the DC Contributors Disclosure Schedule is an employee of the Company or a Company Subsidiary.

SECTION 3.15.  Labor Matters.  Section 3.15 of the DC Contributors Disclosure Schedule sets forth each Collective Bargaining Agreement or other labor union contract to which the Company or any Company Subsidiary is a party on the date of this Agreement, applicable to current employees of the Company or any Company Subsidiary and there are no other Collective Bargaining Agreements with respect to Company Employees.  Except as set forth in Section 3.15 of the DC Contributors Disclosure Schedule, as of the date of this Agreement, (a) there are no material strikes, slowdowns or work stoppages between the Company or any Company Subsidiary, on the one hand, and any labor organization representing employees, on the other hand, and neither the Company nor any Company Subsidiary has experienced any such strike, slowdown or work stoppage within the past three years, (b) there are no grievances or arbitrations under any Collective Bargaining Agreement outstanding against the Company or any Company Subsidiary having a Company Material Adverse Effect, (c) there are no unfair labor practice complaints or representation petitions pending against the Company or any Company Subsidiary before the National Labor Relations Board or any other similar Governmental Authority having a Company Material Adverse Effect, and (d) the Company and each Company Subsidiary is currently in compliance in all material respects with all applicable Laws relating to the employment of labor, including those related to wages, hours, the Worker Adjustment and Retraining Notification Act, collective bargaining, nondiscrimination, and the payment and withholding of taxes.

SECTION 3.16.  Taxes.  Except as set forth in Section 3.16 of the DC Contributors Disclosure Schedule, (a) all Tax Returns required to have been filed by or with respect to the Company or any Company Subsidiary have been timely filed (taking into account any extension of time to file granted or obtained) and are correct and complete in all material respects, except for Tax Returns the nonfiling of which is not material to the Company or any Company Subsidiary, (b) all material amounts of Tax required to be paid by the Company or any Company Subsidiary (whether or not shown on any Tax Return) have been timely paid or are being contested in good faith by appropriate proceedings and have been reserved for on the Unaudited 2007 Company Financial Statements, (c) no deficiency for any material amount of Tax has been asserted or assessed by a Governmental Authority in writing against the Company or any Company Subsidiary that has not been satisfied by payment, settled or withdrawn, (d) there is no audit, claim or controversy currently asserted or threatened in writing with respect to the Company or any Company Subsidiary in respect of any material amount of Tax or failure to file any Tax Return, (e) neither the Company nor any Company Subsidiary has agreed to any extension or waiver of the statute of limitations applicable to any material Tax Return, or agreed to any extension of time with respect to a material Tax assessment or deficiency, which period (after giving effect to such extension or waiver) has not yet expired, (f) neither the Company nor any Company Subsidiary is a party to or the subject of any ruling requests, private letter rulings, closing agreements, settlement agreements or similar agreements with any Taxing Authority for any periods for which the statute of limitations has not yet run, (g) neither the Company nor any Company Subsidiary is a party to any Tax allocation or Tax sharing agreement (other than Tax allocation or Tax sharing agreements which will be terminated prior to Closing and with respect to which no post-Closing liabilities or obligations will exist), (h) the Company and the Company Subsidiaries each has withheld or collected all material Taxes (such Taxes being material either individually or in the aggregate) required to have been withheld or collected and, to the extent required, has paid such Taxes to the proper Governmental Authority, (i) neither the Company nor any Company Subsidiary will be required to make any material adjustments in taxable income for any tax period (or portion thereof) ending after the Closing Date pursuant to Section 481(a) or 263A of the Code or any similar provision of foreign, provincial, state, local or other law as a result of transactions or events occurring, or accounting methods employed, prior to the Closing, nor is any application pending with any Taxing Authority requesting permission for any changes in accounting methods that relate to the Company or any Company Subsidiary, (j) for U.S. federal income tax purposes and all material relevant state and local income tax purposes, each of the Company and the Company Subsidiaries is, and as of the Closing Date will be, classified as either a partnership or a disregarded entity separate from its owner and is not, and as of the Closing Date will not be, treated as a corporation or as an association taxable as a corporation, (k) the Company Benefit Plans, warranties pertaining to the items sold pursuant to the Company Business and any other contingent liabilities pertaining to the Company Business will be assumed by the Company or any Company Subsidiary pursuant to the Pre-Closing Restructuring Transactions on or prior to the Closing Date, and all such liabilities assumed by the Company were incurred through the ordinary course of operations of the Company Business, (l) the transfers described in Section 2.03(b)(ii) and (iii) constitute a contribution to the Company of a trade or business within the meaning of Section 1.752-7(b)(10) of the Regulations, (m) there are no Tax liens on any assets of the Company or any Company Subsidiary (other than Permitted Encumbrances), and (n) the amount of pre-formation expenditures within the meaning of Section 1.707-4(d) of the Regulations that DC Holding has incurred in respect of the Company is not less than $2.5 billion.

SECTION 3.17.  Material Contracts.  (a) Section 3.17(a) of the DC Contributors Disclosure Schedule lists each of the following Contracts of the Company and the Company Subsidiaries as of the date hereof:

(i)            all Contracts with independent contractors or consultants involving the payment by the Company or the Company Subsidiaries of more than $5 million annually that are not cancelable without penalty or further payment and without more than ninety (90) days’ notice;

(ii)           any employment, severance, change in control, consulting or similar Contract requiring payment by the Company or any Company Subsidiary of a base annual compensation in excess of $500,000;

(iii)          all Contracts for the purchase or sale of materials, supplies, equipment or services (other than purchase orders), or the lease, sublease or license of real property (whether as lessor, sublessor, lessee, sublessee, licensor, or licensee), involving payment by or to the Company or the Company Subsidiaries of more than $10 million annually (in the case of a lease, sublease or license of real property, based on 2007 base rent);

(iv)          all Finance Agreements under which any Financial Services Company expects to receive revenue in excess of $25 million annually;

(v)           all Contracts related to Securitization Transactions or Derivative Transactions that are material to the Industrial Business or the Financial Services Business;

(vi)          all Contracts relating to Indebtedness, in each case having an outstanding principal amount in excess of $50 million, and all Contracts relating to Contingent Obligations, in each case having an amount in excess of $50 million;

(vii)         all Contracts with any Governmental Authority involving total annual payments in excess of $10 million;

(viii)        all material Company IP Agreements and all material Company IT Agreements;

(ix)           any Contract or Governmental Order containing (x) a covenant not to compete or (y) any other restriction, in each case that materially impairs the ability of the Company, the Industrial Companies, the Financial Services Companies, or any Affiliates of the Company to engage in any line of business or to compete with any Person, other than joint venture agreements to the extent disclosed in Section 3.17(a) of the DC Contributors Disclosure Schedule;

(x)            any joint venture agreement, strategic alliance agreement, partnership agreement, limited liability company agreement, stockholders agreement or voting agreement or other similar co-ownership or joint management agreement involving a sharing of profits, losses, costs or liabilities by the Company or any Company Subsidiary with any other Person (other than the Company or any Company Subsidiary) or relating to any ownership or equity interest of the Company or any Company Subsidiary in any other Person (other than the Company or any Company Subsidiary), in each case that is (x) material to the Financial Services Business or the Industrial Business or (y) under which the Company reasonably expects the Company and the Company Subsidiaries to be required to make payments exceeding $10 million in the aggregate after the date of this Agreement;

(xi)           any Affiliate Contract (or series of related Affiliate Contracts) (other than purchase orders) involving payment by or to the Company and the Company Subsidiaries of more than $10 million annually;

(xii)          any Intercompany Contract (or series of related Intercompany Contracts) (other than purchase orders) involving payment by or to the Financial Services Companies or the Industrial Companies of more than $10 million annually;

(xiii)         all Contracts (other than purchase orders) between (A) either of the DC Contributors or an Affiliate of either of the DC Contributors (other than the Company or any Company Subsidiary), on the one hand, and a Person that is not an Affiliate of either of the DC Contributors, on the other hand, of which the Company or a Company Subsidiary is a beneficiary for an amount in excess of $10 million annually, and (B) the Company or a Company Subsidiary, on the one hand, and a Person that is not an Affiliate of either of the DC Contributors, on the other hand, of which either of the DC Contributors or an Affiliate of either of the DC Contributors (other than the Company or any Company Subsidiary) is a beneficiary for an amount in excess of $10 million annually;

(xiv)        any other Contract, or group of related Contracts (other than purchase orders) that is or would be required to be filed by any of the Company, the Industrial Companies and the Financial Services Companies with the SEC as a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K promulgated by the SEC), if such Person had securities registered under the Exchange Act;

(xv)         any (A) reinsurance or retrocessional agreement, either ceded or assumed, with reinsurance balances of greater than $5 million, (B) managing general agency agreement, (C) insurance or reinsurance pooling agreement, including any agreement relating to an assigned risk pool, in each case to which the Insurance Subsidiary is a party, and (D) any material agreement of the Insurance Subsidiary with any insurance agent, broker or producer; and

(xvi)        any outstanding written commitment to enter into any Contract of the type described in subsections (i) through (xv) of this Section 3.17.

(b)           The DC Contributors have delivered to, or made available for inspection by, the Investor true, correct and complete copies of each Contract set forth in Section 3.17(a) of the DC Contributors Disclosure Schedule (or required by Section 3.17(a) to be set forth thereon) (all such Contracts required to be listed in Section 3.17(a) of the DC Contributors Disclosure Schedule, together with any such Contracts entered into after the date of this Agreement that would have been required to be listed in Section 3.17(a) of the DC Contributors Disclosure Schedule had such Contracts been entered into on or prior to the date of this Agreement, collectively, the “Company Contracts”).

(c)           Except as set forth in Section 3.17(c) of the DC Contributors Disclosure Schedule, each Company Contract entered into on or prior to the date of the Agreement (i) is a valid and binding obligation of the Company or a Company Subsidiary that is a party thereto, enforceable against such Person in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and subject to the effect of general principles of equity (regardless of whether considered in a proceeding at law or in equity), (ii) to the DC Contributors’ Knowledge, is a valid and binding obligation of each other party thereto, enforceable against each such other party in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and subject to the effect of general principles of equity (regardless of whether considered in a proceeding at law or in equity), (iii) is in full force and effect, and (iv) upon consummation of the transactions contemplated by this Agreement, except to the extent that any consents with respect to such Company Contract set forth in Section 3.04 of the DC Contributors Disclosure Schedule are not obtained, shall continue in full force and effect without material penalty or other materially adverse consequence.

(d)           Except as set forth in Section 3.17(d) of the DC Contributors Disclosure Schedule and except as would not result in a Company Material Adverse Effect, each of the Company and the Company Subsidiaries that is a party to a Company Contract has in all material respects performed, or is now performing in all material respects, its obligations under such Company Contract, and has not and, to the DC Contributors’ Knowledge, none of the other parties thereto has, violated any provision of, or committed or failed to perform any action, and no event or condition exists, that would constitute a default under such Company Contract (and would not be with the lapse of time or the giving of notice be in default), and has not received from any other party thereto any notice of such party’s intention to cancel, terminate or fail to renew any Company Contract.

SECTION 3.18.  Company Products.  (a) As of the date of this Agreement, except as set forth in Section 3.18(a) of the DC Contributors Disclosure Schedule, since December 31, 2003 there has not been any material recall conducted by or on behalf of the Company or any Company Subsidiary, or any investigation or inquiry by any Governmental Authority, that, to the Knowledge of the DC Contributors, is reasonably likely to have a material economic impact, concerning any product designed, manufactured, processed, installed, sold, provided or placed in the stream of commerce by or on behalf of the Company or any Company Subsidiary.  Section 3.18(a) of the DC Contributors Disclosure Schedule, which is true and correct in all material respects as of the date of this Agreement, sets forth the warranty and recall and similar related expenses incurred by the Company and the Company Subsidiaries between December 31, 2003 and March 31, 2007.

(b)           As of the date of this Agreement, except as set forth in Section 3.18(b) of the DC Contributors Disclosure Schedule, there are no material pending Actions for negligence, manufacturing negligence or improper workmanship, or material pending Actions in whole or in part premised upon product liability, against or otherwise naming as a party the Company, or any Company Subsidiary, or any predecessor in interest of any of the foregoing Persons, or, to the DC Contributors’ Knowledge, threatened in writing or of which the Company has received written notice, that involve a product liability claim for personal injuries, property damage or losses resulting from the ownership, possession, or use of any product manufactured, sold or delivered by the Company, a Company Subsidiary, or a predecessor in interest of any of the foregoing Persons, which would reasonably be likely to result in a liability of the Company, or any Company Subsidiary of more than $10 million.  Except as set forth in Section 3.18(b) of the DC Contributors Disclosure Schedule, neither the Company nor any Company Subsidiary nor any predecessor in interest of any of the foregoing Persons has received any reservation of rights or declination of coverage from any insurer regarding the matters set forth in Section 3.18(b) of the DC Contributors Disclosure Schedule.

SECTION 3.19.  Securitizations.  (a) Each of the Company and the Company Subsidiaries, to the extent that it is a servicer of any Securitization Transaction (in such a capacity, a “Securitization Servicer”), is in compliance in all material respects with all Contracts to which it is bound under such Securitization Transaction (collectively referred to as the “Securitization Instruments”).  As of the date of this Agreement, no Securitization Servicer has received any notice of a servicer termination event under any Securitization Transaction (and, to the DC Contributors’ Knowledge, no event has occurred or is continuing that would reasonably be expected to give rise to any such servicer termination event).  Each of the Company and the Company Subsidiaries, to the extent that it is a depositor or issuing entity in any Securitization Transaction, has performed in all material respects all of its respective obligations under the Securitization Instruments with respect to such Securitization Transaction.

(b)           Since December 31, 2005, each of the Company and the Company Subsidiaries, to the extent that it is a depositor in any Securitization Transaction, has made or caused to be made all filings required to be made by it under the Exchange Act.  There is no Action pending or, to the Knowledge of the DC Contributors, threatened in writing, in which it is alleged that any private placement memorandum or other offering document issued in any Securitization Transaction, or any amendment or supplement thereto, contained, as of the date on which it was issued, any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  No securities were issued or sold by the Company or any Company Subsidiary in violation of Section 5 of the Securities Act in any Securitization Transaction.  Neither the Company nor any Company Subsidiary nor any Securitization SPV, in each case to the extent that it is an issuing entity in any Securitization Transaction, is required to register as an investment company under the Investment Company Act of 1940, as amended.

(c)           Since December 31, 2005, no nationally recognized statistical rating agency has downgraded or withdrawn its rating of any securities that were rated at least BBB or its equivalent by any Rating Agency at issuance of any Securitization Transaction or placed any such ratings on a credit watch for possible downgrade, except for any such event that has resulted from a downgrade, withdrawal or credit watch with respect to the credit rating of a third party credit enhancement provider and except for any such event not caused by the actions or inactions of the Company or any Company Subsidiary.

(d)           No event of default, servicer default or similar event has occurred under any Securitization Instrument and no cash trapping trigger event or other event requiring the increase of credit enhancement for any Securitization Transaction has occurred (and, to the DC

Contributors’ Knowledge, no event has occurred or is continuing that would reasonably be expected to give rise to any of the foregoing events) except (i) as described in Section 3.19(d) of the DC Contributors Disclosure Schedule, or (ii) any cash trapping trigger or other event requiring the increase of credit enhancement for any Securitization Transaction that occurred as a result of the performance of the related pool of assets.

(e)           Except as provided in Section 3.19(e) of the DC Contributors Disclosure Schedule, neither the Company nor any Company Subsidiary has acted in the capacity of guarantor or credit enhancer in any Securitization Transaction, nor has the Company or any Company Subsidiary provided any type of guaranty in any Securitization Transaction with respect to any payments of principal and/or interest in connection with any issued securities; provided, however, that for the purposes of this Section 3.19(e), neither the Company nor any Company Subsidiary shall be deemed a “guarantor” or “credit enhancer” solely by reason of owning or holding any credit residual, subordinate interest, credit reserve account or similar instrument or account related to any Securitization Transaction.

SECTION 3.20.  Derivative Transactions.  Except as would not have a Company Material Adverse Effect, (i) all Derivative Transactions entered into by the Company or any Company Subsidiary were entered into in accordance with applicable rules, regulations and policies of any regulatory authority with jurisdiction over such Person and (ii) except as modified in order to address a request of any Rating Agency, all Derivative Transactions and repurchase or reverse repurchase transactions entered into by the Company or any Company Subsidiary were entered into in accordance with the investments, securities, commodities, risk management and other policies, practices and procedures employed by such Person, and were entered into with counterparties believed at the time to be financially responsible and able to understand (either alone or in consultation with their advisers) and to bear the risks of such Derivative Transactions and repurchase or reverse repurchase transactions.  Except as would not have a Company Material Adverse Effect, each of the Company and the Company Subsidiaries has duly performed all of its obligations under the Derivative Transactions to which it is a party and under the repurchase or reverse repurchase transactions to which it is a party to the extent that such obligations to perform have accrued, and, to the DC Contributors’ Knowledge, there are no breaches, violations or defaults by any party thereunder.

SECTION 3.21.  Investment Securities.  Except as would not have a Company Material Adverse Effect, each of the Company and the Company Subsidiaries has good title to all securities owned by it (except those sold under repurchase agreements or held in any fiduciary or agency capacity), free and clear of any Encumbrance (other than Permitted Encumbrances), except to the extent such securities or commodities are pledged in the ordinary course of business to secure obligations of any of the Company and the Company Subsidiaries.  Such securities are valued on the books of the Company and the Company Subsidiaries in accordance with the Accounting Principles in all material respects.  The Company and the Company Subsidiaries employ investment, securities, risk management and other policies, practices and procedures which the Company believes are prudent and reasonable in the context of such businesses in all material respects.

SECTION 3.22.  Sufficiency of Assets.  The tangible assets of each of the Financial Services Business and Industrial Business are in normal operating condition and repair,

subject to ordinary wear and tear, and sufficient for the operation of such business as currently conducted, except where such instances of noncompliance with the foregoing would not have a Company Material Adverse Effect.  To the DC Contributors’ Knowledge, there are no material Omitted Assets or material Omitted Services.  DCC has received fair value as consideration for the transfer of all Equity Interests in FinCo to the Company, which was effected on May 11, 2007 and is described in Section 3.22 of the DC Contributors Disclosure Schedule.

SECTION 3.23.  FinCo/DCC/Guarantor Transition Services.  Except for the services set forth in Section 3.23 of the DC Contributors Disclosure Schedule, the Ancillary Agreements will provide the Company and the Company Subsidiaries for the periods provided therein with access to all material services provided as of the date of this Agreement by the DC Contributors and their Affiliates (other than services historically provided by the Company and the Company Subsidiaries) to the Company Business, except for such services as are subsequently made the subject of an agreement pursuant to Section 5.13.  To the DC Contributors’ Knowledge, there are no material Omitted Assets or material Omitted Services.

SECTION 3.24.  Certain Business Practices.  The Company and each Company Subsidiary are in compliance with the legal requirements under the Foreign Corrupt Practices Act (15 U.S.C. §§ 78dd-1, et seq) (the “FCPA”), except for failures, whether individually or in the aggregate, to maintain books and records or internal controls as required thereunder to the extent such failures are not material.  To the DC Contributors’ Knowledge, since April 1, 2004, neither the Company, nor any Company Subsidiary, nor any director, officer, employee or agent thereof, acting on its, his or her own behalf or on behalf of any of the foregoing Persons, has offered, promised, authorized the payment of, or paid, any money, or the transfer of anything of value, directly or indirectly, to or for the benefit of: (x) any employee, official, agent or other representative of any foreign government or department, agency or instrumentality thereof, or of any public international organization; or (y) any foreign political party or official thereof or candidate for foreign political office for the purpose of influencing any act or decision of such recipient in the recipient’s official capacity, or inducing such recipient to use his, her or its influence to affect any act or decision of such foreign government or department, agency or instrumentality thereof or of such public international organization, or securing any improper advantage, in the case of both (x) and (y) above in order to assist the Company or any Company Subsidiary to obtain or retain business for, or to direct business to, either the Company or any Company Subsidiary and under circumstances which would subject the Company or any Company Subsidiary to material liability under any applicable Laws of the United States (including the FCPA) or of any foreign jurisdiction where the Company or any Company Subsidiary does business relating to corruption, bribery, ethical business conduct, money laundering, political contributions, gifts and gratuities, or lawful expenses.

SECTION 3.25.  Insurance.  The Company and its Subsidiaries, directly or indirectly through the Guarantor or its Affiliates (other than the Company and its Subsidiaries), maintain certain policies of casualty and liability insurance as set forth in Section 3.25 of the DC Contributors Disclosure Schedule (the “DCC Insurance Policy”) or self-insurance arrangements with respect to their assets, which policies and arrangements provide reasonably adequate insurance coverage customary for the industry for the Company and the Company Subsidiaries, except where such failures to maintain such policies or arrangements would not have a Company Material Adverse Effect.  Except for such instances as would not have a Company Material

Adverse Effect, (i) each DCC Insurance Policy is valid and enforceable and is in full force and effect, all premiums with respect thereto are currently paid or reserved for, (ii) neither the Company nor any Company Subsidiary has failed to give notice or present any claim under any DCC Insurance Policy in due and timely fashion, and (iii) there are no outstanding material unpaid claims by the Company or any Company Subsidiary under any DCC Insurance Policy.  To the DC Contributors’ Knowledge, (i) no basis exists for early termination of any DCC Insurance Policy on the part of the insurer and (ii) no facts or circumstances exist which would relieve the insurer under any DCC Insurance Policy of its obligation to satisfy in full (net of deductibles) any valid claim of the Company or any Company Subsidiary thereunder, except, in the cases of items (i) and (ii), such instances thereof as would not have a Company Material Adverse Effect.

SECTION 3.26.  Insurance Regulation.  (a) The DC Contributors have delivered to the Investor true and complete copies of (i) all material registrations, filings and submissions made since December 31, 2004 by the Insurance Subsidiary or the Insurance Agency with any insurance regulatory authority and (ii) any material reports on financial examination, market conduct reports and other reports issued since December 31, 2004 by any insurance regulatory authority that relate to the Insurance Subsidiary.  The Insurance Subsidiary and the Insurance Agency have filed all material reports, statements, documents, registrations, filings or submissions required to be filed by them with any insurance regulatory authority since December 31, 2004, and all such reports, statements, documents, registrations, filings or submissions were in all material respects true, complete and accurate when filed, except as set forth in the notes, exhibits or amendments thereto.

(b)           All Insurance Contracts are, to the extent required under applicable insurance Laws, on forms and at rates approved by the insurance regulatory authority of the jurisdiction where issued or, to the extent required by applicable insurance Laws, have been filed with and not materially objected to by such authority within the period provided for objection, except for such instances as would not have a Company Material Adverse Effect.  The Insurance Subsidiary is not a party to any material finite or similar nontraditional insurance or reinsurance agreement in writing or side letter agreement related to finite or similar nontraditional insurance or reinsurance.  Neither the Insurance Subsidiary nor the Insurance Agency is a party to any written market services agreement, placement services agreement, or similar agreement providing for the payment of contingent commissions to any agent, broker, producer or other insurance or reinsurance intermediary.

(c)           To the DC Contributors’ Knowledge, each of the brokers, customer representatives, managing general agents, solicitors, producers and agents offering, selling or soliciting insurance products or services for the Insurance Agency (each, an “Insurance Representative”) is, and has been at all times that such person has acted as an Insurance Representative for the Insurance Agency, duly registered with and/or licensed by the appropriate Governmental Authority in jurisdictions where such Insurance Representative conducts business of a nature requiring such registration and/or license and has been duly appointed by each entity for which it offers or sells such products or services, except where such failures to be so registered, licensed or appointed would not have a Company Material Adverse Effect.  No Insurance Representative has violated (with or without notice or the lapse of time or both) in any material respect any material term or provision of any Law applicable to the broking, writing, sale or production of the business of the Insurance Agency, except for such violations as would not have a Company Material Adverse Effect.

SECTION 3.27.  Cash/Debt Indemnification Amount.  (a) The Entity Cash Amount is the amount set forth on Schedule 3.27(a) of the DC Contributors Disclosure Schedule.

(b)           The Entity Debt Amount is the amount set forth on Schedule 3.27(b) of the DC Contributors Disclosure Schedule.

SECTION 3.28.  Brokers.  Except for JPMorgan Chase & Co., no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or the Ancillary Agreements based upon arrangements made by or on behalf of the DC Contributors.  The DC Contributors are solely responsible for the fees and expenses of JPMorgan Chase & Co.

SECTION 3.29.  Disclaimer of the DC Contributors.  (a) EXCEPT AS SET FORTH IN THIS ARTICLE III, NONE OF THE DC CONTRIBUTORS, THEIR AFFILIATES OR ANY OF THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES OR REPRESENTATIVES MAKE OR HAVE MADE ANY OTHER REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, IN RESPECT OF THE COMPANY, THE COMPANY SUBSIDIARIES, THE ASSETS OR LIABILITIES OF THE COMPANY OR THE COMPANY SUBSIDIARIES OR THE INVESTOR EQUITY INTERESTS, INCLUDING WITH RESPECT TO (I) MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE, (II) THE OPERATION OF THE COMPANY BUSINESS BY THE INVESTOR AFTER THE CLOSING IN ANY MANNER OTHER THAN AS USED AND OPERATED BY THE DC CONTRIBUTORS, THE COMPANY AND THE COMPANY SUBSIDIARIES, OR (III) THE PROBABLE SUCCESS OR PROFITABILITY OF THE COMPANY BUSINESS AFTER THE CLOSING.

(b)           OTHER THAN THE INDEMNIFICATION OBLIGATIONS OF THE DC CONTRIBUTORS SET FORTH IN ARTICLES VII AND IX, NONE OF THE DC CONTRIBUTORS, THEIR AFFILIATES OR ANY OF THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES OR REPRESENTATIVES WILL HAVE OR BE SUBJECT TO ANY LIABILITY OR INDEMNIFICATION OBLIGATION TO THE INVESTOR OR TO ANY OTHER PERSON RESULTING FROM THE DISTRIBUTION TO THE INVESTOR, ITS AFFILIATES OR REPRESENTATIVES OF, OR THE INVESTOR’S USE OF, ANY INFORMATION RELATING TO THE COMPANY BUSINESS, INCLUDING ANY INFORMATION, DOCUMENTS OR MATERIAL MADE AVAILABLE TO THE INVESTOR, WHETHER ORALLY OR IN WRITING, IN CERTAIN “DATA ROOMS,” MANAGEMENT PRESENTATIONS, FUNCTIONAL “BREAK-OUT” DISCUSSIONS, RESPONSES TO QUESTIONS SUBMITTED ON BEHALF OF THE INVESTOR OR IN ANY OTHER FORM IN EXPECTATION OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

(c)           THE INVESTOR HAS RECEIVED AND MAY CONTINUE TO RECEIVE FROM THE DC CONTRIBUTORS, THE COMPANY, THE COMPANY SUBSIDIARIES AND THEIR RESPECTIVE REPRESENTATIVES CERTAIN ESTIMATES,

PROJECTIONS AND OTHER FORECASTS FOR THE COMPANY AND THE COMPANY SUBSIDIARIES AND CERTAIN PLAN AND BUDGET INFORMATION.  THE INVESTOR ACKNOWLEDGES THAT THESE ESTIMATES, PROJECTIONS, FORECASTS, PLANS AND BUDGETS AND THE ASSUMPTIONS ON WHICH THEY ARE BASED WERE PREPARED FOR SPECIFIC PURPOSES AND MAY VARY SIGNIFICANTLY FROM EACH OTHER.  FURTHER, THE INVESTOR ACKNOWLEDGES THAT THERE ARE UNCERTAINTIES INHERENT IN ATTEMPTING TO MAKE SUCH ESTIMATES, PROJECTIONS, FORECASTS, PLANS AND BUDGETS, THAT THE INVESTOR IS TAKING FULL RESPONSIBILITY FOR MAKING ITS OWN EVALUATION OF THE ADEQUACY AND ACCURACY OF ALL ESTIMATES, PROJECTIONS, FORECASTS, PLANS AND BUDGETS SO FURNISHED TO IT, AND THAT THE INVESTOR IS NOT RELYING ON ANY ESTIMATES, PROJECTIONS, FORECASTS, PLANS OR BUDGETS FURNISHED BY THE DC CONTRIBUTORS, THE COMPANY, THE COMPANY SUBSIDIARIES OR THEIR RESPECTIVE REPRESENTATIVES, AND THE INVESTOR SHALL NOT HOLD ANY SUCH PERSON LIABLE WITH RESPECT THERETO.  THE DC CONTRIBUTORS DO NOT MAKE ANY REPRESENTATION OR WARRANTY WITH RESPECT TO ANY ESTIMATES, PROJECTIONS, FORECASTS, PLANS OR BUDGETS.  ANY SUCH OTHER REPRESENTATION OR WARRANTY IS HEREBY EXPRESSLY DISCLAIMED BY THE DC CONTRIBUTORS AND WAIVED BY THE INVESTOR.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES
OF THE INVESTOR

The Investor hereby represents and warrants to the DC Contributors as follows:

SECTION 4.01.  Organization and Authority of the Investor.  The Investor is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware and has all necessary limited liability company power and authority to enter into this Agreement and the Ancillary Agreements to which the Investor is or will be a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.  The Investor is duly licensed or qualified to do business and is in good standing (if such concept is applicable) in each jurisdiction in which the properties owned or leased by it or the operation of its business makes such licensing or qualification necessary, except to the extent that such failures to be so licensed, qualified or in good standing would not have an Investor Material Adverse Effect.  The execution and delivery by the Investor of this Agreement and the Ancillary Agreements to which the Investor is or will be a party, the performance by the Investor of its obligations hereunder and thereunder and the consummation by the Investor of the transactions contemplated hereby and thereby have been duly authorized by all requisite limited liability company action on the part of the Investor and its members.  This Agreement has been, and, upon their execution, the Ancillary Agreements to which the Investor is or will be a party, shall have been, duly executed and delivered by the Investor, and (assuming due authorization, execution and delivery by the other parties hereto or thereto, as applicable) this Agreement constitutes, and, upon their execution, the Ancillary Agreements to which the Investor is or will be a party, shall constitute, legal, valid and binding obligations of the Investor, enforceable against the Investor in accordance with their respective terms, subject to the effect of any applicable bankruptcy, insolvency (including all Laws relating to fraudulent transfers), reorganization, moratorium or similar laws affecting creditors’ rights generally and subject to the effect of general principles of equity (regardless of whether considered in a proceeding at law or in equity).

SECTION 4.02.  No Conflict.  Assuming that all consents, approvals, authorizations and other actions described in Section 4.03 have been obtained, all filings and notifications described in Section 4.03 have been made and any applicable waiting period has expired or been terminated, and except as may result from any facts or circumstances relating solely to the DC Contributors, the execution, delivery and performance of this Agreement and the Ancillary Agreements, to which the Investor is a party, by the Investor do not and will not (a) violate, conflict with or result in the breach of any provision of the Fundamental Documents of the Investor, (b) conflict with or violate any Law or Governmental Order applicable to the Investor or any Subsidiary of the Investor, (c) except as set forth in Section 4.02 of the Investor Disclosure Schedule, conflict with, result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination, amendment, payment, acceleration, suspension, revocation or cancellation of, any note, bond, mortgage or indenture, contract, agreement, lease, sublease, license, permit, franchise or other instrument or arrangement to which the Investor or any Subsidiary of the Investor is a party or (d) result in the creation of any Encumbrances upon the assets of the Investor, except, in the case of each of clauses (b), (c) and (d), as would not, individually or in the aggregate, have an Investor Material Adverse Effect.

SECTION 4.03.  Governmental Consents and Approvals.  The execution, delivery and performance of this Agreement and each Ancillary Agreement, to which the Investor is a party, by the Investor do not and will not require any consent, approval, authorization or other order of, action by, filing with, or notification to, any Governmental Authority, except (a) as described or required to be described in Section 3.05 of the DC Contributors Disclosure, (b) the premerger notification and waiting period requirements of the HSR Act, (c) the requirements of the Antitrust Laws of any other relevant jurisdiction, except where failure to obtain such consent, approval, authorization or action, or to make such filing or notification, would not prevent or materially delay the consummation by the Investor of the transactions contemplated by this Agreement and the Ancillary Agreements and would not have an Investor Material Adverse Effect, or (d) as may be necessary as a result of any facts or circumstances relating solely to the DC Contributors or any of their Affiliates (including the Company and the Company Subsidiaries).

SECTION 4.04.  Litigation.  As of the date hereof, no Action by or against the Investor is pending or, to the Knowledge of the Investor, threatened, which could affect the legality, validity or enforceability of this Agreement, any Ancillary Agreement or the consummation of the transactions contemplated hereby or thereby.

SECTION 4.05.  Financing.  (a) Assuming the satisfaction of all conditions to funding set forth in the Equity Financing Commitment, the Investor will have available on the Closing Date all funds necessary to (i) pay the Closing Date Cash Contribution and all other amounts payable hereunder, and (ii) pay any fees and expenses payable by the Investor in connection with the transactions contemplated hereby on the Closing Date.

(b)           The Investor has delivered to the DC Contributors true and complete copies (but excluding any fee and sponsor letters referenced therein) of (i) the commitment letters, dated as of the date of this Agreement (the “Debt Financing Commitments”), from the financing sources identified therein, pursuant to which such financing sources have committed, subject to the terms and conditions thereof, to lend the amounts set forth therein to the Company and/or certain of the Company Subsidiaries from and after the Closing (the “Debt Financing”), and (ii) the equity commitment letter, dated as of the date of this Agreement (the “Equity Financing Commitment”; and together with the Debt Financing Commitments, the “Financing Commitments”), pursuant to which Cerberus Capital Management, L.P., on behalf of certain funds and accounts managed by it and its Affiliates, has committed, subject to the terms and conditions thereof, to provide equity financing to the Investor in the aggregate cash amounts set forth therein for the payment of the amounts referred to in clauses (i) and (ii) of Section 4.05(a) (the “Equity Financing”).  As of the date of this Agreement, (i) none of the Financing Commitments has been amended or modified and (ii) the respective commitments contained in the Financing Commitments have not been withdrawn or rescinded in any respect.  The Equity Financing Commitment, in the form so delivered, is in full force and effect (unless it has terminated, after the date of this Agreement, in accordance with its terms) and is a legal, valid and binding obligation of the Investor and the other party thereto.  Each of the Debt Financing Commitments, in the form so delivered, is in full force and effect (unless it has terminated, after the date of this Agreement, in accordance with its terms) and is a legal, valid and binding obligation of the Investor, to the extent a party thereto, and the other parties thereto for so long as it remains in full force and effect.  As of the date of this Agreement, to the Investor’s Knowledge, no event has occurred which, with or without notice, lapse of time or both, would constitute a default or breach on the part of the Investor under any term or condition of the Financing Commitments.  To the Investor’s Knowledge, as of the date of this Agreement, the Investor has no reason to believe that it will be unable to satisfy on a timely basis any term or condition of closing to be satisfied by it contained in the Financing Commitments.  The Investor has fully paid, to the extent due and payable, any and all commitment fees incurred in connection with the Financing Commitments.  Notwithstanding anything in this Agreement to the contrary, the Debt Financing Commitments may be superseded after the date of this Agreement but prior to the Closing Date by new financing commitments that amend, modify or replace the Debt Financing Commitments (the “New Debt Financing Commitments”), so long as the New Debt Financing Commitments do not reduce the aggregate amount of the Debt Financing, do not adversely amend or expand the conditions to drawdown of the Debt Financing in any respect that would make such conditions reasonably less likely to be satisfied, and are not reasonably expected to delay the Closing.  In the event the Debt Financing Commitments are superseded by New Debt Financing Commitments, the term “Debt Financing Commitment” as used herein shall be deemed to mean New Debt Financing Commitments to the extent then in effect.

SECTION 4.06.  Investment Purpose.  The Investor is acquiring the Investor Equity Interests solely for the purpose of investment and not with a view to, or for offer or sale in connection with, any distribution thereof other than in compliance with all applicable Laws, including United States federal securities laws.  The Investor agrees that the Investor Equity Interests may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act and any applicable state securities laws, except pursuant to an exemption from such registration under the Securities Act and such Laws.  The Investor is able to bear the economic risk of holding the Investor Equity Interests for an indefinite period (including total loss of its investment) and (either alone or together with its advisors) has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risk of its investment.

SECTION 4.07.  Dispositions.  The Investor does not have any current plan or intention to sell or dispose of the Financial Services Business, the Industrial Business or any substantial part thereof.

SECTION 4.08.  Auburn Hills Entities.  (a) Auburn Hills Mezzanine LLC (“Mezzanine LLC”) is a Delaware limited liability company and is, and at all times since its formation has been, treated as disregarded as separate from the Company for United States federal income tax purposes.  Mezzanine LLC was formed on July 19, 2007 and has not engaged in any business activity other than holding all of the equity interests in Owner LLC prior to the Closing Date.  All of the equity interests in Mezzanine LLC are owned by the Company.

(b)           Owner LLC is a Delaware limited liability company and is, and at all times since its formation has been, treated as disregarded as separate from the Company for United States federal income tax purposes.  Owner LLC was formed on July 19, 2007 and has not engaged in any business activity prior to the Closing Date.

SECTION 4.09.  Brokers.  No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or the Ancillary Agreements based upon arrangements made by or on behalf of the Investor.

ARTICLE V

ADDITIONAL AGREEMENTS

SECTION 5.01.  Conduct of Business of the Company Prior to the Closing.  (a) The DC Contributors covenant and agree that, except for the Pre-Closing Restructuring Transactions or as described in Section 5.01(a) of the DC Contributors Disclosure Schedule, between the date hereof and the Closing the DC Contributors shall cause the Company and each Company Subsidiary to (i) conduct each of the Financial Services Business and the Industrial Business in the ordinary course, (ii) use their reasonable efforts to preserve intact in all material respects the business organization of each of the Financial Services Business and the Industrial Business, (iii) use their commercially reasonable efforts to preserve in all material respects the present relationships of each of the Financial Services Companies and the Industrial Companies with their respective customers, suppliers and others having significant business dealings with them, (iv) not take any action that would reasonably be likely to materially prevent or delay the transactions contemplated by this Agreement and the Ancillary Agreements, (v) not declare, make or pay any dividends or distributions (whether in cash, securities or other property or by allocation of additional Indebtedness to the Company or a Company Subsidiary without receipt of fair value), other than dividends and distributions made or paid by any Company Subsidiary (A) solely to either FinCo, DCC or another Company Subsidiary that is its direct parent (but not to the Company), or (B) in an amount not in excess of the aggregate amounts contributed to the Company or any Company Subsidiary after January 1, 2007 in order to effectuate the Pre-

Closing Restructuring Transactions, and (vi) not take any action to cause any of the DC Contributors’ representations and warranties set forth in Article III to be untrue in any material respect as of any such date when such representation or warranty is made or deemed to be made.

(b)           Without limiting the generality of the provisions of Section 5.01(a), except for the Pre-Closing Restructuring Transactions performed in accordance with Section 5.05 or as described in Section 5.01(b) of the DC Contributors Disclosure Schedule or otherwise expressly contemplated by this Agreement, without the consent of the Investor (which shall not unreasonably be withheld, delayed or conditioned), between the date hereof and the Closing, the DC Contributors shall cause the Company and each Company Subsidiary not to:

(i)            amend the Fundamental Documents of the Company or any Company Subsidiary or effect a split or reclassification or other adjustment of Equity Interests of the Company or any Company Subsidiary or a recapitalization thereof (in each case other than pursuant to Section 5.05);

(ii)           make any material change in financial or accounting principles or in the manner of applying such principles, other than as may be required by the SEC, GAAP, the Accounting Principles or applicable Tax law, or make or revoke any material election relating to Taxes of the Company or any Company Subsidiary;

(iii)          acquire (including by merger, consolidation, combination or acquisition of Equity Interests or assets) any Person or business or division thereof (other than acquisitions of portfolio assets and acquisitions in the ordinary course of business consistent with past practice) in a transaction (or series of related transactions) where the aggregate consideration paid or received (including noncash equity consideration) exceeds $50,000,000, other than transactions among the Company and the Company Subsidiaries;

(iv)          issue, sell, pledge, dispose of or encumber (except for Permitted Encumbrances described in clause (a) of the definition thereof), or authorize the issuance, sale, pledge, disposition or encumbrance of, except to the Company or any of the Company Subsidiaries, any Equity Interest of the Company or any Company Subsidiary, or any Equity Interest of, or similar interest in, a joint venture or similar arrangement to which the Company or a Company Subsidiary is party;

(v)           sell, pledge, dispose of or encumber any assets of the Company and the Company Subsidiaries (except (A) sales of inventory in the ordinary course of business, (B) sales of loans, receivables and other assets of the Financial Services Companies in Securitization Transactions, or otherwise, in the ordinary course of business or pursuant to Contracts in effect on the date hereof and set forth in Section 3.17(a) of the DC Contributors Disclosure Schedule, (C) dispositions of obsolete, nonperforming or worthless assets, (D) individual sales of assets (or a series of related sales) in arms’-length transactions not in excess of

$25,000,000, or during any 60-day period, $100,000,000 in the aggregate, and (E) the creation of Permitted Encumbrances);

(vi)          other than as is required by the terms of an existing Company Benefit Plan or Collective Bargaining Agreement or as may be required by applicable Law or pursuant to the Pre-Closing Restructuring Transactions contemplated by Section 5.05 or the Project X Restructuring, (A) increase the compensation or benefits of any present or former employee of the Company or any Company Subsidiary (except for increases in salary or wages in the ordinary course of business consistent with past practice), (B) grant any severance or termination pay to any present or former employee of the Company or any Company Subsidiary (except in the ordinary course of business consistent with past practice), (C) establish, adopt, enter into, amend or terminate any Company Benefit Plan (except in the ordinary course of business consistent with past practice), (D) grant any equity or equity-based awards or (E) increase or promise to increase the funding under any Company Benefit Plan subject to Title IV of ERISA;

(vii)         in the case of FinCo or any Subsidiary thereof, pay, discharge or satisfy (A) any Intercompany Indebtedness, except for allocated Intercompany Indebtedness (financial liabilities) as determined on the Financial Services Business Carve-Out Basis, as set forth in Note 1 to the December 31, 2006 Financial Services Business Carve-Out Financial Statements, as modified by the principles and procedures set forth on Schedule 5.17 (stand-alone procedures), or (B) any Indebtedness (including Indebtedness permitted to be paid by clause (A)), except to the extent the aggregate amount of Indebtedness so paid, discharged or satisfied does not exceed $15 billion in the aggregate;

(viii)        in the case of FinCo or any Subsidiary thereof, except for Indebtedness thereof which is incurred or created in connection with Securitization Transactions in the ordinary course of business and not contemplated by Section 8.02(h) to be refinanced upon the consummation of the transactions contemplated by this Agreement, incur, create or suffer to exist as of the Closing Date Indebtedness (including any deemed allocation thereof on the books and records of the DC Contributors or any of their Affiliates), to the extent that the aggregate Indebtedness of the Financial Services Companies would exceed $38.5 billion;

(ix)           incur indemnification obligations other than in the ordinary course of business;

(x)            [intentionally omitted];

(xi)           except in accordance with the existing risk policies and limits of the Company and the Company Subsidiaries as of the date hereof, restructure or change in any materially adverse respect the gap position of the Company and the Company Subsidiaries, whether through purchases, sales, hedges, swaps, caps or collars or otherwise, or the manner in which any current hedges are classified or reported;

(xii)          alter, whether through a complete or partial liquidation, dissolution, merger, consolidation, restructuring, reorganization or in any other manner, the legal structure or ownership of the Company or any Company Subsidiary or any material joint venture to which any Company Subsidiary is a party, or adopt or approve a plan with respect to any of the foregoing (in each case other than pursuant to Section 5.05);

(xiii)         revalue in any material respect any of its assets, including writing-off notes or accounts receivable other than in the ordinary course of business consistent with past practice or other than as required by the Accounting Principles;

(xiv)        amend or otherwise modify materially adversely to the Company or any of the Company Subsidiaries any material Affiliate Contract, material Intercompany Contract or material Company Contract, or terminate any material Affiliate Contract, material Intercompany Contract or material Company Contract to the material adverse detriment of the Company or any of the Company Subsidiaries;

(xv)         enter into any agreement or arrangement that limits or otherwise restricts or that would reasonably be expected to, after the Closing, restrict or limit (A) the Company, any of the Company Subsidiaries or any successor thereto, in any material respect, or (B) any Affiliates of the Company or any successor thereto (other than the Company or any of the Company Subsidiaries), in the case of each of clause (A) or (B), from engaging or competing in any line of business or in any geographic area;

(xvi)        take any action to (A) effect the hiring by the DC Contributors or any Affiliate thereof (other than the Company and the Company Subsidiaries), or the engagement by any of such Persons of the services of, on or after the date hereof, any employees of the Company or the Company Subsidiaries (or any employee contemplated to become an employee of the Company or the Company Subsidiaries pursuant to the term sheet for the International Distribution Agreement) designated as grades “96”, “97” or higher, or any comparable designation of the DC Contributors, or cause the Company or any of the Company Subsidiaries to hire or engage the services of, on or after the date hereof any employees of the DC Contributors or any Affiliate thereof (other than the Company and the Company Subsidiaries) designated as grades “96”, “97” or higher or any comparable designation of the DC Contributors, or (B) solicit for employment by the DC Contributors or any Affiliate thereof (other than the Company and the Company Subsidiaries) any employees of the Company or the Company Subsidiaries (or any employee contemplated to become an employee of the Company or the Company Subsidiaries pursuant to the term sheet for the International Distribution Agreement) designated as grade “95”, or any comparable designation of the DC Contributors, (other than general solicitations of employment not specifically directed toward Company Employees);

(xvii)       cause or permit asset originations by the Financial Services Business (or any of its units) to be inconsistent in any materially respect with past practice;

(xviii)      dispose of or fail to keep in effect any rights in, to or for material patents, patent applications, registered trademarks and service marks, registered copyrights, and applications therefore included in the Company Intellectual Property or the DC Contributors Intellectual Property, the loss of which would reasonably be expected to have a Company Material Adverse Effect;

(xix)         enter into any purchase orders, commitments or agreements, in each case for capital expenditures of the Company Business, exceeding $100 million in the aggregate in connection with any single project;

(xx)          if such Company Subsidiary is a Financial Services Company, enter into any material transaction (or series of related transactions that collectively are material) with any Industrial Company, or if such Company Subsidiary is an Industrial Company, enter into any material transaction (or series of related transactions that collectively are material) with any Financial Services Company, other than (A) pursuant to a Company Contract set forth in Section 3.17(a) of the DC Contributors Disclosure Schedule, (B) pursuant to the Pre-Closing Restructuring Transactions in accordance with Section 5.05 or as otherwise expressly contemplated by this Agreement, (C) as set forth in Section 5.01(b)(xx) of the DC Contributors Disclosure Schedule, (D) for the sole purpose of, and affecting, a bona fide purchase and sale of goods and/or services between such parties in the ordinary course of business consistent with past practice, where such purchase and sale is necessary or advisable for the prudent operation of the Industrial Business and the Financial Services Business (except to the extent constituting (1) a sale of loans, receivables or similar obligations, or (2) a transaction in which an equity investment or capital contribution is being made by a Financial Services Company in an Industrial Company), or (E) in the ordinary course of business consistent with past practice;

(xxi)         take any action to permit a significant increase (based on book value) in the ratio of lease assets to loan assets of the Financial Services Companies at any time relative to such ratio as of March 31, 2007;

(xxii)        defer or fail to make any cash payments required to be made pursuant to any Company Benefit Plan (including any Company Benefit Plan with respect to other post-employment benefits);

(xxiii)       make any material changes in policies or practices of the Insurance Subsidiary relating to reserving, claims handling or underwriting;

(xxiv)       enter into any Contract with, or terminate, amend, or otherwise modify any Contract with, the Persons listed in Section 5.01(b)(xxiv) of the DC Contributors Disclosure Schedule or any Affiliate thereof;

(xxv)        take any action to effect, or otherwise permit, the offering by the DC Contributors or any Affiliate thereof (other than the Company and the Company Subsidiaries) of financial services (including insurance coverage) to dealers in the United States or Canada and engaged in, or required to be engaged in, the marketing and sale of vehicles distributed, marketed or sold by the Industrial Companies pursuant to one or more Contracts with the Company, the Company Subsidiaries or their licensed distributors; or

(xxvi)       agree to take any of the actions referred to in any of clauses (i) through (xxv) above.

SECTION 5.02.  Access to Company Information.  (a) From the date hereof until the Closing, upon reasonable notice, the DC Contributors shall cause the Company and each Company Subsidiary and each of their respective officers, directors, employees, agents, representatives, accountants and counsel to (i) afford the Investor and its authorized representatives reasonable access to the personnel, offices, properties and other facilities, and books and records, and use its reasonable efforts to afford access to accountants, of the Company and each Company Subsidiary and (ii) prepare and furnish to the officers, employees, and authorized agents and representatives of the Investor such additional financial and operating data and other information regarding the Financial Services Business and the Industrial Business (and regular reports thereon) as the Investor may from time to time reasonably request; provided, however, that any such access or furnishing of information shall be conducted at the Investor’s expense, during normal business hours, under the supervision of any of the DC Contributors’ personnel and in such a manner as not to materially interfere with the normal operations of the Financial Services Business or the Industrial Business, as the case may be.  In furtherance of the foregoing, following the expiration or termination of mandatory waiting periods (and any extension thereof) prescribed by the HSR Act, the Antitrust Laws under Council Regulation (EC) No. 139/2004 of 20 January 2004 and Part IX of the Competition Act (Canada), the DC Contributors shall cause the Company to provide office space at the respective headquarters of the Industrial Services Business and the Financial Services Business for a reasonable number of representatives of the Investor, together with customary administrative support, so as to enable such representatives to facilitate the development of the Ancillary Agreements and to plan for an efficient execution of the transactions contemplated by this Agreement.  Notwithstanding anything to the contrary in this Agreement, the DC Contributors shall not be required to disclose any information to the Investor if such disclosure would, in the DC Contributors’ reasonable determination, (x) cause significant competitive harm to the Company Business if the transactions contemplated hereby are not consummated (provided that, in connection with such determination, the DC Contributors shall consider reasonable special access procedures in order to reduce the likelihood of competitive harm resulting from the disclosure of such information), (y) based on the written advice of outside counsel to the DC Contributors, violate the attorney client or work product privileges of the DC Contributors or any of their Affiliates (provided that, in making such determination, the DC Contributors and such outside counsel shall take into account the effect on the preservation of such privilege of any joint defense agreement which the

Investor may propose to enter into in connection with the disclosure of such information), or (z) contravene any applicable Law, fiduciary duty or binding agreement of the DC Contributors or any Affiliates thereof entered into prior to the date hereof (provided that, to the extent reasonably requested by the Investor, the DC Contributors will use its commercially reasonable efforts to seek such amendments or waivers as may be required to avoid such contravention).

(b)           In order to facilitate the resolution of any claims made against or incurred by the DC Contributors relating to the Company Business, for a period of seven years after the Closing or, if shorter, the applicable period specified in the Investor’s document retention policy, as in effect on the date hereof, the Investor shall (i) retain the books and records relating to the Company Business, the Company and the Company Subsidiaries relating to periods prior to the Closing, and (ii) upon reasonable notice, afford the officers, employees, agents and representatives of either of the DC Contributors reasonable access (including the right to make, at the DC Contributors’ expense, photocopies), during normal business hours, to such books and records; provided, however, that the Investor shall notify the DC Contributors at least 30 days in advance of destroying any such books and records prior to the seventh anniversary of the Closing in order to provide the DC Contributors the opportunity to access such books and records in accordance with this Section 5.02(b).

(c)           In order to facilitate the resolution of any claims made against or incurred by the Investor, the Company or any Company Subsidiary relating to the Company Business (and in order to facilitate the preparation of financial statements with respect to the Financial Services Business or the Industrial Business for one or more periods ended at or prior to the Closing), for a period of seven years after the Closing or, if shorter, the applicable period specified in the DC Contributors’ document retention policy, as in effect on the date hereof, the DC Contributors shall (i) retain the books and records relating to the Company Business, the Company and the Company Subsidiaries relating to periods prior to the Closing which shall not otherwise have been delivered to the Investor, the Company or any Company Subsidiary, and (ii) upon reasonable notice, afford the officers, employees, agents and representatives of the Investor, the Company or any Company Subsidiary reasonable access (including the right to make, at the Investor’s expense, photocopies), during normal business hours, to such books and records and to the personnel, and use its reasonable efforts to afford access to accountants, of the Company and Company Subsidiaries; provided, however, that the DC Contributors shall notify the Investor at least 30 days in advance of destroying any such books and records prior to the seventh anniversary of the Closing in order to provide the Investor the opportunity to access such books and records in accordance with this Section 5.02(c).

(d)           For a period of two years after the Closing, the DC Contributors shall cooperate with the Investor, the Company and the Company Subsidiaries regarding insurance-related matters concerning the Company Business by submitting, upon request, to their and their Affiliates’ insurance carriers, and pursuing coverage under their and their Affiliates’ insurance policies for, all valid claims for losses (net of any and all applicable deductibles) of the Company Business that have been made prior to the Closing Date to the extent that they are covered under such insurance policies that provide coverage for such losses on a claims made or occurrence basis and making reasonably available to the Investor, the Company and the Company Subsidiaries those employees of the DC Contributors and their Affiliates who are reasonably necessary for the submission of such claims, the pursuit of such insurance coverage or the defense of any such claims for such losses.  To the extent that the Company or any of the Company Subsidiaries is named as an additional insured in the Guarantor group occurrence-based insurance policies, (i) the coverage under such policies for occurrences that take place after the Closing Date shall cease to be effective as of the Closing Date and (ii) the coverage under such policies for occurrences that take place on or prior to the Closing Date shall cease to be effective on the second anniversary of the Closing Date; provided, however, notwithstanding the foregoing, the Company and the Company Subsidiaries shall not be entitled to coverage under such policies for occurrences that take place on or prior to the Closing Date unless and until the amount of valid claims for losses (net of any and all applicable deductibles) of the Company Business for such occurrences exceeds $100 million in the aggregate.

(e)           Until the Closing, as soon as available and in any event within 20 Business Days after the end of each fiscal month of the Company, the DC Contributors shall cause the Company to deliver to the Investor financial reports that include the categories of accounts and adjustments detailed in the forms of monthly reports set forth in Schedule 5.02(e). Until the Closing and within 60 Business Days after the end of each fiscal quarter of the Company, the DC Contributors shall cause the Company to deliver to the Investor unaudited financial reports for such fiscal quarter that include the categories of accounts and adjustments detailed in the forms of quarterly reports set forth in Schedule 5.02(e) (together with the reports referred to in the preceding sentence, the “Supplemental Financial Reports”).

(f)            As promptly as practicable after the date of this Agreement, the DC Contributors shall provide to the Investor such financial and other information with respect to the Orphan Subsidiaries as the Investor shall reasonably request and in the event that an Orphan Subsidiary shall have had a net worth of less than negative $5 million as of December 31, 2006, the Investor shall be entitled to require that such Orphan Subsidiary (other than Utility Assets LLC, a Delaware limited liability company (“Utility Assets”)) not be a Company Subsidiary and instead be retained by or transferred to the DC Contributors or their Affiliates (it being understood that Utility Assets is a Company Subsidiary).  None of the DC Contributors, the Guarantor or any of their respective Affiliates will have or will be subject to any liability or indemnification obligation to the Investor or any of its Affiliates based on Section 9.02(b) or on a breach of Section 3.07 or Section 3.27 related to the liabilities reflected on the December 31, 2006 unaudited financial statements of Utility Assets.

(g)           The DC Contributors will not cause, or permit to be caused, changes to the directors’ and officers’ liability insurance policies of the Guarantor and its Affiliates, in each case as in effect as of Closing, that would prejudice with respect to events prior to the Closing in any material respect the rights thereunder of any officers or directors of the Company or any Company Subsidiary who are insured under any such policies, in each case prior to the Closing.

(h)           By not later than June 15, 2007, the DC Contributors shall deliver to the Investors the following:

(i)            the unaudited combined balance sheet of the Industrial Companies as of March 31, 2007 and the related unaudited combined statements of operations and comprehensive income and cash flows of the Industrial Companies for the fiscal quarter ended March 31, 2007, with comparative statements of the

Industrial Companies as of December 31, 2006, in each case presented on the Industrial Business Carve Out Basis; and

(ii)           the unaudited combined balance sheet of the Financial Services Companies as of March 31, 2007 and the related unaudited combined statements of operations and comprehensive income and cash flows of the Financial Services Companies for the fiscal quarter March 31, 2007, with comparative statements of the Financial Services Companies as of December 31, 2006, in each case presented on the Financial Services Business Carve Out Basis (the “Unaudited 2007 Financial Services Companies Financial Statements”, and, together with item (i), the “Unaudited 2007 Company Financial Statements”).

(i)            In the event that the Company reasonably determines that it requires any information (including information concerning the assets and liabilities to be transferred to National Sales Companies and the related operations as set forth in the International Distribution Cooperation Agreement described in Exhibit L, or similar information) for the preparation of audited or unaudited financial statements for a period prior to Closing, then the DC Contributors shall take all necessary actions, and use their best efforts, at their own expense, to (x) make available to the Company and its representatives such information as may be required for the preparation of such financial statements (including the Company Financial Statements, Unaudited Company Financial Statements and financial statements in respect of subsequent periods prior to Closing) on a basis which is in compliance with Regulation S-X, and (y) cause the delivery of such information to the Company and the Investor as soon as practicable after the Company or the Investor notifies the DC Contributors about such requirement (except to the extent that the Company’s independent accounting firm certifies to the DC Contributors or one of their Affiliates that the making available of such information and such delivery would be impossible).

SECTION 5.03.  Confidentiality.  (a) The terms of the letter agreement between the Guarantor and Cerberus European Investment LLC dated as of December 20, 2006 (the “Confidentiality Agreement”) are hereby incorporated herein by reference and shall continue in full force and effect until the Closing, at which time the Confidentiality Agreement and the obligations of the Guarantor and Investor under this Section 5.03 shall terminate; provided, however, that the Confidentiality Agreement shall terminate only in respect of that portion of the Confidential Information (as defined in the Confidentiality Agreement) exclusively relating to the transactions contemplated by this Agreement.  If this Agreement is, for any reason, terminated prior to the Closing, the Confidentiality Agreement shall nonetheless continue in full force and effect.

(b)           Nothing provided to the Investor pursuant to Section 5.02 shall in any way amend or diminish the Investor’s obligations under the Confidentiality Agreement.  The Investor acknowledges and agrees that any information provided to the Investor pursuant to Section 5.02(a) or otherwise by the DC Contributors, the Company, any Company Subsidiary or any officer, director, employee, agent, representative, accountant or counsel thereof shall be subject to the terms and conditions of the Confidentiality Agreement.

(c)           Notwithstanding the foregoing or any other provision of this Agreement, either the Investor or the DC Contributors may provide to representatives of labor organizations representing Company Employees notice of the transactions contemplated by this Agreement, a copy of this Agreement, and such additional information, documents, and materials (the “Information”) as it determines is reasonably necessary to satisfy any legal or contractual obligations related to collective bargaining or its relationship with any labor organization but only in the event either of the following occurs:  (i) the other party gives its prior written consent to such disclosure (which consent shall not be unreasonably withheld, conditioned or delayed after the notifying party’s request); or (ii) to comply with a determination by a court or agency of competent jurisdiction.  In either case, the notifying party will, to the extent reasonably practicable and permitted by Law, use commercially reasonable efforts to procure a confidentiality agreement with respect to the Information in form and substance reasonably satisfactory to the other party.  In no event shall a party be precluded hereby from disclosing any Information to any labor organization if a Regional Office of the National Labor Relations Board determines after an investigation to issue a complaint alleging that the party has violated the National Labor Relations Act by failing to provide the Information (in which event the DC Contributors will give the Investor as much prior written notice as practicable before releasing such Information).

SECTION 5.04.  Regulatory and Other Authorizations; Notices and Consents.  (a) Each of the Investor, the DC Contributors and the Company shall, and shall cause each of their respective Affiliates to, use its best efforts to promptly obtain all authorizations, consents, orders and approvals of all Governmental Authorities and officials that may be or become necessary for its execution and delivery of, and the performance of its obligations pursuant to, this Agreement and the Ancillary Agreements and will cooperate fully with each other in promptly seeking to obtain all such authorizations, consents, orders and approvals.

(b)           The DC Contributors and the Investor agree to make as promptly as practicable their respective filings, if necessary, pursuant to the HSR Act with respect to the transactions contemplated by this Agreement, and to supply as promptly as practicable to the appropriate Governmental Authorities any additional information and documentary material that may be requested pursuant to the HSR Act.

(c)           The Investor and DC Contributors agree to make as promptly as practicable their respective filings and notifications, if any, under any other applicable Antitrust Law and to supply as promptly as practicable to the appropriate Governmental Authorities any additional information and documentary material that may be requested pursuant to the applicable Antitrust Law.

(d)           The Investor and the DC Contributors shall promptly notify the other party of any communication it or any of its Affiliates receives from any Governmental Authority relating to the matters that are the subject of this Agreement and permit the other party to review in advance any proposed substantive communication by such party to any Governmental Authority.  Neither the Investor nor the DC Contributors shall agree to participate in any meeting with any Governmental Authority in respect of any filings, investigation (including any settlement of the investigation), litigation or other inquiry unless it consults with the other party in advance and, to the extent permitted by such Governmental Authority, gives the other party the opportunity to attend and participate at such meeting.  The Investor and the DC Contributors will coordinate and cooperate fully with each other in exchanging such information and providing such assistance as the other party may reasonably request in connection with the foregoing and in seeking early termination of any applicable waiting periods, including under the HSR Act.  The Investor and the DC Contributors will provide each other with copies of all correspondence, filings or communications between them or any of their representatives, on the one hand, and any Governmental Authority or members of its staff, on the other hand, with respect to this Agreement and the transactions contemplated by this Agreement.

(e)           The DC Contributors shall not be required to pay any fees or other payments to any Governmental Authorities in order to obtain any such authorization, consent, order or approval (other than normal filing fees that are imposed by Law on the DC Contributors), and in the event that any fees in addition to normal filing fees imposed by Law may be required to obtain any such authorization, consent, order or approval, such fees shall be for the account of the Investor.

SECTION 5.05.   Restructuring Transactions.  (a) The DC Contributors shall, and shall cause the Company and the respective Company Subsidiaries to, take the actions described in Schedule 5.05(a) (the “Pre-Closing Restructuring Transactions”) prior to the Closing.  The Pre-Closing Restructuring Transactions shall be implemented substantially in the manner specified on such Schedule or otherwise in a manner reasonably satisfactory to the Investor.  The DC Contributors shall regularly consult with the Investor regarding the manner and status of the implementation of the Pre-Closing Restructuring Transactions and shall provide the Investor with copies of all material agreements or other documents executed in connection with such transactions.

(b)           The DC Contributors and the Investor shall, and shall cause their respective Affiliates to, take the actions described in Schedule 5.05(b) (the “Post-Closing Restructuring Transactions”) after the Closing.  The Investor and the DC Contributors shall cooperate with each other and shall cause their respective Affiliates and the officers, employees, agents, and representatives of themselves and their respective Affiliates to cooperate with each other and use reasonable best efforts to ensure the timely and orderly completion of the Post-Closing Restructuring Transactions.

(c)           (i)  Notwithstanding anything that may be contained in the NAFTA Macro Step Plan, the Austria Macro Step Plan or the ROW Macro Step Plan (each as included in Schedule 5.05(a)) to the contrary, but subject to paragraph (iii) below, the DC Contributors and the Investor agree that the Pre-Closing Restructuring Transactions, taken as a whole, will not involve transfers of cash from the Company and the Company Subsidiaries, taken as a whole, in excess of the amount of cash transferred pursuant to such step plans by DC Holding, DCNAF and the Guarantor or their Affiliates (excluding the Company or any Company Subsidiary) to the Company and the Company Subsidiaries, taken as a whole.

(ii)  The parties agree that in Step 3 of Phase II of the ROW Macro Step Plan, the amount to be invested by DCC in Chrysler do Brazil Ltda (indicated as $35 million but potentially less) shall be provided to DCC from funds distributed by Chrysler International

Corporation, a Delaware corporation (“CIC”), as described in paragraph (iii) below (or by capital contributions from DCNAF or DC Holding).

(iii) The parties agree that as a result of the steps in Phase II of the Austria Macro Step Plan (as included in Schedule 5.05(a)), all net cash and cash equivalents not attributable to the Chrysler business (as defined below) may be paid, distributed or otherwise transferred from DaimlerChrysler Holding (Austria) GmbH, DaimlerChrysler Vienna GmbH and CIC, to DaimlerChrysler Danubia (or, in the case of the distribution from CIC, to the extent not applied as set forth in paragraph (ii) above, to DC Holding).  For purposes of this paragraph (iii), net cash and cash equivalents not attributable to the Chrysler business shall include all cash and cash equivalents in DaimlerChrysler Holding (Austria) GmbH and DaimlerChryslerVienna GmbH immediately prior to Step 6 of the Austria Macro Step Plan, which cash and cash equivalents will not exceed Euro 350 million and which cash and cash equivalents has not been generated by or is not attributable to any Chrysler business operations or assets.  For avoidance of doubt, neither DaimlerChrysler Danubia nor DC Holding shall be entitled to receive any cash and cash equivalents contained in Chrysler Austria GmbH, DaimlerChrysler Management Austria GmbH or AC Auto Car, which cash and cash equivalents balances shall be deemed attributable to the Chrysler business.

SECTION 5.06.  Intellectual Property Agreements.  At the Closing, (a) the DC Contributors shall cause the Guarantor to license and assign to the Company and/or its Subsidiaries the DC Contributors Intellectual Property, and (b) the Investor shall cause the Company, and where necessary, shall cause the Company Subsidiaries, to, license and assign to the Guarantor and/or its Affiliates the Licensed Transferred Intellectual Property, all of the foregoing pursuant to the Technology Sharing Agreement and the Trademark Agreement.

SECTION 5.07.  Notifications.  Until the Closing, the DC Contributors and the Investor shall promptly give the other parties reasonably detailed written notice of any fact, change, condition, circumstance or occurrence or nonoccurrence of any event of which it is aware that will or is reasonably likely to result in any of the conditions set forth in Article VIII of this Agreement relating to a representation or covenant of such notifying party or a condition to closing under this Agreement of the other party relating to the notifying party becoming incapable of being satisfied.

SECTION 5.08.  Credit Support Instruments.

(a)           The DC Contributors and the Investor acknowledge that the DC Contributors and certain of their Affiliates (other than the Company and the Company Subsidiaries) have provided certain guaranties or arranged certain letters of credit or other credit support instruments to support certain obligations related to the Company and the Company Subsidiaries as set forth on Schedule 5.08(a) (collectively, the “DC Contributors Credit Support Instruments”).  Prior to or concurrently with the Closing, the Investor shall use its commercially reasonable efforts to cause each of the DC Contributors Credit Support Instruments to be released, terminated or returned or to provide letters of credit, cash collateral or other credit support in favor of the DC Contributors or their Affiliates, as the case may be, in each case reasonably satisfactory to the DC Contributors, in support of all DC Contributors Credit Support Instruments which shall not have been so released, terminated or returned.

(b)           After the Closing, the Investor shall continue its commercially reasonable efforts to cause the letters of credit set forth on Schedule 5.08(b)(i) to be provided to the beneficiaries set forth on Schedule 5.08(b)(i) as soon as practicable.  Following the Closing, the Investor shall continue to, and shall cause the Company and each relevant Company Subsidiary to, use its commercially reasonable efforts to cause each of the letters of credit or other credit support instruments to support certain obligations related to the Company and the Company Subsidiaries set forth on Schedule 5.08(b)(ii) to be released, terminated or returned.

(c)           The DC Contributors and the Investor acknowledge that the Company and the Company Subsidiaries have provided certain guaranties or indemnities to support surety bonds issued by third parties in connection with certain obligations of the DC Contributors and certain of their Affiliates (other than the Company and the Company Subsidiaries) (collectively, the “Company Credit Support Instruments”).  Prior to or concurrently with the Closing, the DC Contributors shall (i) use their commercially reasonable efforts to cause each of the Company Credit Support Instruments to be released or terminated and (ii) if not released or terminated, to provide indemnification agreements of the Guarantor in favor of the Company or the applicable Company Subsidiaries, as the case may be, in each case reasonably satisfactory to the Investor, in support of all Company Credit Support Instruments which shall not have been so released or terminated.

SECTION 5.09.  Termination of Affiliate Contracts.  Except as set forth in this Agreement, on Schedule 5.05(a) or on Schedule 5.09 and except as agreed to in writing by the DC Contributors and the Investor, all Contracts between (a) the Company or any Company Subsidiary, on one hand, and (b) the DC Contributors and their Affiliates (other than the Company and the Company Subsidiaries) on the other hand (each, an “Affiliate Contract”), and any oral contracts, agreements or understandings between (x) the Company or any Company Subsidiary, on one hand, and (y) the DC Contributors and their Affiliates (other than the Company and the Company Subsidiaries) on the other hand, shall terminate at the Closing without any further action on the part of the parties hereto or thereto.

SECTION 5.10.  Financing Assistance.  The DC Contributors shall take, or cause the Company and the Company Subsidiaries to take, subject to reimbursement of all reasonable out-of-pocket expenses by the Investor, all such other action as shall be reasonably requested by the Investor and is necessary or customary in order to enable the Investor and, if applicable, one or more of its Affiliates to consummate, simultaneously with the Closing, such financing as the Investor may desire in connection with the transactions contemplated hereby (the “Financing”).  Without limiting the foregoing, the DC Contributors shall, and shall cause its Affiliates, subject to reimbursement of all reasonable out-of-pocket expenses by the Investor, to, (i) if requested by, and together with, the Investor, use commercially reasonable efforts to assist in the preparation of an information memorandum, including any pro forma financial statements and the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section to be included therein, (ii) deliver such statistical information relating to the Company Business as may be reasonably requested in connection with the Financing and reasonably promptly respond to any diligence inquiries of the underwriters of, or investment banks engaged for, and/or the lenders of the Financing, (iii) make the officers and employees of the Company and the Company Subsidiaries reasonably available to participate in diligence sessions, drafting sessions, road shows and presentations for the Financing, and (iv) request their independent auditors to issue customary comfort letters and provide consents and other services that are reasonably required to the investment banks engaged for the Financing.  Notwithstanding any other provision of this Agreement, the Investor shall indemnify and hold harmless from any liability incurred by each of the DC Contributors, their Affiliates and its and their officers and employees in connection with its and their obligations pursuant to this Section 5.10.

SECTION 5.11.  Further Action.  (a) Subject to Section 5.04, the DC Contributors and the Investor shall use all reasonable best efforts to take, or cause to be taken, all appropriate action, to do or cause to be done all things necessary, proper or advisable under applicable Law, and to execute and deliver such documents and other papers, as may be required to carry out the provisions of this Agreement and consummate and make effective the transactions contemplated by this Agreement.  Without limiting the generality of the foregoing, the “reasonable best efforts” of the parties shall include such parties’ agreement (i) to reasonably cooperate in good faith with the other parties in obtaining, and taking such action as may be reasonably necessary to obtain, the agreement of any Governmental Authority to approve, or not to seek an injunction against or otherwise oppose, the transactions contemplated hereby and (ii) to litigate, pursue or defend against any administrative or judicial action or proceeding (including any temporary restraining order or preliminary injunction) challenging any of the transactions contemplated hereby as violative of any Antitrust Law; provided, however, that, subject to Section 10.02(b), nothing contained in this Section 5.11 or elsewhere in this Agreement, including the Investor’s “best efforts” obligations in Section 5.04, will require the Investor or any of its Affiliates to agree to sell, divest, dispose of or hold separate any assets or businesses, or otherwise take or commit to take any action that limits its ability to retain, one or more of its businesses, product lines or assets.

(b)           The parties shall negotiate the forms, terms and conditions of the Ancillary Agreements, to the extent the forms thereof are not attached to this Agreement, on the basis of the respective term sheets attached to this Agreement, in good faith, with such Ancillary Agreements to set forth arms’-length terms and incorporate usual and customary provisions for similar agreements.

(c)           If the parties have not executed any such Ancillary Agreement by the Closing Date, the parties shall use their best efforts to negotiate and execute such Ancillary Agreements within 60 days of the Closing Date.  If the parties do not execute any Ancillary Agreement on or before the day that is 60 days after Closing, the parties shall submit the items remaining in dispute for resolution to the Joint Automotive Council; provided, however to the extent any item is set forth in the term sheets attached to this Agreement, such terms shall be deemed to be agreed by the parties and shall not be the subject of review by the Joint Automotive Council.  The parties shall instruct the Joint Automotive Council to resolve any such dispute within 30 days after such submission.  The determination of the Joint Automotive Council shall be binding upon the parties, and the parties shall promptly execute such Ancillary Agreement following such determination.  During the period following the Closing Date until any such Ancillary Agreement is executed, the parties shall, and shall cause their Affiliates to, provide the products or services that are the subject matter of such Ancillary Agreement.  Pricing for services provided during such period shall be at cost plus 1%.  Pricing for products supplied during such period shall be the lesser of (i) market price (determined by reference to prices for comparable products offered by other participants in the industry) and (ii) the historic price charged by the provider for such products prior to Closing plus 1%.  The respective term sheet for the subject matter to be covered by such Ancillary Agreement shall govern the parties’ rights and obligations with respect to such subject matter until the respective Ancillary Agreement has been executed.

SECTION 5.12.  Contingent Value Right.  (a) If on or prior to the second anniversary of the Closing Date,

(i)            a Business Sale Transaction has been consummated; or

(ii)           the Company, the Investor or any of their respective Affiliates or successors enters into an agreement that results in the consummation of a Business Sale Transaction within one year from the date of such agreement, then the Investor shall pay to the DC Contributors or any entity designated by the DC Contributors, promptly following the receipt of the net proceeds by the Investor, its successor or any Affiliate of the Investor or its successor (collectively, the “Investor Group”) in respect of such Business Sale Transaction, an aggregate amount equal to 15% of the excess, if any, of (A) the net proceeds received by the Investor Group from such Business Sale Transaction over (B) 150% of the Closing Date Cash Contribution. To the extent that the proceeds in respect of a Business Sale Transaction are paid to the Company, the Investor or their Affiliates or successors in cash, the amount payable to the DC Contributors under this Section 5.12(a) shall likewise be payable in cash, by wire transfer of immediately available funds to an account designated by the DC Contributors.  To the extent that any proceeds are paid to the Company, the Investor or their Affiliates or successors other than in cash (“Non-Cash Proceeds”), such Non-Cash Proceeds shall be valued at their fair market value as determined by the independent directors of the Company or an independent appraiser selected by them; and (at the payor’s option) the portion of the aggregate amount payable to the DC Contributors under this Section 5.12(a) that is allocable to Non-Cash Proceeds may be paid to the DC Contributors either (A) in cash, based on the fair market value of the relevant Non-Cash Proceeds or (B) by delivery of a portion of such Non-Cash Proceeds, determined by reference to the fair market value thereof.

(b)           If, on or prior to the second anniversary of the Closing Date, (i) a Partial Realization Transaction has been consummated, (ii) the Investor Group has received proceeds in respect of such Partial Realization Transaction, and (iii) no Business Sale Transaction or Initial Public Offering of the Company shall have been consummated, then the Investor shall pay to the DC Contributors or any entity designated by the DC Contributors, as soon as practicable following the second anniversary of the Closing Date (or, if later, the date on which net proceeds are actually received), an aggregate amount equal to 15% of the excess, if any, of (A) (1) the amount of net proceeds received by the Investor Group from any Partial Realization Transactions completed on or prior to such second anniversary date, plus (2) the Per Unit Value Invested in respect of the Investor Equity Interests that are still owned by the Investors or its Affiliates on the second anniversary date, over (B) 150% of the Closing Date Cash Contribution. To the extent that the proceeds in respect of a Partial Realization Transaction are paid to the Company, the Investor or their Affiliates or successors in cash, the amount payable to the DC Contributors under this Section 5.12(b) shall likewise be payable in cash, by wire transfer of immediately available funds to an account designated by the DC Contributors.  To the extent that any Non-

Cash Proceeds are paid to the Company, the Investor or their Affiliates or successors in respect of a Partial Realization Transaction, such Non-Cash Proceeds shall be valued at their fair market value as determined by the independent directors of the Company or an independent appraiser selected by them; and (at the payor’s option) the portion of the aggregate amount payable to the DC Contributors under this Section 5.12(b) that is allocable to Non-Cash Proceeds may be paid to the DC Contributors either (A) in cash, based on the fair market value of the relevant Non-Cash Proceeds or (B) by delivery of a portion of such Non-Cash Proceeds, determined by reference to the fair market value thereof.

(c)           If, on or prior to the second anniversary of the Closing Date, an Initial Public Offering is consummated in respect of the Company or any successor (and no Business Sale Transaction has been consummated), then, as soon as reasonably practicable following such anniversary, a special allocation shall be made pursuant to the LLC Operating Agreement in favor of the DC Contributors such that the DC Contributors shall be entitled to receive, in addition to any distributions to which they may be entitled as owners of Company Equity Interests, an aggregate amount equal to 15% of the excess, if any, of (i)(A) the fair market value, as of such second anniversary date, of all the Investor Equity Interests still held by the Investor Group as of such date, plus (B) the amount of net proceeds received by the Investor Group, on or prior to such second anniversary date, from any Partial Realization Transactions, plus (C) the amount of all Eligible Distributions received by the Investor Group, over (ii) 150% of the Closing Date Cash Contribution.  If after the date hereof the Company is organized other than as a limited liability company, for the purpose of implementing this Section 5.12(c), the parties shall agree on appropriate arrangements that result in the transfer to the DC Contributors of gross value that is equivalent to the amount that would have been subject to the special allocation described above if the Company had remained a limited liability company (e.g., if the Company has converted to a corporation in connection with an Initial Public Offering, this Section 5.12(c) will result in the transfer of shares of such corporation from the Investor Group to the DC Contributors, such shares to be valued based on their fair market value, as of the second anniversary date, as determined in the manner set forth below).  For purposes hereof, the “fair market value” of the Company Equity Interests and the Investor Equity Interests shall be determined based on the average Closing Price for the Company’s securities for the thirty consecutive trading days ended on the trading day immediately prior to such second anniversary date.  The LLC Operating Agreement shall contain provisions that effectuate the foregoing provisions of this paragraph.

SECTION 5.13.  Omitted Assets and Services.  (a) With respect to any asset, right, privilege, contract, permit or arrangement in the possession of the DC Contributors or their Affiliates that materially benefits, or is utilized for any material purpose in, the Company Business as conducted (other than any asset, right, privilege, contract, permit or arrangement that was subject of an arrangement between the Company or a Company Subsidiary, on one hand, and a DC Contributor or one of its Affiliates, on the other hand, which has been terminated on or prior to the Closing Date and after giving effect to the Pre-Closing Restructuring Transactions, the consummation of the contributions described in Section 2.03, the Post-Closing Restructuring Transactions, and the Project X Restructuring (to the extent effected)) from January 1, 2007 through the Closing and as to which neither the Company nor any of the Company Subsidiaries have direct ownership or a contract right to continue use or ownership thereof following the consummation of the transactions contemplated by this Agreement (including the Pre-Closing and Post-Closing Restructuring Transactions) (collectively, the “Omitted Assets”), the DC Contributors shall in good faith effect at their own expense the transfer or license of the Omitted Assets to the Company or one or more Company Subsidiaries as designated by the Investor as promptly as reasonably practicable.

(b)           With respect to access to any services provided by the DC Contributors and their Affiliates (other than services historically provided by the Company and the Company Subsidiaries) to the Company Business as conducted (after giving effect to the Pre-Closing Restructuring Transactions, the consummation of the contributions described in Section 2.03, the Post-Closing Restructuring Transactions, and the Project X Restructuring (to the extent effected)) from January 1, 2006 through the Closing that are not either (i) set forth in Section 3.23 of the DC Contributors Disclosure Schedule, (ii) provided pursuant to the Ancillary Agreements or (iii) subsequently made the subject of an agreement (collectively, the “Omitted Services”), the DC Contributors shall commence providing the Omitted Services to the Company or one or more Company Subsidiaries as designated by the Investor as promptly as reasonably practicable on terms and conditions to be negotiated in good faith subject to the provisions of Section 5.11(c), provided, however that if any Ancillary Agreement (or if any Ancillary Agreement has not been executed and delivered, then the related term sheet) provides otherwise, the terms of the Ancillary Agreement (or the related term sheet) shall prevail.

SECTION 5.14.  Leased Portfolio and Like-Kind Exchange Program.  The Company shall be subject to restrictions on (a) the transfer of vehicles in the Leased Portfolio and (b) the discontinuance of the Like-Kind Exchange Program as shall be provided in the LLC Operating Agreement in a manner consistent with the LLC Operating Agreement Term Sheet.

SECTION 5.15.  Treatment of DCC Debt.  (a) The DC Contributors shall cause DCC to (i) as promptly as possible (but in any event within 10 Business Days) following the date of this Agreement, issue a notice (the “Redemption Notice”) of optional redemption (the “Redemption”) for all of the 7.45% Debentures due 2027 (the “2027 Debentures”), the 7.45% Debentures due 2097 (the “7.45% 2097 Debentures”) and the 7.40% Debentures due 2097 (the “7.40% 2097 Debentures” and, together with the 2027 Debentures and the 7.45% 2097 Debentures, the “Debentures”) issued pursuant to an indenture, dated as of March 1, 1985 (as amended and supplemented, the “Debenture Indenture”), among DCC, the Guarantor, as guarantor, and U.S. Bank N.A., as successor trustee (the “Trustee”), pursuant to the requisite provisions of the Debenture Indenture and the terms of each of the Debentures, (ii) on or prior to the date set for Redemption in the Redemption Notice, irrevocably deposit with the Trustee funds sufficient to pay the redemption price for each Debenture, as described in the Notice of Redemption (the “Redemption Payment”); provided that on or prior to the Closing Date, the DC Contributors shall reimburse DCC for such portion of the Redemption Payment in excess of the sum of the aggregate principal amount of all the Debentures plus the accrued and unpaid interest on the Debentures to the date set for the Redemption (which reimbursement may be effected through the cancellation of Intercompany Indebtedness) and (iii) have taken all action necessary pursuant to the Debenture Indenture and the Debentures in connection with the Redemption.

(b)           The DC Contributors shall cause DCC (a) following the date of this Agreement, to issue a notice of exchange (the “Exchange Notice”) pursuant to the terms of the Auburn Hills Trust Agreement, dated as of May 1, 1990 (as amended and supplemented, the

“Trust Agreement”), among DCC, the Guarantor, as guarantor, and The Bank of New York Trust Company NA, as trustee (the “Auburn Hills Trustee”) to exchange (the “Exchange”) the Auburn Hills Trust Guaranteed Exchangeable Certificates due 2020 (the “Certificates”), issued pursuant the Trust Agreement, into debentures (the “Exchange Debentures”) to be issued by DCC under the Debenture Indenture, pursuant to the terms of the Trust Agreement and the Debenture Indenture; provided that such Exchange Notice shall set a date no later than June 30, 2007, as the date for the Exchange, (b) to take all actions necessary under the Trust Agreement and the Debenture Indenture to effect the Exchange and (c) to immediately following the completion of the Exchange (i) at or prior to the Closing, take all actions necessary to cause, and use its commercially reasonable efforts to cause the Auburn Hills Trustee to cause the satisfaction and discharge of the Trust Agreement, in accordance with Section 401 of the Trust Agreement; (ii) at or prior to the Closing, use its commercially reasonable efforts to cause the Auburn Hills Trustee to convey record title to the Property (as defined in the Trust Agreement), as more particularly described in Section 5.15(b) of the DC Contributors Disclosure Schedule (the “Auburn Hills Property”), to DCC, in accordance with Section 403 of the Trust Agreement; and (iii) take any additional actions as may be required by the Auburn Hills Trustee under the Trust Agreement to effectuate (i) and (ii) above.  In addition, the DC Contributors shall take, or cause the Company and the Company Subsidiaries to take, prior to the Closing, all such action as shall be reasonably requested by the Investor to consummate, simultaneously with the Closing, such financing as the Investor may desire in connection with the purchase of the Auburn Hills Property, including, but not limited to, Phase I environmental site assessments, field audits, appraisals and title insurance with respect to the real property.

(c)           The DC Contributors shall cause DCC to commence an offer to purchase and related consent solicitation (which consent solicitation shall include a solicitation of consents to remove, among other things, the lien covenant in the Certificates and/or Debentures) with respect to any and all of the outstanding aggregate principal amount of Certificates and/or Exchange Debentures (the “Debt Offer”).  Unless extended, the expiration of the Debt Offer shall be no later than July 15, 2007.  The DC Contributors shall cause DCC to prepare all necessary and appropriate documentation in connection with the Debt Offer, including the offer to purchase, related letter of transmittal and other related documents used in the Debt Offer (the “Offer Documents”).  The Offer Documents (including all amendments or supplements) and all mailings to the holders of the Certificates or the Exchange Debentures in connection with the Debt Offer shall be subject to the prior review of, and comment by, the Investor, which shall be completed promptly, and shall be reasonably acceptable to the Investor.

(d)           The DC Contributors shall cause DCC and its Subsidiaries to waive any of the conditions to the Debt Offer (other than that the Closing shall have been consummated and that there shall be no Law prohibiting consummation of the Debt Offer) as may be reasonably requested by the Investor and shall not, without the written consent of the Investor, waive any condition to the Debt Offer or make any changes to the Debt Offer other than as agreed between the Investor and the DC Contributors.  Notwithstanding the immediately preceding sentence, DCC shall not be required to make any change to the terms and conditions of the Debt Offer requested by the Investor that affects the price per Certificate or Exchange Debenture payable in the Debt Offer or related consent solicitation or imposes conditions to the Debt Offer or related consent solicitation.

(e)           If the requisite consents are received in the Debt Offer, the DC Contributors covenant and agree that, promptly following the expiration date of the Debt Offer, they shall cause DCC to use its commercially reasonable efforts to cause the Auburn Hills Trustee and/or the Trustee to execute a supplement to the Trust Agreement and/or a supplement to the Debenture Indenture, which supplement to the Trust Agreement and/or the supplement to the Debenture Indenture shall implement the amendments described in the Offer Documents and shall become operative only concurrently with the payment by DCC of the Debt Offer consideration described in the Offer Documents.

(f)            If the requisite consents are received in the Debt Offer, on or prior to the Closing Date, the DC Contributors shall cause DCC to, in accordance with the Offer Documents, accept for payment and thereafter promptly pay for the Certificate and/or Exchange Debentures that have been properly tendered and not properly withdrawn pursuant to the Debt Offer; provided that on the Closing Date, the DC Contributors shall reimburse DCC for such portion of the payment made in connection with the Debt Offer in excess of the sum of the aggregate principal amount of all the Certificates and/or Exchange Debentures accepted for payment in the Debt Offer, plus the accrued and unpaid interest on the Certificates and/or Exchange Debentures accepted for payment in the Debt Offer (which reimbursement may be effected through the cancellation of Intercompany Indebtedness).

(g)           In connection with the Debt Offer, DCC may select one or more dealer managers, information agents, depositaries and other agents, to provide assistance in connection therewith and DCC may enter into customary agreements (including indemnities) with such parties so selected.  DCC shall pay the fees and out-of pocket expenses of any dealer manager, information agent, depositary or other agent retained in connection with the Debt Offer upon the incurrence of such fees and out-of-pocket expenses.

(h)           In the event that the consent solicitation referred to in Section 5.15(c) has not been successful at the time of the Closing and the condition contained in Section 8.02(g) shall, as a result, not have been satisfied, the parties shall work in good faith to achieve a mutually satisfactory resolution on a timely basis.

SECTION 5.16.  Certain Pre-Closing Actions.  (a) At or prior to the Closing, the DC Contributors shall cause the Company and the Company Subsidiaries and, as applicable, the Affiliates of the DC Contributors, to take the actions set forth on Schedule 5.16(a).  Effective immediately after the Closing, DCC and its Subsidiaries shall, as a result of the foregoing actions and such further actions as may be required on the part of the Guarantor, not owe any Funded Indebtedness to the Guarantor or any of its Affiliates.

(b)           The parties shall negotiate in good faith the terms and conditions of the matters set forth on Exhibit X and shall take such steps as may be necessary to implement such terms and conditions in good faith.  In the event the parties are unable to agree on any matter relevant to the preceding sentence, they agree to submit themselves to binding arbitration in the City of New York at the conclusion of which they will each take such actions and execute such documents as may be directed by the arbitrators.  In order to establish an arbitration panel, the Investor and the DC Contributors together shall each select an internationally recognized investment bank to serve on the panel which will include a third internationally recognized investment bank selected by the two investment banks chosen by the parties.  Cost and expenses of the arbitration shall be paid as directed by the arbitration panel.

(c)           Prior to the Closing, the DC Contributors shall cause the Company to remove the word “Daimler” from its name.

(d)           Not later than five Business Days prior to the scheduled Closing Date, the DC Contributors shall deliver to the Investor a statement, which shall have been prepared by the DC Contributors, setting forth the DC Contributors’ good faith estimate of the Headquarters Reimbursement Amount (such amount, the “Estimated Headquarters Reimbursement Amount”). As of the Closing Date, any accruals in respect of the costs which have historically been referred to as “Headquarters Allocation” in the income statement of the Company and the Company Subsidiaries (other than any such accruals in respect of the Parent Equity Plans) shall be cancelled without any payment by the Company or any Company Subsidiary.

(e)           At or immediately prior to the Closing, the DC Contributors shall cause their Affiliates to pay in full all the intercompany receivables owed by any Affiliate of the DC Contributors (other than the Company and the Company Subsidiaries) to DCMH which relate to the Mexican Mercedes and Freightliner financial services business.  The amount of the foregoing receivables, as of December 31, 2006, was approximately $862 million.  The proceeds from such repayment, to the extent not used to repay the third-party financings associated with the Mexican Mercedes and Freightliner financial services business, shall remain at DCMH at Closing.

(f)            The DC Contributors shall cause the Company and its Subsidiaries to suspend payment of amounts relating to the “fuel cell joint venture” described in Exhibit J that would otherwise be owed by Company Subsidiaries to Affiliates of the DC Contributors and be payable after the date of this Agreement and prior to the Closing (such amounts, in the aggregate, the “Fuel Cell Amount”).  If after the Closing, the Company or a Company Subsidiary determines to participate in such fuel cell joint venture, the Fuel Cell Amount shall become payable and the parties shall cause the Company and the Company Subsidiaries to pay the Fuel Cell Amount to the Affiliate of the DC Contributor to whom the Fuel Cell Amount is owed at the same time as the Company or a Company Subsidiary is required to make its first payment following admission to such joint venture and the Fuel Cell Amount shall then be calculated for the relevant periods consistent with past practice. To the extent the Company chooses not to join the fuel cell joint venture, all suspended payments referred to in this Section 5.16(f) shall be forgiven.

SECTION 5.17.  FinCo Books and Records.  The DC Contributors shall cause FinCo to generate, by not later than June 30, 2007, and to continue to maintain through the Closing Date, financial books and records of the Financial Services Companies that present fairly in all material respects the financial condition, results of operations and cash flows of the Financial Services Companies, on the Financial Services Business Carve-Out Basis, as set forth in Note 1 to the December 31, 2006 Financial Services Business Carve-Out Basis Financial Statements, as modified by the principles and procedures set forth on Schedule 5.17 (stand-alone procedures) in order to reflect the operations of the Financial Services Companies on a standalone basis, including that the change in net assets excluding comprehensive income of the Financial Services Businesses from January 1, 2007 through the Closing Date, as calculated in accordance with the Stand-Alone Books, shall have adjusted the inter-company indebtedness of the Financial Services Companies to the Guarantor or its Affiliates on a dollar-for-dollar basis (the “Stand-Alone Books”).  The Stand-Alone Books shall be prepared on a basis sufficient to support the preparation of stand-alone financial statements for the Financial Services Businesses for the periods between June 30, 2007 and the Closing Date in accordance with Schedule 5.17 and the requirements of Regulation S-X promulgated by the SEC (the “Stand-Alone Financial Statements”).  The DC Contributors shall use their best efforts to assist the Company and the Company Subsidiaries in their preparation (whether before and/or after the Closing) of the Stand-Alone Financial Statements based on the Stand-Alone Books.

SECTION 5.18.  Compliance Remediation.  Prior to the Closing, the DC Contributors shall cause the Company and the Company Subsidiaries to use their reasonable best efforts to cure in all material respects any one or more instances of non-compliance with Laws or Governmental Orders, failures to possess or maintain Permits, or defaults under Permits, referred to in item 6 of Section 3.10 of the DC Contributors Disclosure Schedule, such that the representations and warranties set forth in Section 3.10 of this Agreement, after giving effect to such cures, would be true and correct in all material respects on a prospective basis without regard to the exceptions to such representations and warranties set forth in item 6 of Section 3.10 of the DC Contributors Disclosure Schedule.

SECTION 5.19.  Funded Indebtedness.  (a) Except as otherwise contemplated by Article II and Sections 5.15 and 5.16, with effect from January 1, 2007, DCC shall not (i) pay, discharge or satisfy any Funded Indebtedness owed to the DC Contributors or their Affiliates (other than the Company and the Company Subsidiaries) or (ii) lend or advance any amounts to the DC Contributors or their Affiliates; provided, that any deemed violations of this Section 5.19 from and after January 1, 2007 through the date hereof, shall be deemed to be cured to the extent that prior to the Closing, the DC Contributors or their Affiliates (other than the Company or the Company Subsidiaries) return to DCC any amounts received by them in violation of clause (i) and repay to the Company or Company Subsidiaries any amounts borrowed by them or advanced to them in violation of clause (ii).

(b)           (i)            The DC Contributors and their Affiliates may, between July 1 and July 31, 2007, lend up to $850 million to DCC and its Subsidiaries, and any such loans, to the extent they remain outstanding, shall be repaid at Closing in accordance with Section 2.03(b)(viii).

(ii)           The DC Contributors and their Affiliates may, after July 31, 2007 and prior to Closing, lend up to an additional $1.15 billion to DCC and its Subsidiaries, and any such loans, to the extent they remain outstanding, shall be repaid at Closing in accordance with Section 2.03(b)(viii).

(iii)          In the event that, prior to the Closing, cash in excess of the Additional Cash Amount, which represents the maximum amount that may be advanced as contemplated by the foregoing clauses (i) and (ii), is required for the operation of the business of DCC and its Subsidiaries and DCC and its Subsidiaries need to borrow such additional cash from the DC Contributors and their Affiliates (other than the Company or Company Subsidiaries), the DC

Contributors and the Investor shall negotiate in good faith to agree on an increased Additional Cash Amount that takes into account such additional cash requirements of the business of DCC and its Subsidiaries.

ARTICLE VI

EMPLOYEE MATTERS

SECTION 6.01.  Continued Employment.  Each Company Employee shall continue to be employed by the Company or a Company Subsidiary effective as of the Closing.  Subject to the provisions of Section 6.02, nothing in this Section 6.01 shall prohibit the Investor or any of its Subsidiaries from terminating the employment of any Company Employee after the Closing Date.  The Investor shall cause the Company to be responsible for any severance obligations incurred by operation of law or pursuant to any severance plan, program, arrangement or agreement of the Company or any Company Subsidiary in connection with the termination of a Company Employee on or after the Closing.

SECTION 6.02.  Agreements Covering Employees.  The Investor shall cause the Company or one or more Company Subsidiaries to honor and assume, without modification, all contracts, agreements, Collective Bargaining Agreements and commitments of the Company and any Company Subsidiary as of the Closing which apply to any Company Employee or any former officer, director or employee of the Company or any Company Subsidiary; provided, however, that this undertaking is not intended to prevent the Investor or any of its Subsidiaries from enforcing such contracts, agreements, Collective Bargaining Agreements and commitments in accordance with their terms, including any reserved right to amend, modify, suspend, revoke or terminate any such contract, agreement, Collective Bargaining Agreement or commitment.

SECTION 6.03.  Service Credit.  The Investor agrees that the Company Employees shall be credited for their actual and credited service with the Company, the Company Subsidiaries, the DC Contributors and each of their respective Affiliates, for purposes of eligibility, vesting and benefit accrual (except in the case of a defined benefit pension plan sponsored by the Company or any of its Subsidiaries in which Company Employees may commence participation after the Closing), in any employee benefit plans covering Company Employees after the Closing; provided, however, that such crediting of service shall not operate to duplicate any benefit to any such Company Employee or the funding for any such benefit.  Such benefits shall not be subject to any exclusion for any pre-existing conditions, and credit shall be provided for any deductible or out-of-pocket amounts paid by such Company Employee during the plan year in which the Closing Date occurs.

SECTION 6.04.  Assumption of Retention Agreements.  The Investor shall cause the Company or one or more Company Subsidiaries to honor the employment and retention agreements between the Company or the Company Subsidiaries and the individuals set forth on Schedule 6.04.

SECTION 6.05.  Assumption of Liabilities.  The Company acknowledges that the DC Contributors and their Affiliates, other than the Company and the Company Subsidiaries, have no liabilities or obligations under any Company Benefit Plan providing any post-retirement welfare benefits in the United States or Canada to any current or former employees, officers or directors of the Company or any Company Subsidiary and nothing herein shall be construed to impose any such liabilities or obligations on such Persons.  As of the Closing, the Company and the Company Subsidiaries shall continue to be responsible for (and the Investor shall cause the Company or one or more Company Subsidiaries to honor and assume), (a) all liabilities and obligations of the Company and the Company Subsidiaries under the Company Benefit Plans, (b) all liabilities and obligations arising under Collective Bargaining Agreements, including liabilities for wages, benefits, and other compensation, unfair labor practices, grievances, arbitrations, and contractual violations, and (c) all liabilities and obligations relating to or arising out of the employment of Company Employees or the termination of employment of Company Employees in each case, whether arising prior to, on or after the Closing. As of the Closing, the Investor shall cause the Company or one or more Company Subsidiaries to honor all benefits due to Company Employees or former officers, directors or employees of the Company or any Company Subsidiary and all acts, omissions and transactions under or in connection with the Company Benefit Plans, whether arising prior to, on or after the Closing.  The DC Contributors and the Investor shall cause the Company or the Company Subsidiaries (as appropriate) to indemnify and hold the DC Contributors and their Affiliates (other than the Company or any Company Subsidiary) harmless against liabilities or obligations arising under or relating to any Company Benefit Plan providing any post-retirement welfare benefits.  The indemnification provided in this Section 6.05 shall be subject to the provisions of Article IX, except for the limitations set forth in Section 9.04(b) thereof.

SECTION 6.06.  Labor Negotiations.  Prior to the Closing Date, the DC Contributors shall cause the Company and the Company Subsidiaries to update the Investor on a current basis based on the status of the negotiations (but not less frequently than once weekly) regarding any substantive negotiations or discussions between the United Auto Workers Union (or any other labor union) and the Company and the Company Subsidiaries in connection with active bargaining over the terms and conditions for any successor Collective Bargaining Agreement and/or the extension or amendment of an existing Collective Bargaining Agreement.

SECTION 6.07.  Equity-Based Compensation.  (a) The Investor shall cause the Company and the Company Subsidiaries to comply with all income and employment tax withholding and reporting obligations in respect of any equity-based compensation awards granted to a Company Equity Award Holder under equity-based compensation plans sponsored or maintained by the Guarantor prior to the Closing (the “Parent Equity Plans”).  From the date hereof until the Closing, the Company and the Company Subsidiaries shall pay Company Equity Award Holders (or, if such amounts are paid by the Guarantor to reimburse the Guarantor for), the Company Equity Award Holder Payments; provided, that the aggregate amount of the Company Equity Award Holder Payments shall not exceed $236 million and any such amounts in excess of $236 million shall be borne by the DC Contributors or their Affiliates (other than the Company or the Company Subsidiaries).  The Company Equity Award Holder Payments payable by the Company or a Company Subsidiary in respect of any individual Company Equity Award Holder who provides or has provided services to the DC Contributors or an Affiliate, other than the Company or the Company Subsidiaries shall be adjusted, consistent with current Company and Grantor practice, by a fraction, the numerator of which is the number of years of service with the Company and its Subsidiaries and the denominator of which is the sum of (i) the number of years of service with the DC Contributors or an Affiliate (other than the Company or the Company Subsidiaries) and (ii) the number of years of service with the Company or the Company Subsidiaries (the “Adjusted Company Equity Award Holder Payment”).  Any amount paid by the Company or the Company Subsidiaries from the date hereof and prior to the Closing in excess of the Adjusted Company Equity Award Holder Payments shall be taken into account in determining whether Company Equity Award Holder Payments exceed $236 million.  The Investor further acknowledges and agrees that the Guarantor has the right to convert stock options granted under the Parent Equity Plans into stock appreciation rights, in which case the Company and the Company Subsidiaries shall continue to be obligated to make payments in respect of the difference between the “reference price” and the “exercise price” in the same manner as if such stock options had not been converted into stock appreciation rights.  Following the Closing, the DC Contributors or their Affiliates (other than the Company and the Company Subsidiaries) shall reimburse the Company or the Company Subsidiaries for all amounts paid after the Closing by the Company or the Company Subsidiaries to Company Equity Award Holders (including related income tax withholding and employment tax obligations) with respect to awards under the Parent Equity Plans.

(b)           Not later than five Business Days prior to the scheduled Closing Date, the DC Contributors shall deliver to the Investor a statement, which shall have been prepared by the DC Contributors, setting forth the DC Contributors’ good faith estimate of the aggregate amount of the Company Equity Award Holder Payments (such aggregate amount, the “Estimated Company Equity Award Holder Payments”).  Within 30 days after the Closing Date, the DC Contributors shall deliver to the Investor a statement, which shall have been prepared by the DC Contributors, setting forth the final aggregate amount of the Company Equity Award Holder Payments (the “Company Equity Award Holder Payments Statement”).  If the Investor does not give written notice of its disagreement with the Company Equity Award Holder Payments Statement within 30 days of its receipt of the Company Equity Award Holder Payments Statement, then such statement shall be considered final, binding and conclusive upon the Investor and the DC Contributors.  If the Investor disputes any portion of the Company Equity Award Holder Payments Statement, the dispute resolution procedures set forth in Section 9.02(b)(iii) shall apply mutatis mutandis with respect to such dispute.

(c)           If the final aggregate amount of the Company Equity Award Holder Payments exceeds the Estimated Company Equity Award Holder Payments, the DC Contributors shall pay an amount equal to such excess to an account designated by the Company by wire transfer of immediately available funds within five Business Days of the final determination of the Company Equity Award Holder Payments.  If the Estimated Company Equity Award Holder Payments exceed final aggregate amount of the Company Equity Award Holder Payments, the parties shall cause the Company and its Subsidiaries to pay an amount equal to such excess to an account designated by the DC Contributors by wire transfer of immediately available funds within five Business Days of the final determination of the Company Equity Award Holder Payments.

SECTION 6.08  Compliance with Agreements with Governmental Authorities.  The Investor agrees that it shall cause the Company and each Company Subsidiary to comply with any provision in any agreements between the Investor, the Guarantor, the Company and any Governmental Authority requiring the Company or any Company Subsidiary to provide notice to such Governmental Authority of certain corporate transactions, including a merger, sale, transfer of assets, initial public offering or other transaction involving the Company or any Company Subsidiary.  The Investor shall, or shall cause the Company or any Company Subsidiary to, provide the DC Contributors with a copy of such notice, or the information to be contained in such notice, at least five Business Days prior to the time the Investor, the Company or any Company Subsidiary is required to provide such notice to any Governmental Authority; provided however, that it shall not be a breach of this provision if the Company provides timely notice to such Governmental Authority in accordance with the requirements of the applicable agreement.

ARTICLE VII

TAX MATTERS

SECTION 7.01.  Tax Indemnities.  (a) (i)  The DC Contributors shall jointly and severally indemnify and hold the Investor, the Company and each Company Subsidiary harmless against Excluded Taxes.  The DC Contributors shall pay the amount for which the DC Contributors are responsible to indemnify the Investor under this Section 7.01(a) to the Investor and shall pay the amount for which the DC Contributors are responsible to indemnify the Company or any Company Subsidiary under this Section 7.01(a) to the Company.

(ii)           Any refund in respect of the Canadian Transfer Pricing Dispute by any taxing jurisdiction to which such dispute relates is for the account of DC Holding, and notwithstanding anything to the contrary in Section 7.02(a), the Company shall pay over promptly to DC Holding the full amount, if any, of Taxes that is refunded or it applied as a credit against Taxes of the Company or any Company Subsidiary, in the year or years applied against currently payable Taxes as a result of a final determination of the Canadian Transfer Pricing Dispute by any and all jurisdictions to which the Canadian Transfer Pricing Dispute relates.  The amount the Company is obligated to pay to DC Holding pursuant to this Section 7.01(a)(ii), however, shall be net of any Tax cost to the Investor, the Company or any Company Subsidiary or other cost or expense reasonably incurred by the Company or any Company Subsidiary in connection with the prosecution or receipt of such refund, credit or similar benefit.

(b)           In the case of Taxes with respect to a Straddle Period, for purposes of “Excluded Taxes”, the portion of any such Tax that is allocable to the account of the DC Contributors shall be:

(i)            in the case of Taxes that are either (A) based upon or related to income or receipts, or (B) imposed in connection with any sale or other transfer or assignment of property (real or personal, tangible or intangible) (other than conveyances pursuant to this Agreement, as provided under Section 7.06), deemed equal to the amount which would be payable if the taxable period ended on the Closing Date; and

(ii)           in the case of Taxes imposed on a periodic basis with respect to the assets of the Company or any Company Subsidiary, or otherwise measured by the level of any item, deemed to be the amount of such Taxes for the entire Straddle Period (after giving effect to amounts which may be deducted from or offset against such Taxes) (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding period), multiplied by a fraction, the numerator of which is the number of days in the period ending on the Closing Date and the denominator of which is the number of days in the entire Straddle Period.

In the case of any Tax based upon or measured by capital (including net worth or long-term debt) or intangibles, any amount thereof required to be allocated under this paragraph (b) shall be computed by reference to the level of such items on the Closing Date.  All determinations necessary to effect the foregoing allocations shall be made in a manner consistent with prior practice of the Company and the Company Subsidiaries.

(c)           Transactions that occur on the date of, but after, the Closing outside the ordinary course of business of the Company, any Company Subsidiary or the DC Contributors and that are not contemplated by this Agreement shall be treated as occurring on the day after the Closing and, for purposes of this Article VII, in the taxable period (or portion thereof) beginning the day after the Closing Date.

(d)           Payment by the indemnifying party of any amount due under this Section 7.01 shall be made within 10 days following written notice by the indemnified party that payment of such amounts to the appropriate Taxing Authority is due; provided that the Investor shall comply with its obligation to promptly notify the DC Contributors under Section 7.03(a); and provided, further, that the indemnifying party shall not be required to make any payment earlier than two days before it is due to the appropriate Taxing Authority.  Notwithstanding anything to the contrary herein, if the DC Contributors receive an assessment or other notice of Taxes due for any taxable period (or portion of any taxable period ending on or before the date of the Closing) for which the DC Contributors are not responsible, in whole or in part, pursuant to paragraph (a) of this Section 7.01, then the Company or the Company Subsidiary on which the Tax is imposed or the Investor shall pay such Taxes, or if the DC Contributors pay such Taxes, then the Investor, the Company or any Company Subsidiary shall pay to the DC Contributors the amount of such Taxes for which the DC Contributors is not responsible within five days following such payment.  In the case of a Tax that is contested in accordance with the provisions of Section 7.03, payment of the Tax to the appropriate Taxing Authority will be considered to be due no earlier than the date a final determination to such effect is made by the appropriate Taxing Authority.

SECTION 7.02.  Tax Refunds and Tax Benefits.  (a) Any Tax refund, credit or similar benefit (including any interest paid or credited with respect thereto) for Taxes of the Company or any Company Subsidiary relating to taxable periods (or portions of taxable periods) ending on or before the Closing Date, other than refunds treated as an asset on the audited balance sheets of the Financial Services Companies or the Industrial Companies for the fiscal year ending December 31, 2006, but not including the Canadian Transfer Pricing Provision, shall be the property of the DC Contributors and, if actually realized by the Investor, the Company or any Company Subsidiary, shall be paid over promptly to the DC Contributors net of any Tax or other cost or expense reasonably incurred by the Investor, the Company or any Company Subsidiary in connection with the prosecution or receipt of such refund, credit or similar benefit.  The Investor shall, if the DC Contributors so request and at the DC Contributors’ expense, cause the Company or other relevant entity to file for and use their reasonable best efforts to obtain and expedite the receipt of any refund to which the DC Contributors is entitled under this Section 7.02.  The Investor, the Company and each Company Subsidiary shall permit the DC Contributors to control (at the DC Contributors’ expense) the prosecution of any such refund claim.  Notwithstanding anything in the foregoing to the contrary, it is agreed that only the first $500 million of any refund of U.S. federal income Taxes in respect of the tax years of the Company or any Company Subsidiary ending on December 31 of 1994 through 1998 (the “Excepted Refund”) (which $500 million ceiling shall include, for the avoidance of doubt, interest that is in respect of such Excepted Refund) is the property of the Company.  The excess of the Excepted Refund over $500 million (including interest thereon) shall be the property of the DC Contributors (net of any Tax or other cost or expense reasonably incurred by the Investor, the Company or any Company Subsidiary in connection with the prosecution or receipt of such portion of the refund), and the Company or any Company Subsidiary shall promptly pay such excess to the DC Contributors when such excess is received by the Company or any Company Subsidiary, or when, and to the extent that, such excess is credited against and reduces the amount of actual cash Taxes (other than Excluded Taxes) payable by the Company or any Company Subsidiary.  Any other Tax refunds relating to taxable periods (or portions of taxable periods) ending on or before the Closing Date shall be the property of the DC Contributors (net of any Tax or other cost or expense reasonably incurred by the Investor, the Company or any Company Subsidiary in connection with the prosecution or receipt of such refund).  The Company shall provide the DC Contributors with copies of all material correspondence between the Company and the Internal Revenue Service or other applicable Governmental Authorities in connection with the Excepted Refund.  Each party shall be permitted to reasonably participate in the prosecution of the Excepted Refund.

(b)           Any available amount otherwise payable by the DC Contributors under Section 7.01 shall be reduced by any reduction in Taxes otherwise payable at the time (whether currently or in a later tax period) actually realized by any Company Subsidiary that is treated as a corporation for U.S. federal income tax purposes to the extent such reduction arises in connection with any underlying adjustment resulting in the obligation of such Company Subsidiary to pay Taxes or other amounts for which the DC Contributors are responsible under Section 7.01 or the accrual or payment of such Taxes.

(c)           Any Tax refund (including any interest paid or credited with respect thereto) for Taxes of the Company or any Company Subsidiary that is received by (i) the DC Contributors and is not described in Section 7.01(a) as payable to the DC Contributors or in Section 7.02(a) or 7.02(b) or (ii) the Investor shall be property of the Company and, if received by either the DC Contributors or the Investor, shall be promptly paid over to the Company.

SECTION 7.03.  Contests.  (a) After the Closing, the Investor shall promptly notify the DC Contributors in writing of the proposed assessment or the commencement of any Tax audit or administrative or judicial proceeding or of any demand or claim on the Investor, its Affiliates, the Company or any Company Subsidiary which, if determined adversely to the taxpayer or after the lapse of time, could be grounds for indemnification by the DC Contributors under Section 7.01.  Such notice shall contain factual information (to the extent known to the Investor, its Affiliates, the Company or any Company Subsidiary) describing the asserted Tax liability in reasonable detail and shall include copies of any notice or other document received from any Taxing Authority in respect of any such asserted Tax liability.  The failure of the Investor to timely forward such notification and communications in accordance with this Section 7.03 shall not relieve the DC Contributors of its obligation to pay such Tax liability or any indemnity therefor, except to the extent that the failure to timely forward such notification and communications materially prejudices the ability of the DC Contributors to contest such Tax liability or materially increases the amount of such Tax liability.

(b)           In the case of a Tax audit or administrative or judicial proceeding (a “Contest”) that relates to taxable periods of the Company or any Company Subsidiary ending on or before the Closing Date, the DC Contributors shall have the sole right, at their expense, to control the conduct of such Contest; provided, that the DC Contributors shall (i) acknowledge in writing their liability for the outcome of such contest and (ii) permit the Investor to participate in (at the Investor’s expense) the prosecution of any such Contest, and the DC Contributors shall not settle such Contest without the written consent of the Investor if such Contest could reasonably be expected to negatively affect, in a material way, the Tax liability of the Investor, the Company or any Company Subsidiary which consent shall not be unreasonably withheld or delayed; provided, further, that the Investors shall have the sole right to represent the interests of the Company and each Company Subsidiary in any Contest that relates to taxable periods of the Company or any Company Subsidiary ending on or before the Closing Date in respect of Tax that is not an Excluded Tax.  Notwithstanding anything to the contrary, the DC Contributors shall have the sole right, at the Company’s expense, to control the conduct of the Canadian Transfer Pricing Dispute.

(c)           The DC Contributors and the Investor jointly shall represent the interests of the Company and each Company Subsidiary in any Contest relating to any Straddle Period for which each party may have Tax liability.  Neither party shall settle any dispute relating to a Tax liability attributable to the Company or any Company Subsidiary for a Straddle Period without the consent of the other party (which consent shall not be unreasonably withheld or delayed); provided, however, that if either the DC Contributors or the Investor proposes to accept a settlement of such Contest offered in writing by the applicable Taxing Authority (the “Proposing Party”), where the greater portion of the proposed settlement amount would be borne by the Proposing Party, the liability of the Proposing Party under this Article VII in respect of such Tax liability shall be limited (i) in the case of the DC Contributors, to the portion of the proposed settlement amount attributable to the portion of the Straddle Period for which the DC Contributors have an indemnity obligation pursuant to Section 7.01 and (ii) in the case of the Investor, to the portion of the proposed settlement amount attributable to the portion of the Straddle Period for which the Investor is not indemnified pursuant to Section 7.01 and, upon final determination of the Tax liability, notwithstanding any limitation under Section 7.01, the DC Contributors shall promptly (and in any event within 15 days) pay the Company its share of such Tax liability determined under this subsection (c) upon receipt of written request therefor from the Investor.  All costs, fees and expenses paid to third parties in the course of such Contest shall be borne by the DC Contributors and the Investor in the same ratio as the ratio in which, pursuant to the terms of this Article VII, the DC Contributors and the Investor would share the responsibility for payment of the Taxes; provided, however, that in the event that any party hereto retains its own advisors or experts in connection with any such Contest, the costs and expenses thereof shall be borne solely by such party.

(d)           The Investor shall have the sole right to represent the interests of the Company and each Company Subsidiary in any Contest relating to any Tax period beginning on or after the Closing Date (or to any Straddle Period for which the DC Contributors have no Tax liability) and to employ counsel of its choice at the Company’s expense, as long as the Investor remains the tax matters partner of the Company.

(e)           The Investor and the DC Contributors agree to cooperate, and the Investor agrees to cause the Company and the Company Subsidiaries to cooperate, in the defense against or compromise of any claim in any Contest.

SECTION 7.04.  Preparation of Tax Returns.  (a) The DC Contributors shall prepare and file (or cause the Company and the Company Subsidiaries to prepare and file) all Tax Returns for taxable periods ending on or before the date of the Closing.

(b)           The Investor shall prepare and file (or cause the Company and the Company Subsidiaries to prepare and file) all Tax Returns that relate to taxable periods ending after the date of the Closing (each a “Post-Closing Tax Return”) and shall file its Tax Returns consistently therewith.  Each Post-Closing Tax Return shall be prepared on a basis consistent with applicable Tax law as determined appropriate by the Investor in the Investor’s sole discretion, subject to the provisions of the LLC Operating Agreement and Section 7.08(a).  The Investor shall provide the DC Contributors and their authorized representative with a copy of any completed Post-Closing Tax Return as to which Taxes are allocable to the DC Contributors under Section 7.01 hereof and a statement (with which the Investor will make available supporting schedules and information) certifying the amount of Tax shown on such Post-Closing Tax Return that is allocable to the DC Contributors pursuant to Section 7.01 at least 30 days prior to the due date (including any extension thereof) for filing of such Post-Closing Tax Return.  The Investor shall permit the DC Contributors and their authorized representative to review and comment on such Post-Closing Tax Return and statement prior to its filing and the Investor shall consider in good faith all such comments prior to filing such Post-Closing Tax Return.

SECTION 7.05.  Tax Cooperation and Exchange of Information.  The DC Contributors and the Investor shall provide each other with such cooperation and information as either of them reasonably may request of the other (and the Investor shall cause the Company and the Company Subsidiaries to provide such cooperation and information) in filing any Tax Return, amended Tax Return or claim for refund, determining a liability for Taxes or a right to a refund of Taxes or participating in or conducting any audit or other proceeding in respect of Taxes.  Such cooperation and information shall include providing copies of relevant Tax Returns or portions thereof, together with related work papers and documents relating to rulings or other determinations by Taxing Authorities.  The DC Contributors and the Investor shall make themselves (and their respective employees) reasonably available on a mutually convenient basis to provide such cooperation, including explanations of any documents or information provided under this Section 7.05.  Notwithstanding anything to the contrary in Section 5.02, each of the

DC Contributors and the Investor shall retain all Tax Returns, work papers and all material records or other documents in its possession (or in the possession of its Affiliates) relating to Tax matters for any taxable period that includes the date of the Closing (and any Delayed Closing) and for all prior taxable periods until the expiration of the statute of limitations of the taxable periods to which such Tax Returns and other documents relate, without regard to extensions except to the extent notified by the other party in writing of such extensions for the respective Tax periods.  Any information obtained under this Section 7.05 shall be kept confidential, except as may be otherwise necessary in connection with the filing of Tax Returns or claims for refund or in conducting an audit or other proceeding.

SECTION 7.06.  Conveyance Taxes.  The DC Contributors on the one hand and the Investor on the other shall each be liable for half of any and all Conveyance Taxes which become payable in connection with the transactions contemplated by this Agreement.  For the avoidance of doubt, Conveyance Taxes shall not be treated as Excluded Taxes for purposes of this Article VII.  The Investor and the DC Contributors agree to cooperate reasonably in the execution and delivery of all instruments and certificates necessary to enable the DC Contributors, the Investor, the Company, and any Company Subsidiary to comply with any pre-Closing filing requirements and in reducing the amount of Conveyance Taxes payable in connection with the transfers described in Section 2.03(b) of this Agreement.

SECTION 7.07.  Tax Covenants.  (a) From and after the date of this Agreement to and including the Closing Date, except as required under the Accounting Principles or by a final nonappealable requirement of a Taxing Authority, the DC Contributors shall ensure that neither the Company nor any Company Subsidiary makes any change in any Tax accounting method or in the manner of applying such methods, or files any amended Tax Returns or claims for refunds, in each case, without the prior written consent of the Investor, which consent shall not be unreasonably withheld or delayed.

(b)           From and after the date of this Agreement to and including the Closing Date, except as required under the Accounting Principles or by a final nonappealable requirement of a Taxing Authority, the DC Contributors shall cause each relevant Company Subsidiary (i) to prepare all Tax Returns in a manner which is consistent with the past practices of the Company Subsidiary (and its respective predecessor), as the case may be, with respect to the treatment of items on such Tax Returns except to the extent that any inconsistency could not reasonably be expected to materially increase the Investor’s, Company’s or any Company Subsidiaries’ liability for Taxes and (ii) to refrain from entering into any material settlement or closing agreement with a Taxing Authority without the consent of the Investor, which consent shall not be unreasonably withheld.

(c)           Except as required by applicable law, neither the Investor nor any Affiliate of the Investor shall amend, refile or otherwise modify, or cause or permit the Company or any Company Subsidiary to amend, refile or otherwise modify, any Tax election or Tax Return or item that would be reflected thereon with respect to any taxable period (or portion of any taxable period), ending on or before the Closing Date without the prior written consent of the DC Contributors.

(d)           Except as otherwise required by a final nonappealable requirement of a Taxing Authority, the DC Contributors and the Investor agree that, for all U.S. federal, state and local tax purposes, the transfers described in Section 2.03(b) are contributions of property to a partnership in exchange for interests in a partnership, and they will report and otherwise treat such transfers accordingly on their respective U.S. federal, state and local tax returns and related correspondences with any Tax authority.

SECTION 7.08.  Tax Matters Partner; Allocations.  (a) The Investor shall serve as the tax matters partner of the Company and shall have full authority, in its sole discretion, to make all elections, to establish all tax and tax accounting methods, and to determine all tax and tax accounting reporting standards; provided, however, that so long as DC Holding is a member of the Company and without the consent of one of the DC Contributors, no election: (i) to use the FIFO method of accounting for inventory, (ii) to change a LIFO method of accounting for inventory or (iii) to change the method of depreciation from MACRS (as described in Section 168 of the Code) in the case of properties subject to MACRS (by making an election under Section 168(b)(5)) shall be made in respect of assets of the Company or any Company Subsidiary held on the Closing Date.

(b)           The value of the tangible and intangible assets of the Company and, where applicable, the Company Subsidiaries (including assets described in Section 751(a) of the Code) will be determined in a manner provided in the LLC Operating Agreement consistent with the LLC Operating Agreement Term Sheet.

SECTION 7.09.  Miscellaneous.  (a) For Tax purposes, the parties agree (i) to treat any payment made by the Investor or the DC Contributors under this Article VII, under any other indemnity provisions contained in this Agreement or for any breach of representations, warranties, covenants or agreements as a contribution to the Company and, except in respect of payments covered by Section 7.02(b), to specially allocate any deduction, cost or expense related to such payment to either the Investors or the DC Contributors, as the payor of such payment and (ii) to the extent any such payments are received by the Investor or the DC Contributors, to treat such payments as reductions of the amounts contributed to the Company, respectively, pursuant to Section 2.03(b)(i) through (iii), as the case may be.

(b)           This Article VII shall be the sole provision governing indemnities for Taxes under this Agreement.

(c)           For purposes of this Article VII, all references to the Investor, the DC Contributors, Affiliates, the Company and any Company Subsidiary include successors and predecessors.

(d)           Notwithstanding any provision in this Agreement to the contrary, the covenants and agreements of the DC Contributors and the Investor contained in this Article VII shall survive the Closing and shall remain in full force until the later of (i) 90 days after the expiration of the applicable statutes of limitations for the Taxes in question (taking into account any extensions or waivers thereof) or (ii) in the case of any claim made with reasonable specificity by the party seeking to be indemnified within the time period set forth in clause (i), until such claim is finally and fully resolved.

(e)           Any Tax sharing agreement or arrangement between the DC Contributors or any of their Affiliates (other than the Company and the Company Subsidiaries), on the one hand, and any of the Company and the Company Subsidiaries, on the other hand, shall be terminated as of the applicable Closing Date, and no payments shall be permitted to be made on or after the date hereof.

(f)            Payments by the DC Contributors under this Article VII shall be limited to the amount of any liability or damage that remains after deducting therefrom any indemnity, contribution or other similar cash payment recoverable by the Investor, the Company or any of the Company Subsidiaries or any Affiliates of the Investor from any third party with respect thereto.

(g)           The Company and the Investor agree not to cause the Company or any Company Subsidiary that is a partnership for United States federal income tax purposes to terminate within the meaning of Section 708(b)(1)(B) of the Code so long as DC Holding is a member of the Company; provided, however, that this Section 7.09 (g) shall not prohibit any transfer or other action that is otherwise permitted under this Agreement or the LLC Operating Agreement.

ARTICLE VIII

CONDITIONS TO CLOSING

SECTION 8.01.  Conditions to Obligations of the DC Contributors.  The obligations of the DC Contributors to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or written waiver, at or prior to the Closing, of each of the following conditions:

(a)           Representations, Warranties and Covenants.  (i) The representations and warranties of the Investor contained in this Agreement shall be true and correct on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of the Closing Date (except for representations and warranties that expressly speak only as of a specific date or time which need only be true and correct as of such date or time) except for such failures of representations and warranties to be true and correct (without giving effect to any materiality qualification or standard contained in any such representations and warranties) which have not had and would not reasonably be expected to have, individually or in the aggregate, an Investor Material Adverse Effect, and (ii) the covenants and agreements contained in this Agreement to be complied with by the Investor on or before the Closing shall have been complied with in all material respects.  The DC Contributors shall have received a certificate from the Investor signed by an executive officer of the Investor with respect to the matters set forth in this Sections 8.01(a) and (d);

(b)           Governmental Approvals.  (i) All mandatory waiting periods (and any extension thereof) prescribed by the HSR Act, the Antitrust Laws under Council Regulation (EC) No. 139/2004 of 20 January 2004 and Part IX of the Competition Act (Canada) and the Antitrust Laws of any other jurisdiction set forth on Schedule 8.01 applicable to the purchase of the Investor Equity Interests contemplated by this Agreement shall have expired or shall have been terminated and (ii) all other notices, reports and other filings required to be made by the Investor, the DC Contributors or any of their respective Affiliates with, and all other Permits required to be obtained by the Investor, the DC Contributors or any of their respective Affiliates from, any Governmental Authority set forth on Schedule 8.01 in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement shall have been made or obtained (as the case may be);

(c)           No Order.  No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law or Governmental Order (whether temporary, preliminary or permanent) that has the effect of making the transactions contemplated by this Agreement or the Ancillary Agreements illegal or otherwise prohibiting the consummation of such transactions;

(d)           No Material Adverse Effect.  From the date of this Agreement, no Investor Material Adverse Effect shall have occurred;

(e)           Repayment of FinCo Intercompany Debt.  All Funded Indebtedness owed by FinCo to the DC Contributors and their Affiliates (other than Subsidiaries of FinCo and other than DCC and its Subsidiaries) as set forth in the Stand Alone Books shall have been repaid or forgiven, provided that if such Funded Indebtedness exceeds $38.5 billion, $38.5 billion of such Funded Indebtedness shall have been repaid;

(f)            Release of the DC Contributors Credit Support Instruments.  The Investor shall have complied in all material respects with its obligations under Section 5.08; and

(g)           Approval of the Supervisory Board.  This Agreement and the transactions contemplated hereby shall have been approved by the Supervisory Board of the Guarantor.

SECTION 8.02.  Conditions to Obligations of the Investor.  The obligations of the Investor to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or written waiver, at or prior to the Closing, of each of the following conditions:

(a)           Representations, Warranties and Covenants.  (i) The representations and warranties of the DC Contributors and the Guarantor contained in this Agreement shall be true and correct on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of the Closing Date (except for representations and warranties that expressly speak only as of a specific date or time which need only be true and correct as of such date or time) except for such failures of representations and warranties to be true and correct (without giving effect to any materiality qualification or standard contained in any such representations and warranties) which have not had and would not reasonably be expected to have either a Company Material Adverse Effect or, individually or in the aggregate, a DC Contributors Material Adverse Effect, and (ii) the covenants and agreements contained in this Agreement to be complied with by the DC Contributors and, with respect to Section 11.10(e) only, the Guarantor at or before the Closing shall have been complied with in all material respects.  The Investor shall have received a certificate from each of the DC Contributors signed by executive officers of each of the DC Contributors and the Guarantor with respect to the matters set forth in this Sections 8.02(a) and (d);

(b)           Governmental Approvals.  (i) All mandatory waiting periods (and any extension thereof) prescribed by the HSR Act and the Antitrust Laws under Council Regulation (EC) No. 139/2004 of 20 January 2004 and Part IX of the Competition Act (Canada) and the Antitrust Laws of any other jurisdiction set forth on Schedule 8.01 applicable to the purchase of the Investor Equity Interests contemplated by this Agreement shall have expired or shall have been terminated and (ii) all other notices, reports and other filings required to be made by the Investor, the DC Contributors or any of their respective Affiliates with, and all other Permits required to be obtained by the Investor, the DC Contributors or any of their respective Affiliates from, any Governmental Authority set forth on Schedule 8.01 in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement shall have been made or obtained (as the case may be);

(c)           No Order.  No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law or Governmental Order (whether temporary, preliminary or permanent) that has the effect of making the transactions contemplated by this Agreement or the Ancillary Agreements illegal or otherwise prohibiting the consummation of such transactions;

(d)           No Material Adverse Effect.  From the date of this Agreement, no Company Material Adverse Effect, Guarantor Material Adverse Effect or DC Contributors Material Adverse Effect shall have occurred;

(e)           Pre-Closing Restructuring. The Pre-Closing Restructuring Transactions shall have been consummated in all material respects;

(f)            Collective Bargaining Agreement.  After the date hereof, in the event that the United Automobile Workers Union, on the one hand, and the Company or any Company Subsidiary, on the other hand, enter into a Collective Bargaining Agreement and/or the extension of or amendment to an existing Collective Bargaining Agreement (i) on or before August 31, 2007, such successor Collective Bargaining Agreement or extension of, or amendment to, an existing Collective Bargaining Agreement shall be satisfactory to the Investor in its sole discretion or (ii) after August 31, 2007, such successor Collective Bargaining Agreement or extension of, or amendment to, an existing Collective Bargaining Agreement shall be satisfactory to the Investor in its reasonable discretion;

(g)           Requisite Financing. The Investor shall have received Debt Financing on terms set forth in the Debt Financing Commitments in an aggregate amount sufficient to refinance the Indebtedness of the Financial Services Companies (and pay any out-of-pocket, third-party fees and expenses payable in connection therewith) and, with respect to matters pertaining to such Debt Financing not addressed in the Debt Financing Commitments, on other terms reasonably satisfactory to the Investor; provided that the condition in this clause (g) shall be deemed satisfied if a reason the Investor did not receive such Debt Financing was (i) the failure of funding pursuant to the Equity Financing Commitment despite the satisfaction of the conditions therein or the failure of any equity funding condition of similar effect in the Debt Financing Commitments, (ii) the failure to pay costs, fees, expenses and other compensation contemplated by the Debt Financing Commitments (or the related fee letters) payable by the Investor or any of its Affiliates to the lead arrangers, other lenders and administrative agents of the Debt Financing, or (iii) a breach in any material respect by the Investor or its Affiliates under the Financing Commitments (or the related fee letters) not as a result of a breach by the Guarantor or the DC Contributors under this Agreement; and

(h)           Approval of the Supervisory Board.  This Agreement and the transactions contemplated hereby shall have been approved by the Supervisory Board of the Guarantor.

ARTICLE IX

INDEMNIFICATION

SECTION 9.01.  Survival of Representations and Warranties.  The representations and warranties of the DC Contributors, the Guarantor and the Investor contained in this Agreement and in the certificates delivered pursuant to Sections 8.01(a) and 8.02(a) shall survive the Closing for a period of 12 months after the Closing; provided, however, that (a) the representations and warranties made pursuant to Sections 3.01, 3.02, 3.03, 4.01, and 11.10(b) shall survive indefinitely; and (b) the representations and warranties dealing with Environmental Matters shall survive as provided in Section 3.11(c); provided, further, that any claims made with reasonable specificity by the party seeking to be indemnified within the time periods set forth in this Section 9.01 shall survive until such claims are finally and fully resolved.  All covenants and agreements contained herein shall terminate at the Closing, except for those covenants and agreements that by their terms are to be performed in whole or in part after the Closing, which shall remain in full force and effect until performed in accordance with their terms; provided, however, that any claim made with reasonable specificity by the party seeking to be indemnified within the time periods set forth in this Section 9.01 (and any claims in respect of pre-Closing breaches of Section 5.01 made, no later than the 12-month anniversary of the Closing Date, with reasonable specificity by the party seeking to be indemnified) shall survive until such claims are finally and fully resolved.

SECTION 9.02.  Indemnification by the DC Contributors.  (a) The Investor and its Affiliates, officers, directors, employees, agents, successors and assigns (each, an “Investor Indemnified Party”) shall be indemnified and held harmless by the DC Contributors for and against all losses, damages, claims, costs and expenses, interest, awards, judgments and penalties (including reasonable attorneys’ and consultants’ fees and expenses) suffered or incurred by them (hereinafter, a “Loss”), arising out of or resulting from:

(i)            the breach of any representation or warranty made by the DC Contributors contained in this Agreement or made in the certificate delivered pursuant to Section 8.02(a) (other than the representations and warranties in Section 3.27 which are addressed in clause (b) below);

(ii)           the breach of any covenant or agreement by the DC Contributors or the Guarantor contained in this Agreement;

(iii) any claim or cause of action by any Person arising before or after the Closing against any Investor Indemnified Party with respect to the operations of the Guarantor and its Subsidiaries (but excluding the Company and the

Company Subsidiaries) that do not relate to the Company Business, except for claims or causes of action with respect to which the Investor is obligated to indemnify the DC Contributors Indemnified Parties pursuant to Section 9.03; or

(iv)          the matters referred to on Schedule 9.02(a).

(b)           (i)            Within 30 days after the date of this Agreement, the DC Contributors shall deliver to the Investor a statement, which shall have been prepared by the DC Contributors, setting forth the Entity Cash Indemnification Amount, the Entity Debt Indemnification Amount and the Cash/Debt Indemnification Amount (the “Cash/Debt Indemnification Statement”).

(ii)           If the Investor does not give written notice of its disagreement with the Cash/Debt Indemnification Statement within 30 days of its receipt of the Cash/Debt Indemnification Statement, then such statement shall be considered final, binding and conclusive upon the Investor and the DC Contributors; or

(iii)          The Investor may dispute any portion of the Cash/Debt Indemnification Statement , but only on the basis that the amounts set forth therein (A) have not been determined in accordance with the definitions of Entity Cash Amount and Entity Debt Amount or (B) have been determined as a result of a clerical or mathematical error, provided that the Investor shall have given notice of such dispute to the DC Contributors within 30 days of the receipt by the Investor of the Cash/Debt Indemnification Statement and shall have listed in such notice for each disputed item, in reasonable detail, the basis for such dispute.  All amounts not so disputed in the notice delivered by the Investor to the DC Contributors shall be considered final, binding and conclusive on the Investor and the DC Contributors.  The Investor and the DC Contributors shall work in good faith to attempt to resolve these differences.  If, within 30 days after the delivery of the Investor’s notice to the DC Contributors, the Investor and the DC Contributors are unable to resolve any differences arising as a result of the Cash/Debt Indemnification Statement, the DC Contributors and the Investor shall submit the items remaining in dispute for resolution to a mutually agreeable independent accounting firm.  If the parties are unable to agree on such accounting firm or such accounting firm shall decline or is unable to act or is not, at the time of such submission, independent of the DC Contributors and the Investor, and if the DC Contributors and the Investor are unable to agree on another independent accounting firm of international reputation within 10 days of the failure to appoint such accounting firm, the DC Contributors and the Investor shall submit the items remaining in dispute for resolution to such other independent accounting firm of international reputation as is selected by the DC Contributor’s Accounting Firm and the Investor’s Accounting Firm or such other accounting firm as is agreed by the DC Contributors and the Investor (in each case, being referred to herein as the “Independent Accounting Firm”), shall, within 30 days after such submission, or within such other time period as the Independent Accounting Firm may decide, determine and report to the DC Contributors and the Investor upon such remaining disputed items, and such report shall be final, binding and conclusive on the DC Contributors and the Investor.  The fees and disbursements of the Independent Accounting Firm shall be allocated between the DC Contributors and the Investor in the same proportion that the aggregate amount of such remaining disputed items so submitted to the Independent Accounting Firm that is unsuccessfully disputed by each such party (as finally determined by the Independent Accounting Firm) bears to the total amount of such remaining disputed items so submitted.

(iv)          If the final Cash/Debt Indemnification Amount has not been determined prior to the Closing, upon final determination of the Cash/Debt Indemnification Amount, DCNAF shall pay such amount to an account designated by the Investor by wire transfer of immediately available funds within five Business Days of the final determination of the Cash/Debt Indemnification Amount.

SECTION 9.03.  Indemnification by the Investor.  (a) The DC Contributors and their Affiliates, officers, directors, employees, agents, successors and assigns (each, a “DC Contributors Indemnified Party”) shall be indemnified and held harmless by the Investor for and against any and all Losses, arising out of or resulting from:

(i)            the breach of any representation or warranty made by the Investor contained in this Agreement or made in the certificate delivered pursuant to Section 8.01(a); or

(ii)           the breach of any covenant or agreement by the Investor contained in this Agreement;

(b)           The Investor shall cause the Company and the Company Subsidiaries to indemnify and hold harmless each relevant DC Contributors Indemnified Party for and against any and all Losses, arising out of or resulting from any claim or cause of action by any Person arising before or after the Closing against any DC Contributors Indemnified Party with respect to the operations of the Company, any Company Subsidiary or the Company Business, except for claims or causes of action with respect to which the DC Contributors are obligated to indemnify the Investor Indemnified Parties pursuant to Section 9.02.

SECTION 9.04.  Limits on Indemnification.  (a) No claim may be asserted nor may any Action be commenced against either party for breach of any representation, warranty, covenant or agreement contained herein, unless written notice of such claim or action is received by such party describing in reasonable detail, to the extent known to such party, the facts and circumstances with respect to the subject matter of such claim or Action on or prior to the date on which the representation, warranty, covenant or agreement on which such claim or Action is based ceases to survive as set forth in Section 9.01 (or, if such claim or Action is in respect of a pre-Closing breach of Section 5.01, on or prior to the 12-month anniversary of the Closing Date), irrespective of whether the subject matter of such claim or action shall have occurred before or after such date.

(b)           Notwithstanding anything to the contrary contained in this Agreement:  (i) an Indemnifying Party shall not be liable for any claim for indemnification pursuant to Section 9.02(a)(i) or Section 9.03(a)(i), unless and until the aggregate amount of indemnifiable Losses that may be recovered from the Indemnifying Party equals or exceeds $50 million, after which the Indemnifying Party shall be liable only for those Losses in excess of $50 million, (ii) no Losses may be claimed under Section 9.02(a)(i) or Section 9.03(a)(i) by any Indemnified Parties or shall be reimbursable by or shall be included in calculating the aggregate Losses set forth in clause (i) above other than Losses in excess of $5 million resulting from any single claim or aggregated claims arising out of the same facts, events or circumstances, (iii) the maximum amount of indemnifiable Losses which may be recovered from an Indemnifying Party arising out of or resulting from the causes set forth in Section 9.02(a)(i), Section 9.02(a)(ii)(only with respect to breaches of the covenants contained in Section 5.01(a)(i)-(iii) and (vi)) and Section 9.03(a)(i) shall be an amount equal to $600 million, and (iv) no party hereto shall have any liability under any provision of this Agreement or any Ancillary Agreement for any punitive, incidental, or consequential (including any measure of Losses that would result from the application of a multiplier) damages relating to the breach or alleged breach of this Agreement or any Ancillary Agreement (except to the extent such damages are payable in connection with a Third Party Claim), and (v) no breach by any of the parties hereto of any representation or warranty contained in this Agreement shall be deemed to be a breach of this Agreement for any purpose hereunder, and no party hereto nor any Affiliate of any party hereto shall have any claim or recourse, in each case under this Agreement, against the DC Contributors or the Investor, as applicable, or their respective directors, officers, employees, Affiliates, agents, advisors or representatives with respect to such breach, if such party or any Affiliate of such party had, to the Investor’s Knowledge or the DC Contributors’ Knowledge, respectively, prior to the execution of this Agreement, knowledge of such breach except to the extent that such knowledge was derived directly from any written materials delivered to the Investor or its Affiliates and their respective representatives by the DC Contributors or their Affiliates or their respective representatives or accessed by the Investor or its Affiliates and their respective representatives in the Electronic Data Room on or prior to 11.59 p.m. on May 10, 2007; provided that the limitations set forth in clause (iii) of this Section 9.04(b) shall not apply to a claim relating to any breach of any representation or warranty (x) set forth in Section 3.01, 3.02, 3.03, 4.01 or 11.10 or (y) that constitutes fraud; provided, further, that the limitations set forth in clauses (i) and (ii) of this Section 9.04(b) shall not apply to a claim relating to any breach of any representation or warranty set forth in Section 3.06(g).

(c)           For all purposes of this Article IX, “Losses” shall only be net of any actual insurance recoveries paid to the Indemnified Party or its Affiliates in connection with the facts giving rise to the right of indemnification and shall be reduced by the amount of any reduction in Taxes otherwise payable at the time (whether currently or in a later period) actually realized by the Indemnified Party that arises from such Loss.

(d)           Notwithstanding anything to the contrary contained in this Agreement, solely for purposes of this Article IX, (x) the determination of whether there has been any breach of any representation or warranty of the DC Contributors or the Guarantor contained in this Agreement shall be determined without regard to any materiality, Company Material Adverse Effect, DC Contributors Material Adverse Effect or Guarantor Material Adverse Effect standard or qualification set forth therein (other than the definitions contained in Section 1.01 and the representations and warranties listed on Schedule 9.04(d), where, for the avoidance of doubt, such standards or qualifiers shall not be disregarded to the extent indicated on Schedule 9.04(d)) and (y) the determination of the amount of any Losses for which an Investor Indemnified Party shall be entitled to indemnification under this Article IX by reason of any such breach referred to in clause (x) above, shall be determined without regard to any materiality, Company Material Adverse Effect, DC Contributors Material Adverse Effect or Guarantor Material Adverse Effect standard or qualification set forth therein (other than the definitions contained in Section 1.01 and the representations and warranties listed on Schedule 9.04(d), where, for the avoidance of doubt, such standards or qualifiers shall not be disregarded to the extent indicated on Schedule 9.04(d)).

SECTION 9.05.  Notice of Loss; Third Party Claims.  (a) An Indemnified Party shall give the Indemnifying Party notice of any matter which an Indemnified Party has determined has given or could give rise to a right of indemnification under this Agreement, stating the amount of the Loss, if known, and method of computation thereof, and containing a reference to the provisions of this Agreement in respect of which such right of indemnification is claimed or arises.

(b)           If an Indemnified Party shall receive notice of any Action, audit, claim, demand or assessment (each, a “Third Party Claim”) against it which may give rise to a claim for Loss under this Article IX, within 30 days of the receipt of such notice, the Indemnified Party shall give the Indemnifying Party notice of such Third Party Claim; provided, however, that the failure to provide such notice shall not release the Indemnifying Party from any of its obligations under this Article IX except to the extent that such failure results in a material detriment to the Indemnifying Party and shall not relieve the Indemnifying Party from any other Liability that it may have to any Indemnified Party other than under this Article IX.  The Indemnifying Party shall be entitled to assume and control the defense of such Third Party Claim at its expense and through counsel of its choice if it gives notice of its intention to do so to the Indemnified Party within 30 days of the receipt of such notice from the Indemnified Party.  If the Indemnifying Party elects to undertake any such defense against a Third Party Claim, the Indemnified Party may participate in such defense at its own expense.  The Indemnified Party shall cooperate with the Indemnifying Party in such defense and make available to the Indemnifying Party, at the Indemnifying Party’s expense, all witnesses, pertinent records, materials and information in the Indemnified Party’s possession or under the Indemnified Party’s control relating thereto as is reasonably required by the Indemnifying Party.  If the Indemnifying Party elects to direct the defense of any such claim or proceeding, the Indemnified Party shall not pay, or permit to be paid, any part of such Third Party Claim unless the Indemnifying Party consents in writing to such payment or unless the Indemnifying Party withdraws from the defense of such Third Party Claim or unless a final judgment from which no appeal may be taken by or on behalf of the Indemnifying Party is entered against the Indemnified Party for such Third Party Claim.  If the Indemnified Party assumes the defense of any such claims or proceeding pursuant to this Section 9.05 it shall not settle such claims or proceeding prior to a final judgment thereon or forgo any appeal with respect thereto without the prior written consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed).

SECTION 9.06.  Remedies.  The Investor and the DC Contributors acknowledge and agree that (a) following the Closing, the indemnification provisions of Section 9.02 and

Section 9.03 shall be the sole and exclusive remedies of the Investor and the DC Contributors for any breach by the DC Contributors and the Investor, respectively, of the representations and warranties in this Agreement and for any failure by the DC Contributors and the Investor, respectively, to perform and comply with any covenants and agreements in this Agreement, except that if any of the provisions of this Agreement are not performed in accordance with their terms or are otherwise breached, the parties shall be entitled to specific performance of the terms thereof in addition to any other remedy at law or equity, and (b) anything herein to the contrary notwithstanding, no breach of any representation, warranty, covenant or agreement contained herein of any of the parties shall give rise to any right on the part of the Investor or the DC Contributors, after the consummation of the purchase and sale of the Investor Equity Interests contemplated by this Agreement, to rescind this Agreement or any of the transactions contemplated hereby.  Each party, after becoming aware of any event which could reasonably be expected to give rise to any Losses that have or could give rise to a right of such party to indemnification under this Article IX, shall take all reasonable steps to mitigate such Losses.

SECTION 9.07.  Tax Matters.  Anything in this Article IX to the contrary notwithstanding, the rights and obligations of the parties with respect to indemnification for any and all Tax matters (including, for the avoidance of doubt, in relation to Section 3.16) shall be governed solely by Article VII and shall not be subject to the provisions of this Article IX.

ARTICLE X

TERMINATION; EFFECT OF TERMINATION

SECTION 10.01.  Termination.  This Agreement may be terminated at any time prior to the Closing:

(a)           by either the DC Contributors or the Investor if the Closing shall not have occurred by April 30, 2008; provided, however, that the right to terminate this Agreement under this Section 10.01(a) shall not be available to any party whose failure to fulfill any obligation under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Closing to occur on or prior to such date;

(b)           by either the Investor or the DC Contributors in the event that any Governmental Order permanently restraining, enjoining or otherwise permanently prohibiting the transactions contemplated by this Agreement shall have become final and nonappealable;

(c)           by the Investor, if there has been a material violation or breach by the DC Contributors or the Guarantor of any covenant, representation or warranty contained in this Agreement such that the condition to the obligations of the Investor at Closing set forth in Section 8.02 is incapable of being satisfied and such violation or breach has not been waived by the Investor and such violation or breach is not curable;

(d)           by the DC Contributors, if there has been a material violation or breach by the Investor of any covenant, representation or warranty contained in this Agreement such that the condition to the obligations of the DC Contributors at Closing set forth in Section 8.01 is incapable of being satisfied and such violation or breach has not been waived by the DC Contributors, and such violation or breach is not curable;

(e)           by either the DC Contributors or the Investor, if this Agreement and the transactions contemplated hereby shall fail to be approved by the Supervisory Board of the Guarantor on or before May 19, 2007; or

(f)            by the mutual written consent of the DC Contributors and the Investor.

SECTION 10.02.  Effect of Termination.  (a) In the event of termination of this Agreement as provided in Section 10.01, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto except (a) as set forth in Section 5.03, this Section 10.02 and Article XI, and (b) that nothing herein shall relieve either party from liability for any breach of this Agreement occurring prior to such termination.

(b)           In the event that (i) the Investor or any of its Affiliates refuses to either agree to sell, divest, dispose of or hold separate any assets or businesses, or otherwise take or commit to take any action that limits its ability to retain one or more of its or its Affiliates’ businesses, product lines or assets, (ii) such refusal results in the condition to the obligations of the Investor at Closing set forth in Section 8.02(b)(i) not being satisfied, (iii) this Agreement is terminated in accordance with Section 10.01(a) or (b) because the Closing has not occurred solely as a result of the non-satisfaction of such condition, and (iv) at the time of such termination, the DC Contributors and Guarantor are not in material breach of any of their covenants or agreements under this Agreement, then the Investor shall pay to DC Holding or any entity designated by DC Holding, within five (5) Business Days of the termination of this Agreement, an amount equal to $300 million by wire transfer of immediately available funds to an account designated by DC Holding.

(c)           In the event that (i) the Investor shall have failed to receive the Debt Financing in an aggregate amount sufficient to refinance the Indebtedness of the Financial Services Companies (and pay any out-of-pocket, third-party fees and expenses payable in connection therewith), (ii) this Agreement is terminated in accordance with Section 10.01(a), (iii) all conditions to the obligations of the Investor and the DC Contributors at Closing contained in Article VIII have been satisfied other than (A) the condition contained in Section 8.02(g) and (B) those conditions that, by their terms, cannot be satisfied until the Closing and (iv) at the time of such termination, the DC Contributors and the Guarantor are not in material breach of any of their covenants or agreements under this Agreement, then the Investor shall pay to DC Holding or any entity designated by DC Holding, within five (5) Business Days of the termination of this Agreement, an amount equal to $100 million by wire transfer of immediately available funds to an account designated by DC Holding.

(d)           In the event that (i) the Supervisory Board of the Guarantor shall have failed to approve this Agreement and the transactions contemplated hereby on or before May 19, 2007, and (ii) this Agreement is terminated in accordance with Section 10.01(e), then the DC Contributors shall pay to the Investor or any entity designated by the Investor, within five (5) Business Days of the termination of this Agreement, on account of costs and expenses an amount equal to $100 million by wire transfer of immediately available funds to an account designated by the Investor and the obligations of the Guarantor set forth in Section 11.10(e) shall survive the termination of this Agreement pursuant to Section 10.01(e) for a period of 60 days following such termination.

ARTICLE XI

GENERAL PROVISIONS

SECTION 11.01.  Expenses.  Except as otherwise specified in this Agreement, all costs and expenses, including fees and disbursements of counsel, financial advisors and accountants incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be borne by the party incurring such costs and expenses, whether or not the Closing shall have occurred.

SECTION 11.02.  Notices.  All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by an internationally recognized overnight courier service or by facsimile (with a copy simultaneously sent by overnight courier service) to the respective parties hereto at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 11.02):

(a)           if to the DC Contributors or to the Guarantor:

DaimlerChrysler AG Mercedesstraße 137 70327 Stuttgart Germany Telecopy: +49 711 17 944 98 Attention: Gerd T. Becht

with a copy to:

Shearman & Sterling LLP 599 Lexington Ave. New York, NY 10022 United States of America Telecopy: +1 212.848.7179 Attention: W. Jeffrey Lawrence

(b)           if to the Investor:

c/o Cerberus Capital Management L.P. 299 Park Avenue New York, NY 10171 United States of America Telecopy: +1 212.750 5212 Attention: Lenard B. Tessler
Frank Bruno
Mark Neporent
Seth P. Plattus
Dev B. Kapadia
Robert Warden
Seth Gardner

with a copy to:

Schulte Roth & Zabel LLP 919 Third Avenue New York, NY 10022 Telecopy: +1 212.593.5955 Attention: Marc Weingarten

SECTION 11.03.  Public Announcements.  Neither party to this Agreement shall make, or cause to be made, any press release or public announcement in respect of this Agreement or the transactions contemplated by this Agreement or otherwise communicate with any news media without the prior written consent of the other party unless otherwise required by Law or applicable stock exchange regulation (in which case the disclosing party shall give the other parties reasonable prior notice under the circumstances of the proposed timing and contents of the disclosure required to be made thereunder and reasonable opportunity to comment), and the parties to this Agreement shall cooperate as to the timing and contents of any such press release, public announcement or communication.

SECTION 11.04.  Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any Law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect for so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party hereto.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated by this Agreement are consummated as originally contemplated to the greatest extent possible.

SECTION 11.05.  Entire Agreement.  This Agreement, the Ancillary Agreements and the Confidentiality Agreement constitute the entire agreement of the parties hereto with respect to the subject matter hereof and thereof and supersede all prior agreements and undertakings, both written and oral, between the DC Contributors and the Investor with respect to the subject matter hereof and thereof.

SECTION 11.06.  Assignment.  This Agreement may not be assigned by operation of law or otherwise without the express written consent of the DC Contributors and the Investor (which consent may be granted or withheld in the sole discretion of the DC Contributors or the Investor), as the case may be; provided, however, that each of the DC Contributors and the Investor shall be permitted to assign its rights hereunder to any of its Affiliates; provided, further, that no such assignment shall relieve the DC Contributors or the Investor of their respective obligations hereunder; and provided, further, that the Investor may assign or grant security interests in this Agreement and its rights hereunder, and under the Ancillary Agreements and other agreements and documents delivered pursuant hereto and thereto, to lenders, noteholders, or agents or trustees on their behalf in connection with the Financing.

SECTION 11.07.  Amendment.  This Agreement may not be amended or modified except (a) by an instrument in writing signed by, or on behalf of, the DC Contributors and the Investor, or (b) by a waiver in accordance with Section 11.08.

SECTION 11.08.  Waiver.  Each party to this Agreement may (a) extend the time for the performance of any of the obligations or other acts of another party, (b) waive any inaccuracies in the representations and warranties of another party contained herein or in any document delivered by the other party pursuant hereto, or (c) waive compliance with any of the agreements of another party or conditions to such party’s obligations contained herein.  Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party to be bound thereby.  Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition of this Agreement.  The failure of any party hereto to assert any of its rights hereunder shall not constitute a waiver of any of such rights.

SECTION 11.09.  No Third Party Beneficiaries.  This Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied (including the provisions of Article IX relating to indemnified parties), is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever, including any rights of employment for any specified period, under or by reason of this Agreement.

SECTION 11.10.  Guarantee.  (a) The Guarantor shall cause the DC Contributors to perform, satisfy and discharge each of the covenants, obligations and liabilities of the DC Contributors under this Agreement and irrevocably, absolutely and unconditionally guarantees the prompt performance of the DC Contributors in respect thereof and hereby agrees to pay any and all expenses (including counsel and other out-of-pocket fees and expenses) incurred by the Investor in enforcing its rights under this Section 11.10.  In connection therewith, the Guarantor hereby waives, to the fullest extent permitted by applicable Law: (i) promptness and diligence of the Purchaser with respect to the enforcement of its rights under this Agreement; (ii) notice of acceptance and notice of the incurrence of any covenant, obligation or liability by the DC Contributors under of this Agreement; (iii) notice of any actions taken by the Investor under this Agreement; (iv) all other notices, demands and protests, and all other formalities of every kind in connection with the enforcement of the obligations of the Guarantor under this Section 11.10, the omission of or delay in which, but for this clause, might constitute grounds for relieving the Guarantor of its obligations hereunder; (v) any requirement that the Investor exhaust any right or take any action against the DC Contributors or any other Person; and (vi) any other defense available to the Guarantor. In addition, the Guarantor hereby unconditionally and irrevocably (A) subordinates all rights it may have at any time or from time to time (whether arising directly or indirectly by operation of law or contract) to be subrogated to the rights of the Investor as a result of any claim or payment made on or in respect of this Section 11.10 prior to the expiration of the survival periods set forth in Section 9.01 and the resolution of all claims asserted during such periods and (B) waives any defense based upon an election of remedies by the Investor which destroys or otherwise impairs any subrogation rights of the Guarantor and/or the right of the Guarantor to proceed against the DC Contributors for reimbursement.  Other than as set forth in Section 5.03 and this Section 11.10, the Guarantor shall have no obligations or liabilities under this Agreement.

(b)           Organization, Authority and Qualification.  The Guarantor hereby represents and warrants to the Investor as follows: (i) the Guarantor is a corporation duly organized, validly existing and, if such concept is applicable, in good standing under the laws of the Federal Republic of Germany; (ii) subject to receipt of the approval of its Supervisory Board, the Guarantor has all necessary corporate power and authority to enter into this Agreement and the Ancillary Agreements (if any) to which it is or will be a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby; (iii) subject to receipt of the approval of its Supervisory Board, the execution and delivery by the Guarantor of this Agreement and the Ancillary Agreements to which it is or will be a party, the performance by the Guarantor of its obligations hereunder and thereunder and the consummation by the Guarantor of the transactions contemplated hereby and thereby have been duly authorized by all requisite action on the part of the Guarantor; (iv) subject to receipt of the approval of its Supervisory Board, this Agreement has been, and, upon their execution, the Ancillary Agreements to which the Guarantor is or will be a party, shall have been, duly executed and delivered by the Guarantor; and (v) assuming due authorization, execution and delivery by the other parties hereto or thereto, as applicable, and subject to receipt of the approval of its Supervisory Board, this Agreement constitutes, and, upon their execution, the Ancillary Agreements to which the Guarantor is or will be a party, shall constitute, legal, valid and binding obligations of the Guarantor, enforceable against the Guarantor in accordance with their respective terms, subject to the effect of any applicable bankruptcy, insolvency (including all Laws relating to fraudulent transfers), reorganization, moratorium or similar laws affecting creditors’ rights generally and subject to the effect of general principles of equity (regardless of whether considered in a proceeding at law or in equity).

(c)           No Conflict.  The Guarantor hereby represents and warrants to the Investor as follows: assuming that all consents, approvals, authorizations and other actions described in Section 3.05 have been obtained, all filings and notifications listed in Section 3.05 of the DC Contributors Disclosure Schedule have been made and any applicable waiting period has expired or been terminated, and except as may result from any facts or circumstances relating solely to the Investor or its Affiliates, the execution, delivery and performance by the Guarantor of this Agreement and the Ancillary Agreements to which the Guarantor is or will be a party, do not and will not (i) violate, conflict with or result in the breach of any provision of the

Fundamental Documents of the Guarantor, (ii) conflict with or violate any Law or Governmental Order applicable to the Guarantor, (iii) except as set forth in Section 11.10(c) of the DC Contributors Disclosure Schedule, conflict with, result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination, amendment, payment, acceleration or cancellation of, any note, bond, mortgage or indenture, contract, agreement, lease, sublease, license, permit, franchise or other instrument or arrangement to which the Guarantor is a party, or (iv) result in the creation of any Encumbrances upon the assets of the Guarantor, except, in the case of clauses (ii), (iii) and (iv), as would not, individually or in the aggregate, have a Guarantor Material Adverse Effect.

(d)           Governmental Consents and Approvals.  The Guarantor hereby represents and warrants to the Investor that the execution, delivery and performance by the Guarantor of this Agreement and the Ancillary Agreements to which the Guarantor is or will be a party do not and will not require any consent, approval, authorization or other order of, action by, filing with or notification to, any Governmental Authority, except (i) as set forth in Section 11.10(d) of the DC Contributors Disclosure Schedule, (ii) the pre-merger notification and waiting period requirements of the HSR Act, (iii) the requirements of the Antitrust Laws of any other relevant jurisdiction, except where such failures to obtain such consents, approvals, authorizations or actions, or to make such filings or notifications, would not, individually or in the aggregate, have a Guarantor Material Adverse Effect, or (iv) as may be necessary as a result of any facts or circumstances relating solely to the Investor or its Affiliates.

(e)           Nonsolicitation of Acquisition Proposal.  The Guarantor shall not, nor shall it authorize or knowingly permit any of its Subsidiaries or any of their respective directors, officers, employees, investment bankers, financial advisors, attorneys, accountants or other advisors, agents or representatives (collectively, “Representatives”) to, directly or indirectly through another Person, (i) solicit, initiate or knowingly encourage, or take any other action designed to, or which could reasonably be expected to, encourage any Acquisition Proposal or (ii) enter into, continue or otherwise participate in any negotiations or agreements regarding, or furnish or disclose to any Person any information in furtherance of, or otherwise cooperate in any way with, any Acquisition Proposal.  The Guarantor shall, and shall cause its Subsidiaries and Representatives to, immediately cease and cause to be terminated all existing discussions or negotiations with any Person conducted heretofore with respect to any Acquisition Proposal and request the prompt return or destruction of all confidential information previously furnished.

SECTION 11.11.  Currency.  Unless otherwise specified in this Agreement, all references to currency, monetary values and dollars set forth herein shall mean United States (U.S.) dollars and all payments hereunder shall be made in United States dollars.

SECTION 11.12.  Governing Law.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

SECTION 11.13.  Consent to Jurisdiction.  Subject to the provisions of Section 9.02(b)(iii) (which govern any dispute arising thereunder), each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any federal or state court located in the Borough of Manhattan in the State of New York in the event any dispute arises out of or relates to this

Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, including a motion to dismiss on the grounds of forum non conveniens, (c) agrees that it will not bring any action arising out of or relating to this Agreement in any court other than a federal court sitting in the Borough of Manhattan in the State of New York or a New York state court, and (d) WAIVES ANY RIGHT TO A TRIAL BY JURY WITH RESPECT TO ANY CLAIM, COUNTERCLAIM OR ACTION ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

SECTION 11.14.  Counterparts.  This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.

SECTION 11.15.  Certain Company-Related Actions.  Whenever this Agreement requires a DC Contributor or the Investor, from and after the Closing, to cause the Company or any Company Subsidiary to take any action, or to honor or assume, or be responsible for, any obligation or liability, such requirement shall be deemed to involve an undertaking on the part of such Person, solely in its capacity as a holder of Company Equity Units, to approve, or vote in favor of, or otherwise direct the taking of, such actions, or the honoring or assumption of, or acceptable of responsibility for, such obligation or liability, by the Company or such Company Subsidiary and shall not constitute a guarantee of performance of such actions, or the guarantee of payment of such obligation or liability, by the Company or such Company Subsidiary.

SECTION 11.16.  Additional Diligence.  The items marked with an asterisk on the DC Contributors Disclosure Schedule and including item 56 of Section 3.09 thereof shall be deemed not set forth therein.  The Investor agrees to review such matters within 21 days following the date hereof at which time such matters shall be deemed disclosed in the DC Contributors Disclosure Schedule as of the date hereof except for (a) in the case of any such items that relate to representations and warranties any matter reasonably determined by the Investor to have a materially negative impact on the Company and its Subsidiaries, taken as a whole, and (b) in the case of any such items that relate to covenants, any item as to which the Investor notifies the DC Contributors (in which case the parties shall endeavor to discuss such item in good faith for a period of 30 additional days, at the end of which time, such item shall be deemed disclosed).

IN WITNESS WHEREOF, the DC Contributors and the Investor have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

DAIMLERCHRYSLER NORTH AMERICAN
FINANCE CORPORATION

By:	/s/ Gerd T. Becht
Name: Gerd T. Becht
Title: Vice President

By:	/s/ Edgar Krökel
Name: Edgar Krökel
Title: Vice President

DAIMLERCHRYSLER HOLDING
CORPORATION

By:
Name: Dr. Rüdiger Grube
Title: Vice President

By:
Name: Herbert Kaufmann
Title: Vice President

CG INVESTOR, LLC
By: Cerberus Capital Management, L.P., as Manager

By:
Name: Lenard B. Tessler
Title: Managing Director

IN WITNESS WHEREOF, the DC Contributors and the Investor have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

DAIMLERCHRYSLER NORTH AMERICAN
FINANCE CORPORATION

By:
Name: Gerd T. Becht
Title: Vice President

By:
Name: Edgar Krökel
Title: Vice President

DAIMLERCHRYSLER HOLDING
CORPORATION

By:	/s/ Rüdiger Grube
Name: Dr. Rüdiger Grube
Title: Vice President

By:	/s/ Herbert Kaufmann
Name: Herbert Kaufmann
Title: Vice President

CG INVESTOR, LLC
By: Cerberus Capital Management, L.P., as Manager

By:
Name: Lenard B. Tessler
Title: Managing Director

IN WITNESS WHEREOF, the DC Contributors and the Investor have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

DAIMLERCHRYSLER NORTH AMERICAN
FINANCE CORPORATION

By:
Name: Gerd T. Becht
Title: Vice President

By:
Name: Edgar Krökel
Title: Vice President

DAIMLERCHRYSLER HOLDING
CORPORATION

By:
Name: Rüdiger Grube
Title: Vice President

By:
Name: Herbert Kaufmann
Title: Vice President

CG INVESTOR, LLC
By: Cerberus Capital Management, L.P., as Manager

By:	/s/ Lenard B. Tessler
Name: Lenard B. Tessler
Title: Managing Director

With respect to Section 5.03 (Confidentiality) and Section 11.10 (Guarantee):

DAIMLERCHRYSLER AG

By:	/s/ Dieter Zetsche
Name: Dr. Dieter Zetsche
Title: Chairman of the Board of Management

By:	/s/ Bodo Uebber
Name: Bodo Uebber
Title: Member of the Board of Management

(This page has been left blank intentionally.)

Execution Version

$2,000,000,000

SECOND LIEN TERM LOAN AGREEMENT

among

CARCO INTERMEDIATE HOLDCO II LLC

CHRYSLER LLC,

The Several Lenders from Time to Time Parties Hereto,

JPMORGAN CHASE BANK, N.A.

as Administrative Agent,

GOLDMAN SACHS CREDIT PARTNERS L.P., and CITIBANK, N.A.

as Syndication Agents,

BEAR, STEARNS & CO. INC., and MORGAN STANLEY SENIOR FUNDING, INC.,

as Documentation Agents

Dated as of August 3, 2007

J.P. MORGAN SECURITIES INC.	GOLDMAN SACHS CREDIT PARTNERS L.P.	CITIGROUP GLOBAL MARKETS INC.

.	As Lead Arrangers,

and

J.P. MORGAN SECURITIES INC.	CITIGROUP GLOBAL MARKETS INC.	GOLDMAN SACHS CREDIT PARTNERS L.P.

BEAR, STEARNS & CO. INC.	MORGAN STANLEY SENIOR FUNDING, INC.

as Bookrunners

i

3.21.	Use of Proceeds	46

SECTION 4	CONDITIONS PRECEDENT	46

SECTION 5	AFFIRMATIVE COVENANTS	49

5.1.	Financial Statements	49
5.2.	Borrowing Base Certificate	50
5.3.	Compliance and Other Information	50
5.4.	Maintenance of Existence; Payment of Obligations; Compliance with Law	51
5.5.	Maintenance of Property; Insurance	52
5.6.	Notices	52
5.7.	Additional Collateral, etc.	53
5.8.	Environmental Laws	55
5.9.	Inspection of Property; Books and Records; Discussions	55

SECTION 6	NEGATIVE COVENANTS	56

6.1.	Borrowing Base	56
6.2.	Available Liquidity	56
6.3.	Liens	56
6.4.	Indebtedness	56
6.5.	Asset Sale Restrictions	56
6.6.	Restricted Payments	57
6.7.	Fundamental Changes	59
6.8.	Negative Pledge	59
6.9.	Sale/Leaseback Transactions	60
6.10.	Investments	60
6.11.	Transactions with Affiliates	61
6.12.	Swap Agreements	62
6.13.	Changes in Fiscal Periods	62
6.14.	Clauses Restricting Subsidiary Distributions	62
6.15.	Amendments to Acquisition Documentation	63
6.16.	Asset Sale Collateral Account/Borrowing Base Collateral Account	63

SECTION 7	EVENTS OF DEFAULT	63

SECTION 8	THE AGENTS	66

8.1.	Appointment	66
8.2.	Delegation of Duties	67
8.3.	Exculpatory Provisions	67
8.4.	Reliance by Administrative Agent	67
8.5.	Notice of Default	68
8.6.	Non-Reliance on Agents and Other Lenders	68
8.7.	Indemnification	69
8.8.	Agent in Its Individual Capacity	69
8.9.	Successor Administrative Agent	69
8.10.	Bookrunners, Lead Arrangers, Documentation Agents and Syndication Agents	70

ii

SECTION 9	MISCELLANEOUS	70

9.1.	Amendments and Waivers	70
9.2.	Notices	71
9.3.	No Waiver; Cumulative Remedies	72
9.4.	Survival of Representations and Warranties	72
9.5.	Payment of Expenses	73
9.6.	Successors and Assigns; Participations and Assignments	74
9.7.	Adjustments; Set-off;	77
9.8.	Counterparts	77
9.9.	Severability	77
9.10.	Integration	77
9.11.	GOVERNING LAW	78
9.12.	Submission to Jurisdiction; Waivers	78
9.13.	Acknowledgements	78
9.14.	Releases of Guarantees and Liens	78
9.15.	Confidentiality	79
9.16.	WAIVERS OF JURY TRIAL	79
9.17.	USA Patriot Act	79

iii

SCHEDULES:

1.1A	Commitments
1.1B	Borrowing Base
1.1D	Initial Subsidiary Guarantors
1.1E	Mortgaged Property
1.1F	Principal Trade Names
1.1G	Auburn Hills Property
1.1H	Real Estate Deliverables
3.13(a)	Pledged Equity
3.13(c)	Other Subsidiaries
4.1(b)(iii)	Certain Indebtedness and Liens
4.1(g)	Pledged Notes
4.1(h)	UCC Filings
5.7(d)	Post-Closing Deliverables
6.3	Permitted Liens
6.4	Permitted Indebtedness
6.5	Scheduled Dispositions
6.9	Certain Sale/Leaseback Transactions
6.11	Certain Agreements in Effect as of the Closing Date

EXHIBITS:

A	Form of Security Agreement
B	Form of Collateral Trust Agreement
C	Form of Guarantee
D	Forms of Trademark Security Agreement, Copyright Security Agreement and Patent
Security Agreement
E	Form of Mortgage
F	Form of Borrowing Base Certificate
G	Form of Closing Certificate
H	Form of Assignment and Assumption
I-1	Form of Legal Opinion of Schulte Roth & Zabel LLP
I-2	Form of Legal Opinion of In-House Counsel
J	Form of Exemption Certificate
K	Form of Addendum
L	Form of Compliance Certificate
M	Form of Term Note

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SECOND LIEN TERM LOAN AGREEMENT (this “Agreement”), dated as of August 3, 2007, among CARCO INTERMEDIATE HOLDCO II LLC, a Delaware limited liability company (“Holdings”) CHRYSLER LLC, a Delaware limited liability company (the “Company”), the several banks and other financial institutions or entities from time to time parties hereto (the “Lenders”), GOLDMAN SACHS CREDIT PARTNERS, L.P., and CITIBANK, N.A., as syndication agents (in such capacity, the “Syndication Agents”), and JPMORGAN CHASE BANK, N.A., as administrative agent.

The parties hereto hereby agree as follows:

SECTION 1            DEFINITIONS

1.1.          Defined Terms.  As used in this Agreement, the terms listed in this Section 1.1 shall have the respective meanings set forth in this Section 1.1.

“ABR”:  for any day, a rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to the greater of (a) the Prime Rate in effect on such day and (b) the Federal Funds Effective Rate in effect on such day plus ½ of 1%.  Any change in the ABR due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective as of the opening of business on the effective day of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.

“ABR Loans”:  Loans the rate of interest applicable to which is based upon the ABR.

“Acquisition”:  as defined in Section 4.1(b)(i).

“Acquisition Agreement”: the Contribution Agreement dated as of May 14, 2007 among the Investor, DaimlerChrysler North America Finance Corporation, DaimlerChrysler Holding Corporation and Daimler Chrysler AG.

“Acquisition Documentation”:  collectively, the Acquisition Agreement and all schedules, exhibits and annexes thereto and all side letters and agreements affecting the terms thereof or entered into in connection therewith (including, without limitation, agreements documenting any transition service arrangements).

“Acquisition True-Up Obligations”:  the obligation, if any, of the Company and its Subsidiaries to make payments to the DC Contributors (i) in accordance with Section 2.07(b) of the Acquisition Agreement, in the event that the Estimated Headquarters Reimbursement Amount (as defined in the Acquisition Agreement) exceeds the final Headquarters Reimbursement Amount (as defined in the Acquisition Agreement), in an amount equal to such excess, and (ii) in accordance with Section 6.07(c) of the Acquisition Agreement, to the event that the Estimated Company Equity Award Holder Payments (as defined in the Acquisition Agreement) exceed final aggregate amount of the Company Equity Award Holder Payments (as defined in the Acquisition Agreement), in an amount equal to such excess.

“Addendum”: an Addendum Agreement, substantially in the form of Exhibit K.

“Additional Subsidiary Guarantor”:  each Domestic Subsidiary (including, subject to Section 5.7(c), each JV Subsidiary) of the Company (other than any Excluded Subsidiary) that has Consolidated Total Assets with a Net Book Value in excess of $250,000,000.

“Administrative Agent”:  JPMorgan Chase Bank, N.A., as the administrative agent for the Lenders under this Agreement and the other Loan Documents, together with any of its successors in such capacity.

“Affiliate”:  as to any Person, any other Person that, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person.  For the avoidance of doubt, if the Acquisition is consummated in accordance with the Acquisition Agreement, on the Closing Date, neither the DC Contributors nor DaimlerChrysler AG (or their respective Subsidiaries) shall be Affiliates of any Group Member for the purposes of any transactions contemplated by the Acquisition Documentation.

“Agents”:  the collective reference to the Collateral Trustee and the Administrative Agent.

“Aggregate Exposure”:  with respect to any Lender at any time, an amount equal to (i) until the Draw Date, the aggregate amount of such Lender’s Commitments at such time and (ii) thereafter, the aggregate then unpaid principal amount of such Lender’s Term Loans.

“Aggregate Exposure Percentage”:  with respect to any Lender at any time, the ratio (expressed as a percentage) of such Lender’s Aggregate Exposure at such time to the Aggregate Exposure of all Lenders at such time.

“Agreement”:  as defined in the preamble hereto.

“Applicable Lending Office”:  for any Lender, with respect to the Company, such Lender’s office, branch or affiliate designated for Eurodollar Loans or ABR Loans, as applicable, as notified to the Administrative Agent and the Company or as otherwise specified in the Assignment and Assumption pursuant to which such Lender became a party hereto, any of which offices may, subject to Section 2.13, be changed by such Lender upon 10 days’ prior written notice to the Administrative Agent and the Company.

“Applicable Margin”:  (a) 6.00% per annum in the case of ABR Loans and (b) 7.00% per annum in the case of Eurodollar Loans.

“Applicable Premium”:  as of any date upon which a prepayment (as to which a premium is payable) is payable, the present value at such date, computed using a discount rate equal to the Treasury Rate plus 50 basis points, of (a) the prepayment premium applicable to the Term Loans of the applicable Term Lenders on the first day after the first anniversary of the Closing Date, plus (b) all interest that would accrue on such Term Loans from such date to the first day after the first anniversary of the Closing Date, computed using the Eurodollar Rate for an Interest Period of three months plus the Applicable Margin for the Term Loans on such date.

“Approved Fund”:  as defined in Section 9.6(b).

“Asset Sale”:  any Disposition of property or series of related Dispositions of property (excluding any Disposition permitted by clause (a), (b), (d), (e), (f), (g), (h), (i), (j), (k), (l), (n), (o) or (p) of Section 6.5) that yields gross proceeds to any Group Member (valued at the initial principal amount thereof in the case of non-cash proceeds consisting of notes or other debt securities and valued at fair market value in the case of other non-cash proceeds) in excess of $15,000,000.  The term “Asset Sale” shall not include any issuance of Capital Stock or any event that constitutes a Recovery Event.

“Asset Sale Collateral Account”:  an account of the Company for which the Administrative Agent is the depository bank or securities intermediary, as appropriate, and in respect of which the Company may deposit cash and Cash Equivalents and over which the Collateral Trustee has “control” (as defined in the UCC) pursuant to an account control agreement reasonably satisfactory in form and substance to the Administrative Agent.

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“Assignee”:  as defined in Section 9.6(b).

“Assignment and Assumption”:  an Assignment and Assumption, substantially in the form of Exhibit J.

“Attributable Obligations”: in respect of a Sale/Leaseback Transaction means, as at the time of determination, the present value (discounted at the interest rate implicit in the transaction) of the total obligations of the lessee for rental payments required to be paid during the remaining term of the lease included in such Sale/Leaseback Transaction (including any period for which such lease has been extended), determined in accordance with GAAP; provided, however, that if such Sale/Leaseback Transaction results in a Capital Lease Obligation, the amount of Indebtedness represented thereby shall be determined in accordance with the definition of “Capital Lease Obligations”.

“Auburn Hills Property”:  the real property described on Schedule 1.1G, which is the Company’s chief executive office.

“Available Liquidity”:  as of any date of determination, the sum of cash, Cash Equivalents and Temporary Cash Investments held by the Company or any Subsidiary (which shall include cash, Cash Equivalents or Temporary Cash Investments of the Company or any of its Subsidiaries deposited with a trustee of any VEBA which the Company or relevant Subsidiary may access on an unrestricted basis and any cash or Cash Equivalents in the Borrowing Base Collateral Account) excluding any Restricted Cash, each as of such date.

“Benefitted Lender”:  as defined in Section 9.7(a).

“Board”:  the Board of Governors of the Federal Reserve System of the United States (or any successor).

“Borrowing Base”:  as of any date of determination, the aggregate of the Borrowing Base Amounts calculated for each category of Eligible Collateral in accordance with Schedule 1.1B, as the same may be amended from time to time.  The Borrowing Base at any time shall be determined by reference to the most recent Borrowing Base Certificate delivered to Administrative Agent on the Closing Date or pursuant to Section 5.2, as applicable, (adjusted (a) on a pro forma basis for (i) any Disposition, and the application of the proceeds thereof, described in clause (m) of Section 6.5, and (ii) any addition to the Borrowing Base of additional Collateral in accordance with Schedule 1.1B or pursuant to Section 5.7, in each case as if consummated after the last day of the fiscal period covered by such Borrowing Base Certificate and (b) to exclude the effect of purchase accounting).

“Borrowing Base Certificate”:  a certificate substantially in the form of Exhibit F.

“Borrowing Base Collateral Account”:  an account of the Company for which the Administrative Agent is the depository bank or securities intermediary, as appropriate, and in respect of which the Company may deposit cash and Cash Equivalents and over which the Collateral Trustee has “control” (as defined in the UCC) pursuant to an account control agreement reasonably satisfactory in form and substance to the Administrative Agent.

“Borrowing Base Coverage Ratio”:  at any time the ratio of (a) the sum of (i) the Borrowing Base at such time (adjusted on a pro forma basis to the extent, and in the manner, required by this Agreement) and (ii) for the purposes of Section 6.5(m) only, the amount of cash and Cash Equivalents in the Asset Sale Collateral Account at such time, to (b) the Outstanding Amount of Covered

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Debt at such time (giving effect to any application of proceeds to the extent required or permitted by this Agreement).

“Borrowing Date”:  any Business Day specified by the Company as a date on which the Company requests the relevant Lenders to make Loans hereunder.

“Business Day”:  any day other than a Saturday, Sunday or other day on which banks in New York City are permitted to close; provided, however, that when used in connection with a Eurodollar Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in Dollar deposits in the London Interbank market.

“Capital Lease Obligations”:  as to any Person, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP and, for the purposes of this Agreement, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP.

“Capital Stock”:  any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants, rights or options to purchase any of the foregoing.

“Cash Equivalents”: as defined in Schedule 1.1B.

“CFC”: as defined in Section 5.7(j).

“Change in Tax Law”:  as defined in Section 2.13.

“Change of Control”:  the occurrence of any of the following events:  (a) prior to an Initial Public Offering, the Sponsor shall fail to own, free and clear of all Liens or other encumbrances, directly or indirectly, in the aggregate Capital Stock representing at least 50.1% of the aggregate issued and outstanding Voting Stock of Holdings on a fully diluted basis or (b) after an Initial Public Offering any “person” or “group” (within the meaning of Rule 13d-5 of the Exchange Act), other than the Sponsor, shall control, directly or indirectly, in the aggregate Voting Stock representing a greater percentage of the aggregate issued and outstanding Voting Stock of Holdings than the percentage of Voting Stock owned at such time by the Sponsor and the Sponsor shall fail to own directly or indirectly in the aggregate Voting Stock representing at least 35% of the aggregate issued and outstanding Voting Stock of Holdings or (c) the board of directors of Holdings shall cease to consist of a majority of Continuing Directors or (d)  Holdings shall cease to own 100% of the outstanding Capital Stock of the Company.  For the purposes of this definition, it is agreed that the Sponsor will be deemed to control all of the Voting Stock of an entity owned by another entity if the Sponsor controls such other entity.

“Charitable Subsidiaries”:  each of DaimlerChrysler Corporation Fund (doing business as “The Chrysler Foundation”), HP DEVCO, INC, Fundacion DaimlerChrysler de Mexico IAP and Chrysler Institute of Engineering, in each case so long as such entity carries on its operations as a not for profit or charitable organization and does not operate or control any business for profit.

“Closing Date”:  the date on which the conditions precedent set forth in Section 4.1 shall have been satisfied, which date is August 3, 2007.

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“Code”:  the Internal Revenue Code of 1986, as amended from time to time.

“Collateral”:  all property of the Loan Parties, now owned or hereafter acquired (other than (i) any property or assets to be transferred to DaimlerChrysler AG or any Affiliate thereof in accordance with Section 6.5(n), (ii) the Capital Stock of any Charitable Subsidiaries, (iii) the proceeds of any tax refund received by the Company and payable to DaimlerChrysler AG or any of its Affiliates pursuant to the terms of Section 7.02(b) of the Acquisition Agreement, (iv) any cash, Cash Equivalents or Temporary Cash Investments in an aggregate amount not to exceed $2,000,000,000 maintained in a segregated deposit or securities account, to the extent such cash, Cash Equivalents and Temporary Cash Investments have been pledged to FinCo to secure obligations of the Company under the Master Agreement (other than, for the avoidance of doubt, any reversionary rights of a Loan Party thereto), and (v) any cash, Cash Equivalents or Temporary Cash Investments in an aggregate amount not to exceed $600,000,000 maintained in one or more segregated deposit or securities accounts, to the extent such cash, Cash Equivalents and Temporary Cash Investments have been pledged to the DC Contributors or DaimlerChrysler North America Holdings Corporation to secure obligations of the Company or its Subsidiaries under the DC Credit Support Agreement (other than, for the avoidance of doubt, any reversionary rights of a Loan Party thereto)) in which a Loan Party has granted a Lien pursuant to any Loan Document.

“Collateral Trust Agreement”:  the Collateral Trust Agreement to be executed and delivered by the Company, each Subsidiary Guarantor, the Collateral Trustee and the other parties named therein, substantially in the form of Exhibit B.

“Collateral Trustee”:  Wilmington Trust Company in its capacity as collateral agent under the Collateral Trust Agreement, and any successor thereof under the Collateral Trust Agreement and, as the context may require, any co-agent appointed pursuant to the terms of the Collateral Trust Agreement.

“Commitment”:  as to any Lender, the sum of the Term Commitment of such Lender.

“Commitment Fee Rate”: 0.50% per annum.

“Commitment Termination Date”: August 3, 2008.

“Commonly Controlled Entity”:  an entity, whether or not incorporated, that is part of a group that includes the Company and that is treated as a single employer under Section 414(b) or (c) of the Code.

“Company Car Financing Program”:  all rights and obligations of the Company and its Subsidiaries under the financing program provided by FinCo and any of its Subsidiaries to the Company and any of its Subsidiaries relating to the financing of company car vehicles pursuant to that certain First Amendment and Restated Line of Credit Loan Agreement, dated as of December 20, 1996, between Chrysler Corporation and Chrysler Financial Corporation.

“Company Material Adverse Effect”:  with respect to Chrysler Holding LLC and its Subsidiaries, one or more circumstances, changes, effects, events or developments, or series of any of the foregoing, that, individually or in the aggregate, are or are reasonably likely to be materially adverse to the business, properties, assets, consolidated results of operations or consolidated financial condition of Chrysler Holding LLC and the Company Subsidiaries (as defined in the Acquisition Agreement), taken as a whole (provided, however, that the term “Company Material Adverse Effect” shall not include any changes, circumstances or effects that result from or are consequences of:  (a) events, circumstances, changes or effects that generally affect the industry in which Chrysler Holding LLC and the Company

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Subsidiaries operate, (b) general economic conditions or events, circumstances, changes or effects affecting the securities markets generally, (c) discussions or negotiations (or the absence thereof) with unions, strikes, slowdowns or work stoppages, (d) changes in laws, rules or regulations of any Governmental Authority, or changes in regulatory conditions in the countries in which Chrysler Holding LLC or any Company Subsidiaries operate not having a materially disproportionate adverse effect on Chrysler Holding LLC and the Company Subsidiaries as compared to their competitors, (e) changes in prevailing interest rates or foreign exchange rates, (f) changes in accounting standards, principles or interpretations, (g) changes arising from the consummation of the transactions contemplated by, or the announcement of the execution of, the Acquisition Agreement, including (i) any actions of competitors, (ii) any losses of employees, or (iii) any delays or cancellations of orders for products or services, (h) any reasonably proportionate reduction in the price of services or products offered by Chrysler Holding LLC and the Company Subsidiaries in response to the reduction in price of comparable services or products offered by a significant competitor, (i) any circumstance, change or effect that results from any action required or contemplated to be taken pursuant to or in accordance with the Acquisition Agreement or any action taken at the written request of the Investor, and (j) changes caused by a material worsening of current conditions caused by acts of terrorism or war (whether or not declared) occurring after the date hereof not having a materially disproportionate adverse effect on Chrysler Holding LLC and the Company Subsidiaries as compared to their competitors).

“Compliance Certificate”:  a certificate duly executed by a Responsible Officer, substantially in the form of Exhibit L.

“Conduit Lender”:  any special purpose corporation organized and administered by any Lender for the purpose of making Loans otherwise required to be made by such Lender and designated by such Lender in a written instrument; provided, that the designation by any Lender of a Conduit Lender shall not relieve the designating Lender of any of its obligations to fund a Loan under this Agreement if, for any reason, its Conduit Lender fails to fund any such Loan, and the designating Lender (and not the Conduit Lender) shall have the sole right and responsibility to deliver all consents and waivers required or requested under this Agreement with respect to its Conduit Lender, and provided, further, that no Conduit Lender shall (a) be entitled to a claim to receive any greater amount pursuant to Section 2.12, 2.13, 2.14 or 9.5, unless the designating Lender shall have been entitled to such claim and, then, solely in an amount not exceeding the amount the designating Lender would have been entitled to receive in respect of the extensions of credit made by such Conduit Lender or (b) be deemed to have any Commitment.

“Confidential Information Memorandum”: the confidential information memorandum dated June 27, 2007 and furnished to certain Lenders.

“Consolidated Leverage Ratio”:  as at the last day of any period, the ratio of (a) Consolidated Total Debt, less the sum of cash, Cash Equivalents or Temporary Cash Investments held by the Company and its Subsidiaries, excluding Restricted Cash, on such day to (b) EBITDA for such period.

“Consolidated Total Assets”:  at any date, with respect to any Person, the amount set forth opposite the caption “total assets” (or any like caption) on the consolidated balance sheet (or the equivalent) of such Person and its consolidated Subsidiaries most recently delivered on or prior to the Closing Date and described in Section 3.1 or pursuant to Section 5.1.

“Consolidated Total Debt”:  at any date, the aggregate principal amount of all Indebtedness (excluding all Indebtedness of the Company and its Subsidiaries that may be outstanding under the Gold Key Lease Program to the extent that the Company or any of its Subsidiaries is the beneficiary of credit support obligations provided by FinCo or its Subsidiaries in an amount at least equal

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to such Indebtedness) of the Company and its Subsidiaries that would be reflected on the consolidated balance sheet of the Company and its Subsidiaries as of such date in accordance with GAAP.

“Continuing Directors”:  with respect to any Person, the directors (or the equivalent) of such Person on the Closing Date, after giving effect to the transactions contemplated hereby, and each other director of such Person, if such other director’s nomination for election to the board of directors (or the equivalent) of such Person is recommended by a majority of the then applicable Continuing Directors or such other director receives the vote of the Sponsor in his or her election by the shareholders of such Person.

“Contractual Obligation”:  as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“control”:  (including the terms “controlled by” and “under common control with”):  with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, as trustee, personal representative or executor, by contract or otherwise.

“Control Investment Affiliate”:  as to any Person, any other Person that (a) directly or indirectly, is in control of, is controlled by, or is under common control with, such Person and (b) is organized by such Person primarily for the purpose of making equity or debt investments in one or more companies.

“Conversion Vehicle Wholesale Financing Program”:  a financing program provided by FinCo or its Subsidiaries pursuant to which (i) FinCo or its Subsidiaries provides wholesale financing to recreational truck and van conversion companies and manufacturers of specialized bodies and equipment on vehicles which are consignees of the Company (the “Converters”) to enable such Persons to hold on consignment from the Company or any of its Subsidiaries vehicles, chassis, other merchandise and inventory (the “Merchandise”) manufactured by the Company and its Subsidiaries for the sole purpose of storing, upfitting or adding to the Merchandise, which financings are secured by such Merchandise and repaid with the proceeds of the sale of such Merchandise by the Company, (ii) the Company is obligated to pay (on behalf of the Converters) to FinCo or its Subsidiaries a portion of the first 90 days of interest accruing on such loans and (iii) the Company is obligated to purchase the Merchandise from the Converters upon completion of the conversion.

“Copyright Security Agreement”:  the Copyright Security Agreement to be executed and delivered by the Company and the Collateral Trustee, substantially in the form of Exhibit D.

“Covered Debt”:  collectively, (a) all Indebtedness incurred under the First Lien Credit Agreement, (b) any Permitted First Lien Non-Loan Exposure (as defined in the First Lien Credit Agreement), (c) all Indebtedness incurred under this Agreement and (d) any Permitted Second Lien Non-Loan Exposure.

“Cumulative Excess Cash Flow Amount”:  as of any date of determination, an amount, not less than zero, equal to 50% of the sum of the following determined on a consolidated basis, without duplication, for the Company and its Subsidiaries in accordance with GAAP: (a) EBITDA for such period minus (b) the sum of the following: (i) cash taxes based on income and profits for such period, (ii) cash Interest Expense (net of interest income) for such period, (iii) all scheduled principal payments made in respect of Indebtedness which results in a permanent repayment of such Indebtedness during such period,

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(iv) all capital expenditures (made in cash) during such period other than expenditures made with proceeds of a purchase money financing or capital lease financing or from Dispositions or Recovery Events (without giving effect to the threshold contained in such definition), and (v) the aggregate amount of Restricted Payments made pursuant to Section 6.6 (other than clauses (a), (b), (e), (g), (i) or (j)) prior to such date, in each case, as reported in the Company’s most recently delivered financial statements delivered pursuant to Section 5.1(b), commencing with the fiscal quarter ended September 30, 2007 to the most recently ended fiscal quarter of the Company for which financial statements have been delivered pursuant to Section 5.1(b) prior to such date (taken as one accounting period).

“DC Contributors”:  DaimlerChrysler North America Finance Corporation, a Delaware corporation, and DaimlerChrysler Holding Corporation, a Delaware corporation.

“DC Credit Support Agreement”: the Agreement (Collateral for Continuing Credit Support Instruments), dated as of August 3, 2007, between the Company, DC Contributors, DaimlerChrysler North America Holdings Corporation and the Investor.

“De Minimis Subsidiary”:  any Subsidiary of the Company that is not a Subsidiary Guarantor that has Consolidated Total Assets with a Net Book Value of less than $100,000,000.

“Default”:  any of the events specified in Section 7, whether or not any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Designated Cash Management Obligations”:  obligations of the Company or any Subsidiary to banks, financial institutions, investment banks and others in respect of banking, cash management (including, without limitation, Automated Clearinghouse transactions), custody and other similar services and company paid credit cards that permit employees to make purchases on behalf of the Company or such Subsidiary designated by the Company in accordance with the Collateral Trust Agreement from time to time as constituting “Designated Cash Management Obligations.”

“Designated Hedging Obligations”:  the direct obligations of the Company or any of its Subsidiaries, and the obligations of the Company as a guarantor of any Subsidiary’s obligations, to counterparties designated by the Company in accordance with the Collateral Trust Agreement from time to time as constituting “Designated Hedging Obligations” under or in connection with any of the following: (a) a rate swap transaction, swap option, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, currency swap transaction, cross currency rate swap transaction, currency option, credit protection transaction, credit swap, credit default swap, credit default option, total return swap, credit spread transaction, repurchase transaction, reverse repurchase transaction, buy/sell-back transaction, securities lending transaction, weather index transaction or forward purchase or sale of a security, commodity or other financial instrument or interest (including any option with respect to any of these transactions) or (b) which is a type of transaction that is similar to any transaction referred to in clause (a) above that is currently, or in the future becomes, recurrently entered into in the financial markets (including terms and conditions incorporated by reference in such agreement) and which is a forward, swap, future, option or other derivative on one or more rates, currencies, commodities, equity securities or other equity instruments, debt securities or other debt instruments, economic indices or measures of economic risk or value, or other benchmarks against which payments or deliveries are to be made.

“Disposition”:  with respect to any property, any sale, transfer or other disposition thereof (and shall include the issuance of Capital Stock) (other than the incurrence or grant of any Lien or the

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occurrence of any Recovery Event); and the terms “Dispose” and “Disposed of” shall have correlative meanings.

“Dollar Equivalent”:  on any date of determination, (a) with respect to any amount denominated in Dollars, such amount and (b) with respect to an amount denominated in any other currency, the equivalent in Dollars of such amount determined by the Administrative Agent in accordance with normal banking industry practice using the Exchange Rate on the date of determination of such equivalent.  In making any determination of the Dollar Equivalent, the Administrative Agent shall use the relevant Exchange Rate in effect on the date on which a Dollar Equivalent is required to be determined pursuant to the provisions of this Agreement.  As appropriate, amounts specified herein as amounts in Dollars shall be or include any relevant Dollar Equivalent amount.

“Dollars” and “$”:  the lawful money of the United States.

“Domestic Subsidiary”:  any Subsidiary of the Company organized under the laws of the United States, any state thereof or the District of Columbia but excluding Puerto Rico or any external United States territory.

“Draw Date”: as defined in Section 2.1.

“EBITDA”:  for any period, Net Income plus, to the extent deducted in determining Net Income, the sum of:  (a) Interest Expense, amortization or write-off of debt discount, other deferred financing costs and other fees and charges associated with Indebtedness, plus (b) expense for taxes paid or accrued, plus (c) depreciation, plus (d) amortization, write-offs, write-downs, asset revaluations and other non-cash charges, losses and expenses, plus (e) impairment of intangibles, including, without limitation, goodwill, plus (f) extraordinary expenses or losses (as determined in accordance with GAAP) including, without limitation, an amount equal to any extraordinary loss plus any net loss realized by the Company or any of its Subsidiaries in connection with  any disposition or the extinguishment of Indebtedness, plus (g) fees paid pursuant to the management agreement referenced in Section 6.11 as in effect on the date hereof and out-of-pocket expenses in connection with the performance of management, consulting, monitoring, financial advisory or other services, plus (h) fees and expenses incurred in connection with the Acquisition and Investments permitted under Section 6.10, plus (i) transaction costs incurred in connection with the Acquisition, plus (j) transaction costs incurred in connection with an Initial Public Offering, plus (k) all OPEB costs, expenses and charges other than service costs, plus (l) losses (but minus gains) due solely to fluctuations in currency values and the related tax effects in accordance with GAAP, plus (m) loss attributable to discontinued operations, plus (n) losses (but minus gains) attributable to the cumulative effect of a change in accounting principles, plus (o) non-recurring costs, charges and expenses during such period, (p) plus the amount, if positive, of the sum of non cash expenses for minority interests, less dividends paid to minority parties, minus (q) to the extent included in Net Income, extraordinary gains (as determined in accordance with GAAP), together with any related provision for taxes on such extraordinary gain, all calculated without duplication for the Company and its Subsidiaries on a consolidated basis for such period.  For purposes of this Agreement, EBITDA shall be adjusted on a pro forma basis to include, as of the first day of any applicable period, the Acquisition, any other acquisition and any disposition consummated during such period, including, without limitation, adjustments reflecting any non-recurring costs and any extraordinary expenses of the Acquisition, any other acquisition and any disposition consummated during such period and any Pro forma Cost Savings attributable thereto, each calculated on a basis consistent with GAAP or as otherwise reasonably approved by the Administrative Agent (which approval shall not be unreasonably withheld).  For the purposes of this Agreement, EBITDA (i) for the fiscal quarter ending December 31, 2006 shall be $701,000,000, (ii) for the fiscal quarter ending March 31, 2007 shall be $522,000,000, and (iii) for the fiscal quarter ending June 30, 2007 shall be $802,000,000.

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“Environmental Laws”:  any and all foreign, Federal, state, provincial, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees, requirements of any Governmental Authority or other Requirements of Law (including common law) regulating, relating to or imposing liability or standards of conduct concerning protection of human health, the environment or natural resources, as now or may at any time hereafter be in effect.

“ERISA”:  the Employee Retirement Income Security Act of 1974, as amended from time to time.

“Eurocurrency Reserve Requirements”:  for any day as applied to a Eurodollar Loan, the aggregate (without duplication) of the maximum rates (expressed as a decimal fraction) of reserve requirements in effect on such day (including basic, supplemental, marginal and emergency reserves) under any regulations of the Board or other Governmental Authority having jurisdiction with respect thereto dealing with reserve requirements prescribed for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board) maintained by a member bank of the Federal Reserve System.

“Eurodollar Base Rate”:  with respect to each day during each Interest Period pertaining to a Eurodollar Loan, the rate per annum determined on the basis of the rate for deposits in Dollars for a period equal to such Interest Period commencing on the first day of such Interest Period appearing on page LIBOR01 of the Reuters screen as of 11:00 A.M., London time, two Business Days prior to the beginning of such Interest Period.  In the event that such rate does not appear on such page of the Reuters screen (or otherwise on such screen), the “Eurodollar Base Rate” shall be determined by reference to such other comparable publicly available service for displaying eurodollar rates as may be selected by the Administrative Agent with the consent of the Company (such consent not to be unreasonably withheld) or, in the absence of such availability, by reference to the rate at which the Administrative Agent is offered Dollar deposits at or about 11:00 A.M., New York City time, two Business Days prior to the beginning of such Interest Period in the interbank eurodollar market where its eurodollar and foreign currency and exchange operations are then being conducted for delivery on the first day of such Interest Period for the number of days comprised therein.

“Eurodollar Loans”:  Loans the rate of interest applicable to which is based upon the Eurodollar Rate.

“Eurodollar Rate”:  with respect to each day during each Interest Period pertaining to a Eurodollar Loan, a rate per annum determined for such day in accordance with the following formula (rounded upward to the nearest 1/100th of 1%):

Eurodollar Base Rate
1.00 - Eurocurrency Reserve Requirements

“Eurodollar Tranche”:  the collective reference to Eurodollar Loans the then current Interest Periods with respect to all of which begin on the same date and end on the same later date (whether or not such Loans shall originally have been made on the same day).

“Event of Default”:  any of the events specified in Section 7, provided that any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Exchange Act”:  the Securities and Exchange Act of 1934, as amended.

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“Exchange Rate”:  for any day with respect to any currency (other than Dollars), the rate at which such currency may be exchanged into Dollars, as set forth at 11:00 A.M., New York time, on such day on the applicable Bloomberg currency page with respect to such currency.  In the event that such rate does not appear on the applicable Bloomberg currency page, the Exchange Rate with respect to such currency shall be determined by reference to such other publicly available service for displaying exchange rates as may be agreed upon by the Administrative Agent and the Company or, in the absence of such agreement, such Exchange Rate shall instead be the spot rate of exchange of the Administrative Agent in the London Interbank market or other market where its foreign currency exchange operations in respect of such currency are then being conducted, at or about 11:00 A.M., New York time, on such day for the purchase of Dollars with such currency, for delivery two Business Days later; provided, however, that if at the time of any such determination, for any reason, no such spot rate is being quoted, the Administrative Agent may use any reasonable method it deems appropriate to determine such rate, and such determination shall be conclusive absent manifest error.

“Excluded Subsidiary”:  any Domestic Subsidiary that is a direct or indirect Subsidiary of a Foreign Subsidiary.

“Facility”:  each of the Term Commitments and the Term Loans made thereunder (alternatively, the “Term Facility”).

“Federal Funds Effective Rate”:  for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for the day of such transactions received by JPMorgan Chase Bank, N.A. from three federal funds brokers of recognized standing selected by it.

“Fee Payment Date”:  (a) the third Business Day following the last day of each March, June, September and December, and (b) the earlier to occur of the Draw Date or the Commitment Termination Date.

“Fee Payment Period”:  initially the period from and including the Closing Date to but excluding the initial Fee Payment Date, and thereafter each period commencing on and including a Fee Payment Date to but excluding the succeeding Fee Payment Date.

“Fenton IRB Transactions”:  all of the rights and obligations of the Company pursuant to the terms of:  (i) the Trust Indenture, dated as of December 1, 2004, by and between the City of Fenton, Missouri and The Bank of New York Trust Company N.A., in an aggregate maximum principal amount of $112,000,000; (ii) the Lease Agreement, dated as of December 1, 2004, by and between the City of Fenton, Missouri, as lessor and DaimlerChrysler Corporation, as lessee; (iii) the Performance Agreement, dated as of December 1, 2004, by and between the City of Fenton, Missouri and DaimlerChrysler Corporation; (iv) the Bond Purchase Agreement, dated as of December 1, 2004, by and between the City of Fenton, Missouri and DaimlerChrysler Corporation, as purchaser; (v) the Trust Indenture, dated as of November 1, 2005, by and between the City of Fenton, Missouri and The Bank of New York Trust Company N.A., in an aggregate maximum principal amount of $1,000,000,000; (vi) the Lease Agreement, dated as of November 1, 2005, by and between the City of Fenton, Missouri, as lessor and DaimlerChrysler Corporation, as lessee; (vii) the Performance Agreement, dated as of November 1, 2005, by and between the City of Fenton, Missouri and DaimlerChrysler Corporation; (viii) the Bond Purchase Agreement, dated as of November 1, 2005, by and between the City of Fenton, Missouri and DaimlerChrysler Corporation, as purchaser; and, in each case, and (ix) any other indentures, leases, performance agreements, and bond purchase agreements into which the Company and the City of Fenton,

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Missouri may enter pursuant to the same or similar enabling resolutions and on substantially similar terms.

“FinCo”: DaimlerChrysler Financial Services Americas LLC, a Michigan limited liability company and its successors.

“FinCo Facilities”: collectively the (i) Credit Agreement, dated as of the Closing Date, among FinCo as borrower, the Administrative Agent as administrative agent thereunder, Citibank N.A. and Goldman Sachs Credit Partners, L.P. as syndication agents and the banks and financial institutions party thereto from time to time as lenders, and (ii) Second Lien Term Loan Agreement, dated as of the Closing Date, among FinCo as borrower, the Administrative Agent as administrative agent thereunder, Citibank N.A. and Goldman Sachs Credit Partners, L.P. as syndication agents and the banks and financial institutions party thereto from time to time as lenders.

“First Lien Credit Agreement”: the First Lien Credit Agreement, dated as of the Closing Date among the Company as the borrower, the Administrative Agent as administrative agent thereunder, Goldman Sachs Credit Partners, L.P. and Citibank N.A. as syndication agents and the lenders party thereto from time to time as lenders, as the same may from time to time be amended modified or otherwise supplemented.

“Foreign Benefit Arrangement”:  any employee benefit arrangement mandated by non-US law.

“Foreign Plan”:  each employee benefit plan (within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA) maintained or contributed to by the Company or any Commonly Controlled Entity that is not subject to US law.

“Foreign Subsidiary”:  any Subsidiary of the Company that is not a Domestic Subsidiary.

“Funding Office”:  the office of the Administrative Agent specified in Section 9.2 or such other office as may be specified from time to time by the Administrative Agent as its funding office with respect to any Facility or Facilities by written notice to the Company and the Lenders.

“GAAP”:  generally accepted accounting principles in the United States as in effect from time to time.  In the event that any “Accounting Change” (as defined below) shall occur and such change results in a change in the method of calculation of covenants, the Borrowing Base, standards or terms in this Agreement, then the Company and the Administrative Agent agree to enter into negotiations in order to amend such provisions of this Agreement so as to reflect equitably such Accounting Changes with the desired result that the criteria for evaluating the Company’s financial condition and the Borrowing Base shall be the same after such Accounting Changes as if such Accounting Changes had not been made.  Until such time as such an amendment shall have been executed and delivered by the Company, the Administrative Agent and the Required Lenders, all covenants, the Borrowing Base, standards and terms in this Agreement shall continue to be calculated or construed as if such Accounting Changes had not occurred.  “Accounting Changes” refers to changes in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants or, if applicable, the SEC.

“Gelco Lease Program”:  a Sale/Leaseback Transaction pursuant to which the Company and its Subsidiaries manufacture and sell vehicles to Gelco Corporation (doing business as GE Capital Fleet Services (“GE Capital”)), which vehicles are then leased to the Company pursuant to the terms of a lease for use by the Company in its company car program in the ordinary course of business, as more

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fully described in and pursuant to the terms of that certain Master Lease Agreement, dated October 31, 2001, by and between GE Capital and DaimlerChrysler Corporation, together with all related schedules thereto and servicing and agency agreements or any other program with a different financial institution on substantially similar terms.

“Gold Key Lease Program”:  the program pursuant to which (i) DaimlerChrysler Financial Services Canada Inc. (the successor to Chrysler Credit Canada Ltd.) (“CCC”) purchases, as agent and bare trustee, vehicles manufactured or distributed by DaimlerChrysler Canada Inc. (formerly known as Chrysler Canada Ltd.) (“CCL”) from dealerships with the proceeds of loans made to it by CCC, and then leased by CCC, as agent and bare trustee for CCL, to the customers of CCC, the lease payments (and related vehicles) of which are pledged to CCC and the proceeds thereof are used to repay any outstanding loans owing by CCL to CCC, as more fully described in and pursuant to the terms of (x) that certain Gold Key Administration and Credit Risk Assumption Agreement, dated as of July 1, 1996, by and between CCL and Chrysler Credit Canada Ltd., and (y) that certain Amended and Restated Loan Agreement dated as of December 31, 2002 between CCL and CCC and (ii) CCL may in certain cases concurrently lease or sell its beneficial interests in the lease payment receivables and leased vehicles described above to various entities which engage in financing such receivables, including its interest in any collateral securing such receivables, in each case, together with all schedules and related agreements.

“Governmental Authority”:  any federal, state, provincial, municipal or other governmental department, commission, board, bureau, agency or instrumentality, or any federal, state or municipal court, in each case whether of the United States or foreign.

“Group Members”:  the collective reference to Holdings, the Company and their respective Subsidiaries but excluding the Charitable Subsidiaries.

“Guarantee”:  the Guarantee Agreement to be executed and delivered by the Company, Holdings and each Subsidiary Guarantor, substantially in the form of Exhibit C.

“Guarantee Obligation”:  as to any Person (the “guaranteeing person”), any obligation, including a reimbursement, counterindemnity or similar obligation, of the guaranteeing Person that guarantees or in effect guarantees, or which is given to induce the creation of a separate obligation by another Person (including any bank under any letter of credit) that guarantees or in effect guarantees, any Indebtedness, leases, dividends or other obligations (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business.  The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by the Company in good faith.

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“Holdings”: CarCo Intermediate HoldCo II LLC, a Delaware limited liability company.

“IDCA”: the International Distribution Cooperation Agreement, dated as of August 3, 2007, between DaimlerChrysler AG, the Company and Chrysler International Corporation.

“Indebtedness”:  of any Person at any date, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services (other than current trade payables incurred in the ordinary course of such Person’s business), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all Capital Lease Obligations and Attributable Obligations of such Person, (f) all obligations of such Person, contingent or otherwise, as an account party or applicant under or in respect of acceptances, letters of credit, surety bonds or similar arrangements, (g) all Guarantee Obligations of such Person in respect of obligations of the kind referred to in clauses (a) through (f) above, (h) all obligations of the kind referred to in clauses (a) through (g) above secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Lien on property (including accounts and contract rights) owned by such Person, whether or not such Person has assumed or become liable for the payment of such obligation, and (i) for the purposes of Section 7(d) only, all obligations of such Person in respect of Swap Agreements.  The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness expressly provide that such Person is not liable therefor.  For purposes of Section 6.3 and Section 6.4, the Dollar Equivalent amount of Indebtedness denominated in any currency other than Dollars shall be determined as of the date such Indebtedness is incurred or any commitment for such Indebtedness is issued and the Company and its Subsidiaries shall not be deemed to exceed any limit set forth in Section 6.3 or Section 6.4 solely as a result of subsequent fluctuations in the exchange rate of currency.  Indebtedness shall not include vehicle guarantee depreciation programs of any Group Member.

“Indemnified Liabilities”:  as defined in Section 9.5.

“Indemnitee”:  as defined in Section 9.5.

“Initial Public Offering”:  any initial public offering by any Person of Capital Stock of such Person pursuant to which such Person offers to the public Capital Stock of any Parent Entity pursuant to a registration statement on Form S-1 (or any similar, successor or replacement form) and receives gross proceeds of $500,000,000 or more.

“Initial Subsidiary Guarantor”:  each Domestic Subsidiary listed on Schedule 1.1D.

“Insolvency”:  with respect to any Multiemployer Plan, the condition that such Plan is insolvent within the meaning of Section 4245 of ERISA.

“Insolvent”:  pertaining to a condition of Insolvency.

“Intellectual Property”:  the collective reference to all rights, priorities and privileges with respect to intellectual property, whether arising under United States, multinational or foreign laws or otherwise, including copyrights, copyright licenses, patents, patent licenses, trademarks, trademark licenses, technology, know-how and processes, and all rights to sue at law or in equity for any

14

infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom.

“Interest Expense”:  for any period, gross interest expense paid or payable in cash (including amortization of debt issuance costs, the interest component of any deferred interest payments, the interest component of all payments associated with Capital Lease Obligations and Attributable Obligations, imputed interest with respect to all Capital Lease Obligations and Attributable Obligations, imputed interest with respect to all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing and net of the effects of all payments made or received pursuant to Swap Agreements in respect of interest rates to the extent such payments are received or made during such period, in each case determined on a consolidated basis in accordance with GAAP.  For purposes of this Agreement, Interest Expense shall be adjusted on a pro forma basis to give effect to any Indebtedness incurred, assumed or permanently repaid or extinguished during the applicable period in connection with the Acquisition, any other acquisition or any Disposition as if such incurrence, assumption, repayment or extinguishing had been effected on the first day of such period.

“Interest Payment Date”:  (a) as to any ABR Loan, the first day of each March, June, September and December to occur while such Loan is outstanding and the final maturity date of such Loan, (b) as to any Eurodollar Loan having an Interest Period of three months or less, the last day of such Interest Period, (c) as to any Eurodollar Loan having an Interest Period longer than three months, each day that is three months, or a whole multiple thereof, after the first day of such Interest Period and the last day of such Interest Period and (d) as to any Loan, the date of any repayment or prepayment made in respect thereof.

“Interest Period”:  as to any Eurodollar Loan, (i) initially, the period commencing on the borrowing or conversion date, as the case may be, with respect to such Loan and ending one, two, three or six (or with the consent of each Lender, nine or twelve) months thereafter, as selected by the Company in its notice of borrowing or notice of conversion, as the case may be, given with respect thereto; and (ii) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Loan and ending one, two, three or six (or with the consent of each Lender, nine or twelve) months thereafter, as selected by the Company by irrevocable notice to the Administrative Agent not later than 12:00 Noon, New York City time, on the date that is three Business Days prior to the last day of the then current Interest Period with respect thereto; provided that, all of the foregoing provisions relating to Interest Periods are subject to the following:

(A)          if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;

(B)           the Company may not select an Interest Period that would extend beyond the date final payment is due on the Term Loans; and

(C)           any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period.

“Investments”:  as defined in Section 6.10.

“Investor”:  CG Investor, LLC, a Delaware limited liability company.

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“JV Subsidiary”:  any Subsidiary of a Group Member which is not a Wholly Owned Subsidiary and as to which the business and management thereof is jointly controlled by the holders of the Capital Stock therein pursuant to customary joint venture arrangements.

“Lenders”:  as defined in the preamble hereto; provided, that unless the context otherwise requires, each reference herein to the Lenders shall be deemed to include any Conduit Lender.

“Lien”:  any mortgage, pledge, hypothecation, assignment for security, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any capital lease having substantially the same economic effect as any of the foregoing).

“Liquid Securities”: any securities listed or quoted on any national securities exchange that has registered with the SEC pursuant to Section 6(a) of the Exchange Act, the Nasdaq National Market or any designated offshore securities market as defined in Regulation S under the Securities Act; provided that such securities (i) are registered, or may otherwise be sold without restriction under the Securities Act, (ii) are part of a class of securities that has a public float in excess of $500 million and (iii) represent less than 5% of the public float of such class of securities.

 “Loan”:  any loan made by any Lender pursuant to this Agreement.

“Loan Documents”:  this Agreement, the Security Documents, the Guarantee, the Collateral Trust Agreement, the Notes, and any amendment, waiver, supplement or other modification to any of the foregoing.

“Loan Parties”:  the Company, Holdings and each Subsidiary Guarantor.

“Mandatory Prepayment”:  the prepayment in accordance with Section 2.5 of outstanding Term Loans, on a pro rata basis according to the Outstanding Amounts thereof at the time of such prepayment.

“Master Agreement”:  (i) the Master Autofinance Agreement, entered into as of August 3, 2007, by and between the Company, as the manufacturer, and FinCo, (ii) the Shared Transition Services Agreement, entered into as of August 3, 2007, by and between the Company and FinCo, (iii) the Intellectual Property License Agreement, entered into as of August 3, 2007, by and between the Company and FinCo, and (iv) any agreement, instrument, annex, schedule, exhibit or other document related thereto.

“Material Adverse Effect”:  a material adverse effect on (a) the business, operations, property or financial condition of the Company and its Subsidiaries taken as a whole or (b) the validity and enforceability of this Agreement or any of the other Loan Documents or the rights and remedies of the Administrative Agent, the Collateral Trustee and the Lenders hereunder or thereunder.

“Material Unsecured Indebtedness”:  any unsecured Indebtedness of any Loan Party having an aggregate Outstanding Amount in excess of $300,000,000.

“Materials of Environmental Concern”:  any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products or any hazardous or toxic substances, materials or wastes, defined or regulated as such in or under any Environmental Law, including asbestos, polychlorinated biphenyls and urea-formaldehyde insulation.

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“Moody’s”:  Moody’s Investors Service, Inc. and its successors.

“Mortgaged Property”:  each property listed on Schedule 1.1E, as to which the Collateral Trustee for the benefit of the Secured Parties shall be granted a Lien pursuant to the Mortgages.

“Mortgages”:  each of the mortgages and deeds of trust made by the Company or any Subsidiary Guarantor in favor of, or for the benefit of, the Collateral Trustee for the benefit of the Secured Parties, substantially in the form of Exhibit E (with such changes thereto as the Company and the Administrative Agent reasonably agree are advisable under the law of the jurisdiction in which such mortgage or deed of trust is to be recorded).

“Multiemployer Plan”:  a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Book Value”:  with respect to any asset of any Person (a) other than accounts receivable, the gross book value of such asset on the balance sheet of such Person, minus depreciation or amortization in respect of such asset on such balance sheet and (b) with respect to accounts receivable, the gross book value thereof, minus any specific reserves attributable thereto, each determined in accordance with GAAP.

“Net Cash Proceeds”:  (a) in connection with any Asset Sale or any Recovery Event, the proceeds thereof in the form of cash and Cash Equivalents (including any such proceeds received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise, but only as and when received), net of (i) purchase price adjustments reasonably expected to be payable in connection with such Asset Sale, (ii) attorneys’ fees, accountants’ fees, investment banking fees, consultants’ fees, finders’ fees, brokers’ fees, advisory fees and other customary fees and expenses actually incurred in connection therewith, (iii) amounts required to be applied to the repayment of Indebtedness secured by a Lien expressly permitted hereunder on any asset that is the subject of such Asset Sale or Recovery Event (other than any Lien pursuant to a Security Document), (iv) taxes paid or reasonably estimated to be payable as a result thereof, and (v) in the case of an Asset Sale, a reasonable reserve for any payments (fixed or contingent) attributable to the seller’s indemnities and representations and warranties to the purchaser or seller’s retained liabilities in respect of such Asset Sale undertaken in connection with such Asset Sale including pension and other post-employment benefit liabilities and liabilities related to environmental matters and liabilities under indemnification obligations associated with such Asset Sale or (b) in connection with any issuance or sale of Capital Stock or any incurrence of Indebtedness, the cash proceeds received from such issuance or incurrence, net of attorneys’ fees, investment banking fees, accountants’ fees, consultants’ fees, finders’ fees, brokers’ fees, advisory fees, underwriting discounts and commissions and other customary fees and expenses actually incurred in connection therewith.

“Net Income”:  for any period, the net income (or loss) of the Company and its Subsidiaries calculated on a consolidated basis for such period determined in accordance with GAAP.

“Non-Excluded Taxes”:  as defined in Section 2.13(a).

“Non-U.S. Lender”:  as defined in Section 2.13(d).

“Non-Recourse Debt”:  Indebtedness of a Person:  (a) as to which no Loan Party provides any Guarantee Obligation or credit support of any kind or is directly or indirectly liable (as a guarantor or otherwise); and (b) which does not provide any recourse against any of the assets of any Loan Party.  Notwithstanding the foregoing, the obligation to make capital contributions pursuant to the governing

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documents of any JV Subsidiary shall not invalidate the status of the Indebtedness of such JV Subsidiary classified as Non-Recourse Indebtedness pursuant to the terms of this definition.

“Notes”:  the collective reference to any promissory note evidencing Loans.

“Notice of Event of Default”:  as defined in the Collateral Trust Agreement.

“Obligations”:  the First Priority Credit Agreement Obligations as defined in the Collateral Trust Agreement.

“OPEB”: other post employment benefits.

“Other Taxes”:  any and all present or future stamp or documentary taxes and any other excise or property, intangible or mortgage recording taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

“Outstanding Amount”:  as of any date of determination (a) with respect to Indebtedness, the aggregate outstanding principal amount thereof, (b) with respect to banker’s acceptances, letters of credit or letters of guarantee, the aggregate undrawn, unexpired face amount thereof plus the aggregate unreimbursed drawn amount thereof, (c) with respect to hedging obligations, the aggregate amount recorded by the Company or any Subsidiary as its net termination liability thereunder calculated in accordance with the Company’s customary accounting procedures, (d) with respect to cash management obligations or guarantees, the aggregate maximum amount thereof (i) that the relevant cash management provider is entitled to assert as such as agreed from time to time by the Company or any Subsidiary and such provider or (ii) the principal amount of the Indebtedness being guaranteed or, if less, the maximum amount of such guarantee set forth in the relevant guarantee and (e) with respect to any other obligations, the aggregate outstanding amount thereof.

“Parent Entity”:  any of Chrysler Holding LLC, a Delaware limited liability company, or any intermediate holding company through which Chrysler Holding LLC holds its ownership interest in the Company, including Holdings.

“Participant”:  as defined in Section 9.6(c)(i).

“Patent Security Agreement”:  the Patent Security Agreement to be executed and delivered by the Company and the Collateral Trustee, substantially in the form of Exhibit D.

“PBGC”:  the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA (or any successor).

“Pension Act”: the Pension Protection Act of 2006, as it now exists or as it may be amended from time to time.

“Permitted Second Lien Non-Loan Exposure”:  Designated Hedging Obligations, Designated Cash Management Obligations, reimbursement obligations in respect of letters of credit and bank guarantees, guarantees provided by the Company or a Subsidiary Guarantor (including in respect of Indebtedness) and other obligations of the Company or a Subsidiary Guarantor that do not constitute Indebtedness that have been designated by the Company pursuant to the terms of the Collateral Trust Agreement as “Permitted Second Lien Non-Loan Exposure”; provided that after giving pro forma effect to such designation and any application of the proceeds thereof the Borrowing Base Coverage Ratio is at

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least 1.00 to 1.00; provided, further, that the aggregate Outstanding Amount of Permitted Second Lien Non-Loan Exposure shall not exceed $1,000,000,000 at any time.

“Permitted Indebtedness”: means:

(a)     Indebtedness of any Loan Party pursuant to any Loan Document and any Permitted First Lien Non-Loan Exposure;

(b)     Indebtedness of any Loan Party pursuant to the First Lien Credit Agreement in an aggregate amount not to exceed $10,000,000,000, and any Permitted First Lien Non-Loan Exposure (as such term is defined in the First Lien Credit Agreement);

(c)     Indebtedness of the Company or any Subsidiary owing to the Company or any Subsidiary (including, without limitation, intercompany ledger balances in connection with customary cash management practices among the Company and its Subsidiaries); provided that any such Indebtedness owing to a Subsidiary that is not a Subsidiary Guarantor shall be subordinated by the Company or a Subsidiary Guarantor in right of payment to the Obligations;

(d)     Guarantee Obligations incurred in the ordinary course of business by the Company or any of its Subsidiaries of obligations of any Loan Party;

(e)     Indebtedness outstanding on the date hereof and listed on Schedule 6.4(d) and any Permitted Refinancing thereof;

(f)      Indebtedness incurred by the Company or any of its Subsidiaries (i) in the ordinary course of business of the Company or such Subsidiary to finance the purchase of fixed or capital assets that is incurred at the time of, or within 120 days after, the acquisition of such property, or (ii) constituting Capital Lease Obligations and Attributable Obligations, so long immediately after giving effect to the incurrence of such Indebtedness the pro-forma Consolidated Leverage Ratio of the Company and its Subsidiaries is less than 6.00:1.00, provided that, the Company or any of its Subsidiaries may incur additional Indebtedness described in this clause (f) at any time in an aggregate principal amount not to exceed $600,000,000;

(g)     unsecured Indebtedness of the Company or any of its Subsidiaries in an aggregate principal amount (for the Company and all Subsidiaries) not to exceed $600,000,000 at any one time outstanding, provided that, the Company or any of its Subsidiaries may incur additional unsecured Indebtedness so long as the Pro-Forma Interest Coverage Ratio immediately after giving effect to the incurrence of such Indebtedness is greater than 1.60:1.00, and provided further, for all such Indebtedness incurred under this clause (g), that (i) in the case of Material Unsecured Indebtedness only, the terms of all such unsecured Indebtedness do not provide for any scheduled repayment or mandatory redemption prior to the date that is one year after the Term Loan Maturity Date as in effect on the Closing Date (other than customary offers to purchase upon a change of control, asset sale or event of loss and acceleration rights after an event of default) (ii) the covenants, events of default, guarantees and other terms of such Indebtedness (other than interest rate, call features and redemption premiums), taken as a whole, are not more restrictive to the Company than the terms of this Agreement; provided that a certificate of a Responsible Officer of the Company delivered to the Administrative Agent at least five Business Days (or such shorter period as the Administrative Agent may reasonably agree) prior to the incurrence of such Indebtedness, together with a description of the material terms and conditions of such Indebtedness or drafts of the documentation relating thereto, stating that the Company has determined in good faith that such terms and conditions satisfy the foregoing

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requirements and such terms and conditions shall be deemed to satisfy the foregoing requirement unless the Administrative Agent notifies the Company within such period that it disagrees with such determination (including a reasonable description of the basis upon which it disagrees) and (iii) no Default or Event of Default has occurred and is continuing or would occur as a result of the incurrence of such Indebtedness;

(h)     Non-Recourse Debt or Indebtedness guaranteed to the extent permitted by clause (p) below of Foreign Subsidiaries and JV Subsidiaries;

(i)      Indebtedness of a newly-acquired Subsidiary that is outstanding on the date such Subsidiary is acquired; provided that (A) any such Indebtedness was not created in contemplation of such purchase or other acquisition in contravention of Section 6.4, and (B) the amount of such Indebtedness is permitted under Section 6.10(m);

(j)      Indebtedness in respect of, represented by, or in connection with appeal, bid, performance, surety, customs or similar bonds issued for the account of any Group Member, the performance of bids, tenders, sales or contracts (in each case, other than for the repayment of borrowed money), statutory obligations, workers’ compensation claims, unemployment insurance, other types of social security or pension benefits, self-insurance and similar obligations and arrangements, in each case, to the extent incurred in the ordinary course of business;

(k)     Indebtedness in respect of letters of credit (other than in respect of borrowed money);

(l)      Indebtedness arising from industrial revenue, development bond or similar financings where the Company and/or any Subsidiary is both the lessee of the financial property and the holder of the bonds;

(m)    Indebtedness incurred pursuant to, or as required by the terms of, a Permitted Transaction;

(n)     any Permitted Refinancing;

(o)     Indebtedness arising in the ordinary course of business from loans, grants or other arrangements made by a government or quasi-government entity;

(p)     unsecured Guarantee Obligations of the Company or any Subsidiary in respect of Indebtedness of a Foreign Subsidiary or JV Subsidiary;

(q)     Indebtedness incurred by the Company or any of its Subsidiaries arising from agreements providing for indemnification, adjustment of purchase price or similar obligations, in each case, incurred or assumed in connection with acquisitions permitted by Section 6.10(m) or permitted Dispositions of any business, asset or any Capital Stock of a Subsidiary of the Company or any of its Subsidiaries;

(r)      Indebtedness of the Company or any of its Subsidiaries in respect of netting services, overdraft protections and other similar arrangements in connection with deposit accounts in the ordinary course of business;

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(s)     unsecured Guarantee Obligations in connection with guarantees or other credit support provided by the Company or any of its Subsidiaries for the benefit of their suppliers and dealerships in an aggregate principal amount outstanding not to exceed $300,000,000 at any time;

(t)      Guarantee Obligations of any Group Member in respect of Indebtedness of, or Indebtedness of, marketing investment dealerships incurred, in each case, made in the ordinary course of business and consistent with past practices to finance vehicle inventory and working capital; and

(u)           Indebtedness in connection with credit support obligations required to be provided pursuant to (i) IDCA with respect to Indebtedness provided by DaimlerChrysler AG or certain of its Affiliates to certain of its Subsidiaries, which Subsidiaries are to be transferred to the Company in accordance with the terms of the IDCA, and (ii) the terms of the DC Credit Support Agreement.

“Permitted Liens” means:

(a)           Liens for taxes, assessments, governmental charges and utility charges, in each case that are not yet subject to penalties for non-payment or that are being contested in good faith by appropriate proceedings; provided that adequate reserves with respect thereto are maintained on the books of the Company in conformity with GAAP;

(b)           (i) Liens incurred or pledges or deposits made in connection with (A) workers’ compensation claims, unemployment insurance or ordinary course social security or pension benefits (but not including any Lien in favor of the PBGC), (B) to secure the performance of bids, tenders, sales, contracts (in each case, other than for the repayment of borrowed money), (C) statutory obligations, or (D) surety, appeal, customs or performance bonds and similar obligations, or (ii) deposits as security for import or customs duties or for the payment of rent, in each case for clauses (i) and (ii) incurred in the ordinary course of business, and (iii) carriers’, warehousemen’s, workers mechanics’, materialmen’s, repairmen’s, construction or other like Liens arising in the ordinary course of business to secure amounts (A) that are not overdue for a period of more than 90 days or that may hereafter be paid without material penalty or (B) that are being contested in good faith by appropriate proceedings;

(c)           permits, servitudes, licenses, easements, rights-of-way, restrictions and other similar encumbrances imposed by applicable law or incurred in the ordinary course of business or minor imperfections in title to real property that do not in the aggregate materially interfere with the ordinary conduct of the business of the Company and its Subsidiaries taken as a whole, including, without limitation, the following:  (i) zoning, entitlement, conservation restriction and other land use and environmental regulations by one or more Governmental Authorities which do not materially interfere with the present use of the assets of the Company and its Subsidiaries, (ii) all covenants, conditions, restrictions, easements, encroachments, charges, rights-of-way and any similar matters of record set forth in any state, local or municipal franchise on title to real property of the Company and its Subsidiaries which do not materially interfere with the present use of such property and (iii) minor survey exceptions and matters as to real property of the Company and its Subsidiaries which would be disclosed by an accurate survey or inspection of such real property and do not materially impair the occupancy or current use of such real property;

(d)           leases, licenses, subleases or sublicenses of assets (including, without limitation, real property and intellectual property rights) granted to others that do not in the aggregate

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materially interfere with the ordinary conduct of the business of the Company and its Subsidiaries taken as a whole and licenses of trademarks and intellectual property rights in the ordinary course of business;

(e)           deposits to secure Indebtedness described in clause (j) or clause (k) of the definition of Permitted Indebtedness;

(f)            Liens arising from UCC financing statement filings (or similar filings) regarding or otherwise arising under leases entered into by the Company or any of its Subsidiaries or in connection with sales of accounts, payment intangibles, chattel paper or instruments;

(g)           Liens securing Indebtedness and Attributable Obligations permitted by clause (f) of the definition of Permitted Indebtedness; provided that in each case such Liens do not encumber any property (except substitutions, replacements or proceeds thereof) other than property financed by such Indebtedness;

(h)           Liens in existence on the Closing Date and listed on Schedule 6.3 securing Indebtedness permitted by clause (e) of the definition of Permitted Indebtedness; provided that no such Lien covers any additional property after the Closing Date (except substitutions, replacements or proceeds thereof) and that the amount of Indebtedness secured thereby is not increased (except as otherwise permitted by this Agreement);

(i)            Liens on property or Capital Stock of a Person at the time such Person becomes a Subsidiary; provided however, that such Liens are not created, incurred or assumed in connection with, or in contemplation of, such other Person becoming a Subsidiary; provided further, however, that any such Lien may not extend to any other property owned by the Company or any Subsidiary;

(j)            Liens securing Indebtedness under clause (n) of the definition of Permitted Indebtedness which is incurred to extend, renew, refinance, or replace any Indebtedness which was secured by a Lien permitted under Section 6.3; provided that any such Liens do not cover any property or assets of the Company or its Subsidiaries (other than substitutions, replacements or proceeds thereof) not securing the Indebtedness so extended, renewed, refinanced or replaced;

(k)           any Lien arising out of claims under a judgment or award rendered or claim filed so long as such judgments, awards or claims do not constitute an Event of Default;

(l)            any Lien consisting of rights reserved to or vested in any Governmental Authority by any statutory provision;

(m)          Liens  and rights of set off created in the ordinary course of business in favor of banks and other financial institutions over credit balances of any bank accounts held at such banks or financial institutions or over investment property held in a securities account, as the case may be, to secure fees and charges in the ordinary course of business or returned items and charge backs in the ordinary course of business, facilitate the operation of cash pooling and/or interest set-off arrangements in respect of such bank accounts or securities accounts in the ordinary course of business;

(n)           Liens created pursuant to (and Liens permitted by) the Collateral Trust Agreement and the Security Documents securing, without limitation, the Obligations, the

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obligations under the Second Lien Credit Agreement, any Permitted First Lien Non Loan Exposure and any Permitted Second Lien Non-Loan Exposure;

(o)           Liens securing Indebtedness or other obligations of a Subsidiary owing to the Company or a Subsidiary Guarantor;

(p)           statutory Liens incurred or pledges or deposits made in favor of a Governmental Authority to secure the performance of obligations of the Company or any of its Subsidiaries under Environmental Laws to which any assets of the Company or any such Subsidiaries are subject;

(q)           servicing agreements, development agreements, site plan agreements and other agreements with Governmental Authorities pertaining to the use or development of any of the property and assets of the Company or any of its Subsidiaries consisting of real property, provided same are complied with (including, without limitation, Liens that secure Indebtedness permitted by clause (o) of the definition of Permitted Indebtedness);

(r)            Liens on cash collateral pledged in favor of FinCo in an Outstanding Amount not exceeding $2,000,000,000 to secure obligations owed to FinCo or any of its Subsidiaries by the Company and its Subsidiaries to the extent contemplated by the Master Agreement;

(s)           Liens not otherwise permitted by the foregoing clauses securing obligations or other liabilities of any Loan Party; provided that the Outstanding Amount of all such obligations and liabilities shall not exceed $120,000,000 at any time;

(t)            Liens on the assets of Foreign Subsidiaries and JV Subsidiaries securing Indebtedness of a Foreign Subsidiary or JV Subsidiary permitted under clause (h) of the definition of Permitted Indebtedness;

(u)           pledges or deposits of cash, Cash Equivalents or Temporary Cash Investments made to secure obligations in respect of Swap Agreements permitted hereunder and which are not Designated Hedging Obligations;

(v)           Liens incurred pursuant to the terms of a Permitted Transaction, limited, in each case, to the assets subject to such Permitted Transaction; and

(w)          Liens on cash collateral in an amount not to exceed $200,000,000 to support obligations to the PBGC for accelerated funding incurred in connection with the closing of the Acquisition until such obligations have been paid.

“Permitted Refinancing”:  any Indebtedness (or preferred Capital Stock, as the case may be) issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease, discharge or refund other Permitted Indebtedness (or preferred Capital Stock, as the case may be); provided that:

(a)           the principal amount (or accreted value, if applicable) of such Indebtedness (or preferred Capital Stock, as the case may be) does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness (or preferred Capital Stock, as the case may be) so extended, refinanced, renewed, replaced, defeased, discharged or refunded (plus all accrued interest thereon and the amount of all fees, expenses and premiums incurred in connection therewith);

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(b)           such Indebtedness (or preferred Capital Stock, as the case may be) has a final maturity date later than the final maturity date of, and has a weighted average life to maturity equal to or greater than the weighted average life to maturity of, the Indebtedness (or preferred Capital Stock, as the case may be) being extended, refinanced, renewed, replaced, defeased, discharged or refunded; and

(c)           the terms of such Indebtedness (or preferred Capital Stock, as the case may be), taken as a whole, are not more restrictive to the applicable obligor than the Indebtedness (or preferred Capital Stock, as the case may be) being extended, refinanced, renewed, replaced, defeased, discharged or refunded (other than with respect to interest rates, fees, liquidation preferences, premiums and no call periods).

“Permitted Transactions”:  individually and collectively:  (i) the Conversion Vehicle Wholesale Financing Program; (ii) the Fenton IRB Transactions; (iii) the Gelco Lease Program; (iv) the Gold Key Lease Program; (v) the proposed sale and financing of the Auburn Hills Property and related transactions in connection therewith; and (vi) the Company Car Financing Program.

“Person”:  an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

“Plan”:  any employee pension benefit plan (other than a Multiemployer Plan) that is subject to the provisions of Title IV of ERISA or Section 412 of the Code and in respect of which the Company or a Commonly Controlled Entity is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Post-Closing Deliverables”:  as defined in Section 5.7(e).

“Prime Rate”:  the rate of interest per annum publicly announced from time to time by JPMorgan Chase Bank, N.A. as its prime rate in effect at its principal office in New York City (the Prime Rate not being intended to be the lowest rate of interest charged by JPMorgan Chase Bank, N.A. in connection with extensions of credit to borrowers).

“Principal Trade Names”:  each of the trademarks listed under the heading “Principal Trade Names” on Schedule 1.1F and all other Trademarks consisting of or containing any of the trademarks listed under the heading “Principal Trade Names” on Schedule 1.1F or any variation or simulation thereof.

“Pro forma Balance Sheet”:  as defined in Section 3.1.

“Pro forma Cost Savings”:  means, with respect to any period, the reduction in net costs and related adjustments that (i) were directly attributable to an acquisition or a disposition that occurred during the four-quarter period or after the end of the four-quarter period and on or prior to the applicable calculation date and calculated on a basis that is consistent with Regulation S-X, (ii) were actually implemented by the business that was the subject of any such acquisition or disposition within six months after the date of the acquisition or disposition and prior to the applicable calculation date that are supportable and quantifiable by the underlying accounting records of such business or (iii) relate to the business that is the subject of any such acquisition or disposition and that the Company reasonably determines are probable based upon specifically identifiable actions to be taken within six months of the date of the acquisition or disposition and, in the case of each of (i), (ii) and (iii), are described, as provided below, in an officers’ certificate, as if all such reductions in costs had been effected as of the beginning of such period.  Pro Forma Cost Savings described above shall be set forth in a certificate delivered to the

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Administrative Agent from the Company’s chief financial officer that outlines the specific actions taken or to be taken, the net cost savings achieved or to be achieved from each such action and that, in the case of clause (iii) above, such savings have been determined to be probable.

“Pro-Forma Interest Coverage Ratio”:  with respect to the incurrence of any Indebtedness, the ratio of EBITDA of the Company and its consolidated Subsidiaries to cash Interest Expense (net of interest income) of the Company and its consolidated Subsidiaries for the twelve month period ending on the last day of the most recent fiscal period for which the Company has delivered financial statements pursuant to Section 5.1 prior to the incurrence of such Indebtedness, provided that, for the purposes of determining Interest Expense for such twelve month period such Indebtedness shall have been deemed to have been incurred on the first day of such period and amortization of debt issuance costs and amortization of original issue discount shall be excluded.

“Projections”:  as defined in Section 5.3(c).

“Real Estate Deliverables”:  each of the items described on Schedule 1.1H, and required to be delivered to the Administrative Agent in accordance with Section 5.7(e).

“Recovery Event”:  any settlement of or payment in respect of any property or casualty insurance claim or any condemnation proceeding relating to any asset of any Group Member which results in receipt of Net Cash Proceeds by a Group Member in an amount in excess of $250,000,000.

“Register”:  as defined in Section 9.6(b)(iv).

“Regulation H”:  Regulation H of the Board as in effect from time to time.

“Regulation S-X”:  Regulation S-X under the Securities Act of 1933, as amended.

“Regulation U”:  Regulation U of the Board as in effect from time to time.

“Reinvestment Deferred Amount”:  with respect to any Reinvestment Event, the aggregate Net Cash Proceeds received by any Group Member in connection therewith that are not applied to prepay the Term Loans pursuant to Section 2.5(a) as a result of the delivery of a Reinvestment Notice.

“Reinvestment Event”:  any Asset Sale or Recovery Event in respect of which the Company has delivered a Reinvestment Notice.

“Reinvestment Notice”:  a written notice executed by a Responsible Officer stating that no Event of Default has occurred and is continuing and that the Company (directly or indirectly through a Subsidiary) intends and expects to use all or a specified portion of the Net Cash Proceeds of an Asset Sale or Recovery Event to acquire or repair assets useful in its business.

“Reinvestment Prepayment Amount”:  with respect to any Reinvestment Event, the Reinvestment Deferred Amount relating thereto less any amount expended prior to the relevant Reinvestment Prepayment Date to acquire or repair assets useful in the Company’s business.

“Reinvestment Prepayment Date”:  with respect to any Reinvestment Event, the earlier of (a) the date occurring eighteen months after such Reinvestment Event and (b) the date on which the Company shall have determined not to, or shall have otherwise ceased to, acquire or repair assets useful in the Company’s business with all or any portion of the relevant Reinvestment Deferred Amount.

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“Reorganization”:  with respect to any Multiemployer Plan, the condition that such plan is in reorganization within the meaning of Section 4241 of ERISA.

“Replaced Term Loan”:  as defined in Section 9.1(c).

“Replacement Term Loan”:  as defined in Section 9.1(c).

“Reportable Event”:  any of the events set forth in Section 4043(c) of ERISA or the regulations issued thereunder, other than those events as to which the thirty day notice period referred to in Section 4043(c) of ERISA have been waived.

“Required Lenders”:  at any time, Lenders with Aggregate Exposures constituting a majority of the Aggregate Exposures of all Lenders.

“Requirements of Law”:  as to any Person, the Certificate of Incorporation and By-Laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court of competent jurisdiction or other Governmental Authority, in each case applicable to and binding upon such Person and any of its property, and to which such Person and any of its property is subject.

“Responsible Officer”:  the chief executive officer, president, chief accounting officer, chief financial officer, treasurer, assistant treasurer or controller or, for the purposes of Section 5.6 only, to include the secretary of the Company, or, in each case, any individual with a substantially equivalent title.

“Restricted Cash”:  cash, Cash Equivalents and Temporary Cash Investments of the Company or any of its Subsidiaries (i) that is subject to a Lien (other than the Liens created pursuant to the Collateral Trust Agreement and the Security Documents and other than ordinary course set off rights of depository banks for charges and fees related to amounts held therewith), or (ii) the use of which is otherwise restricted pursuant to any Requirement of Law or Contractual Obligation.  Notwithstanding the foregoing, none of the cash, Cash Equivalents and Temporary Cash Investments of the Company or any of its Subsidiaries deposited with a trustee of any short term or long-term VEBA which the Company or relevant Subsidiary may access on an unrestricted basis for use in its business shall constitute Restricted Cash.

“Restricted Payments”:  as defined in Section 6.6.

“S&P”:  Standard & Poor’s Ratings Services and its successors.

“Sale/Leaseback Transaction”: as defined in Section 6.9.

“SEC”:  the Securities and Exchange Commission, any successor thereto and any analogous Governmental Authority.

“Secured Parties”:  as defined in the Collateral Trust Agreement.

“Security Agreement”:  the Security Agreement to be executed and delivered by the Company, Holdings and each Subsidiary Guarantor, substantially in the form of Exhibit A.

“Security Documents”:  the collective reference to the Security Agreement, the Mortgages, the Trademark Security Agreement, the Patent Security Agreement and the Copyright

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Security Agreement, and all other security documents hereafter delivered to the Administrative Agent granting a Lien on any property of any Person to secure the Secured Obligations (as defined in the Collateral Trust Agreement).

“Solvent”:  when used with respect to any Person, means that, as of any date of determination, (a) the amount of the “present fair saleable value” of the assets of such Person will, as of such date, exceed the amount of all “liabilities of such Person, contingent or otherwise”, as of such date, as such quoted terms are determined in accordance with applicable federal and state laws governing determinations of the insolvency of debtors, (b) the present fair saleable value of the assets of such Person will, as of such date, be greater than the amount that will be required to pay the liability of such Person on its debts as such debts become absolute and matured, (c) such Person will not have, as of such date, an unreasonably small amount of capital with which to conduct its business, and (d) such Person will be able to pay its debts as they mature.  For purposes of this definition, (i) “debt” means liability on a “claim”, and (ii) “claim” means any (x) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or (y) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured or unmatured, disputed, undisputed, secured or unsecured.

“Sponsor”:  Cerberus Capital Management, L.P., any of its Affiliates and any affiliated investment funds or managed accounts which are managed or advised by Cerberus Capital Management, LP or one of its Affiliates.

“Subsidiary”:  with respect to any Person, any corporation, association, joint venture, partnership, limited liability company or other business entity (whether now existing or hereafter organized) of which at least a majority of the Voting Stock is, at the time as of which any determination is being made, owned or controlled by such Person or one or more subsidiaries of such Person or by such Person and one or more subsidiaries of such Person.  Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of the Company.

“Subsidiary Guarantor”:  each Initial Subsidiary Guarantor, each Additional Subsidiary Guarantor and each other Subsidiary (including any JV Subsidiary) that becomes a party to the Guarantee and the Security Agreement after the Closing Date pursuant to Section 5.7 or otherwise.

“Swap Agreement”:  any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Company or any of its Subsidiaries shall be a “Swap Agreement”.

“Syndication Agents”:  as defined in the preamble hereto.

“Taxes”: any taxes, charges or assessments, including but not limited to income, sales, use, transfer, rental, ad valorem, value-added, stamp, property, consumption, franchise, license, capital, net worth, gross receipts, excise, occupancy, intangibles or similar tax, charges or assessments.

“Temporary Cash Investments”: any of the following:

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(a)           any investment in direct obligations of the United States of America or any agency thereof or obligations guaranteed by the United States of America or any agency thereof;

(b)           investments in demand and time deposit accounts, certificates of deposit, acceptances and money market deposits maturing within 360 days of the date of acquisition thereof issued by a bank or trust company which is organized under the laws of the United States of America, any State thereof or any foreign country recognized by the United States of America, and which bank or trust company has capital, surplus and undivided profits aggregating in excess of $100.0 million (or the foreign currency equivalent thereof) and has outstanding debt which is rated “A” (or such similar equivalent rating) or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act) or any money-market fund sponsored by a registered broker dealer or mutual fund distributor;

(c)           repurchase reverse purchase obligations with a term of not more than 60 days for underlying securities of the type described in clause (a) above entered into with a bank meeting the qualifications described in clause (b) above;

(d)           investments in commercial paper and securities, maturing not more than 180 days after the date of acquisition, issued by a corporation organized and in existence under the laws of the United States of America or any foreign country recognized by the United States of America with a rating at the time as of which any investment therein is made of “P-1” (or higher) according to Moody’s or “A-1” (or higher) according to S&P;

(e)           investments in securities with maturities of six months or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least “A” by S&P or “A” by Moody’s.;

(f)            investments in money market funds that invest substantially all their assets in securities of the types described in clauses (a) through (d) above;

(g)           Investments in any foreign equivalents of the securities described in clause (a) through (d) or (f) above; and

(h)           Investments in any Liquid Securities .

“Term Commitment”:  as to any Lender, the obligation of such Lender, if any, to make a Term Loan to the Company in a principal amount not to exceed the amount set forth under the heading “Term Commitment” opposite such Lender’s name on Schedule 1.1A or, as the case may be, in the Assignment and Assumption pursuant to which such Lender became a party hereto, as the same may be changed from time to time pursuant to the terms hereof.  The original aggregate amount of the aggregate Term Loan Commitments is $2,000,000,000.

“Term Lender”:  each Lender that has a Term Commitment or that holds a Term Loan.

“Term Loans”:  as defined in Section 2.1.

“Term Loan Maturity Date”:  February 3, 2014.

“Term Note”:  as defined in Section 2.11(h).

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“Trademark”: trademarks, trade names, business names, trade styles, service marks, logos and other source or business identifiers, and in each case, all goodwill associated therewith, and all registrations and recordations thereof and all rights to obtain renewals and extensions thereof.

“Trademark Security Agreement”:  the Trademark Security Agreement to be executed and delivered by the Company and the Collateral Trustee, substantially in the form of Exhibit D.

“Transferee”:  any Assignee or Participant.

“Treasury Rate”:  with respect to any date of determination, the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15(519) that has become publicly available at least two Business Days prior to such date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from such date to the first day after the second anniversary of the Closing Date; provided, however, that if the period from such date to the first day after the second anniversary of the Closing Date is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the period from such date to the first date after the second anniversary of the Closing Date is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.

“Type”:  as to any Term Loan, its nature as an ABR Loan or a Eurodollar Loan.

“UCC”:  the Uniform Commercial Code as in effect from time to time in any applicable jurisdiction.

“United States”:  the United States of America.

“VEBA”: Voluntary Employee’s Beneficiary Association.

“Voting Stock”:  with respect to any Person, such Person’s Capital Stock having the right to vote for election of directors (or the equivalent thereof) of such Person under ordinary circumstances.

“Wholly Owned Subsidiary”:  as to any Person, any other Person all of the Capital Stock of which (other than directors’ qualifying shares required by law) is owned by such Person directly and/or through other Wholly Owned Subsidiaries.

“Wholly Owned Subsidiary Guarantor”:  any Subsidiary Guarantor that is a Wholly Owned Subsidiary of the Company.

“Withdrawal Liability”: liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

1.2.          Other Definitional Provisions.  (a)  As used in this Agreement, the terms listed in Schedule 1.1B shall have the respective meanings set forth in such Schedule 1.1B.  Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the other Loan Documents or any certificate or other document made or delivered pursuant hereto or thereto.

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(b)           As used herein and in the other Loan Documents, and any certificate or other document made or delivered pursuant hereto or thereto, (i) accounting terms not defined in Section 1.1 and accounting terms partly defined in Section 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP, (ii) the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”, (iii) the word “incur” shall be construed to mean incur, create, issue, assume, become liable in respect of or suffer to exist (and the words “incurred” and “incurrence” shall have correlative meanings), (iv) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, Capital Stock, securities, revenues, accounts, leasehold interests and contract rights, (v) references to agreements or other Contractual Obligations shall, unless otherwise specified, be deemed to refer to such agreements or Contractual Obligations as amended, supplemented, restated or otherwise modified from time to time and (vi) references to any Person shall include its successors and assigns.

(c)           The words “hereof”, “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole (including the Schedules and Exhibits hereto) and not to any particular provision of this Agreement (or the Schedules and Exhibits hereto), and Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.

(d)           The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

1.3.          Conversion of Foreign Currencies.  (a)  For purposes of this Agreement and the other Loan Documents, with respect to any monetary amounts in a currency other than Dollars, the Dollar Equivalent thereof shall be determined based on the Exchange Rate in effect at the time of such determination (unless otherwise explicitly provided herein).

(b)           The Administrative Agent may set up appropriate rounding off mechanisms or otherwise round-off amounts hereunder to the nearest higher or lower amount in whole Dollar or cent to ensure amounts owing by any party hereunder or that otherwise need to be calculated or converted hereunder are expressed in whole Dollars or in whole cents, as may be necessary or appropriate.

SECTION 2            AMOUNT AND TERMS OF COMMITMENTS

2.1.          Term Commitments.  Subject to the terms and conditions hereof, provided that an Event of Default set forth in Section 7(e) has not occurred and is continuing, each Term Lender severally agrees to make a single term loan (a “Term Loan”) in Dollars to the Company on a single date (the “Draw Date”) on or prior to the Commitment Termination Date in an amount not to exceed the amount of the Term Commitment of such Lender.  The Term Loans may from time to time be Eurodollar Loans or ABR Loans, as determined by the Company and notified to the Administrative Agent in accordance with Sections 2.2 and 2.6.

2.2.          Procedure for Term Loan Borrowing.  The Company shall give the Administrative Agent notice (which notice must be received by the Administrative Agent prior to (a) 12:00 Noon, New York City time, two Business Days prior to the anticipated Draw Date, in the case of Eurodollar Loans, or (b) 12:00 Noon, New York City time, one Business Day prior to the anticipated Draw Date, in the case of ABR Loans) requesting that the Term Lenders make the Term Loans on the Draw Date and specifying, (i) the amount and Type to be borrowed and (ii) in the case of Eurodollar Loans, the respective lengths of the initial Interest Period(s) therefor, which shall be one month.  Upon receipt of such notice the Administrative Agent shall promptly notify each Term Lender thereof.  Not later than 12:00 Noon, New York City time, on the Draw Date each Term Lender shall make available to

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the Administrative Agent at the Funding Office an amount in immediately available funds equal to the Term Loan or Term Loans to be made by such Lender.  The failure of any Term Lender to make any Term Loan required to be made by it shall not relieve any other Term Lender of its obligations hereunder.  The Administrative Agent shall credit the account of the Company on the books of such office of the Administrative Agent or such other account as the Company shall specify in writing with the aggregate of the amounts made available to the Administrative Agent by the Term Lenders in immediately available funds on such date.

2.3.          Repayment of Term Loans.  The Company shall repay in full all outstanding Term Loans on the Term Loan Maturity Date.

2.4.          Optional Prepayments.  At any time following the repayment of all Indebtedness outstanding under the First Lien Credit Agreement and the termination of the commitments thereunder, the Company may at any time and from time to time prepay the Loans, in whole or in part, without premium or penalty (except as provided in Section 2.11(b)), upon irrevocable notice delivered to the Administrative Agent no later than 12:00 Noon, New York City time, three Business Days prior thereto, in the case of Eurodollar Loans, and no later than 12:00 Noon, New York City time, on the day of such prepayment, in the case of ABR Loans, which notice shall specify the date and amount of such prepayment and whether the prepayment is of Eurodollar Loans or ABR Loans; provided, that if a Eurodollar Loan is prepaid on any day other than the last day of the Interest Period applicable thereto, the Company shall also pay any amounts owing pursuant to Section 2.14; provided, further, that such notice to prepay the Loans delivered by the Company may state that such notice is conditioned upon the effectiveness of other credit facilities or a Change of Control, in either case, which notice may be revoked by the Company (by further notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied.  Notwithstanding the foregoing, the revocation of a prepayment notice shall not affect the Company’s obligation to indemnify any Lender in accordance with Section 2.14 for any loss or expense sustained or incurred as a consequence thereof.  Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof.  If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein, together with accrued interest to such date on the amount prepaid.  Partial prepayments of Term Loans shall be in an integral multiple of $1,000,000 and no less than $10,000,000.

2.5.          Mandatory Prepayments.  (a)

(i)            If (A) any Indebtedness shall be incurred by any Group Member (excluding any Permitted Indebtedness), an amount equal to 100% of the Net Cash Proceeds thereof shall be applied on the date of such incurrence toward the prepayment of the Term Loans as set forth in Sections 2.5(b) and 2.11(b), or (B) any Capital Stock shall be issued by any Group Member (other than to a Wholly Owned Subsidiary Guarantor and other than with respect to Capital Stock issued in accordance with Section 7(c), 6.6(d) or as a result of a contribution of capital to the Company by the Sponsor) and after giving pro forma effect to such issuance and application of the proceeds thereof, the Consolidated Leverage Ratio of the Company and its Subsidiaries for the twelve month period ending on the last day of the most recent fiscal period for which the Company has delivered financial statements pursuant to Section 5.1 prior to the issuance of such Capital Stock is greater than 3.00:1.00, in each case on a pro-forma basis giving effect to the use of proceeds thereof, an amount equal to 50% of the Net Cash Proceeds (or such lesser amount as shall result in such Consolidated Leverage Ratio being less than 3.00:1.00) thereof shall be applied on the date of such issuance toward the prepayment of the Term Loans as set forth in Sections 2.5(b) and 2.11(b).

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(ii)           If on any date any Group Member shall receive Net Cash Proceeds from any Asset Sale that are required to be applied as a Mandatory Prepayment pursuant to Section 6.5, or in respect of a Recovery Event then, unless a Reinvestment Notice shall be delivered in respect thereof, an amount equal to such Net Cash Proceeds shall be applied promptly, and in any event not later than five Business Days after the date of receipt by such Group Member of such Net Cash Proceeds, toward the prepayment of the Term Loans as set forth in Sections 2.5(b) and 2.11(b); provided, that, notwithstanding the foregoing on each Reinvestment Prepayment Date, an amount equal to the Reinvestment Prepayment Amount with respect to the relevant Reinvestment Event shall be applied toward the prepayment of the Term Loans as set forth in Sections 2.5(b) and 2.11(d).

; provided, that any amounts payable hereunder shall be applied first to prepay Indebtedness under the First Lien Credit Agreement, and only after payment in full of all such Indebtedness under the First Lien Credit Agreement shall such amounts be applied towards the prepayment of the Term Loans as set forth hereunder. If any event requiring a Mandatory Prepayment pursuant to this Section 2.5 shall occur, the Company shall notify the Administrative Agent of any such Mandatory Prepayment no later than 12:00 Noon, New York City time, one Business Day prior thereto.  If more than one Eurodollar Tranche is outstanding, such prepayment shall be applied to such tranches in the order specified by the Company or, if not specified, to the tranches starting with the shortest remaining Interest Periods.

(b)           Amounts to be applied in connection with prepayments of the outstanding Term Loans pursuant to this Section 2.5 shall be applied, first, to ABR Loans and, second, to Eurodollar Loans and, in each case, in accordance with Section 2.11(b).  Each prepayment of the Term Loans under this Section 2.5 shall be accompanied by accrued interest to the date of such prepayment on the amount prepaid and without premium or penalty (except as provided in Section 2.11(b)).

2.6.          Conversion and Continuation Options.  (a) The Company may elect from time to time to convert Eurodollar Loans to ABR Loans by giving the Administrative Agent prior irrevocable notice of such election no later than 11:00 A.M., New York City time, on the third Business Day preceding the proposed conversion date, provided that any such conversion of Eurodollar Loans that is not made on the last day of an Interest Period with respect thereto shall be subject to Section 2.14.  The Company may elect from time to time to convert ABR Loans to Eurodollar Loans by giving the Administrative Agent prior irrevocable notice of such election no later than 12:00 Noon, New York City time, on the third Business Day preceding the proposed conversion date (which notice shall specify the length of the initial Interest Period therefor); provided that no ABR Loan may be converted into a Eurodollar Loan when any Event of Default has occurred and is continuing and the Administrative Agent or the Required Lenders have determined in its or their sole discretion not to permit such conversions.  Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender and the Company thereof.

(b)           Any Eurodollar Loan may be continued as such upon the expiration of the then current Interest Period (or may be divided into additional Eurodollar Tranches) with respect thereto by the Company giving irrevocable notice to the Administrative Agent, in accordance with the applicable provisions of the term “Interest Period” set forth in Section 1.1, of the length of the next Interest Period(s) to be applicable to such Loans; provided that no Eurodollar Loan may be continued (or divided) as such when any Event of Default has occurred and is continuing and the Administrative Agent has or the Required Lenders have determined in its or their sole discretion not to permit such continuations (and the Administrative Agent shall notify the Company within a reasonable amount of time of any such determination); and provided, further, that if the Company shall fail to give any required notice as described above in this paragraph such Loans shall be automatically continued as a Eurodollar Loan, on the last day of such then expiring Interest Period and shall have an Interest Period of the same duration as

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such expiring Interest Period.  Upon receipt of any such notice (or any such automatic continuation), the Administrative Agent shall promptly notify each relevant Lender and the Company thereof.

2.7.          Limitations on Eurodollar Tranches.  Notwithstanding anything to the contrary in this Agreement, all borrowings, conversions and continuations of Eurodollar Loans and all selections of Interest Periods shall be in such amounts and be made pursuant to such elections so that no more than 20 Eurodollar Tranches shall be outstanding at any one time.

2.8.          Interest Rates and Payment Dates/Fee Payment Dates/Fees.  (a)  Each Eurodollar Loan shall bear interest for each day during each Interest Period with respect thereto at a rate per annum equal to, the Eurodollar Rate determined for such Interest Period plus the Applicable Margin.

(b)           Each ABR Loan shall bear interest at a rate per annum equal to the ABR plus the Applicable Margin.

(c)           (i) If all or a portion of the principal amount of any Loan shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum equal to the rate that would otherwise be applicable thereto pursuant to the foregoing provisions of this Section plus 2% per annum and (ii) if all or a portion of any interest payable on any Loan or prepayment premium payable hereunder shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum equal to the rate then applicable to ABR Loans plus 2% per annum, in each case, with respect to clauses (i) and (ii) above, from the date of such non-payment until such amount is paid in full (as well after as before judgment).

(d)           Interest shall be payable in arrears on each Interest Payment Date, provided that interest accruing pursuant to paragraph (c) of this Section shall be payable from time to time on demand.

(e)           The Company agrees to pay to the Administrative Agent for the account of each Term Lender a commitment fee for the period from and including the Closing Date (or such later date as of which such Lender shall become a Lender hereunder) to the earlier of the Draw Date or the Commitment Termination Date, computed at the Commitment Fee Rate on the undrawn Term Commitments, calculated daily, of such Lender during the related Fee Payment Period for which payment is made, payable in arrears on each Fee Payment Date, commencing on the first such date to occur after the date hereof.

(f)            The Company agrees to pay to the Administrative Agent the fees in the amounts and on the dates as set forth in any fee agreements with the Administrative Agent.

2.9.          Computation of Interest and Fees.  (a)  Interest and fees payable pursuant hereto shall be calculated on the basis of a 360-day year for the actual days elapsed, except that with respect to ABR Loans the rate of interest on which is calculated on the basis of the Prime Rate, the interest thereon shall be calculated on the basis of a 365- (or 366-) day year for the actual days elapsed.  The Administrative Agent shall as soon as practicable notify the Company and the relevant Lenders of each determination of a Eurodollar Rate.  Any change in the interest rate on a Loan resulting from a change in the ABR or the Eurocurrency Reserve Requirements shall become effective as of the opening of business on the day on which such change becomes effective.  The Administrative Agent shall as soon as practicable notify the Company and the relevant Lenders of the effective date and the amount of each such change in interest rate.

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(b)           Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Company, and the Lenders in the absence of manifest error.  The Administrative Agent shall, at the request of the Company, deliver to the Company a statement showing the quotations used by the Administrative Agent in determining any interest rate pursuant to Section 2.9(a).

2.10.        Inability to Determine Interest Rate; Illegality.  (a)  If prior to the first day of any Interest Period:

(i)            the Administrative Agent shall have determined (which determination shall be conclusive and binding upon the Company) that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the Eurodollar Rate for such Interest Period, or

(ii)           the Administrative Agent shall have received notice from the Required Lenders that the Eurodollar Rate determined or to be determined for such Interest Period will not adequately and fairly reflect the cost to such Lenders (as conclusively certified by such Lenders) of making or maintaining their affected Loans during such Interest Period;

the Administrative Agent shall give telecopy or telephonic notice thereof to the Company and the relevant Lenders as soon as practicable thereafter.  If such notice is given pursuant to clause (i) or (ii) of this Section 2.10(a) in respect of Eurodollar Loans, then (1) any Eurodollar Loans requested to be made on the first day of such Interest Period shall be made as ABR Loans, (2) any ABR Loans that were to have been converted on the first day of such Interest Period to Eurodollar Loans shall be continued as ABR Loans and (3) any outstanding Eurodollar Loans shall be converted, on the last day of the then-current Interest Period, to ABR Loans.  Until such relevant notice has been withdrawn by the Administrative Agent, no further Eurodollar Loans shall be made or continued as such, nor shall the Company have the right to convert ABR Loans to Eurodollar Loans.

(b)           If the adoption of or any change in any Requirement of Law or in the interpretation or application thereof shall make it unlawful for any Lender to make or maintain Eurodollar Loans as contemplated by this Agreement, such Lender shall give notice thereof to the Administrative Agent and the Company describing the relevant provisions of such Requirement of Law, following which, in the case of Eurodollar Loans, (A) the commitment of such Lender hereunder to make Eurodollar Loans, continue such Eurodollar Loans as such and convert ABR Loans to Eurodollar Loans shall forthwith be cancelled and (B) such Lender’s outstanding Eurodollar Loans denominated in Dollars shall be converted automatically on the last day of the then current Interest Periods with respect to such Loans (or within such earlier period as shall be required by law) to ABR Loans.

If any such conversion or prepayment of a Eurodollar Loan occurs on a day which is not the last day of the then current Interest Period with respect thereto, the Company shall pay to such Lender such amounts, if any, as may be required pursuant to Section 2.14.

2.11.        Pro Rata Treatment and Payments; Evidence of Debt.  (a)  Each borrowing by the Company from the Lenders hereunder, and any reduction of the Commitments of the Lenders shall be made pro rata according to the respective Aggregate Exposure Percentages of the relevant Lenders except to the extent required or permitted pursuant to Section 2.16.

(b)           Each payment (including each prepayment) by the Company on account of principal of and interest on the Term Loans shall be made pro rata according to the respective outstanding principal amounts of the Term Loans then held by the Term Lenders except to the extent required or

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permitted pursuant to Section 2.16.  The amount of each principal prepayment of the Term Loans shall be applied to reduce the then remaining installments of the Term Loans as directed by the Company.  Amounts paid on account of the Term Loans may not be reborrowed.  In the event that the Term Loans are paid (or are due to be paid) in whole or in part by the Company pursuant to Section 2.4, 2.5, 2.16 (other than clauses (b) or (c) thereof), or 9.1(c) or after acceleration thereof following an Event of Default, the Company shall pay to the relevant Term Lenders a prepayment premium as follows:  (a) the Applicable Premium if such repayment occurs on or prior to the first anniversary of the Closing Date and (b) 5.00% on the principal amount so repaid (or to be paid) if such repayment occurs after the first anniversary of the Closing Date but on or prior to the second anniversary of the Closing Date, (c) 3.00% on the principal amount so repaid (or to be paid) if such repayment occurs after the second anniversary of the Closing Date but on or prior to the third anniversary of the Closing Date, and (d) 1.00% on the principal amount so repaid (or to be paid) if such repayment occurs after the third anniversary of the Closing Date but prior to the fourth anniversary of the Closing Date.

(c)           Reserved.

(d)           All payments (including prepayments) to be made by the Company hereunder, whether on account of principal, interest, fees or otherwise, shall be made without setoff or counterclaim and shall be made prior to 3:00 P.M., New York City time, on the due date thereof to the Administrative Agent, for the account of the Lenders, at the Funding Office, in Dollars and in immediately available funds.  The Administrative Agent shall distribute such payments to the Lenders promptly upon receipt in like funds as received.  If any payment hereunder (other than payments on the Eurodollar Loans) becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day.  If any payment on a Eurodollar Loan becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day.  In the case of any extension of any payment of principal pursuant to the preceding two sentences, interest thereon shall be payable at the then applicable rate during such extension.

(e)           Unless the Administrative Agent shall have been notified in writing by any Lender prior to a borrowing that such Lender will not make the amount that would constitute its share of such borrowing available to the Administrative Agent, the Administrative Agent may assume that such Lender is making such amount available to the Administrative Agent, and the Administrative Agent may, in reliance upon such assumption, make available to the Company a corresponding amount.  If such amount is not made available to the Administrative Agent by the required time on the Borrowing Date therefor and the Administrative Agent has made such amount available to the Company, such Lender shall pay to the Administrative Agent, on demand, such amount with interest thereon at a rate up to the greater of (i) the Federal Funds Effective Rate and (ii) a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, in each case for the period until such Lender makes such amount immediately available to the Administrative Agent.  A certificate of the Administrative Agent submitted to any Lender with respect to any amounts owing under this paragraph shall be conclusive in the absence of manifest error.  If such Lender’s share of such borrowing is not made available to the Administrative Agent by such Lender within three Business Days after such Borrowing Date, the Administrative Agent shall also be entitled to recover such amount with interest thereon at the rate per annum applicable to ABR Loans.

(f)            Unless the Administrative Agent shall have been notified in writing by the Company prior to the date of any payment due to be made by the Company hereunder that the Company will not make such payment to the Administrative Agent, the Administrative Agent may assume that the Company is making such payment, and the Administrative Agent may, but shall not be required to, in

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reliance upon such assumption, make available to the Lenders their respective pro rata shares of a corresponding amount.  If such payment is not made to the Administrative Agent by the Company within three Business Days after such due date, the Administrative Agent shall be entitled to recover, on demand, from each Lender to which any amount which was made available pursuant to the preceding sentence, in the case of amounts denominated in Dollars, such amount with interest thereon at the rate per annum equal to the daily average Federal Funds Effective Rate.  Nothing herein shall be deemed to limit the rights of the Administrative Agent or any Lender against the Company.

(g)           Notwithstanding anything to the contrary in this Section 2.11, proceeds of the Collateral that are applied to pay the Loans while a Notice of Event of Default is in effect shall be applied pursuant to Section 3.4 of the Collateral Trust Agreement.

(h)           The Company agrees that, upon the request to the Administrative Agent by any Lender, the Company will promptly execute and deliver to such Lender a promissory note of the Company evidencing the Term Loans of such Lender, substantially in the form of Exhibit M, (a “Term Note”), with appropriate insertions as to date and principal amount.

2.12.        Requirements of Law.  Except with respect to Taxes, which shall be governed exclusively by Section 2.13 of this Agreement:

(a)           If the adoption of or any change in any Requirement of Law or in the interpretation or application thereof or compliance by any Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority , in each case, made subsequent to the date hereof:

(i)            shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of such Lender that is not otherwise included in the determination of the Eurodollar Rate; or

(ii)           shall impose on such Lender any other condition;

and the result of any of the foregoing is to increase the cost to such Lender, by an amount that such Lender deems material, of making, converting into, continuing or maintaining Eurodollar Loans, or to reduce any amount receivable hereunder in respect thereof, then, in any such case, the Company shall pay such Lender, within 15 Business Days of receipt of notice from the relevant Lender as described below, any additional amounts necessary to compensate such Lender for such increased cost or reduced amount receivable.  If any Lender becomes entitled to claim any additional amounts pursuant to this paragraph, it shall promptly notify the Company (with a copy to the Administrative Agent) of the event by reason of which it has become so entitled (including a reasonably detailed calculation of such amounts).

(b)           If any Lender shall have determined that the adoption of or any change in any Requirement of Law regarding capital adequacy or in the interpretation or application thereof or compliance by such Lender or any corporation controlling such Lender with any request or directive regarding capital adequacy (whether or not having the force of law) from any Governmental Authority made subsequent to the date hereof shall have the effect of reducing the rate of return on such Lender’s or such corporation’s capital as a consequence of its obligations hereunder to a level below that which such Lender or such corporation could have achieved but for such adoption, change or compliance (taking into consideration such Lender’s or such corporation’s policies with respect to capital adequacy) by an amount deemed by such Lender to

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be material, then from time to time, within 15 Business Days after submission by such Lender to the Company (with a copy to the Administrative Agent) of a written request therefor (together with a reasonably detailed description and calculation of such amounts), the Company shall pay to such Lender such additional amount or amounts as will compensate such Lender or such corporation for such reduction.

(c)           A certificate setting forth in reasonable detail amounts payable pursuant to this Section submitted by any Lender to the Company (with a copy to the Administrative Agent) shall be conclusive in the absence of manifest error.  Notwithstanding anything to the contrary in this Section, the Company shall not be required to compensate a Lender pursuant to this Section for any amounts incurred more than six months prior to the date that such Lender notifies the Company of such Lender’s intention to claim compensation therefor; provided that, if the circumstances giving rise to such claim have a retroactive effect, then such six-month period shall be extended to include the period of such retroactive effect.  The obligations of the Company pursuant to this Section shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

2.13.        Taxes.  (a)  All payments made by the Company under this Agreement shall be made free and clear of, and without deduction or withholding for or on account of, any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority, excluding (a) net income taxes and franchise taxes (imposed in lieu of net income taxes) imposed on the Administrative Agent or any Lender as a result of a present or former connection between the Administrative Agent or such Lender and the jurisdiction of the Governmental Authority imposing such tax or any political subdivision or taxing authority thereof or therein (other than any such connection arising solely from the Administrative Agent or such Lender having executed, delivered or performed its obligations or received a payment under, or enforced, this Agreement or any other Loan Document) and (b) any branch profit taxes imposed by the United States or any similar tax imposed by any other Governmental Authority.  If any such non-excluded taxes, levies, imposts, duties, charges, fees, deductions or withholdings (“Non-Excluded Taxes”) or Other Taxes are required to be withheld from any amounts payable to the Administrative Agent or any Lender hereunder, (i) the Company shall make such deductions and shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable laws and (ii) the amounts so payable to the Administrative Agent or such Lender hereunder shall be increased to the extent necessary to yield to the Administrative Agent or such Lender (after payment of all Non-Excluded Taxes and Other Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Agreement, provided, however, that the Company shall not be required to increase any such amounts payable to the Administrative Agent or any Lender with respect to any Non-Excluded Taxes except to the extent that any change in applicable law, treaty or governmental rule, regulation or governmental authorization after the time such Lender (including any new or successor Administrative Agent) becomes a party to this Agreement (“Change in Tax Law”), shall result in an increase in the rate of any deduction, withholding or payment from that in effect at the time such Lender becomes a party to this Agreement, in respect of payments to such Lender hereunder, but only to the extent of such increase.  Notwithstanding anything to the contrary herein, the Company shall not be required to increase any amounts payable to the Administrative Agent or any Lender with respect to any Non-Excluded Taxes that are attributable to such Person’s (i) failure to comply with the requirements of paragraph (d) of this Section 2.13 except as such failure relates to a Change in Tax Law rendering such Person legally unable to comply or (ii) bad faith, willful misconduct or gross negligence.

(b)           In addition, the Company shall pay any Other Taxes over to the relevant Governmental Authority in accordance with applicable law.

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(c)           Whenever any Non-Excluded Taxes or Other Taxes are payable by the Company, as promptly as possible thereafter the Company shall send to the Administrative Agent for its own account or for the account of the relevant Lender, as the case may be, a certified copy of an original official receipt received by the Company showing payment thereof.  If the Company fails to pay any Non-Excluded Taxes or Other Taxes when due to the appropriate taxing authority or fails to remit to the Administrative Agent the required receipts or other required documentary evidence, the Company shall indemnify the Administrative Agent and the Lenders for any incremental taxes, Non-Excluded Taxes or Other Taxes, interest, additions to tax, expenses or penalties that may become payable by the Administrative Agent or any Lender as a result of any such failure; provided, however, no such indemnification obligation shall arise if the failure to pay any Non-Excluded Taxes or Other Taxes when due arose solely from or was caused solely by, directly or indirectly, any breach of any representation or covenant in this Agreement by, or bad faith, willful misconduct or gross negligence of, the applicable Lender or the Administrative Agent.  The indemnification payment under this Section 2.13(c) shall be made within 30 days after the date the Administrative Agent or such Lender (as the case may be) makes a written demand therefor (together with a reasonably detailed calculation of such amounts).

(d)           Each Lender (or Transferee) (i) that is not a “U.S. Person” as defined in Section 7701(a)(30) of the Code (a “Non-U.S. Lender”) shall deliver to the Company and the Administrative Agent two copies of either U.S. Internal Revenue Service Form W-8BEN or Form W-8ECI, or, in the case of a Non-U.S. Lender claiming exemption from U.S. federal withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of “portfolio interest”, a statement substantially in the form of Exhibit L and a Form W-8BEN, Form W-8IMY (with applicable attachments), or any subsequent versions thereof or successors thereto, properly completed and duly executed by such Non-U.S. Lender claiming complete exemption from U.S. federal withholding tax on all payments by the Company under this Agreement and the other Loan Documents and (ii) that is a “U.S. Person” as defined in Section 7701(a)(30) of the Code shall deliver to the Company and the Administrative Agent (or in the case of a Participant, to the Lender from which the related participation shall have been purchased) two properly completed and duly executed copies of U.S. Internal Revenue Service Form W-9 certifying that such Lender is on the date of delivery thereof entitled to an exemption from United States backup withholding tax.  Such forms shall be delivered by each Lender on or before the date it becomes a party to this Agreement (or, in the case of any Participant, on or before the date such Participant purchases the related participation).  Thereafter, each Lender shall, to the extent it is legally able to do so, deliver such forms promptly upon the obsolescence or invalidity of any form previously delivered by such Lender at any other time prescribed by applicable law or as reasonably requested by the Company.  In the event of a Change in Tax Law, each Lender shall deliver all such forms that it is legally able to deliver, including any form claiming a reduced rate of U.S. federal withholding tax on payments by the Company under this Agreement and any other Loan Document.  Each Non-U.S. Lender shall promptly notify the Company at any time it determines that it is no longer in a position to provide any previously delivered certificate to the Company (and any other form of certification adopted by the U.S. taxing authorities for such purpose).

(e)           If the Administrative Agent, any Transferee or any Lender determines, in its sole good faith discretion, that it has received a refund of any Non-Excluded Taxes or Other Taxes as to which it has been indemnified by the Company or with respect to which the Company has paid additional amounts pursuant to this Section 2.13, it shall pay over such refund to the Company (but only to the extent of indemnity payments made, or additional amounts paid, by the Company under this Section 2.13 with respect to the Non-Excluded Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent, such Transferee or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, that the Company, upon the request of the Administrative Agent, such Transferee or such Lender, agrees to repay the amount paid over to the Company (plus any penalties, interest or other charges imposed by the

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relevant Governmental Authority) to the Administrative Agent, such Transferee or such Lender in the event the Administrative Agent, such Transferee or such Lender is required to repay such refund to such Governmental Authority. This paragraph shall not be construed to (i) interfere with the right of the Administrative Agent, any Transferee or any Lender to arrange its tax affairs in whatever manner it sees fit, (ii) obligate the Administrative Agent, any Transferee or any Lender to claim any tax refund, (iii) require the Administrative Agent, any Transferee or any Lender to make available its tax returns (or any other information relating to its taxes or any computation in respect thereof which it deems in its sole discretion to be confidential) to the Company, or any other Person, or (iv) require the Administrative Agent, any Transferee or any Lender to do anything that would in its sole discretion prejudice its ability to benefit from any other refunds, credits, reliefs, remissions or repayments to which it may be entitled.

(f)            Each Assignee shall be bound by this Section 2.13.

(g)           The agreements in this Section shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

2.14.        Indemnity.  The Company agrees to indemnify each Lender for, and to hold each Lender harmless from, any actual loss, cost or expense that such Lender may sustain or incur as a consequence of (a) default by the Company in making a borrowing of, conversion into or continuation of Eurodollar Loans after the Company has given a notice requesting the same in accordance with the provisions of this Agreement, (b) default by the Company in making any prepayment of or conversion from Eurodollar Loans after the Company has given a notice thereof in accordance with the provisions of this Agreement, (c) the making of a prepayment of Eurodollar Loans (or the conversion of a Eurodollar Loan into a Loan of a different Type) on a day that is not the last day of an Interest Period with respect thereto or (d) the assignment of any Eurodollar Loan other than on the last day of an Interest Period therefor as a result of a request by the Company pursuant to Section 2.16.  Such indemnification may include an amount up to the excess, if any, of (i) the amount of interest that would have accrued on the amount so prepaid, or not so borrowed, converted or continued, for the period from the date of such prepayment or of such failure to borrow, convert or continue to the last day of such Interest Period (or, in the case of a failure to borrow, convert or continue, the Interest Period that would have commenced on the date of such failure) in each case at the applicable rate of interest for such Loans provided for herein (excluding, however, the Applicable Margin included therein, if any) over (ii) the amount of interest (as reasonably determined by such Lender) that would have accrued to such Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank eurocurrency market.  A certificate as to any amounts payable pursuant to this Section submitted to the Company by any Lender (together with a reasonably detailed calculation of such amounts) shall be conclusive in the absence of manifest error and shall be payable within 30 days of receipt of any such notice.  The agreements in this Section 2.14 shall survive the termination of this Agreement and the payment of the Loans hereunder.

2.15.        Change of Applicable Lending Office.  Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 2.12 or 2.13(a) with respect to such Lender, it will, if requested by the Company, use reasonable efforts to file any certificate or document, as applicable (subject to overall policy considerations of such Lender) to designate another Applicable Lending Office for any Loans affected by such event with the object of avoiding or minimizing the consequences of such event; provided, that such designation is made on terms that, in the reasonable judgment of such Lender, do not cause such Lender and its lending office(s) to suffer any material economic, legal or regulatory disadvantage; and provided, further, that nothing in this Section shall affect or postpone any of the obligations of the Company or the rights of any Lender pursuant to Section 2.12 or 2.13(a).

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2.16.        Replacement/Termination of Lenders.  The Company shall be permitted to replace with a replacement financial institution or terminate the Commitments and repay any outstanding Loans of any Lender that (a) requests reimbursement for amounts owing pursuant to Section 2.12 or 2.13(a), (b) defaults in its obligation to make Loans hereunder or (c) fails to give its consent for any amendment or waiver requiring the consent of 100% of the Lenders or all affected Lenders (and such Lender is an affected Lender) and for which Lenders holding at least a majority of the Loans and/or Commitments required for such vote have consented; provided that (i) no Event of Default shall have occurred and be continuing at the time of such replacement, (ii) the replacement financial institution or the Company, as applicable, shall purchase or repay, at par plus accrued interest and accrued fees thereon, all Loans owing to such replaced or terminated Lender on or prior to the date of replacement or termination and shall consent to the relevant amendment or waiver, as applicable, (iii) the Company shall be liable to such replaced or terminated Lender under Section 2.14 if any Eurodollar Loan owing to such replaced Lender shall be purchased or repaid other than on the last day of the Interest Period relating thereto, (iv) any replacement financial institution, if not a Lender, shall be reasonably satisfactory to the Administrative Agent, (v) any replaced Lender shall be obligated to make such replacement in accordance with the provisions of Section 9.6 (provided that the Company shall be obligated to pay the registration and processing fee referred to therein), (vi) until such time as such replacement shall be consummated, the Company shall pay all additional amounts (if any) required pursuant to Section 2.12 or 2.13(a), as the case may be, and (vii) any such replacement, termination and/or repayment shall not be deemed to be a waiver of any rights that the Company, the Administrative Agent or any other Lender shall have against the replaced Lender.

SECTION 3            REPRESENTATIONS AND WARRANTIES

To induce the Lenders to enter into this Agreement and to make the Loans and make other extensions of credit hereunder Holdings and the Company hereby jointly represent and warrant to each Lender that:

3.1.          Financial Condition.            (a)           The unaudited pro forma combined balance sheet of the Company and its Subsidiaries as at March 31, 2007 (the “Pro Forma Balance Sheet”), copies of which have heretofore been furnished to each Lender, has been prepared giving effect (as if such events had occurred on such date) to (i) the consummation of the Acquisition, (ii) the Loans to be made on the Closing Date and the use of proceeds thereof, (iii) other adjustments to reflect the effects of the Acquisition and (iv) the payment of fees and expenses in connection with the foregoing.  The Pro Forma Balance Sheet has been prepared based on the best information reasonably available to the Company as of the date of delivery thereof, and presents fairly in all material respects, on a pro forma basis the estimated financial position of Company and its Subsidiaries as at March 31, 2007, assuming that the events specified above had actually occurred at such date, but without including any effects of purchase accounting and it being understood that such balance sheet does not comply with Regulation S-X and not assuming any balance sheet composition changes between March 31, 2007 and the Closing Date.

(b)           The audited combined balance sheets of Chrysler Automotive as at December 31, 2005 and December 31, 2006, and the related audited combined statements of operations and comprehensive income, parent company equity/deficit and of cash flows for the fiscal years ended on such dates and on December 31, 2004, reported on by and accompanied by an unqualified report from KPMG LLP, present fairly, in all material respects, the financial position, results of operations and cash flows applicable to Chrysler Automotive for the dates and periods covered thereby as at such date, and the combined results of its operations and its combined cash flows for the respective fiscal years then ended, in each case in conformity with GAAP.  The unaudited combined balance sheet of Chrysler Automotive as at March 31, 2007, and the related unaudited combined statements of operations and comprehensive income, parent company equity/deficit and cash flows for the three-month period ended on such date,

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present fairly, in all material respects, the combined financial position, results of operations and cash flows applicable to Chrysler Automotive as at such date, and for the three-month period then ended.  All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP (subject, in the case of the unaudited combined balance sheet of Chrysler Automotive as at March 31, 2007, and the related unaudited combined statements of operations and comprehensive income, parent company equity/deficit and cash flows for the three-month period ended on such date, to the absence of footnote disclosures and changes of the type that are normal year-end adjustments the effect of which adjustments are not expected by the Company to be material individually or in the aggregate) applied consistently throughout the periods involved (except as approved by the aforementioned firm of accountants and disclosed therein).  No Group Member has any material Guarantee Obligations, contingent liabilities and liabilities for taxes, or any long-term leases or unusual forward or long-term commitments, including any interest rate or foreign currency swap or exchange transaction or other obligation in respect of derivatives, that are not reflected in the most recent financial statements and footnotes referred to in this paragraph.  During the period from March 31, 2007 to and including the Closing Date there has been no Disposition by any Group Member of any material part of its business or property other than transactions required by the terms of the Acquisition Agreement. For the purposes of this clause (b), the term “Chrysler Automotive” shall mean the business conducted by the Chrysler manufacturing and wholesale distribution group of DaimlerChrysler AG, which was not separately organized under an existing legal structure in the past, combined on a basis as if the assets, liabilities and results of operations of the group were combined, as further defined in Note 1 of the related financial statements described in Section 3.1(b).

3.2.          No Change.  After the Closing Date there has been no development or event which has had a Material Adverse Effect.

3.3.          Existence.  Each Group Member (a) is duly organized, validly existing and (to the extent applicable in such jurisdiction) in good standing under the laws of the jurisdiction of its organization, (b) has the power and authority, and the legal right, to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged, (c) is duly qualified as a foreign corporation or other organization and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification and (d) is in compliance with all Requirements of Law except, in each case of the foregoing clauses (a), (b), (c) or (d), to the extent that the failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

3.4.          Power; Authorization; Enforceable Obligations.  Each Loan Party has the power and authority, and the legal right, to execute, deliver and perform the Loan Documents to which it is a party and, in the case of the Company, to obtain extensions of credit hereunder.  Each Loan Party has taken all necessary organizational action to authorize the execution, delivery and performance of the Loan Documents to which it is a party and, in the case of the Company, to authorize the extensions of credit on the terms and conditions of this Agreement.  No consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority or any other Person is required in connection with the extensions of credit hereunder or with the execution, delivery, performance, validity or enforceability of this Agreement or any of the Loan Documents, except (i) consents, authorizations, filings and notices described in Schedule 3.4, which consents, authorizations, filings and notices have been obtained or made and are in full force and effect and (ii) the filings referred to in Section 3.14. The execution, delivery and performance of the Acquisition Documentation do not and will not require any consent, approval, authorization or other order of, action by, filing with, or notification to, any Governmental Authority, except (a) as described or required to be described in Section 3.04 or Section 3.05 of the DC Contributors Disclosure (as defined in the Acquisition Agreement) and other immaterial consents, approvals, authorizations, filings and notices that have been obtained or made and which are in full force and effect,

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(b) the premerger notification and waiting period requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder, (c) the requirements of Antitrust Laws (as defined in the Acquisition Agreement) of any other relevant jurisdiction, except where the failure to obtain such consent, approval, authorization or action, or to make such filing or notification, would not prevent or materially delay the consummation of the Acquisition and would not have a Company Material Adverse Effect (as defined in the Acquisition Agreement), or (d) as may be necessary as a result of any facts or circumstances relating solely to the Investor or any of its Affiliates. Each Loan Document has been duly executed and delivered on behalf of each Loan Party thereto.  This Agreement constitutes, and each other Loan Document upon execution will constitute, a legal, valid and binding obligation of each Loan Party party thereto, enforceable against each such Loan Party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

3.5.          No Legal Bar.  The execution, delivery and performance of this Agreement and the other Loan Documents, the borrowings hereunder and the use of the proceeds thereof will not violate any Requirement of Law or any Contractual Obligation of any Loan Party, and will not result in, or require, the creation or imposition of any Lien on any of their respective properties or revenues pursuant to any Requirement of Law or any such Contractual Obligation (other than the Liens created by the Security Documents). No Requirement of Law or Contractual Obligation applicable to the Company or any of its Subsidiaries could reasonably be expected to have a Material Adverse Effect.

3.6.          Litigation.  No litigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of Holdings or the Company, threatened by or against any Group Member or against any of their respective properties or revenues (a) with respect to any of the Loan Documents or any of the transactions contemplated hereby or thereby, or (b) that could reasonably be expected to have a Material Adverse Effect.

3.7.          No Default.  No Group Member is in default under or with respect to any of its Contractual Obligations except where such default could not reasonably be expected to have a Material Adverse Effect.  No Default or Event of Default has occurred and is continuing.

3.8.          Ownership of Property.  As of the Closing Date, the Company and each Initial Subsidiary Guarantor, as applicable, has title in fee simple to in the Mortgaged Property and has good title to or is lessee of all of its other property material to the operation of their respective businesses and none of such property is subject to any Lien except Permitted Liens; provided, that the foregoing representation shall not be deemed to have been incorrect, if (i) the property with respect to which the Company or an Initial Subsidiary Guarantor cannot make such representation has a Net Book Value of less than $250,000,000 or (ii) with respect to defects in title to any real property, such defects are cured no later than 180 days after the Closing Date or such defects could not reasonably be expected to detract from the current use or operation of the affected real property in any material respect.  In addition, to the extent that any defect in title to any Mortgaged Property is insured against in any title insurance policy for the benefit of the Collateral Trustee, such defect shall not be taken into account for purposes of the preceding sentence up to the amount of such insurance coverage.

3.9.          Intellectual Property.  Each Group Member owns, or is licensed to use, all Intellectual Property necessary for the conduct of its business as currently conducted or contemplated to be conducted except where failure to own or be licensed could not reasonably be expected to have a Material Adverse Effect.  No material claim has been asserted and is pending by any Person challenging or questioning the use of any Intellectual Property or the validity or effectiveness of any Intellectual

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Property, nor does Holdings or the Company know of any valid basis for any such claim.  To the knowledge of any Group Member the use of Intellectual Property by each Group Member does not infringe on the rights of any Person in any material respect.

3.10.        Federal Regulations.  No part of the proceeds of any Loans, and no other extensions of credit hereunder, will be used for any purpose that violates the provisions of Regulation T, U or X of the Board.

3.11.        ERISA.  (i)  Except as, in the aggregate, would not reasonably be expected to have a Material Adverse Effect, (a) during the five year period prior to the initial date on which this representation is made or deemed made with respect to any Plan and (b) as of each subsequent date on which this representation is made or deemed made with respect to any Plan, none of the following have occurred or then exists: (I) a Reportable Event; (II) an “accumulated funding deficiency” (within the meaning of Section 412 of the Code or Section 302 of ERISA), and, on and after the effectiveness of the Pension Act, any failure by any Plan to satisfy the minimum funding standards (within the meaning of Section 412 of the Code or Section 302 of ERISA), whether or not waived; (III) the filing pursuant to Section 412 of the Code or Section 303 of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (IV) the failure to make by its due date a required installment under Section 412(m) of the Code with respect to any Plan or the failure to make any required contribution to a Multiemployer Plan; (V) the incurrence by the Company or any Commonly Controlled Entity of any liability under Title IV of ERISA with respect to the termination of any Plan, including but not limited to the imposition of any Lien in favor of the PBGC or any Plan; (VI) on and after the effectiveness of the Pension Act, a determination that any Plan is, or is expected to be, in “at risk” status (within the meaning of Title IV of ERISA); (VII) the receipt by the Company or any Commonly Controlled Entity from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or to appoint a trustee to administer any Plan under Section 4042 of ERISA; (VIII) the incurrence by the Company or any Commonly Controlled Entity of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (IX) the receipt by the Company or any Commonly Controlled Entity of any notice, or the receipt by any Multiemployer Plan from the Company or any Commonly Controlled Entity of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is reasonably expected to be, in Insolvency or in Reorganization or, on and after the effectiveness of the Pension Act, is or is reasonably expected to be in endangered or critical status, within the meaning of Section 432 of the Code or Section 305 or Title IV of ERISA, or has been or is reasonably expected to be terminated within the meaning of Title IV of ERISA; (c) each of the Company and any Commonly Controlled Entity is in compliance with the applicable provisions of ERISA and the Code and the regulations and published interpretations; (d) the present value of all accrued benefits under each Plan of the Company and any Commonly Controlled Entity (based on those assumptions used to fund such Plans) did not, as of the last annual valuation date prior to the date on which this representation is made or deemed made, exceed the value of the assets of such Plan allocable to such accrued benefits and the present value of all accrued benefit obligations of all underfunded Plans (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) does not exceed the value of the assets of all such underfunded Plan; and (e) all amounts required by applicable law with respect to, or by the terms of, any retiree welfare benefit arrangement have been accrued in accordance with Statement of Financial Accounting Standards No. 106.

(ii) Except as, in the aggregate, would not reasonably be expected to have a Material Adverse Effect, (a) all employer and employee contributions required by applicable law or by the terms of any Foreign Benefit Arrangement or Foreign Plan have been made, or, if applicable, accrued in accordance with normal accounting practices; (b) the accrued benefit obligations of each Foreign Plan (based on those assumptions used to fund such Foreign Plan) with respect to all current and former participants do not exceed the assets of such Foreign Plan; (c) each Foreign Plan that is required to be

43

registered has been registered and has been maintained in good standing with applicable regulatory authorities; and (d) each such Foreign Benefit Arrangement and Foreign Plan is in compliance (I) with all material applicable provisions of law and all material applicable regulations and published interpretations thereunder with respect to such Foreign Plan or Foreign Benefit Arrangement and (II) with the terms of such plan or arrangement.

3.12.        Investment Company Act.  No Loan Party is required to register as an “investment company”, or is a company “controlled” by a Person that is required to register as an “investment company”, within the meaning of the Investment Company Act of 1940, as amended.

3.13.        Subsidiaries; Pledged Equity; Joint Ventures.  Except as disclosed to the Administrative Agent by the Company in writing from time to time after the Closing Date, (a) Schedule 3.13(a) sets forth the name and jurisdiction of incorporation or formation of each Initial Subsidiary Guarantor, each other Domestic Subsidiary (to the extent that interests in its Capital Stock are to be pledged), and each first tier CFC whose Capital Stock is owned by a Loan Party and, as to each such Subsidiary, the percentage of each class of Capital Stock owned by any Loan Party and the percentage thereof pledged pursuant to the Security Documents; (b) there are no outstanding subscriptions, options, warrants, calls, rights or other agreements or commitments (other than stock options granted to employees or directors and directors’ qualifying shares) of any nature relating to any Capital Stock of the Company or any Subsidiary or any first tier CFC whose Capital Stock is owned by a Loan Party, except (i) as created by the Loan Documents and (ii) with respect to any JV Subsidiary; and (c) Schedule 3.13(c) sets forth the name and jurisdiction of incorporation or formation of (i) each joint venture to which the Company or a Subsidiary is a party and in which the Net Book Value of the Investment of the Company or any of its Subsidiaries is greater than $250,000,000, (ii) each JV Subsidiary and (iii) each other Subsidiary of the Company that is not otherwise identified in Schedule 3.13(a).

3.14.        Security Documents.  (a)  Upon execution and delivery thereof by the parties thereto, the Security Agreement and each Mortgage will be effective under applicable law to create in favor of the Collateral Trustee, for the benefit of the Secured Parties, a legal, valid and enforceable security interest in the Collateral described therein; provided that the foregoing representation shall not be deemed to have been incorrect if (i) such Security Documents are not effective with respect to Collateral having an aggregate Net Book Value of less than $250,000,000, (ii) with respect to any Mortgaged Property, such failure is cured no later than 180 days from the Closing Date or (iii) at any time after the Closing Date, the Borrowing Base Coverage Ratio is at least 1.25 to 1.00 (calculated on a pro forma basis assuming such Collateral for which the Security Documents are not so effective is excluded from the Borrowing Base).

(b)           As of the Closing Date, the UCC financing statements listed in Schedule 4.1(h), and the recordation of the Mortgages in the recording offices listed in Schedule 1.1E under the heading “Closing Date Mortgages”, are all the filings, recordings and registrations (other than filings required to be made in the United States Patent and Trademark Office and the United States Copyright Office) that are necessary to perfect a security interest in favor of the Collateral Trustee (for the benefit of the Secured Parties) in respect of all Collateral in which the Lien granted pursuant to the Security Documents on the Closing Date may be perfected by filing, recording or registering in the United States (or any political subdivision thereof) and its territories and possessions, and no further or subsequent filing, refiling, recording, rerecording, registration or reregistration is necessary in any such jurisdiction, except as provided under applicable law with respect to the filing of continuation statements; provided that the foregoing representation shall not be deemed to have been incorrect to the extent any security interest is not perfected with respect to Collateral having an aggregate Net Book Value of less than $250,000,000.

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3.15.        Environmental Laws.    Except as, in the aggregate, could not reasonably be expected to have a Material Adverse Effect:

(i)            to the knowledge of Holdings and the Company the facilities and properties owned, leased or operated by any Group Member (the “Properties”) do not contain, and have not previously contained, any Materials of Environmental Concern in amounts or concentrations or under circumstances that constitute or constituted a violation of, or could give rise to liability under, any Environmental Law;

(ii)           no Group Member has received or is aware of any notice of violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters or compliance with Environmental Laws with regard to any of the Properties or the business operated by any Group Member (the “Business”), nor does Holdings or the Company have knowledge or reason to believe that any such notice will be received or is being threatened;

(iii)          No Materials of Environmental Concern have been generated, treated, stored or disposed of at, on or under any of the Properties in violation of, or in a manner that could give rise to liability under, any applicable Environmental Law, nor, to the knowledge of the Company have Materials of Environmental Concern been transported or disposed of from the Properties in violation of, or in a manner or to a location that could give rise to liability under, any Environmental Law;

(iv)          no judicial proceeding or governmental or administrative action is pending or, to the knowledge of Holdings and the Company, threatened in writing, under any Environmental Law to which any Group Member is or will be named as a party with respect to the Properties or the Business, nor are there any consent decrees or other decrees, consent orders, administrative orders or other written orders, or other written administrative or judicial requirements outstanding under any Environmental Law with respect to the Properties or the Business;

(v)           there has been no release or threat of release of Materials of Environmental Concern at or from the Properties, or arising from or related to the operations of any Group Member in connection with the Properties or otherwise in connection with the Business, in violation of or in amounts or in a manner that could give rise to liability under Environmental Laws;

(vi)          to the knowledge of Holdings and the Company, the Properties and all operations at the Properties are in compliance, and have in the last five years been in compliance, with all applicable Environmental Laws, and there is no contamination at, under or about the Properties or violation of any Environmental Law with respect to the Properties or the Business; and

(vii)         no Group Member has assumed any liability of any other Person under Environmental Laws.

3.16.        Accuracy of Information, etc.  No statement or information contained in this Agreement, any other Loan Document, the Confidential Information Memorandum or any other document, certificate or statement, taken as a whole, furnished by or on behalf of any Loan Party to the Administrative Agent or the Lenders, or any of them, for use in connection with the transactions contemplated by this Agreement or the other Loan Documents, contained as of the date such statement, information, document or certificate was so furnished (or, in the case of the Confidential Information

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Memorandum, together with all other information provided to the Administrative Agent or the Lenders, as of the date of this Agreement), any untrue statement of a material fact or omitted to state a material fact necessary to make the statements contained herein or therein not materially misleading.  The projections and pro forma financial information contained in the materials referenced above are based upon good faith estimates and assumptions believed by management of the Company to be reasonable at the time made, it being recognized by the Lenders that such financial information as it relates to future events is not to be viewed as fact and that actual results during the period or periods covered by such financial information may differ from the projected results set forth therein by a material amount.

3.17.        Taxes.  Except as, in the aggregate, could not reasonably be expected to have a Material Adverse Effect, each Group Member has filed or caused to be filed all Federal, state and other material tax returns that are required to be filed and has paid all taxes shown to be due and payable on said returns or on any assessments made against it or any of its property and all other taxes, fees or other charges imposed on it or any of its property by any Governmental Authority (other than any the amount or validity of which are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of the relevant Group Member); no tax Lien (other than a Permitted Lien) has been filed, and, to the knowledge of Holdings and the Company, no claim is being asserted, with respect to any such tax, fee or other charge.

3.18.        Solvency.  The Loan Parties are, on a consolidated basis, after giving effect to the Acquisition and the incurrence of all Indebtedness and obligations being incurred in connection herewith and therewith will be and will continue to be, Solvent.

3.19.        Regulation H.  No Mortgage encumbers improved real property that is located in an area that has been identified by the Secretary of Housing and Urban Development as an area having special flood hazards and in which flood insurance has been made available under the National Flood Insurance Act of 1968.

3.20.        Certain Documents.  The Company has delivered to the Administrative Agent a complete and correct copy of the Acquisition Documentation, including any amendments, supplements or modifications with respect to any of the foregoing.

3.21.        Use of Proceeds.  The proceeds of the Term Loans shall be used for general corporate purposes.

SECTION 4    CONDITIONS PRECEDENT

This Agreement and the obligation of each Lender to make the Loans and other extensions of credit requested to be made by it hereunder shall be effective upon the Administrative Agent having confirmed that the following conditions have been satisfied (or waived) as of the Closing Date:

(a)           Credit Agreement; Security Documents.  The Administrative Agent or the Collateral Trustee, as applicable, shall have received:

(i)            this Agreement (or, in the case of any relevant Lender, an Addendum) executed and delivered by the Administrative Agent, the Company, Holdings, and each Person listed on Schedule 1.1A;

(ii)           the Security Agreement, executed and delivered by Holdings, the Company and each Initial Subsidiary Guarantor;

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(iii)          the Guarantee, executed and delivered by Holdings and each Initial Subsidiary Guarantor;

(iv)          the Trademark Security Agreement, the Patent Security Agreement and the Copyright Security Agreement, each executed and delivered by the Company, each Initial Subsidiary Guarantor (if applicable) and the Collateral Trustee;

(v)           a Mortgage with respect to each property listed on Schedule 1.1E under the heading “Closing Date Mortgages”, executed and delivered by the owner of the Mortgaged Property covered thereby; and

(vi)          the Collateral Trust Agreement, executed and delivered by the Collateral Trustee, Holdings, the Administrative Agent (hereunder and under the First Lien Credit Agreement), the Company and each Initial Subsidiary Guarantor.

(b)           Acquisition. The Company shall have delivered to the Administrative Agent a complete and correct copy of the Acquisition Documentation (including any amendments, supplements, or modifications with respect to any of the foregoing), and the following transactions shall have been consummated:

(i)            the transactions contemplated by the Acquisition Agreement (the “Acquisition”). No provision of the Acquisition Documentation shall have been waived, amended, supplemented or otherwise modified in any respect materially adverse to the Lenders;

(ii)           at least $5,000,000,000 from (i) the proceeds of equity issued to the Sponsor and other investors satisfactory to the Lenders, shall have been contributed to the Company, (ii) repayment of intercompany receivables by FinCo, and (iii) the proceeds of the sale of Auburn Hills Property; and

(iii)          The Administrative Agent shall have received satisfactory evidence that all Indebtedness listed on Schedule 4.1(b)(iii) shall have been terminated and all amounts thereunder shall have been paid in full and satisfactory arrangements shall have been made for the termination of all Liens granted in connection therewith.

(c)           Lien Searches.  The Administrative Agent shall have received the results of a recent lien search in respect of the Company and each other Loan Party, from the jurisdiction in which such Loan Party is located for purposes of the UCC of the relevant state(s).

(d)           Fees.  The Lenders, the Administrative Agent, the Lead Arrangers and the Bookrunners shall have received all fees required to be paid, and all expenses for which invoices have been presented (including the reasonable fees and expenses of legal counsel) in connection with this Agreement, on or before the Closing Date.  All such amounts will be paid with proceeds of Loans made on the Closing Date and will be reflected in the funding instructions given by the Company to the Administrative Agent on or before the Closing Date.

(e)           Closing Certificate; Certified Certificate of Incorporation; Good Standing Certificates.  The Administrative Agent shall have received (i) a certificate of each Loan Party, dated the Closing Date, substantially in the form of Exhibit G, with appropriate insertions and attachments, including the certificate of incorporation (or equivalent organizational document) of each Loan Party, certified by the relevant authority of the jurisdiction of organization of such Loan Party, (ii) a long form good standing certificate for each Loan Party from its jurisdiction of

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organization and (iii) a certificate of the Company, dated the Closing Date, to the effect that the conditions set forth in Section 4.1 have been satisfied.

(f)            Legal Opinions.  The Administrative Agent shall have received the executed legal opinion of (i) Schulte Roth & Zabel LLP, New York counsel to the Company and its Subsidiaries, substantially in the form of Exhibit I-1, as to New York law, United States federal law and the Delaware Limited Liability Companies Act and (ii) in-house counsel to the Company and its Subsidiaries, substantially in the form of Exhibit I-2.

(g)           Pledged Stock; Stock Powers; Pledged Notes.  The Collateral Trustee shall have received (i) the certificates representing the shares of Capital Stock described on Schedule 3.13(a) (in each case, to the extent such Capital Stock is certificated and constitutes a “certificated security” under the UCC), together with an undated stock power for each such certificate executed in blank by a duly authorized officer of the pledgor thereof and (ii) each promissory note described on Schedule 4.1(g), together with an undated endorsement for each such promissory note executed in blank by a duly authorized officer of the pledgor thereof.

(h)           Filings, Registrations and Recordings.  The Collateral Trustee shall have received (i) each Uniform Commercial Code financing statement listed on Schedule 4.1(h) in proper form for filing and (ii) the Mortgages for recording in the recording offices listed in Schedule 1.1E under the heading “Closing Date Mortgages”.

(i)            Finance Facilities.  The FinCo Facilities shall close and fund simultaneously with the confirmation of the satisfaction or waiver of the conditions under this Section 4 and the declaration that the Closing Date shall have occurred.

(j)            First Lien Credit Agreement.  The First Lien Credit Agreement shall close and fund simultaneously with the confirmation of the satisfaction or waiver of the conditions under this Section 4 and the declaration that the Closing Date shall have occurred.

(k)           Financial Information.  The Company shall have provided to the Administrative Agent and the Lenders the Pro Forma Balance Sheet and other financial information described in Section 3.1(a) and (b).

(l)            Solvency Certificate.  The Administrative Agent shall have received a solvency certificate from the chief financial officer of the Company.

(m)          Borrowing Base Certificate.  The Administrative Agent shall have received a Borrowing Base Certificate dated as of the Closing Date duly executed by a Responsible Officer setting forth a calculation of the Borrowing Base as of March 31, 2007 (adjusted to give effect to the transactions occurring on or prior to the Closing Date in connection with the Acquisition) and the Outstanding Amount of Covered Debt, after giving effect to the extensions of credit requested to be made on such date and the use of proceeds thereof, shall not exceed the Borrowing Base as so calculated.

(n)           Company Material Adverse Effect.  As of the Closing Date, a Company Material Adverse Effect shall not have occurred or be continuing.

(o)           Representations and Warranties.  As of the Closing Date, each of the representations and warranties made by the Company in or pursuant to the Loan Documents shall be true and correct in all material respects on and as of such

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date as if made on and as of such date (except to the extent such representations and warranties relate to an earlier date, in which case, such representations and warranties shall have been true and correct in all material respects as of such earlier date).

(p)           No Event of Default.  As of the Closing Date no Event of Default shall have occurred and be continuing.

SECTION 5    AFFIRMATIVE COVENANTS

Holdings and the Company hereby jointly agree that, so long as the Commitments remain in effect or any Loan, interest or fee payable hereunder is owing to any Lender:

5.1.          Financial Statements.  The Company shall furnish to the Administrative Agent and each Lender:

(a)           as soon as available, but in any event within 90 days after the end of each fiscal year of the Company, a copy of the audited consolidated balance sheet of the Company and its consolidated Subsidiaries as at the end of such year and the related audited consolidated statements of operations and comprehensive income, member’s interest and of cash flows for such year (other than with respect to the fiscal period ending December 31, 2007, for which the audited consolidated balance sheet of the Company and its Subsidiaries and the related audited consolidated statements of operations and comprehensive income, member’s interest and cash flows shall be for the period commencing on the Closing Date and ending on December 31, 2007) and commencing with the fiscal period ending December 31, 2009, setting forth in each case in comparative form the figures for the previous year, reported on without a “going concern” or like qualification or exception, or qualification arising out of the scope of the audit, by KPMG LLP or other independent certified public accountants of nationally recognized standing, provided that, for the fiscal period ended December 31, 2007, the Company shall have an additional 30 days to deliver such financial statements;

(b)           as soon as available, but in any event not later than 45 days after the end of each of the first three quarterly periods of each fiscal year of the Company, commencing with the fiscal period ending September 30, 2007, the unaudited consolidated balance sheet of the Company and its consolidated Subsidiaries as at the end of such quarter and the related unaudited consolidated statements of operations and comprehensive income, member’s interest and of cash flows for such quarter and the portion of the fiscal year through the end of such quarter and commencing with the fiscal quarter ending March 31, 2009, setting forth in each case in comparative form the figures for the previous year, certified by a Responsible Officer as being fairly stated in all material respects (subject to the absence of normal year-end audit adjustments, footnotes and, with respect to the fiscal period ending September 30, 2007, adjustments for purchase accounting), provided that for the fiscal period ended September 30, 2007, (i) the Company shall have an additional 30 days to deliver such financial statements and (ii) the unaudited consolidated balance sheet of the Company and its Subsidiaries and the related unaudited consolidated statement of operations and comprehensive income, member’s interest and cash flows shall be for the period commencing on the Closing Date and ending on September 30, 2007; and

(c)           as soon as available after the end of each fiscal year of the Company the unaudited annual balance sheet and statement of income for each Foreign Subsidiary that have been used as the basis for determining Eligible Value of all Eligible Foreign Pledged Equity; provided that, if any such financial statements are not delivered within 120 days after the end of

49

such fiscal year, the Eligible Value of the Eligible Foreign Pledged Equity in respect of which such statements are used as a basis for determining the Eligible Value thereof shall be deducted from the Borrowing Base until such statements have been delivered to the Administrative Agent, but the failure to deliver such financial statements shall not otherwise constitute a Default or Event of Default hereunder.

All such financial statements shall be complete and correct in all material respects and shall be prepared in reasonable detail and in accordance with GAAP applied (except as approved by such accountants or officer, as the case may be, and disclosed in reasonable detail therein or otherwise excepted herein) consistently throughout the periods reflected therein and with prior periods.

5.2.          Borrowing Base Certificate.

(a)           Not later than ten Business Days after the delivery of any financial statements pursuant to Section 5.1(a) or (b) (commencing with the delivery of financial statements of the Company for the first fiscal quarter ended after the Closing Date), the Company shall deliver to the Administrative Agent a Borrowing Base Certificate duly executed by a Responsible Officer setting forth a calculation of the Borrowing Base as of the end of the most recent fiscal quarter covered by such financial statements.

(b)           The Company may, at its option, deliver to the Administrative Agent a Borrowing Base Certificate from time to time, together with and calculated based upon, an unaudited consolidated balance sheet of the Company and its Subsidiaries as at the end of a fiscal month subsequent to the period for which the most recent Borrowing Base Certificate was delivered pursuant to Section 5.2(a).

(c)           Within (i) 30 days of the Closing Date, the Company shall deliver to the Administrative Agent a Borrowing Base Certificate setting forth a calculation of the Borrowing Base as of June 30, 2007, and (ii) 55 days after the end of the fiscal period ending September 30, 2007, the Company shall deliver to the Administrative Agent a Borrowing Base Certificate setting forth a calculation of the Borrowing Base as of September 30, 2007, in each case, it being acknowledged that such calculations shall be a good faith estimate on interim accounts.

5.3.          Compliance and Other Information.  The Company shall deliver to the Administrative Agent:

(a)           concurrently with the delivery of the financial statements referred to in Section 5.1(a), a certificate of the independent certified public accountants reporting on such financial statements stating that in making the examination necessary therefor no knowledge was obtained of any Default or Event of Default under Sections 6.1 and 6.2, except as specified in such certificate (it being understood that such certificate shall be limited to the items and scope that independent certified public accountants are permitted to cover in such certificates pursuant to their professional standards and customs of profession);

(b)           concurrently with the delivery of any financial statements pursuant to Section 5.1(a) and (b), (i) a certificate of a Responsible Officer stating that such Responsible Officer has obtained no knowledge of any Default or Event of Default except as specified in such certificate and (ii) in the case of quarterly or annual financial statements, (x) a Compliance Certificate containing all information and calculations necessary for determining compliance by each Group Member with the provisions of this Agreement referred to therein as of the last day of the fiscal quarter or fiscal year of the Company, as the case may be, (y) to the extent not previously disclosed to the Administrative Agent, (1) a description of any change in the jurisdiction of

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organization of any Loan Party, and (2) a description of any Person that has become a Group Member, in each case since the date of the most recent report delivered pursuant to this clause (y) (or, in the case of the first such report so delivered, since the Closing Date) and (z) a calculation of Available Liquidity as of the last day of the fiscal period covered by such financial statements;

(c)           as soon as available, and in any event no later than 60 days after the end of each fiscal year of the Company, a detailed consolidated budget for the following fiscal year (including a projected consolidated balance sheet of the Company and its Subsidiaries as of the end of the following fiscal year, the related consolidated statements of projected cash flow, projected changes in financial position and projected income and a description of the underlying assumptions applicable thereto) (collectively, the “Projections”), which Projections shall in each case be accompanied by a certificate of a Responsible Officer stating that such Projections are based on good faith estimates, information and assumptions believed by management to be reasonable at the time made and that such Responsible Officer has no reason to believe that such Projections are incorrect or misleading in any material respect it being recognized by the Lenders that such financial information as it relates to future events is not to be viewed as fact and that actual results during the period or periods covered by such financial information may differ from the projected results set forth therein by a material amount;

(d)           concurrently with the delivery of any financial statements pursuant to Section 5.1(a) and (b), a narrative discussion and analysis of the financial condition and results of operations of the Company and its Subsidiaries for such fiscal quarter and for the period from the beginning of the then current fiscal year to the end of such fiscal quarter, as compared to the portion of the Projections covering such periods and beginning March 31, 2009 to the comparable periods of the previous year and within 10 Business Days of the delivery thereof the Company shall host one conference call for the Lenders under this Agreement with management of the Company to discuss the same (which the Company may combine into one call with the Lenders under the First Lien Credit Agreement);

(e)           as soon as practicable prior to the effectiveness thereof, copies of substantially final drafts of any material amendment, supplement, waiver or other modification with respect to the Acquisition Documentation;

(f)            promptly following any request therefor, on and after the effectiveness of the Pension Act, copies of (i) any documents described in Section 101(k) of ERISA that the Company or any Commonly Controlled Entity may request with respect to any Multiemployer plan and (ii) any notices described in Section 101(l) of ERISA that the Company or any Commonly Controlled Entity may request with respect to any Plan or Multiemployer Plan; provided, that if the Company or any Commonly Controlled Entity has not requested such documents or notices from the administrator or sponsor of the applicable Plan or Multiemployer Plan, the Company or the applicable Commonly Controlled Entity shall promptly make a request for such documents or notices from such administrator or sponsor and shall provide copies of such documents and notices promptly after receipt thereof; and

(g)           promptly, such additional financial and other information as the Administrative Agent may from time to time reasonably request.

5.4.          Maintenance of Existence; Payment of Obligations; Compliance with Law.  (a)  The Company will, and will cause each Group Member to, continue to engage primarily in the automotive business and preserve, renew and keep in full force and effect its corporate existence and take all reasonable actions to maintain all rights necessary for the normal conduct of its business, except to the

51

extent that failure to do so could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b)           The Company will, and will cause each Group Member to, pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all its material obligations of whatever nature, except where the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves in conformity with GAAP with respect thereto have been provided on the books of the relevant Group Member or where the failure to do so could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

(c)           The Company will, and will cause each Group Member to, comply with all Contractual Obligations and Requirements of Law except to the extent that failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

5.5.          Maintenance of Property; Insurance.  The Company will, and will cause each Loan Party to, maintain, as appropriate, with insurance companies that the Company believes (in the good faith judgment of the management of the Company) are financially sound and responsible at the time the relevant coverage is placed or renewed, insurance in amounts (after giving effect to any self-insurance which the Company believes (in the good faith judgment of management of the Company) is reasonable and prudent in light of the size and nature of its business) and against at least such risks (and with such risk retentions) as the Company believes (in the good faith judgment of the management of the Company) are reasonable in light of the size and nature of its business.

5.6.          Notices.  Promptly upon a Responsible Officer of the Company becoming aware thereof, the Company shall give notice to the Administrative Agent and each Lender of:

(a)           the occurrence of any Default or Event of Default;

(b)           any (i) default or event of default under any Contractual Obligation of any Group Member or (ii) litigation, investigation or proceeding that may exist at any time between any Group Member and any Governmental Authority, that in either case, could reasonably be expected to have a Material Adverse Effect;

(c)           any litigation or proceeding affecting any Group Member (i) in which the amount involved is $250,000,000 or more and not covered by insurance or contributions of a third party that, in the judgment of the Company has the means to pay such contributions (ii) in which injunctive or similar relief is sought that, if obtained, could reasonably be expected to have a Material Adverse Effect or (iii) which relates to any Loan Document;

(d)           the following events, as soon as possible and in any event within 30 days after the Company knows or has reason to know thereof:  (i) the occurrence of any Reportable Event with respect to any Plan; a failure to make any required contribution to a Plan or Multiemployer Plan; (ii) on and after the effectiveness of the Pension Act, a determination that any Plan is, or is expected to be, in “at risk” status (within the meaning of Title IV of ERISA); (iii) any withdrawal from, or the termination, Reorganization or Insolvency of, any Multiemployer Plan or the determination that any Multiemployer Plan is in endangered or critical status, within the meaning of Section 432 of the Code or Section 305 or Title IV of ERISA, or (iv) the institution of proceedings or the taking of any other action by the PBGC or the Company or any Commonly Controlled Entity or any Multiemployer Plan with respect to the withdrawal from, or the termination, Reorganization or Insolvency of, any Plan or Multiemployer Plan; except, in the case of any or all of (i) through (iv), as could not reasonably be expected to result in a Material Adverse Effect; and

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(e)           any development or event that has had or could reasonably be expected to have a Material Adverse Effect.

Each notice pursuant to this Section 5.6 shall be accompanied by a statement of a Responsible Officer setting forth details of the occurrence referred to therein and stating what action the relevant Group Member proposes to take with respect thereto.

5.7.          Additional Collateral, etc..  (a)  Within 30 days after the formation or acquisition of any Additional Subsidiary Guarantor (or the making of a single investment or a series of related investments having a value (determined by reference to Net Book Value, in the case of an investment of assets) of $250,000,000 or more in the aggregate by the Company or a Subsidiary Guarantor, directly or indirectly, in a Domestic Subsidiary (other than an Excluded Subsidiary) that is not a Subsidiary Guarantor or the acquisition of any property or assets by a Domestic Subsidiary, in each case, that results in such Domestic Subsidiary becoming an Additional Subsidiary Guarantor), the Company shall (or shall cause the relevant Subsidiary to) (i) execute and deliver to the Collateral Trustee such amendments or supplements to the Security Agreement as the Administrative Agent deems necessary to grant to the Collateral Trustee, for the benefit of the Secured Parties, a perfected security interest in the Capital Stock of such Additional Subsidiary Guarantor (or Domestic Subsidiary receiving such investment(s) or acquiring such property or assets), (ii) deliver to the Collateral Trustee the certificates, if any, representing such Capital Stock (to the extent constituting “certificated securities” under the applicable UCC), together with undated stock powers, in blank, executed and delivered by a duly authorized officer of the relevant Loan Party, and (iii) cause such Additional Subsidiary Guarantor (or Domestic Subsidiary receiving such investment(s) or acquiring such property or assets) (A) to become a party to the Security Agreement, the Guarantee and the Collateral Trust Agreement and (B) to take such actions as are necessary to grant to the Collateral Trustee for the benefit of the Secured Parties a valid, perfected security interest in the Collateral described in the Security Agreement with respect to such Additional Subsidiary Guarantor (or Domestic Subsidiary receiving such investment(s) or acquiring such property or assets), including the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by law.

(b)           Within 30 days after the formation or acquisition of any new Foreign Subsidiary the Capital Stock of which is owned directly by the Company or any Subsidiary Guarantor (other than the Capital Stock of any Excluded Subsidiary or any other Subsidiary to the extent the ownership interest in such Subsidiary has a Net Book Value of $250,000,000 or less), the Company shall (or shall cause the relevant Subsidiary Guarantor to) promptly (i) execute and deliver to the Administrative Agent such amendments or supplements to the Security Agreement as the Collateral Trustee or the Administrative Agent deems necessary to grant to the Collateral Trustee, for the benefit of the Secured Parties, a perfected security interest in a portion of the Capital Stock of such new Foreign Subsidiary that is owned by the Company or such Subsidiary Guarantor (provided that in no event shall more than 66% of the total outstanding Voting Stock of any such new Foreign Subsidiary be required to be so pledged unless the Company in its sole discretion otherwise agrees), and (ii) deliver to the Collateral Trustee the certificates, if any, representing such Capital Stock, together with undated stock powers, in blank, executed and delivered by a duly authorized officer of the Company or the relevant Subsidiary Guarantor, and take such other action as may be reasonably requested by the Collateral Trustee or the Administrative Agent in order to perfect the Collateral Trustee’s security interest therein including the execution and delivery of a pledge agreement governed by the law of the jurisdiction in which such Foreign Subsidiary is domiciled.

(c)           The Company shall use its commercially reasonable efforts to (i) grant to the Collateral Trustee, for the benefit of the Secured Parties, a security interest in the Capital Stock of any newly-formed or after-acquired joint venture (or a holding company parent thereof) owned directly by the Company or a Subsidiary Guarantor if the amount recorded by the Company or such Subsidiary Guarantor as its investment in such joint venture exceeds $250,000,000 and (ii) in the case of any

53

domestic JV Subsidiary in which the Company directly or indirectly owns at least 80% of the voting or economic interest, to cause such JV Subsidiary to become a Subsidiary Guarantor (in each case, it being understood that such efforts shall not require any economic or other significant concession or result in any adverse tax consequences with respect the terms or structure of such joint venture arrangements).

(d)           Within 30 days after the occurrence thereof, the Company will notify the Collateral Trustee and the Administrative Agent of any changes to the name, jurisdiction of incorporation or formation or legal form of the Company or any Subsidiary Guarantor.

(e)           The Company shall use reasonable efforts to deliver to the Administrative Agent no later than 180 days after the Closing Date each of the items described on Schedule 5.7(e) (collectively the “Post-Closing Deliverables”) and each Real Estate Deliverable.  If any of the Post-Closing Deliverables or Real Estate Deliverables are not provided within such 180-day period (i) the Borrowing Base will be reduced by the Eligible Value of the Capital Stock for which a Post-Closing Deliverable is outstanding or by the Eligible Value of the Eligible P&E for which a Real Estate Deliverable is outstanding and no Default or Event of Default shall be deemed to have occurred as a result thereof, and (ii) the Applicable Margin shall be increased by 0.25% until such time as all outstanding Post-Closing Deliverables are delivered.

(f)            The Company shall promptly take such steps as the Administrative Agent may reasonably request in order to grant, preserve, protect and perfect the validity and priority of the security interests created or intended to be created in the Collateral.  Notwithstanding anything to the contrary herein or in any other Loan Document, neither the Company nor any Subsidiary Guarantor shall be required to perfect the security interests granted by it in any Collateral by any means other than by (a) execution, delivery and recordation of a Mortgage, (b) filings pursuant to the UCC of the relevant State(s) (including with respect to fixtures covered by any Mortgage) or equivalent filings under local jurisdictions to the extent required with respect to the pledge of the Capital Stock of any Foreign Subsidiary, (c) delivery to the Collateral Trustee to be held in its possession of each promissory note listed on Schedule 4.1(g), together with an undated endorsement for each such promissory note executed in blank by a duly authorized officer of the pledgor thereof, and, to the extent certificated and constituting “certificated securities” under the UCC, Capital Stock listed on Schedule 3.13(a) or required to be pledged pursuant to Section 5.7(a), together with an undated stock power for each such certificate executed in blank by a duly authorized officer of the pledgor thereof, (d) delivery of each other promissory note or certificated Capital Stock and constituting “certificated securities” under the UCC constituting Collateral to the extent such promissory note evidences Indebtedness, or such Capital Stock has a Net Book Value, in excess of $250,000,000, together with an undated endorsement or stock power for each such promissory note or certificate, as applicable, executed in blank by a duly authorized officer of the pledgor thereof and (e) filing with the United States Patent and Trademark Office and the United States Copyright office, as the case may be, against any registered trademarks, patents and copyrights listed on Schedule 1.1F.

(g)           By June 30 and December 31 of each year, the Company shall deliver to the Administrative Agent and the Collateral Trustee a notice containing a list of all patents and trademarks registered by the Company or any Loan Party at the United States Patent and Trademark Office since the last such notice was delivered (or in the case of the first notice, since the Closing Date), and shall take such steps as the Administrative Agent may reasonably request in order to perfect the security interests granted in such Collateral by filing against such patents and trademarks at the United States Patent and Trademark Office.

(h)           At the request of the Company and notwithstanding Section 9.1(a), the Administrative Agent shall negotiate with the Company in good faith to amend Schedule 1.1B to include

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a Borrowing Base Amount calculation for any asset of the Company or any Subsidiary that does not have a Borrowing Base Amount at the time such asset becomes Collateral (including the Advance Percentage related thereto and any eligibility or other requirements the Administrative Agent deems reasonably necessary for a determination thereof consistent with the criteria used in determining Borrowing Base Amounts as of the Closing Date).

(i)            With respect to any fee interest in any real property having a value (together with improvements thereof) of at least $20,000,000 acquired after the Closing Date by any Loan Party (other than (x) any such real property subject to a Lien expressly permitted by clause (h) of the definition of Permitted Liens or (y) dealership properties), promptly (i) execute and deliver a first (and second) priority Mortgages, in favor of the Collateral Trustee covering such real property, (ii) if requested by the Administrative Agent or the Collateral Trustee, provide (x) title and extended coverage insurance covering such real property in an amount at least equal to the purchase price of such real property (or such other amount as shall be reasonably specified by the Administrative Agent or the Collateral Trustee) as well as a current ALTA survey thereof, together with a surveyor’s certificate and (y) any consents or estoppels reasonably deemed necessary or advisable by the Administrative Agent or the Collateral Trustee in connection with such Mortgage, each of the foregoing in form and substance reasonably satisfactory to the Administrative Agent and Collateral Trustee and (iii) if requested by the Collateral Trustee, deliver to the Collateral Trustee legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Collateral Trustee.

(j)            Notwithstanding anything to the contrary herein, in no case shall a Person be required to grant a security interest in any stock of a CFC (other than 100% of the nonvoting stock (if any) and 65% of the Voting Stock of a first-tier CFC).

(k)           If any Loan Party shall obtain an interest in any Commercial Tort Claim (as defined in the Security Documents) with a potential value in excess of $100,000,000, such Loan Party shall within 30 days after obtaining such interest sign and deliver documentation acceptable to the Administrative Agent granting a security interest to the Collateral Trustee under the terms and provisions of the Security Agreement in and to such Commercial Tort Claim.

5.8.          Environmental Laws.  The Company shall and shall cause each Group Member to comply in all respects with all applicable Environmental Laws, and obtain and comply in all material respects with and maintain any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws, except, in each case, where the failure to comply with such Environmental Laws or obtain such licenses, approvals, notifications, registrations or permits could not reasonably be expected to have a Material Adverse Effect.

5.9.          Inspection of Property; Books and Records; Discussions.  The Company shall and shall cause each Group Member to (a)  keep proper books of records and account in which full, true and correct entries in conformity with GAAP and all Requirements of Law shall be made of all dealings and transactions in relation to its business and activities, and (b) permit representatives of the Administrative Agent or during the continuance of any Event of Default, any Lender, to visit and inspect any of its properties and examine and make abstracts from any of its books and records upon reasonable prior notice during normal business hours and as often as may reasonably be desired and to discuss the business, operations, properties and financial and other condition of the Group Members with officers and employees of the Group Members and with their independent certified public accountants.  The Company shall not have any obligation to disclose materials that are protected by attorney-client privilege and materials the disclosure of which would violate confidentiality obligations of the Company.

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SECTION 6            NEGATIVE COVENANTS

The Company hereby agrees that, so long as the Commitments remain in effect, or any Loan, interest or fee payable hereunder is owing to any Lender:

6.1.          Borrowing Base.  The Company shall not permit the Outstanding Amount of Covered Debt at any time to exceed the Borrowing Base then in effect at such time for any period of five consecutive Business Days.

6.2.          Available Liquidity.  The Company shall not permit Available Liquidity of the Company and Domestic Subsidiaries (in the aggregate) to be less than $2,000,000,000 for any period of 5 consecutive Business Days.

6.3.          Liens.  The Company and Holdings will not, nor will they permit any Group Member to, create, incur, assume or suffer to exist any Lien upon any of the Collateral except Permitted Liens.

6.4.          Indebtedness.  The Company will not, nor will it permit any Group Member to, create, incur, assume or suffer to exist any Indebtedness except Permitted Indebtedness.

6.5.          Asset Sale Restrictions.  The Company and Holdings shall not, and shall not permit any Group Member to, Dispose of any of its property, whether now owned or hereafter acquired, except:

(a)            Dispositions of receivables or inventory in the ordinary course of business;

(b)           Dispositions of obsolete or worn out property in the ordinary course of business including, without limitation, leases with respect to facilities that are temporarily not in use or pending their disposition, or accounts receivable in connection with the compromise, settlement or collection thereof;

(c)            Dispositions of any JV Subsidiaries Stock in accordance with the applicable joint venture agreement relating thereto;

(d)           any Disposition of (i) any Domestic Subsidiary’s Capital Stock to the Company or any Subsidiary Guarantor or (ii) any Foreign Subsidiary’s (other than any Foreign Subsidiary, the stock of which is pledged as Collateral) stock to the Company, any Subsidiary Guarantor or any other Foreign Subsidiary;

(e)            any Disposition of cash, Cash Equivalents or Temporary Cash Investments in a manner that is not prohibited by the terms of this Agreement or the other Loan Documents;

(f)            to the extent allowable under Section 1031 of the Code, any Disposition of assets in exchange for other like property for use in a business of the Company and its Subsidiaries;

(g)           any Disposition by the Company or any of its Subsidiaries of any dealership property or Capital Stock in a dealership Subsidiary to the operating management of a dealership or any Disposition of property in connection with the dealer optimization plan, in each case, in the ordinary course of business;

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(h)           any Disposition of assets between or among (i) the Loan Parties and (ii) the Company and its Subsidiaries and FinCo and its Subsidiaries in accordance with the Master Agreement;

(i)             the licensing and sublicensing of patents, trademarks and other intellectual property or other general intangibles to third persons on customary terms as determined by the board of directors, or such other individuals as they may delegate, in good faith and the ordinary course of business;

(j)             any Disposition required by the terms of any Permitted Transaction and made in accordance with such terms;

(k)            any Disposition of any other assets with an aggregate Net Book Value during the term of this Agreement not to exceed $300,000,000;

(l)             any Disposition of assets listed on Schedule 6.5;

(m)           any Disposition of any other assets (other than Principal Trade Names); provided that, (i) after giving pro forma effect to such Disposition and the application of proceeds therefrom, the Borrowing Base Coverage Ratio is (or after giving effect to any concurrent deposit into the Asset Sale Collateral Account, will be) at least 1.15:1.00, (ii) for up to $300,000,000 in the aggregate (by Net Book Value) of assets Disposed of under this clause (m) at least 50% of the consideration for such Disposition is in cash or Cash Equivalents and thereafter at least 75% of the consideration for such Disposition is in cash or Cash Equivalents, and (iii) to the extent such Disposition constitutes an Asset Sale, the Net Cash Proceeds thereof shall be reinvested or committed to be reinvested to acquire or repair assets useful in the business of the Company within 18 months of such Disposition or, if not so reinvested or committed to be reinvested, then, within ten days of the Reinvestment Prepayment Date, the Company shall make a Mandatory Prepayment with such Net Cash Proceeds not so reinvested or committed for reinvestment within such period pursuant to Section 2.5(a)(ii).  Pending the final application of any Net Cash Proceeds, the Company may invest the Net Cash Proceeds in any manner that is not prohibited by this Agreement;

(n)           the transfer to DaimlerChrysler AG or its Affiliates of certain businesses related to Mercedes-Benz and Freightliner/Sterling located in Venezuela and Mexico required by the IDCA;

(o)           licensing of Principal Trade Names for use in industries other than the automotive, motor vehicle or related industries; and

(p)           Dispositions permitted by clause (i) of Section 6.7(b) or Section 6.10.

Notwithstanding anything in this Section 6.5 to the contrary, (i) any Disposition described in this Section 6.5 shall be permitted if such Disposition is to a Loan Party and (ii) in no circumstance shall any Disposition of, or any Disposition the effect of which is to Dispose of, any Principal Trade Name be permitted hereunder (other than as specified in clause (o)).

6.6.          Restricted Payments.  The Company will not, and will not permit any Subsidiary to, (i) declare or pay any dividend (other than dividends payable solely in common Capital Stock of the Person making such dividend) on, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of, any Capital Stock of any Group Member, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of any Group Member, and (ii) optionally prepay, repurchase, redeem or otherwise optionally satisfy or

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defease with cash, Cash Equivalents or Temporary Cash Investments any Material Unsecured Indebtedness (any such payment referred to in clauses (i) and (ii), a “Restricted Payment”), other than:

(a)           redemptions, acquisitions or the retirement for value or repurchases (or loans, distributions or advances to effect the same) of shares of Capital Stock from current or former officers, directors, consultants and employees, including upon the exercise of stock options or warrants for such Capital Stock, or any executive or employee savings or compensation plans, or, in each case, to the extent applicable, their respective estates, spouses, former spouses or family members or other permitted transferees;

(b)           any Permitted Refinancing of Material Unsecured Indebtedness; provided that a certificate of a Responsible Officer of the Company is delivered to the Administrative Agent at least five Business Days (or such shorter period as the Administrative Agent may reasonably agree) prior to the incurrence of such Indebtedness, together with a reasonably detailed description of the material terms and conditions of such Indebtedness or drafts of the documentation relating thereto, stating that the Company has determined in good faith that such terms and conditions satisfy the foregoing requirement and such terms and conditions shall be deemed to satisfy the foregoing requirement unless the Administrative Agent notifies the Company within such period that it disagrees with such determination (including a reasonable description of the basis upon which it disagrees);

(c)           commencing upon delivery in accordance with Section 5.1(a) of the audited financial statements for the Company for the 2008 fiscal year, additional Restricted Payments in an aggregate amount in each fiscal year not to exceed Cumulative Excess Cash Flow as of the last day of the preceding fiscal year provided that no Default or Event of Default has occurred and is continuing at the time of any such Restricted Payment and after giving pro forma effect to such Restricted Payment the Borrowing Base Coverage Ratio is at least 1.15 to 1.00;

(d)           even if a Default or Event of Default has occurred and is continuing, the Company may make distribution of assets to any Parent Entity to fund a repurchase or redemption by such Parent Entity of the Capital Stock of such Parent Entity owned by any DC Contributor that may be repurchased or redeemed in accordance with the terms of the limited liability company agreement of Chrysler Holding LLC (the “DCH Equity Redemption Obligation”) to satisfy the DCH Equity Redemption Obligation as long as contemporaneously with such distribution the Sponsor (or any Parent Entity) shall have made a contribution of cash or Cash Equivalents or other assets to the Company with a value at least equal to the assets distributed;

(e)           any Subsidiary (including an Excluding Subsidiary) may make Restricted Payments to its direct parent or to the Company or any Wholly Owned Subsidiary Guarantor;

(f)            the Company may pay dividends to any Parent Entity to enable such Person to reimburse the reasonable out-of-pocket expenses of Sponsor incurred in connection with providing or obtaining management, consulting, monitoring, financial advisory, accounting or other services to or for the benefit of the Parent Entity or the Group Members;

(g)           the Company may make Restricted Payments to any Parent Entity to enable such Person to (i) pay corporate overhead expenses incurred in the ordinary course of business (including, without limitation, franchise taxes, directors’ fees and reasonable accounting, legal and administrative expenses of any such Parent Entity), and (ii) pay any taxes that would be due and payable by any such Parent Entity or its direct or indirect members that are directly

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attributable to such Parent Entity’s ownership interest in the Company and its Subsidiaries in an amount computed for any taxable year or period on the basis as if such Parent Entity had elected to be treated as a corporation for all income tax purposes as of the day immediately following the Closing Date;

(h)           any JV Subsidiary may make Restricted Payments required or permitted to be made pursuant to the terms of the joint venture arrangements of holders of its Capital Stock;

(i)            the Company and its Subsidiaries may make Restricted Payments to FinCo and its Subsidiaries to the extent required by the Master Agreement;

(j)            the Company may make payments, to any Parent Entity (to enable such Person to make distributions) or pay directly to DaimlerChrysler AG (or any of its Affiliates), with the proceeds of any tax refund received by the Company in connection with any taxes paid by the Company in respect of any period prior to the Closing Date, to the extent such tax refunds are to be shared with DaimlerChrysler AG pursuant to the terms of Section 7.02(b) of the Acquisition Agreement; and

(k)           the Company and any of its Subsidiaries may make payments to satisfy the Acquisition True-Up Obligations to the extent required by the Acquisition Agreement.

6.7.          Fundamental Changes.  The Company will not, and will not permit any Group Member to, enter into any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or Dispose of all or substantially all of its property or business, except that:

(a)           (i) any Subsidiary of the Company may be merged, consolidated or amalgamated with or into the Company (provided that the Company shall be the continuing or surviving corporation) or with or into any Wholly Owned Subsidiary Guarantor (provided that the Wholly Owned Subsidiary Guarantor shall be the continuing or surviving corporation) (ii) any Excluded Subsidiary may merge, consolidate or amalgamate with any other Excluded Subsidiary; and

(b)           any Subsidiary of the Company may Dispose of any or all of its assets (i) to the Company or any Wholly Owned Subsidiary Guarantor (upon voluntary liquidation, winding up, dissolution or otherwise) or (ii) pursuant to a Disposition permitted by Section 6.5.

Notwithstanding anything contained in this Section 6.7 to the contrary, any Investment expressly permitted by Section 6.10 may be structured as a merger, consolidation or amalgamation.

6.8.          Negative Pledge.  The Company will not itself, and will not permit any Domestic Subsidiary (other than an Excluded Subsidiary) to, enter into or suffer to exist or become effective any agreement that prohibits or limits the ability of the Company or any such Subsidiary to create, incur, assume or suffer to exist any Lien upon any of its property or revenues, whether now owned or hereafter acquired, to secure its obligations under the Loan Documents to which it is a party other than (a) this Agreement and the other Loan Documents, (b) any agreements governing any purchase money Liens, Capital Lease Obligations or any Permitted Transactions otherwise permitted hereby (in which case, any prohibition or limitation shall only be effective against the assets financed thereby or transferred thereto), and (c) the DC Credit Support Agreement and the related escrow, control and security agreements, provided that any such prohibition or limitation shall be effective only against one or more segregated deposit or securities accounts created pursuant to such agreements.

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6.9.          Sale/Leaseback Transactions.  The Company will not itself, and it will not permit any Group Member to, enter into any arrangement with any Person providing for the leasing by any such Group Member of real or personal property that has been or is to be sold or transferred by any such Group Member to such Person or to any other Person to whom funds have been or are to be advanced by such Person on the security of such property or rental obligations of any such Group Member (a “Sale/Leaseback Transaction”), except (i) that the Company or a Group Member may enter into any Sale/Leaseback Transaction after the date of this Agreement, so long as immediately after giving effect to the incurrence of such Attributable Obligations with respect to any such Sale/Leaseback Transaction, the Outstanding Amount of such Attributable Obligations is  permitted to be incurred at such time under Section 6.4, (ii) in connection with any Permitted Transaction, and (iii) any other Sale/Leaseback Transactions existing on the Closing Date and set forth on Schedule 6.9, together with any amendments, extensions, renewals, replacements or refinancings thereof; provided that any Lien incurred with respect thereto may not extend to any other property owned by the Group Member.  Notwithstanding any provision to the contrary contained in the foregoing, any obligations of the Company or any of its Subsidiaries in respect of the Gelco Lease Program (or any similar program that supplements or replaces the Gelco Lease Program) shall not constitute Attributable Obligations for the purposes of this Agreement.

6.10.        Investments.  The Company and Holdings shall not, and will not permit any Group Member to make any advance, loan, extension of credit (by way of guaranty or otherwise) or capital contribution to, or purchase any Capital Stock, bonds, notes, debentures or other debt securities of, or any assets constituting a business unit of, or make any other investment in, any Person (all of the foregoing, “Investments”), except:

(a)           extensions of trade credit in the ordinary course of business, including, without limitation, to customers or advances, deposits and payment to or with suppliers, lessors or utilities or for workers’ compensation or medical insurance;

(b)           Investments in Cash Equivalents or Temporary Cash Investments;

(c)           Guarantee Obligations permitted by Section 6.4;

(d)           loans and advances to directors, officers and employees of any Group Member in the ordinary course of business (including for travel, entertainment and relocation expenses);

(e)           the Acquisition and any other Investments related to the Acquisition to the extent expressly contemplated by the Acquisition Documentation;

(f)            intercompany Investments by (i) any Group Member in the Company or any Person that, prior to such investment, is a Wholly Owned Subsidiary Guarantor and (ii) any non-Loan Party Subsidiary in any other non-Loan Party Subsidiary;

(g)           intercompany Investments arising from the incurrence of Permitted Indebtedness;

(h)           Investments existing on the Closing Date and renewals or extensions of any such Investment to the extent not involving any additional Investments other than as the result of the accrual or accretion of interest or original issue discount or the issuance of pay-in-kind securities, in each case pursuant to the terms of such Investments as in effect on the date of this Agreement;

(i)            Investments (i) received in satisfaction or partial satisfaction of delinquent accounts and disputes with customers or suppliers of such Person in the ordinary course of

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business; (ii) acquired as a result of foreclosure of a Lien securing an Investment or the transfer of the assets subject to such Lien in lieu of foreclosure or (iii) consisting of deposits, prepayments and other credits to suppliers made in the ordinary course of business consistent with the past practices of the Company and its Subsidiaries;

(j)            Investments constituting non-cash consideration useful in the operation of the business received by the Company or any of its Subsidiaries in connection with permitted Asset Sales and other Dispositions permitted under Section 6.5;

(k)           Investments by the Company or any of its Subsidiaries in FinCo or any of its Subsidiaries (i) to the extent required or contemplated by the Master Agreement as in effect on the Closing Date, plus (ii) any additional amount funded from a cash contribution to the Company’s common Capital Stock;

(l)            Investments required pursuant to the terms of any Permitted Transaction and made in accordance with such terms;

(m)          other Investments not otherwise expressly permitted by this Section (including, without limitation, the contribution of assets by a Loan Party to a joint venture or a JV Subsidiary), in an aggregate amount (including assumed Indebtedness) valued at the cost at the time of the incurrence not exceeding during the term of this Agreement 4.2% of Consolidated Total Assets (adjusted to exclude the effect of purchase accounting) of the Company, as of the last day of the Company’s most recent fiscal period for which financial statements have been provided pursuant to Section 5.1;

(n)           Investments in Foreign Subsidiaries in an aggregate principal amount not to exceed $300,000,000;

(o)           Investments pursuant to the terms of that certain Memorandum of Understanding, dated July 4, 2007, between Chery Automobile Co. LTD. and DaimlerChrysler Company LLC, relating to the proposed “Chery” bonafide joint venture arrangement, in an aggregate principal amount not to exceed $750,000,000;

(p)           Investments in dealerships in the ordinary course of business; and

(q)           Investments in troubled suppliers consistent with past practices (consisting of unsecured Guarantee Obligations under clause (s) of Permitted Indebtedness) or otherwise consistent with past practices.

6.11.        Transactions with Affiliates.  The Company will not itself and will not permit any Subsidiary to enter into any transaction, including any purchase, sale, lease or exchange of property, the rendering of any service or the payment of any management, advisory or similar fees, with any Affiliate (other than Holdings, the Company or any Subsidiary) unless such transaction is (a) otherwise permitted under this Agreement, (b) in the ordinary course of business of the relevant Group Member, and (c) upon fair and reasonable terms no less favorable to the relevant Group Member than it would obtain in a comparable arm’s length transaction with a Person that is not an Affiliate.  The foregoing restrictions shall not apply to:

(a)           payments to the Sponsor and its Control Investment Affiliates of reimbursements of reasonable out-of-pocket reasonable expenses of Sponsor incurred in connection with

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providing or obtaining management, consulting, monitoring, financial advisory, accounting or other services to or for the benefit of the Group Members;

(b)           reasonable fees and compensation paid to and indemnity provided on behalf of officers, directors, consultants or employees of the Company or any of its Subsidiaries pursuant to customary employment, consulting and benefit arrangements;

(c)           any employment, stock option, stock repurchase, employee benefit compensation, business expense reimbursement, severance, termination or other employment-related agreements, arrangements or plans entered into by the Company or any of its Subsidiaries in the ordinary course of business;

(d)           any agreement as in effect as of the Closing Date and set forth on Schedule 6.11 or any amendment thereto or any transaction contemplated thereby (including pursuant to any amendment thereto and any extension of the maturity thereof) and any replacement agreement thereto so long as any such amendment or replacement agreement is not materially more disadvantageous to the Agents and the Lenders, in any material respect, than the original agreement as in effect on the Closing Date;

(e)           the agreements entered into with Affiliates on the Closing Date in connection with the closing of the Acquisition as the same are in effect as of the Closing Date and the transactions contemplated thereby;

(f)            servicing agreements and other similar arrangements customary in fleet financing securitization transactions; and

(g)           transactions with the DC Contributors contemplated by the Acquisition Documentation.

6.12.        Swap Agreements.  The Company will not itself, and will not permit any Subsidiary to enter into any Swap Agreement, except (a) Swap Agreements entered into to hedge or mitigate risks to which the Company or any Subsidiary has actual or anticipated exposure (other than those in respect of Capital Stock) and (b) Swap Agreements entered into in order to effectively cap, collar or exchange interest rates with respect to any interest-bearing liability or investment of the Company or any Subsidiary.

6.13.        Changes in Fiscal Periods.  The Company will not itself and will not permit any Subsidiary to permit the fiscal year of the Company to end on a day other than December 31 or change the Company’s method of determining fiscal quarters, in each case, unless otherwise agreed by the Administrative Agent.

6.14.        Clauses Restricting Subsidiary Distributions.  The Company will not, and will not permit any Domestic Subsidiary (other than an Excluded Subsidiary) to, enter into or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any such Subsidiary to (a) make Restricted Payments in respect of any Capital Stock of such Subsidiary held by, or pay any Indebtedness owed to, the Company or any other Subsidiary, (b) make loans or advances to, or other Investments in, the Company or any other Subsidiary or (c) transfer any of its assets to the Company or any other Subsidiary, except for such encumbrances or restrictions existing under or by reason of (i) any restrictions existing under the Loan Documents or the First Lien Credit Agreement, (ii) any restrictions with respect to a Subsidiary imposed pursuant to an agreement that has been entered into in connection with the Disposition of all or substantially all of the Capital Stock or assets of such Subsidiary, (iii) any

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agreement or instrument governing Indebtedness assumed in connection with the acquisition of assets by the Company or any Subsidiary permitted hereunder or secured by a Lien encumbering assets acquired in connection therewith, which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person or the properties or assets of the Person so acquired, (iv) restrictions on the transfer of assets subject to any Lien permitted by Section 6.3 imposed by the holder of such Lien or on the transfer of assets subject to a Disposition permitted by Section 6.5 imposed by the acquirer of such assets, (v) provisions in joint venture agreements and other similar agreements (in each case relating solely to the respective joint venture or similar entity or the equity interests therein) entered into in the ordinary course of business, (vi) restrictions contained in the terms of any agreements governing purchase money obligations, Capital Lease Obligations or Attributable Obligations not incurred in violation of this Agreement; provided, that such restrictions relate only to the property financed with such Indebtedness, (vii) restrictions on cash or other deposits imposed by customers under contracts or other arrangements entered into or agreed to in the ordinary course of business, (viii) customary non-assignment provisions in leases, contracts, licenses and other agreements entered into in the ordinary course of business and consistent with past practices, and (ix) any encumbrance or restriction imposed by any terms of any Indebtedness permitted by clause (g) of the definition of Permitted Indebtedness or by any amendments, modifications, restatements, increases, supplements, refundings, replacements, or refinancings of the contracts, instruments or obligations referred to in clauses (i) through (viii) above; provided, however, that the provisions relating to such encumbrance or restriction contained in any such Indebtedness amendment, modification, restatement, increase, supplement, refunding, replacement, or refinancing are no less favorable to the Company and its Subsidiaries and the Lenders in any material respect, than the provisions relating to such encumbrance or restriction contained in agreements referred to in such clause or in the case of any Indebtedness permitted by clause (g) of the definition of Permitted Indebtedness, this Agreement.

6.15.        Amendments to Acquisition Documentation.  (a)  Holdings and the Company will not, and will not permit any Group Member to, amend, supplement or otherwise modify (pursuant to a waiver or otherwise) the terms and conditions of the indemnities and licenses furnished to the Company or any of its Subsidiaries pursuant to the Acquisition Documentation such that after giving effect thereto such indemnities or licenses, taken as a whole, shall be materially less favorable to the interests of the Loan Parties or the Lenders with respect thereto or (b) otherwise amend, supplement or otherwise modify the terms and conditions of the Acquisition Documentation except for any such amendment, supplement or modification that (i) becomes effective after the Closing Date and (ii) could not reasonably be expected to have a Material Adverse Effect.

6.16.        Asset Sale Collateral Account/Borrowing Base Collateral Account.  (a) The Company will not permit the aggregate amount of cash or Cash Equivalents held in Borrowing Base Collateral Account to be at any time less than $2,000,000,000, unless (i) amounts withdrawn from Borrowing Base Collateral Account are immediately applied to prepay, first, amounts under the First Lien Credit Agreement and thereafter, the Term Loans (other than scheduled amortization payments), or (ii) Lenders holding at least 66% of the outstanding Term Loans have consented to a lesser amount, and (b) the Company may not withdraw amounts from the Asset Sale Collateral Account unless (i) such amounts are used to prepay the Term Loans or (ii) such amounts equal the amounts that the Company has, substantially contemporaneously with such withdrawal, reinvested into its business, whether such reinvestment is from its working capital or from the proceeds in the Asset Sale Collateral Account, provided that, no Default or Event of Default shall have occurred and be continuing at the time of, or as a result of, such withdrawal.

SECTION 7            EVENTS OF DEFAULT

If any of the following events shall occur and be continuing:

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(a)           the Company shall fail to pay (i) any principal of any Loan when due, (ii) any interest or prepayment premium hereunder for a period of 5 Business Days after the same becomes due and payable or (iii) any other amount due and payable under any Loan Document for 20 days after receipt of notice of such failure by the Company from the Administrative Agent (other than, in the case of amounts in this clause (iii), any such amount being disputed by the Company in good faith); or

(b)           any representation or warranty made or deemed made by any Loan Party in any Loan Document or any certified statement furnished by it (including any Borrowing Base Certificate), in each case shall prove to have been incorrect in any material respect on or as of the date made or deemed made or furnished; or

(c)           any Loan Party shall default in the observance or performance of (i) its agreements in Sections 5.6  (a) or (d) or Section 6 or (ii) any other agreement contained in this Agreement or any other Loan Document and, with respect to clause (ii) only, such default shall continue unremedied for a period of 30 days after notice thereof to the Company from the Administrative Agent or the Required Lenders provided that, if the Company defaults in the observance of Section 6.1 such default shall not constitute an Event of Default hereunder if within 5 Business Days of such default the Sponsor shall have made a contribution of capital to Holdings and Holdings shall have contributed such capital to the Company in an amount sufficient to repay the Term Loans so that the Outstanding Amount of Covered Debt shall be less than or equal to the Borrowing Base after such repayment and the Company shall have made an optional prepayment of the Term Loans with the proceeds of such capital contributions in accordance with Section 2.4 and shall have delivered a Borrowing Base Certificate to the Administrative Agent demonstrating as such; or

(d)           any Group Member (other than a De Minimis Subsidiary) shall (i) default in making any payment of any principal of any Indebtedness (including any Guarantee Obligation, but excluding the Loans) on the scheduled or original due date with respect thereto and such default shall continue unremedied for a period of 90 days; or (ii) default in making any payment of any interest on any such Indebtedness beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created and such default shall continue unremedied for a period of 90 days; or (iii) default in the observance or performance of any other agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or beneficiary of such Indebtedness (or a trustee or agent on behalf of such holder or beneficiary) to cause, with the giving of notice if required, such Indebtedness to become due prior to its stated maturity or (in the case of any such Indebtedness constituting a Guarantee Obligation) to become payable and such default shall continue unremedied for a period of 90 days; provided, that a default, event or condition described in clause (i), (ii) or (iii) of this paragraph (d) shall not at any time constitute an Event of Default unless, at such time, one or more defaults, events or conditions of the type described in clauses (i), (ii) and (iii) of this paragraph (d) shall have occurred and be continuing with respect to Indebtedness the Outstanding Amount of which exceeds in the aggregate $500,000,000; or

(e)           (i) any Group Member (other than a De Minimis Subsidiary) shall (A) commence any case, proceeding or other action under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors (1) seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding up,

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liquidation, dissolution, composition or other relief with respect to it or its debts, or (2) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or (B) make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against any Group Member (other than a De Minimis Subsidiary) any case, proceeding or other action of a nature referred to in clause (i) above that (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of 90 days; or

(f)            (i) any Person shall engage in any “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan; (ii) any “accumulated funding deficiency” (as defined in Section 302 of ERISA), or, on or after the effectiveness of the Pension Act, any failure by any Plan to satisfy the minimum funding standards (within the meaning of Section 412 of the Code or Section 302 of ERISA) applicable to such Plan, whether or not waived  shall exist with respect to any Plan; (iii) any Group Member or Commonly Controlled Entity shall have been notified by the sponsor of a Multiemployer Plan that it has incurred or will be assessed Withdrawal Liability to such Multiemployer Plan and such entity does not have reasonable grounds for contesting such Withdrawal Liability or is not contesting such Withdrawal Liability in a timely and appropriate manner; (iv) any Lien in favor of the PBGC or a Plan shall arise on the assets of any Group Member or any Commonly Controlled Entity; (v) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is, in the reasonable opinion of the Required Lenders, likely to result in the termination of such Plan for purposes of Title IV of ERISA; (vi) any Plan shall terminate for purposes of Title IV of ERISA; (vii) any Group Member or any Commonly Controlled Entity shall, or in the reasonable opinion of the Required Lenders is likely to, incur any liability in connection with the Insolvency or Reorganization of, a Multiemployer Plan; or (viii) any other event or condition shall occur or exist with respect to a Plan or Multiemployer Plan; and in each case in clauses (i) through (viii) above, such event or condition, together with all other such events or conditions, if any, could, in the reasonable judgment of the Required Lenders, be expected to have a Material Adverse Effect; or

(g)           one or more judgments or decrees shall be entered against any Group Member(other than a De Minimis Subsidiary) that is not vacated, discharged, satisfied, stayed or bonded pending appeal within 60 days, and involves a liability (not paid or fully covered by insurance as to which the relevant insurance company has not denied coverage or by a contribution obligation of a third party that has not denied or contested such contribution obligation and that, in the judgment of the Company, has the means to pay such contributions) of either (i) $120,000,000 or more in the case of any single judgment or decree or (ii) $240,000,000 or more in the aggregate; or

(h)           the Collateral Trust Agreement or any Security Document shall cease to be (or any Loan Party shall so assert) in full force and effect, or any Lien thereunder shall cease to be (or any Loan Party shall so assert) enforceable and perfected (other than (i) pursuant to the terms hereof or any other Loan Document or (ii) as a result of acts or omissions by any Agent or any Lender) with respect to Collateral with a Net Book Value in excess of $300,000,000; provided that the foregoing Event of Default shall only be applicable if the Borrowing Base Coverage Ratio (calculated on a pro forma basis assuming such Collateral is not in the Borrowing Base) is less than 1.25 to 1.00; or

(i)            the guarantee of any Loan Party (other than the Company) contained in the Guarantee shall cease to be (or any Loan Party shall so assert) in full force and effect; or

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(j)            the occurrence of a Change of Control;

(k)           Holdings shall (i) conduct, transact or otherwise engage in, or commit to conduct, transact or otherwise engage in, any business or operations other than those incidental to its ownership of the Capital Stock of the Company, (ii) incur, create, assume or suffer to exist any Indebtedness or other liabilities or financial obligations, except (w) nonconsensual obligations imposed by operation of law, (x) obligations pursuant to the Loan Documents to which it is a party, (y) obligations with respect to its Capital Stock and (z) obligations in the ordinary course incidental to maintaining its existence and complying with the Loan Documents, or (iii) own, lease, manage or otherwise operate any properties or assets (including cash (other than cash received in connection with dividends made by the Company in accordance with Section 6.6 pending application in the manner contemplated by said Section) and Cash Equivalents) other than the ownership of shares of Capital Stock of the Company; or

(l)            an event of default shall have occurred and shall be continuing under the First Lien Credit Agreement and the Indebtedness thereunder shall have been accelerated by the holders thereof as a result thereof;

then, and in any such event, (A) if such event is an Event of Default specified in paragraph (e) above with respect to the Company, automatically the Commitments shall immediately terminate and the Loans (with accrued interest thereon) and all other amounts owing to the Lenders under this Agreement and the other Loan Documents shall immediately become due and payable, and (B) if such event is any other Event of Default, with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Company, declare the Loans (with accrued interest thereon) and all other amounts owing to the Lenders under this Agreement and the other Loan Documents to be due and payable forthwith, whereupon the same shall immediately become due and payable.  Except as expressly provided above in this Section or required by law (and which cannot be waived), presentment, demand, protest and all other notices of any kind are hereby expressly waived by the Company.

Whenever the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement shall have become immediately due and payable in accordance with clause (A) or clause (B) above, the Administrative Agent shall forthwith deliver a Notice of Event of Default declaring such acceleration to the Collateral Trustee, or if an Event of Default shall have occurred (but the Loans hereunder and all other amounts owing under this Agreement shall not have been accelerated) with the consent of the Required Lenders the Administrative Agent may, and if directed by the Required Lenders shall, deliver a Notice of Event of Default to the Collateral Trustee; provided that, by written notice to the Company and the Administrative Agent, the Required Lenders may, for such periods and/or subject to such conditions as may be specified in such notice, withdraw any declaration of acceleration effected in accordance with clause (B) above or such Notice of Event of Default.  If a declaration of acceleration in accordance with clause (B) above or a Notice of Event of Default, as the case may be, shall have been withdrawn in accordance with the proviso to the immediately preceding sentence, the Administrative Agent shall forthwith deliver to the Collateral Trustee a notice of cancellation of the acceleration or Notice of Event of Default.

SECTION 8            THE AGENTS

8.1.          Appointment.  (a)  Each Lender hereby irrevocably designates and appoints the Administrative Agent as the agent of such Lender under this Agreement and the other Loan Documents, and each such Lender irrevocably authorizes the Administrative Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise

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such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto.   Notwithstanding any provision to the contrary elsewhere in this Agreement, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent.

(b)           The Administrative Agent and each Lender hereby irrevocably designates and appoints the Collateral Trustee as its agent under the Collateral Trust Agreement and the other Loan Documents, and irrevocably authorizes the Collateral Trustee, in such capacity, to (i) take such action on its behalf under the provisions of the Collateral Trust Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to the Collateral Trustee by the terms of the Collateral Trust Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto and (ii) enter into any and all Security Documents and the Collateral Trust Agreement and such other documents and instruments as shall be necessary to give effect to (A) the ranking and priority of Indebtedness and other extensions of credit and obligations contemplated by the Collateral Trust Agreement, (B) the security interests in the Collateral purported to be created by the Security Documents and (C) the other terms and conditions of the Collateral Trust Agreement.   Each Lender further hereby agrees to be bound by the terms of the Collateral Trust Agreement to the same extent as if it were a party thereto and authorizes the Administrative Agent to enter into the Collateral Trust Agreement on its behalf.   Notwithstanding any provision to the contrary elsewhere in this Agreement, the Collateral Trustee shall not have any duties or responsibilities, except those expressly set forth herein, in the Collateral Trust Agreement or in any other Loan Document to which it is a party, or any fiduciary relationship with the Administrative Agent or any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement, the Collateral Trust Agreement or any other Loan Document or otherwise exist against the Collateral Trustee.

8.2.          Delegation of Duties.  Each Agent may execute any of its duties under this Agreement and the other Loan Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties.  No Agent shall be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.

8.3.          Exculpatory Provisions.  Neither any Agent nor any of their respective officers, directors, employees, agents, attorneys-in-fact or affiliates shall be (i) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or any other Loan Document (except to the extent that any of the foregoing resulted from its or such Person’s own gross negligence or willful misconduct) or (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by any Loan Party or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Agents under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or for any failure of any Loan Party a party thereto to perform its obligations hereunder or thereunder.  The Agents shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Loan Party.

8.4.          Reliance by Administrative Agent.  The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any instrument, writing, resolution, notice, consent, certificate, affidavit, letter, telecopy, telex or teletype message, e-mail, statement, order or other document

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or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including counsel to the Company), independent accountants and other experts selected by the Administrative Agent.  The Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent.  The Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders (or, if so specified by this Agreement, all Lenders or any other instructing group of Lenders specified in this Agreement) as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action.  The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Required Lenders (or, if so specified by this Agreement, all Lenders or any other instructing group of Lenders specified in this Agreement), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans.

8.5.          Notice of Default.  The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default unless the Administrative Agent has received notice from a Lender or the Company referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default.”  In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give notice thereof to the Lenders.  The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders (or, if so specified by this Agreement, all Lenders or any other instructing group of Lenders specified in this Agreement); provided that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.

8.6.          Non-Reliance on Agents and Other Lenders.  Each Lender expressly acknowledges that neither of the Agents, the Syndication Agents nor any of their respective officers, directors, employees, agents, attorneys-in-fact or affiliates have made any representations or warranties to it and that no act by any Agent or any Syndication Agent hereafter taken, including any review of the affairs of a Loan Party or any affiliate of a Loan Party, shall be deemed to constitute any representation or warranty by any Agent or any Syndication Agent to any Lender.  Each Lender represents to the Agents and the Syndication Agents that it has, independently and without reliance upon any Agent or any Syndication Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their affiliates and made its own decision to make its Loans and other extensions of credit hereunder and enter into this Agreement.  Each Lender also represents that it will, independently and without reliance upon any Agent or any Syndication Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their affiliates.  Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of any Loan Party or any affiliate of a Loan Party that may come into the

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possession of the Administrative Agent or any of its officers, directors, employees, agents, attorneys-in-fact or affiliates.

8.7.          Indemnification.  The Lenders agree to indemnify each Agent in its capacity as such (to the extent not reimbursed by the Company and without limiting the obligation of the Company to do so), ratably according to their respective Aggregate Exposure Percentages in effect on the date on which indemnification is sought under this Section (or, if indemnification is sought after the date upon which the Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with such Aggregate Exposure Percentages immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Loans) be imposed on, incurred by or asserted against such Agent in any way relating to or arising out of, the Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by such Agent under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from such Agent’s gross negligence or willful misconduct.  The agreements in this Section shall survive the payment of the Loans and all other amounts payable hereunder.

8.8.          Agent in Its Individual Capacity.  Each Agent and its affiliates may make loans to, accept deposits from and generally engage in any kind of business with any Loan Party as though such Agent were not an Agent.  With respect to its Loans made or renewed by it, and any other extension of credit made by it hereunder, each Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any Lender and may exercise the same as though it were not an Agent, and the terms “Lender” and “Lenders” shall include each Agent in its individual capacity.

8.9.          Successor Administrative Agent.  The Administrative Agent may resign as Administrative Agent upon 30 days’ notice to the Lenders and the Company.  If the Administrative Agent shall resign as Administrative Agent under this Agreement and the other Loan Documents, then the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders, which successor agent shall (unless an Event of Default under Section 7(a) or Section 7(e) with respect to the Company shall have occurred and be continuing) be subject to approval by the Company (which approval shall not be unreasonably withheld or delayed), whereupon such successor agent shall succeed to the rights, powers and duties of the Administrative Agent, and the term “Administrative Agent” shall mean such successor agent effective upon such appointment and approval, and the former Administrative Agent’s rights, powers and duties as Administrative Agent shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Agreement or any holders of the Loans.  If no successor agent has accepted appointment as Administrative Agent by the date that is 30 days following a retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent may, on behalf of the Lenders and with the consent of the Company (such consent not to be unreasonably withheld and, which consent, shall not be required if an Event of Default under Section 7(a) or Section 7(e) with respect to the Company shall have occurred and be continuing), appoint a successor Administrative Agent, which shall be a commercial bank organized or licensed under the laws of the United States of America or of any State thereof and having a combined capital and surplus of at least $500,000,000.  Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations under this Agreement. After any retiring Administrative Agent’s resignation as

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Administrative Agent, the provisions of this Section 8 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement and the other Loan Documents.

8.10.        Bookrunners, Lead Arrangers, Documentation Agents and Syndication Agents.  None of the Syndication Agents or any of the bookrunners, lead arrangers or documentation agents identified on the cover page to this Agreement shall have any duties or responsibilities under this Agreement and the other Loan Documents in their respective capacities as such.

SECTION 9            MISCELLANEOUS

9.1.          Amendments and Waivers.  (a)  Neither this Agreement, any other Loan Document, nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this Section 9.1 or as otherwise expressly provided herein.  The Required Lenders and the Company (on its own behalf and as agent on behalf of any other Loan Party party to the relevant Loan Document) may, or, with the written consent of the Required Lenders, the Administrative Agent and the Company (on its own behalf and as agent on behalf of any Loan Party party to the relevant Loan Document ) may, from time to time, (i) enter into written amendments, supplements or modifications hereto and to the other Loan Documents for the purpose of adding any provisions to this Agreement or the other Loan Documents or changing in any manner the rights or obligations of the Lenders or of the Loan Parties hereunder or thereunder or (ii) waive, on such terms and conditions as the Required Lenders or the Administrative Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Loan Documents or any Default or Event of Default and its consequences; provided, however, that no such waiver and no such amendment, supplement or modification shall:

(i)            forgive or reduce any principal amount or extend the final scheduled date of maturity of any Loan or extend the scheduled date of or reduce the amount of any amortization payment in respect of any Term Loan (for the purpose of clarity each of the foregoing not to include any waiver of a mandatory prepayment), reduce the stated rate of any interest, fee or prepayment premium payable hereunder (except in connection with the waiver of applicability of any post-default increase in interest rates), or extend the scheduled date of any payment thereof, change the relative rights of the Secured Parties under the Collateral Trust Agreement in respect of payments or Collateral, in each case without the written consent of each Lender directly and adversely affected thereby;

(ii)           eliminate or reduce the voting rights of any Lender under this Section 9.1 without the written consent of such Lender;

(iii)          reduce any percentage specified in the definition of Required Lenders, consent to the assignment or transfer by or release of the Company of any of its rights and obligations under this Agreement and the other Loan Documents, release all or substantially all of the Collateral or release all or substantially all of the Subsidiary Guarantors or Holdings from their obligations under the Guarantee or the Security Agreement (except as otherwise provided in the Loan Documents), in each case without the written consent of all Lenders;

(iv)          amend, modify or waive any provision of Section 8 in a manner adverse to the Administrative Agent without the written consent of the Administrative Agent; or

(v)           amend, modify or waive any provision of Section 8 in a manner adverse to the Collateral Trustee without the written consent of the Collateral Trustee;

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Any such waiver and any such amendment, supplement or modification shall apply equally to each of the Lenders and shall be binding upon the Loan Parties, the Lenders, the Administrative Agent and all future holders of the Loans.  In the case of any waiver, the Loan Parties, the Lenders and the Administrative Agent shall be restored to their former position and rights hereunder and under the other Loan Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon.

(b)           Subject to the foregoing paragraph (a), without the consent of the Required Lenders, the Administrative Agent and the Company may amend, modify or supplement any provision of this Agreement or any other Loan Document (with, to the extent applicable, the consent of the Collateral Trustee) to (A) cure any ambiguity, omission, mistake, error, defect or inconsistency so long as such amendment, modification or supplement does not adversely affect the rights or obligations of any Lender, (B) provide additional Collateral for the Obligations and (c) to permit additional affiliates of the Company to guarantee the Obligations and/or provide Collateral therefor.

(c)           Notwithstanding the foregoing, this Agreement may be amended with the written consent of the Administrative Agent, the Company and each of the Lenders providing the relevant Replacement Term Loans (as defined below) to permit the refinancing, replacement or modification of all outstanding Term Loans (each, a “Replaced Term Loan”) with one or more replacement term loan tranches hereunder (each, a “Replacement Term Loan”), provided that (i) the aggregate principal amount of such Replacement Term Loans shall not exceed the aggregate principal amount of such Replaced Term Loans, (ii) the weighted average life to maturity of such Replacement Term Loans shall not be shorter than the weighted average life to maturity of such Replaced Term Loans at the time of such refinancing and (iii) the Company shall have paid to the holders of the Replaced Term Loans the prepayment premium, if any, that would be applicable at the date of such refinancing, replacement or modification if such Lender had received a prepayment on such date pursuant to Section 2.4.

9.2.          Notices.  All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by telecopy or electronic transmission), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered, or three Business Days after being deposited in the mail, postage prepaid, or, in the case of telecopy notice or electronic transmission or overnight or hand delivery, when received, addressed as follows in the case of the Company and the Administrative Agent, and as set forth in an administrative questionnaire delivered to the Administrative Agent in the case of the Lenders, or to such other address as may be hereafter notified by the respective parties hereto:

Company:	Chrysler LLC 1000 Chrysler Drive Auburn Hills, MI 48326
Attention: Holly Leese
CIMS 485-14-78
Telecopy: 248-512-1771
Telephone: 248-512-3984

with a copy to:	Schulte Roth & Zabel LLP
919 Third Avenue
New York, NY 10022
Attention: Marc Weingarten
Telecopy: 212-593-5955
Telephone: 212-756-2000

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with a copy to:	CG Investor, LLC
c/o Cerberus Capital Management L.P.
New York, NY 10171
Attention: Dev Kapadia and Robert Warden
Telecopy: 212-735-3009
Telephone: 212-891-2100

Administrative Agent for all notices:	JPMorgan Chase Bank, N.A. Loan & Agency Services 1111 Fannin Street, 10th Floor Houston, TX 77002
Attention: Omar Jones
Telecopy: 713-750- 750-2938
Telephone: 713-750-7912

with a copy to:	JPMorgan Chase Bank, N.A. 4 New York Plaza – 4th Floor New York, NY 10004
Attention: Freddy Luscher
Telecopy: 212-623-1310
Telephone: 212-623-7544

provided that any notice, request or demand to or upon the Administrative Agent or the Lenders shall not be effective until received.

Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Section 2 unless otherwise agreed by the Administrative Agent and the applicable Lender.  The Administrative Agent or the Company may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

9.3.          No Waiver; Cumulative Remedies.  No failure to exercise and no delay in exercising, on the part of any Agent or any Lender, any right, remedy, power or privilege hereunder or under the other Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder or thereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.  The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

9.4.          Survival of Representations and Warranties.  All representations and warranties made hereunder, in the other Loan Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Loans and other extensions of credit hereunder.

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9.5.          Payment of Expenses.  The Company agrees (a) to pay or reimburse the Agents, the Syndication Agents, Lead Arrangers and Bookrunners for all their reasonable and documented respective costs and expenses incurred in connection with the syndication of the Facility, (b) to pay or reimburse the Agents for all reasonable costs and expenses incurred in connection with the development, preparation and execution of, and any amendment, supplement or modification to, this Agreement and the other Loan Documents and any other documents prepared in connection herewith or therewith, the syndication of the Facilities, the consummation and administration of the transactions contemplated hereby and thereby and any amendment or waiver with respect thereto, including, without limitation, (i) the reasonable fees and disbursements of Simpson Thacher & Bartlett LLP and one local counsel in each relevant jurisdiction (which, for the avoidance of doubt, may include each jurisdiction where a Mortgaged Property is located) to be shared by the Agents, the Syndication Agents, the Lead Arrangers and the Bookrunners, (ii) filing and recording fees and expenses and (iii) the charges of Intralinks, (c) to pay or reimburse the Administrative Agent, the Lenders and the Collateral Trustee for all their out-of-pocket costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement and the other Loan Documents, including the reasonable fees and disbursements of counsel (including the allocated fees and expenses of in-house counsel) to each Lender, the Administrative Agent and the Collateral Trustee, (d) to pay, indemnify or reimburse each Lender and the Administrative Agent for, and hold each Lender and the Administrative Agent harmless from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay in paying such fees, if any, that may be payable or determined to be payable in connection with the execution and delivery of, or consummation or administration of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, the other Loan Documents and any such other documents, and (e) to pay, indemnify or reimburse each Lender, the Agents, the Syndication Agents, the Lead Arrangers, the Bookrunners their respective affiliates, and their respective officers, directors, partners, employees, advisors, agents, controlling persons and trustees (each, an “Indemnitee”) for, and hold each Indemnitee harmless from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever (other than with respect to taxes not specifically provided for herein, which shall be governed exclusively by Section 2.13 or with respect to the costs, losses or expenses which are of the type covered by Section 2.12 or Section 2.14) with respect to the execution, delivery, enforcement, performance and administration of this Agreement, the other Loan Documents and any such other documents, including, without limitation, any of the foregoing relating to the use of proceeds of the Loans or the violation of, noncompliance with or liability under, any Environmental Law applicable to the operations of any Group Member or any of the Mortgaged Properties and the reasonable fees and expenses of legal counsel in connection with claims, actions or proceedings by any Indemnitee against any Loan Party under any Loan Document (all the foregoing in this clause (e), collectively, the “Indemnified Liabilities”), provided, that the Company shall have no obligation hereunder to any Indemnitee with respect to Indemnified Liabilities to the extent such Indemnified Liabilities resulted from the gross negligence or willful misconduct of, or material breach of the Loan Documents, in each case as determined by a final and nonappealable decision of a court of competent jurisdiction, by, such Indemnitee, any of its affiliates or its or their respective officers, directors, partners, employees, agents or controlling persons.  Without limiting the foregoing, and to the extent permitted by applicable law, the Company agrees not to assert and to cause its Subsidiaries not to assert, and hereby waives and agrees to cause its Subsidiaries to waive, all rights for contribution or any other rights of recovery with respect to all claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses of whatever kind or nature, under or related to Environmental Laws, that any of them might have by statute or otherwise against any Indemnitee unless the same shall have resulted from the gross negligence or willful misconduct of, or material breach of the Loan Documents, in each case as determined by a final and nonappealable decision of a court of competent jurisdiction, by, such Indemnitee, any of its affiliates or its or their respective officers, directors, partners, employees, agents or controlling persons.  All amounts due under this Section 9.5 shall be payable not later than 30 Business Days after the party to whom such

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amount is owed has provided a statement or invoice therefor, setting forth in reasonable detail, the amount due and the relevant provision of this Section 9.5 under which such amount is payable by the Company.  For purposes of the preceding sentence, it is understood and agreed that the Company may ask for reasonable supporting documentation to support any request to reimburse or pay out-of-pocket expenses, legal fees and disbursements and that the grace period to pay any such amounts shall not commence until such supporting documentation has been received by the Company.  Statements payable by the Company pursuant to this Section 9.5 shall be submitted the Company at the address of the Company set forth in Section 9.2, or to such other Person or address as may be hereafter designated by the Company in a written notice to the Administrative Agent.  The agreements in this Section 9.5 shall survive repayment of the Loans and all other amounts payable hereunder.

9.6.          Successors and Assigns; Participations and Assignments.  (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) the Company may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Company without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section.

(b)           (i)            Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees (each, an “Assignee”) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans at the time owing to it) with the prior written consent (in each case, not to be unreasonably withheld or delayed) of:

(1)                                  the Company; and

(2)                                  the Administrative Agent;

provided, that none of the foregoing consents in relation to any Term Loan shall be required for an assignment to a Lender, an affiliate of a Lender, an Approved Fund of a Lender or, in the case of the Company only, if an Event of Default pursuant to Section 7(a) or 7(e) has occurred and is continuing.

(ii)           Assignments shall be subject to the following additional conditions:

(A)          except in the case of an assignment to a Lender, an affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitments or Loans under any Facility, the amount of the Commitments or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $1,000,000 unless each of the Company and the Administrative Agent otherwise consent, provided that no such consent of the Company shall be required if an Event of Default pursuant to Section 7(a) or 7(e) has occurred and is continuing and concurrent assignments to or by a Lender and its affiliates or Approved Funds, shall be aggregated to determine compliance with this clause (A);

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(B)           the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; and

(C)           the Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an administrative questionnaire.

For the purposes of this Section 9.6, “Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course and that is administered or managed by (x) a Lender, (y) an affiliate of a Lender or (z) an entity or an affiliate of an entity that administers or manages a Lender.

(iii)          Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) below, from and after the effective date specified in each Assignment and Assumption the Assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits and obligations of Sections 2.12, 2.13, 2.14 and 9.5).  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.6 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

(iv)          The Administrative Agent, acting for this purpose as an agent of the Company, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amount of and interest on the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive, absent manifest error, and the Company, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by the Company and each Lender (with respect to any entry relating to the Loans or Commitments of such Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v)           Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an Assignee, the Assignee’s completed administrative questionnaire (unless the Assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall promptly accept such Assignment and Assumption and record the information contained therein in the Register.  No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c)           (i)            Any Lender may, without the consent of the Company or the Administrative Agent, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans owing to it); provided that (A) such Lender’s obligations under this

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Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (C) the Company, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement, and (D) no later than January 31 of each year, such Lender shall provide the Company with a written description of each participation of Loans and/or Commitments by such Lender during the prior year (it being understood that any failure to provide notice shall not render the participation invalid).  Any agreement pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that (1) requires the consent of each Lender directly affected thereby pursuant to the proviso to the second sentence of Section 9.1(a)(i) and (2) directly affects such Participant.  Subject to paragraph (c)(ii) of this Section, the Company agrees that each Participant shall be entitled to the benefits of Sections 2.12, 2.13 and 2.14 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section.  To the extent permitted by law, and subject to paragraph (c)(ii) of this Section, each Participant also shall be entitled to the benefits of Section 9.7(b) as though it were a Lender, provided such Participant shall be subject to Section 9.7(a) as though it were a Lender.  Notwithstanding anything to the contrary in this Section 9.6, each Lender shall have the right to sell one or more participations in all or any part of its Loans, Commitments or other Obligations to one or more lenders or other Persons that provide financing to such Lender in the form of sales and repurchases of participations without having to satisfy the foregoing requirements.

(ii)           A Participant shall not be entitled to receive any greater payment under Section 2.12 or 2.13 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant.  A Participant shall not be entitled to receive any funds directly from the Company in respect of Sections 2.12, 2.13, 2.14 or 9.7 unless such Participant shall have provided to Administrative Agent, acting for this purpose as an agent of the Company, such information as is required to be recorded in the Register pursuant to paragraph (b)(iv) above as if such Participant were a Lender.  Any Participant shall not be entitled to the benefits of Section 2.13 unless such Participant complies with Section 2.13(d) and (e) as though it were a Lender.

(d)           Any Lender may, without the consent of the Company or the Administrative Agent, at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or Assignee for such Lender as a party hereto.

(e)           The Company, upon receipt of written notice from the relevant Lender, agrees to issue Notes to any Lender requiring Notes to facilitate transactions of the type described in paragraph (d) above.

(f)            Notwithstanding the foregoing, any Conduit Lender may assign any or all of the Loans it may have funded hereunder to its designating Lender without the consent of the Company or the Administrative Agent and without regard to the limitations set forth in Section 9.6(b) (other than Section 9.6(b)(iv)).  Each of the Company, each Lender and the Administrative Agent hereby confirms that it will not institute against a Conduit Lender or join any other Person in instituting against a Conduit Lender any bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding under any state bankruptcy or similar law, for one year and one day after the payment in full of the latest maturing commercial paper note issued by such Conduit Lender; provided, however, that each Lender designating any Conduit

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Lender hereby agrees to indemnify, save and hold harmless each other party hereto for any loss, cost, damage or expense arising out of its inability to institute such a proceeding against such Conduit Lender during such period of forbearance.

9.7.          Adjustments; Set-off;.  (a)  Except to the extent that this Agreement expressly provides for payments to be allocated to a particular Lender or to the Lenders under a particular Facility, if any Lender (a “Benefitted Lender”) shall, at any time after the Loans and other amounts payable hereunder shall immediately become due and payable pursuant to Section 7, receive any payment of all or part of the Obligations owing to it, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in Section 7(e), or otherwise), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of the Obligations owing to such other Lender, such Benefitted Lender shall purchase for cash in Dollars from the other Lenders a participating interest in such portion of the Obligations owing to each such other Lender, or shall provide such other Lenders with the benefits of any such collateral, as shall be necessary to cause such Benefitted Lender to share the excess payment or benefits of such collateral ratably with each of the Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefitted Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.

(b)           In addition to any rights and remedies of the Lenders provided by law, each Lender shall have the right following the occurrence and during the continuance of an Event of Default, without prior notice to the Company, any such notice being expressly waived by the Company to the extent permitted by applicable law, upon all amounts owing hereunder becoming due and payable (whether at the stated maturity, by acceleration or otherwise), to set off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender or any branch or agency thereof to or for the credit or the account of the Company.  Each Lender agrees promptly to notify the Company and the Administrative Agent after any such setoff and application made by such Lender; provided that the failure to give such notice shall not affect the validity of such setoff and application.

9.8.          Counterparts.  This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.  Delivery of an executed signature page of this Agreement by facsimile or other electronic transmission shall be effective as delivery of a manually executed counterpart hereof.  A set of the copies of this Agreement signed by all the parties shall be lodged with the Company and the Administrative Agent.

9.9.          Severability.  Any provision of this Agreement that is held to be prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating or rendering unenforceable the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

9.10.        Integration.  This Agreement and the other Loan Documents represent the entire agreement of the Company, the Administrative Agent and the Lenders with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by the Administrative Agent or any Lender relative to the subject matter hereof not expressly set forth or

77

referred to herein or in the other Loan Documents (other than any Addendum executed and delivered on the Closing Date).

9.11.        GOVERNING LAW.  THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

9.12.        Submission to Jurisdiction; Waivers.  Each of the Administrative Agent, the Lenders and the Company hereby irrevocably and unconditionally:

(a)           submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the courts of the County of New York, State of New York, the courts of the United States for the Southern District of New York, and appellate courts from any thereof;

(b)           consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same; and

(c)           waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section any special, exemplary, punitive or consequential damages.

9.13.        Acknowledgements.  The Company hereby acknowledges that:

(a)           it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents;

(b)           no Agent nor any Lender has any fiduciary relationship with or duty to the Company or any Subsidiary arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between any Agent and the Lenders, on one hand, and the Company or any Subsidiary, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

(c)           no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among the Company or any Subsidiary and the Lenders.

9.14.        Releases of Guarantees and Liens.  (a)  Notwithstanding anything to the contrary contained herein or in any other Loan Document, the Administrative Agent is hereby irrevocably authorized by each Lender (without requirement of notice to or consent of any Lender except as expressly required by Section 9.1) to take, and the Administrative Agent hereby agrees to take promptly, any action requested by the Company having the effect of releasing, or evidencing the release of, any Collateral or Guarantee Obligations (including by instructing the Collateral Trustee to do so) (i) to the extent necessary to permit consummation of any transaction not prohibited by any Loan Document or that has been consented to in accordance with Section 9.1 or (ii) under the circumstances described in paragraph (b) below.  For the avoidance of doubt any such action shall include directing the Collateral Trustee to take action under the Collateral Trust Agreement.

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(b)           At such time as the Loans and interest and fees owing hereunder shall have been paid in full, the Commitments have been terminated, the Obligations shall cease to be “Secured Obligations” under the Security Documents and the Administrative Agent shall provide notice to the Collateral Trustee thereof in accordance with Section 6.12(a) of the Collateral Trust Agreement.

9.15.        Confidentiality.  Each of the Agents, the Syndication Agents, the Lead Arrangers, the Bookrunners and each Lender agrees to keep confidential all non-public information provided to it by any Loan Party, the Administrative Agent or any Lender pursuant to or in connection with this Agreement; provided that nothing herein shall prevent any Lender, the Agents, the Syndication Agents, the Lead Arrangers or Bookrunners from disclosing any such information (a) to the Administrative Agent or any other Lender or any Affiliates thereof, provided that such information shall not be shared with any personnel of such Affiliate which compete with or are in business units in the same line of business as the Company, (b) subject to an agreement to comply with the provisions of this Section (or other provisions at least as restrictive as this Section), to any actual or prospective Transferee or any pledgee referred to in Section 9.6(d) or any direct or indirect contractual counterparty (or the professional advisors thereto) to any swap or derivative transaction relating to the Company and its obligations, (c) to its affiliates, employees, directors, trustees, agents, attorneys, accountants and other professional advisors, or those of any of its affiliates for performing the purposes of a Loan Document, subject to such Agent, Syndication Agent, Lead Arranger or Bookrunner or Lender, as the case may be, advising such Person of the confidentiality provisions contained herein, (d) upon the request or demand of any Governmental Authority or regulatory agency (including self-regulated agencies) having jurisdiction (or purporting to have jurisdiction) over it upon notice (other than in connection with routine examinations or inspections by regulators) to the Company thereof unless such notice is prohibited or the Governmental Authority or regulatory agency shall require otherwise, (e) in response to any order of any court or other Governmental Authority or as may otherwise be required pursuant to any Requirement of Law, after notice to the Company if reasonably feasible, (f) if requested or required to do so in connection with any litigation or similar proceeding, after notice to the Company if reasonably feasible, (g) that has been publicly disclosed, other than in breach of this Section, (h) to the National Association of Insurance Commissioners or any similar organization or any nationally recognized rating agency that requires access to information about a Lender’s investment portfolio in connection with ratings issued with respect to such Lender, or (i) in connection with the exercise of any remedy hereunder or under any other Loan Document.

9.16.        WAIVERS OF JURY TRIAL.  THE COMPANY, THE ADMINISTRATIVE AGENT AND THE LENDERS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

9.17.        USA Patriot Act.  Each Lender hereby notifies the Company that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “USA Patriot Act”), it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that will allow such Lender to identify each Loan Party in accordance with the USA Patriot Act.

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Signature Page to
Credit Agreement

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

CARCO INTERMEDIATE HOLDCO II LLC

By:	CarCo International HoldCo I LLC,
its managing member

By:	Chrysler Holdings LLC,
its managing member

By:	/s/ Seth Plattus
Name: Seth Plattus
Title: Authorized Signatory

CHRYSLER LLC

By:	/s/ Thomas W. LaSorda
Name: Thomas W. LaSorda
Title: President and Chief Executive Officer

JPMORGAN CHASE BANK, N.A., as Administrative Agent

By:	/s/ Richard W. Duker
	Name:	RICHARD W. DUKER
	Title:	MANAGING DIRECTOR

CITIBANK, N.A., as Syndication Agent

By:	/s/Aaron Dannenberg
	Name:	Aaron Dannenberg
	Title:	Vice President

OpCo Second Lien Credit Agreement

GOLDMAN SACHS CREDIT PARTNERS L.P., as Syndication Agent

By:	/s/ Bruce H. Mendelsohn
	Name:	BRUCE H. MENDELSOHN
	Title:	AUTHORIZED SIGNATORY

OpCo Second Lien Credit Agreement

LENDER ADDENDUM

Upon execution and delivery of this Addendum (this “Agreement”) and its acceptance by the Company and the Administrative Agent, the undersigned agrees to all of the provisions of the Second Lien Term Loan Agreement, dated as of August 3, 2007, among CARCO INTERMEDIATE HOLDCO II LLC, a Delaware limited liability company (“Holdings”), CHRYSLER LLC, a Delaware limited liability company (the “Company”), the several banks and other financial institutions or entities from time to time party thereto, JPMORGAN CHASE BANK, N.A., as administrative agent and the other agents party thereto (as the same may from time to time be amended, modified or otherwise supplemented, the “Credit Agreement”). Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement. In furtherance of the foregoing, effective on the Closing Date, this Agreement shall constitute on the part of the undersigned a signature page to the Credit Agreement and the undersigned shall, effective on the Closing Date, be a party to the Credit Agreement and have the rights and obligations of (and shall be) a Lender under the other Loan Documents with a Term Commitment in the amount set forth below:

Term Commitment:               $1,500,000,000

This Agreement hereby confirms that the notice and account information with respect to the undersigned Lender for purposes of Section 9.2 of the Credit Agreement is as set forth below:

1.   Name of Lender:                             DAIMLERCHRYSLER NORTH AMERICA FINANCE CORPORATION

2.   Address for Notices (with email address):

3.   Facsimile Number:

4.   Administrative Contact (with email address):

5.   Clearing Account Number:

OpCo Second Lien Lender Addendum

DAIMLERCHRYSLER NORTH AMERICA FINANCE CORPORATION

By:	/s/ [illegible]
Name:
Title:

By:	/s/ [illegible]
Name:
Title:

August 3, 2007

Agreed and accepted:

CHRYSLER LLC

By:
Name:
Title:

August 3, 2007

Agreed and accepted:

JPMORGAN CHASE BANK, N.A., as Administrative Agent

By:	/s/ Bruce S. Borden
Name:	Bruce S. Borden
Title:	Executive Director

August 3, 2007

OpCo Second Lien Lender Addendum

DAIMLERCHRYSLER NORTH AMERICA FINANCE CORPORATION

By:
Name:
Title:

August 3, 2007

Agreed and accepted:

CHRYSLER LLC

By:	/s/ Timothy P Dykstra
Name:
Title:

August 3, 2007

Agreed and accepted:

JPMORGAN CHASE BANK, N.A., as Administrative Agent

By:
Name:
Title:

August 3, 2007

OpCo Second Lien Lender Addendum

EXECUTION VERSION

FIRST OMNIBUS AMENDMENT

THIS FIRST OMNIBUS AMENDMENT, dated as of September 28, 2007 (this “First Amendment”), to (i) the First Lien Credit Agreement, dated as of August 3, 2007, (the “First Lien Credit Agreement”), among Carco Intermediate Holdco II LLC, a Delaware limited liability company (“Holdings”), Chrysler LLC, a Delaware limited liability company (the “Company”), the several banks and other financial institutions or entities from time to time parties thereto (the “First Lien Lenders”), Goldman Sachs Credit Partners L.P., and Citibank, N.A., as syndication agents (in such capacity, the “Syndication Agents”), and JPMorgan Chase Bank, N.A., as administrative agent (in such capacity the “Administrative Agent”), (ii) the Second Lien Credit Agreement, dated as of August 3, 2007, (the “Second Lien Credit Agreement”), among Holdings, the Company, the several banks and other financial institutions or entities from time to time parties thereto (the “Second Lien Lenders”, and together with the First Lien Lenders, the “Lenders”), the Syndication Agents, and the Administrative Agent, (iii) the Collateral Trust Agreement, dated as of August 3, 2007  (the “OpCo Collateral Trust Agreement”), among Holdings, the Company, the subsidiaries of the Company from time to time parties thereto (together with Holdings and the Company, the “CTA Grantors”), JPMorgan Chase Bank, N.A., as First Priority Agent (as defined in the OpCo Collateral Trust Agreement), JPMorgan Chase Bank, N.A., as Second Priority Agent (as defined in the OpCo Collateral Trust Agreement), and Wilmington Trust Company, a Delaware corporation, as collateral trustee (together with any successors, the “Collateral Trustee”) and (iv) the Security Agreement, dated as of August 3, 2007 (the “OpCo Security Agreement”, and together with the First Lien Credit Agreement, the Second Lien Credit Agreement and the OpCo Collateral Trust Agreement, each an “OpCo Agreement” and collectively, the “OpCo Agreements”), among Holdings, the Company and each of the other signatories party thereto (Holdings, the Company and such signatories, together with any other entity that may become a party thereto as provided therein, are hereinafter referred to collectively as the “Security Grantors”), in favor of the Collateral Trustee.

W I T N E S S E T H:

WHEREAS, the Company has requested that the Administrative Agent and the Collateral Trustee agree to amend certain provisions of the OpCo Agreements as herein set forth;

WHEREAS, the Company and the Administrative Agent have determined that such changes are technical and ministerial and do not adversely affect the rights or obligations of any Lender in accordance with Section 9.1 of the First Lien Credit Agreement and the Second Lien Credit Agreement; and

WHEREAS, the Administrative Agent and the Collateral Trustee have consented to such amendments on the terms and conditions contained herein;

NOW, THEREFORE, the parties hereto hereby agree as follows:

SECTION 1.           DEFINITIONS

1.1           Defined Terms.  Unless otherwise defined herein, capitalized terms which are defined in the applicable OpCo Agreement are used herein as therein defined.

SECTION 2.           AMENDMENTS TO THE FIRST LIEN CREDIT AGREEMENT

2.1           Amendment to Section 1.1 (Definitions).  Section 1.1 of the First Lien Credit Agreement is hereby amended by amending and restating clause (iii) of the definition of “Collateral”, so that it provides as follows:

“(iii) the proceeds of any tax refund received by the Company and payable to DaimlerChrysler AG or any of its Affiliates pursuant to the terms of Section 7.01(a)(ii) or Section 7.02(a) of the Acquisition Agreement”.

2.2           Amendment to Sections 6.6 (Restricted Payments).   Section 6.6 of the First Lien Credit Agreement is hereby amended by amending and restating clause (j) in its entirety, so that it provides as follows:

“(j) the Company may make payments, to any Parent Entity (to enable such Person to make distributions) or pay directly to DaimlerChrysler AG (or any of its Affiliates), with the proceeds of any tax refund received or which reduced amounts otherwise payable by the Company or any Subsidiary in connection with any taxes paid by the Company, any Subsidiary or any predecessor (for purposes of such tax refund) of the Company or such Subsidiary in respect of any period or portion of any period ending on or prior to the Closing Date, to the extent such tax refunds are to be shared with or paid to DaimlerChrysler AG (or any of its Affiliates) pursuant to the terms of Section 7.01(a)(ii) or Section 7.02(a) of the Acquisition Agreement.”

2.3           Amendment to Section 9.1 (Amendments and Waivers).  Section 9.1(a) of the First Lien Credit Agreement is hereby amended by deleting the term “or” at the end of clause (iv), replacing the semi-colon at the end of clause (v) with “; or” and adding a new clause (vi) as follows:

“(vi) amend, supplement, modify or waive Section 6.16(a) without the consent of Lenders holding at least 66% of the outstanding Term Loans.”

SECTION 3.           AMENDMENTS TO THE SECOND LIEN CREDIT AGREEMENT

3.1           Amendment to Section 1.1 (Definitions).  Section 1.1 of the Second Lien Credit Agreement is hereby amended by amending and restating clause (iii) of the definition of “Collateral”, so that it provides as follows:

“(iii) the proceeds of any tax refund received by the Company and payable to DaimlerChrysler AG or any of its Affiliates pursuant to the terms of Section 7.01(a)(ii) or Section 7.02(a) of the Acquisition Agreement”.

3.2           Amendment to Sections 6.6 (Restricted Payments).   Section 6.6 of the Second Lien Credit Agreement is hereby amended by amending and restating clause (j) in its entirety, so that it provides as follows:

“(j) the Company may make payments, to any Parent Entity (to enable such Person to make distributions) or pay directly to DaimlerChrysler AG (or any of its Affiliates), with the proceeds of any tax refund received or which reduced amounts otherwise payable by the Company or any Subsidiary in connection with any taxes paid by the Company, any Subsidiary or any predecessor (for purposes of such tax refund) of the Company or such

2

Subsidiary in respect of any period or portion of any period ending on or prior to the Closing Date, to the extent such tax refunds are to be shared with or paid to DaimlerChrysler AG (or any of its Affiliates) pursuant to the terms of Section 7.01(a)(ii) or Section 7.02(a) of the Acquisition Agreement.”

3.3           Amendment to Section 9.1 (Amendments and Waivers).  Section 9.1(a) of the Second Lien Credit Agreement is hereby amended by deleting the term “or” at the end of clause (iv), replacing the semi-colon at the end of clause (v) with “; or” and adding a new clause (vi) as follows:

“(vi) amend, supplement, modify or waive Section 6.16(a) without the consent of Lenders holding at least 66% of the outstanding Term Loans.”

SECTION 4.                                AMENDMENT TO THE OPCO COLLATERAL TRUST AGREEMENT

4.1           Amendment to Section 3.4 (Application of Moneys).  Section 3.4 of the OpCo Collateral Trust Agreement is hereby amended by amending and restating the “Fourth” section of clause (b) as follows:

“FOURTH: to the holders of First Priority Secured Obligations in an amount equal to the unpaid principal and unpaid interest on and premium and other charges, if any, with respect to the Tranche 1 Term Loans that are First Priority Secured Obligations, termination amounts in respect of Designated Hedging Obligations that constitute Permitted First Lien Non-Loan Exposure, amounts due in respect of Designated Cash Management Obligations that constitute Permitted First Lien Non-Loan Exposure, amounts due in respect of reimbursement obligations in respect of letters of credit and bank guarantees that constitute Permitted First Lien Non-Loan Exposure, and interest and fees thereon, in each case to the extent the same are due and payable, as of such Distribution Date, and, if such moneys shall be insufficient to pay such amounts in full, then ratably to such holders in proportion to the unpaid amounts thereof on such Distribution Date;”.

SECTION 5.           AMENDMENT TO THE OPCO SECURITY AGREEMENT

5.1           Amendment to Section 1.1 (Definitions).  Section 1.1 of the OpCo Security Agreement is hereby amended by amending and restating clause (iii) of the definition of “Excluded Property” as follows:

“(iii) the proceeds of any tax refund received by the Company and payable to DaimlerChrysler AG or any of its Affiliates pursuant to the terms of Section 7.01(a)(ii) or Section 7.02(a) of the Acquisition Agreement,”.

SECTION 6.           MISCELLANEOUS

6.1           Representations and Warranties.  Each Loan Party (as defined in the First Lien Credit Agreement) hereby represents and warrants that, on the date hereof after giving effect to the provisions of this First Amendment, (a) each of the representations and warranties made by any Loan Party in the OpCo Agreements are true and correct in all material respects on and as of the date hereof as

3

if made on and as of such date, except to the extent such representations and warranties expressly relate to a particular date, in which case such representations and warranties were true and correct in all material respects as of such date and (b) no Default or Event of Default (each as defined in the First Lien Credit Agreement or the Second Lien Credit Agreement, as applicable) has occurred and is continuing.

6.2           Effectiveness.  This First Amendment shall become effective on the date on which the Administrative Agent shall have received this First Amendment executed and delivered by the Administrative Agent, the Collateral Trustee (with respect to Sections 4 and 5 only) and the Loan Parties a party to each of the OpCo Agreements.

6.3           Continuing Effect of the OpCo Agreements.  This First Amendment shall not constitute an amendment of any other provisions of the OpCo Agreements not expressly referred to herein and shall not be construed as a waiver or consent to any further or future action on the part of any Loan Party that would require the consent of the Lenders or the Administrative Agent.  Except as expressly amended hereby, the provisions each of the OpCo Agreements are and shall remain in full force and effect.

6.4           Counterparts.  This First Amendment may be executed by the parties hereto in any number of separate counterparts (including facsimiled or electronic PDF counterparts), each of which shall be deemed to be an original, and all of which taken together shall be deemed to constitute one and the same instrument.

6.5           Expenses.  Each of the Loan Parties agrees to pay or reimburse the Administrative Agent and the Collateral Trustee for all of their reasonable out-of-pocket costs and expenses incurred in connection with the preparation, negotiation and execution of this First Amendment, including, without limitation, the fees and disbursements of counsel to the Agents.

6.6           Limited Effect.  Except as expressly modified by this Amendment, each of the OpCo Agreements and the other Loan Documents are ratified and confirmed and are, and shall continue to be, in full force and effect in accordance with their respective terms.  Each Loan Party acknowledges and agrees that such Loan Party is truly and justly indebted to the Lenders and the Administrative Agent for the Obligations, without defense, counterclaim or offset of any kind, other than as provided in the Loan Documents, and such Loan Party ratifies and reaffirms the validity, enforceability and binding nature of such Obligations. The Company acknowledges and agrees that nothing in this Amendment shall constitute an indication of the Lenders’ willingness to consent to any other amendment or waiver of any other provision of any of the OpCo Agreements or a waiver of any Default or Event of Default.

6.7           Loan Document.  This Amendment is a Loan Document executed pursuant to each of the OpCo Agreements and shall (unless otherwise expressly indicated herein) be construed, administered and applied in accordance with the terms and provisions of the OpCo Agreements.

6.8           GOVERNING LAW.  THIS FIRST AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

[Remainder of the page intentionally left blank]

4

IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

CARCO INTERMEDIATE HOLDO II LLC

By:	Carco International Holdco I LLC, its managing member

By:	Chrysler Holdings LLC, its managing member

By:	/s/ Seth Plattus
Name:
Title:

CHRYSLER, LLC

By:	/s/ Timothy P Dykstra
Name:
Title:

[Signature page to the First Amendment]

CHRYSLER INTERNATIONAL LIMITED L.L.C.

By:	/s/ Timothy P Dykstra
Name:
Title:

CHRYSLER REALTY COMPANY LLC

By:	/s/ Timothy P Dykstra
Name:
Title:

CHRYSLER DE VENEZUELA LLC

By:	/s/ Timothy P Dykstra
Name:
Title:

CHRYSLER MOTORS LLC

By:	/s/ Timothy P Dykstra
Name:
Title:

CHRYSLER VANS LLC

By:	/s/ Timothy P Dykstra
Name:
Title:

GLOBAL ELECTRIC MOTORCARS, LLC

By:	/s/ Timothy P Dykstra
Name:
Title:

[Signature page to the First Amendment]

NEV SERVICE, LLC

By:	/s/ Timothy P Dykstra
Name:
Title:

CHRYSLER TECHNOLOGIES MIDDLE EAST LTD.

By:	/s/ Timothy P Dykstra
Name:
Title:

CHRYSLER INTERNATIONAL CORPORATION

By:	/s/ Timothy P Dykstra
Name:
Title:

CHRYSLER SERVICE CONTRACTS INC.

By:	/s/ [illegible]
Name:
Title:

CHRYSLER SERVICE CONTRACTS FLORIDA, INC.

By:	/s/ [illegible]
Name:
Title:

CHRYSLER AVIATION INC.

By:	/s/ Timothy P Dykstra
Name:
Title:

[Signature page to the First Amendment]

CHRYSLER TRANSPORT INC.

By:	/s/ Timothy P Dykstra
Name:
Title:

DCC 929, INC.

By:	/s/ Timothy P Dykstra
Name:
Title:

DEALER CAPITAL, INC.

By:	/s/ Timothy P Dykstra
Name:
Title:

CHRYSLER INTERNATIONAL SERVICES S.A.

By:	/s/ Timothy P Dykstra
Name:
Title:

NEV MOBILE SERVICE, LLC

By:	/s/ Timothy P Dykstra
Name:
Title:

TPF ASSETS, LLC

By:	/s/ Timothy P Dykstra
Name:
Title:

[Signature page to the First Amendment]

TPF NOTE, LLC

By:	/s/ Timothy P Dykstra
Name:
Title:

UTILITY ASSETS LLC

By:	/s/ Timothy P Dykstra
Name:
Title:

[Signature page to the First Amendment]

WILMINGTON TRUST COMPANY, as Collateral Trustee

By:	/s/ [illegible]
Name:
Title:

[Signature page to the First Amendment]

JPMORGAN CHASE BANK, N.A., as Administrative Agent

By:	/s/ Richard W. Duker
Name: RICHARD W. DUKER
Title: MANAGING DIRECTOR

[Signature page to the First Amendment]

EXECUTION VERSION

SECOND AMENDMENT

THIS SECOND AMENDMENT, dated as of November 29, 2007 (this “Second Amendment”), to the Second Lien Credit Agreement, dated as of August 3, 2007, (as amended by the First Amendment thereto, the “Credit Agreement”), among Carco Intermediate Holdco II LLC, a Delaware limited liability company (“Holdings”), Chrysler LLC, a Delaware limited liability company (the “Company”), the several banks and other financial institutions or entities from time to time parties thereto (the “Lenders”), Goldman Sachs Credit Partners L.P., and Citibank, N.A., as syndication agents (in such capacity, the “Syndication Agents”), and JPMorgan Chase Bank, N.A., as administrative agent (in such capacity the “Administrative Agent).

W I T N E S S E T H:

WHEREAS, the Company, Holdings, the Lenders and the Administrative Agent are parties to the Credit Agreement;

WHEREAS, the Company has requested that the Lenders agrees to make certain amendment relating to the Credit Agreement as set forth herein; and

WHEREAS, the Lenders are willing to agree to such amendments, in each case, subject to the terms and conditions set forth herein.

NOW, THEREFORE, the parties hereto hereby agree as follows:

SECTION 1.           DEFINITIONS

1.1           Unless otherwise defined herein, capitalized terms which are defined in the Credit Agreement are used herein as therein defined.

1.2           The definitions of the following terms set forth in Section 1.1 of the Credit Agreement are hereby amended to read in full as follows:

“Reinvestment Event”: any Asset Sale, Recovery Event or incurrence of certain Permitted Indebtedness in respect of which the Company has delivered a Reinvestment Notice.

“Reinvestment Notice”:  a written notice executed by a Responsible Officer stating that no Event of Default has occurred and is continuing and that the Company (directly or indirectly through a Subsidiary) intends and expects to use all or a specified portion of the Net Cash Proceeds of an Asset Sale or Recovery Event or of Permitted Indebtedness incurred pursuant to clause (v) of the definition thereof, to acquire or repair assets useful in its business.

1.3           The definitions of the following terms set forth in Section 1.1 of the Credit Agreement are hereby amended as follows:

(a)           clause (iv) of the definition of “Collateral” shall be amended to read in its entirety as follows:

                                                “(iv) any cash, Cash Equivalents or Temporary Cash Investments in an aggregate amount not to exceed $1,500,000,000 maintained in a segregated deposit or securities account, to the extent such cash, Cash Equivalents and Temporary Cash Investments have been pledged to FinCo to secure obligations of the Company under the Master Agreement (other than, for the avoidance of doubt, any reversionary rights of a Loan Party thereto), and”;

(b)           “$10,000,000,000” in clause (b) of the definition of “Permitted Indebtedness” shall be replaced with “$8,500,000,000”;

(c)           the word “and” shall be deleted at the end of clause (t) and replaced with “;” and the period at the end of clause (u) shall be deleted and replaced with “;” in the definition of “Permitted Indebtedness”, and new clauses (v) and (w) shall be added as follows:

“(v)         Indebtedness of the Company and its Subsidiaries secured by (i) real property and improvements consisting of current and former dealership properties and property acquired for development as dealership properties, (ii) the real property and improvements comprising the Chelsea proving grounds located in Chelsea, Michigan, (iii) real property and improvements listed on Schedule 6.5, or with the consent of the Administrative Agent, other real property and improvements, or (iv) Capital Stock of Real Estate Subsidiaries, in an aggregate outstanding principal amount at any time for all Indebtedness incurred pursuant to this clause (v) not to exceed $500,000,000, and in each case which real property, improvements or Capital Stock shall be removed from the Borrowing Base (to the extent included) upon the incurrence of such Indebtedness; provided, however, that the Indebtedness described in this clause (v) may only be incurred to the extent that, after giving pro forma effect to the release of Liens on Collateral in connection with such Indebtedness, the Borrowing Base exceeds the Outstanding Amount of Covered Debt; and

(w)          Indebtedness of Chrysler Motors LLC or the MOPAR Subsidiary secured by inventory of its aftermarket and replacement parts business conducted by its MOPAR division, and by the proceeds thereof, and/or by the Capital Stock of the MOPAR Subsidiary and in each case, which inventory, proceeds or Capital Stock shall be removed (to the extent included) from the Borrowing Base upon the incurrence of such Indebtedness; provided, however, that the Indebtedness described in this clause (w) may only be incurred to the extent that, after giving pro forma effect to the release of Liens on Collateral in connection with such Indebtedness, the Borrowing Base exceeds the Outstanding Amount of Covered Debt.”;

(d)           “$2,000,000,000” in clause (r) of the definition of “Permitted Liens” shall be replaced with “$1,500,000,000”, the word “and” shall be deleted at the end of clause (v) and replaced with “;” and the “;” at the end of clause (w) shall be deleted and replaced with “; and”,  and new clause (x) shall be added as follows:

“(x)          Liens securing Indebtedness permitted by clauses (v) and (w) of the definition of Permitted Indebtedness; provided that in each case such Liens do not encumber any property (except substitutions, replacements and proceeds thereof) other than the property described in the applicable clause as securing such Indebtedness, provided that if the Administrative Agent has determined that an intercreditor agreement or arrangement is required in accordance with Section 9.14(c), such intercreditor agreement or arrangement is in place.”; and

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(e)           clause (g) of the definition of “Temporary Cash Investments” shall be amended to read in its entirety as follows:

“(g)         Investments in any foreign equivalents of the securities described in clauses (a) through (d) or (f) above, provided that such investments may be made in countries which have a country rating of less than “A” by nationally recognized rating agencies through an in-country bank or trust company which has capital, surplus and undivided profits aggregating in excess of $100.0 million (or the foreign currency equivalent thereof) and which has outstanding debt rated at least the equivalent of the country rating; and”.

1.4           The definitions of the following terms shall be added to Section 1.1 as follows in alphabetical order:

“MOPAR Financing Amount”: in connection with the incurrence of Indebtedness permitted pursuant to clause (w) of the definition of Permitted Indebtedness, an amount equal to any initial advance under any such financing, (the “Initial Advance”) and an amount equal to any subsequent advances which increase the Indebtedness outstanding under such financing above the Initial Advance.

“MOPAR Subsidiary”:  a subsidiary of the Company which will undertake the financing of inventory of Chrysler Motors LLC’s aftermarket and replacement parts business and incur Indebtedness permitted pursuant to clause (w) of the definition of Permitted Indebtedness, substantially all of the assets of which consist of such inventory and the proceeds thereof.

“Real Estate Subsidiary”:  a subsidiary of the Company which will undertake the financing of real estate and improvements and incur Indebtedness permitted pursuant to clause (v) of the definition of Permitted Indebtedness, substantially all of the assets of which consist of the real estate and improvements so financed.

1.5           The definition of “Available Liquidity” set forth in Section 1.1 of the Credit Agreement is hereby deleted in its entirety.

SECTION 2.           AMENDMENTS

2.1           Amendment to Section 2.5 (Mandatory Prepayments).

(a)           Section 2.5(a)(i)(A) of the Credit Agreement is hereby amended to read in its entirety as follows:

“(A)  any Indebtedness shall be incurred by any Group Member (excluding any Permitted Indebtedness but including Indebtedness incurred pursuant to clauses (v) (the terms of which shall be governed by Section 2.5(a)(ii)) or (w) of the definition of Permitted Indebtedness), an amount equal to 100% (or, in respect of Indebtedness incurred pursuant to clause (w) of the definition of Permitted Indebtedness, an amount equal to the greater of (i) 70% of the MOPAR Financing Amount or (ii) the amount deducted from the Borrowing Base in connection with the incurrence of such Indebtedness) of the Net Cash Proceeds

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thereof shall be applied on the date of such incurrence toward the prepayment of the Term Loans as set forth in Sections 2.5(b) and 2.11(b), or”

(b)           Section 2.5(a)(ii) of the Credit Agreement is hereby amended to read in its entirety as follows:

“(ii)         If on any date any Group Member shall receive Net Cash Proceeds from any Asset Sale that are required to be applied as a Mandatory Prepayment pursuant to Section 6.5, in respect of a Recovery Event, or of Indebtedness incurred pursuant to clause (v) of the definition of Permitted Indebtedness, then, unless a Reinvestment Notice shall be delivered in respect thereof, an amount equal to such Net Cash Proceeds shall be applied promptly, and in any event not later than five Business Days after the date of receipt by such Group Member of such Net Cash Proceeds, toward the prepayment of the Term Loans as set forth in Sections 2.5(b) and 2.11(b); provided, that, notwithstanding the foregoing on each Reinvestment Prepayment Date, an amount equal to the Reinvestment Prepayment Amount with respect to the relevant Reinvestment Event shall be applied toward the prepayment of the Term Loans as set forth in Sections 2.5(b) and 2.11(d).”

2.2           Amendment to Section 2.11 (Pro Rata Treatment and Payments; Evidence of Debt).  Section 2.11(b) of the Credit Agreement is hereby amended by adding the following proviso at the end of clause (d):

“, provided that, no such prepayment premium shall be payable in respect of any prepayment made pursuant to Section 2.5 solely as a result of the incurrence of Indebtedness permitted pursuant to clauses (v) and (w) of the definition of Permitted Indebtedness.”

2.3           Amendment to Section 5.3 (Compliance and Other Information). Section 5.3(b)(ii) of the Credit Agreement is hereby amended by inserting the word “and” immediately prior to clause (y) and deleting the following from the end of such section:

“and (z) a calculation of Available Liquidity as of the last day of the fiscal period covered by such financial statements”.

2.4           Amendment to Section 5.7 (Additional Collateral, etc.).  Section 5.7(a) of the Credit Agreement is hereby amended by adding a new sentence to the end thereof as follows:

“The foregoing provisions of this Section 5.7(a), shall not apply to the MOPAR Subsidiary or a Real Estate Subsidiary to the extent that, and for so long as, the taking of any such action with respect to the MOPAR Subsidiary or Real Estate Subsidiary, as the case may be, is prohibited by the provisions of any financing permitted by clause (w) (in the case of the MOPAR Subsidiary) or (v) (in the case of a Real Estate Subsidiary) of the definition of Permitted Indebtedness (it being understood that upon the expiration of any such prohibition the Company will promptly comply with such provisions as if they had first become applicable upon the expiration thereof).”

2.5           Amendment to Section 6.2 (Available Liquidity).  Section 6.2 of the Credit Agreement is hereby amended by deleting it in its entirety and inserting in place thereof “Intentionally Deleted.”.

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2.6           Amendment to Section 6.5 (Asset Sale Restrictions).  Section 6.5(j) of the Credit Agreement is hereby amended to read in its entirety as follows:

“(j)          (i) any Disposition required by the terms of any Permitted Transaction and made in accordance with such terms, (ii) any Disposition of aftermarket and replacement parts inventory of the MOPAR division of Chrysler Motors LLC to the MOPAR Subsidiary in connection with any financing permitted by clause (w) of the definition of Permitted Indebtedness, or (iii) any Disposition of real estate and improvements to a Real Estate Subsidiary in connection with any financing permitted by clause (v) of the definition of Permitted Indebtedness;”

2.7           Amendment to Section 6.8 (Negative Pledge).  Section 6.8 of the Credit Agreement is hereby amended by deleting the word “and” immediately prior to clause (c) of such section and adding new clauses (d) and (e) immediately prior to the period at the end of such section to read in its entirety as follows:

“, (d) any agreements restricting Liens on the aftermarket and replacement parts inventory of the MOPAR division of Chrysler Motors LLC and the proceeds thereof or on the assets of the MOPAR Subsidiary and the proceeds thereof or on the Capital Stock of the MOPAR Subsidiary pursuant to any financing permitted by clause (w) of the definition of Permitted Indebtedness, and (e) any agreements restricting Liens on real estate and improvements subject to a Lien permitted under clause (x) of the definition of Permitted Liens or on the assets of a Real Estate Subsidiary and the proceeds thereof or on the Capital Stock of a Real Estate Subsidiary pursuant to any financing permitted by clause (v) of the definition of Permitted Indebtedness.”

2.8           Amendment to Section 6.10 (Investments).  Section 6.10(f) of the Credit Agreement is hereby amended to read in its entirety as follows:

“(f)          intercompany Investments by (i) any Group Member in the Company or any Person that, prior to such investment, is a Wholly Owned Subsidiary Guarantor, (ii) any non-Loan Party Subsidiary in any other non-Loan Party Subsidiary, and (iii) any Group Member in the MOPAR Subsidiary or a Real Estate Subsidiary in connection with a financing permitted by clause (w) (in the case of the MOPAR Subsidiary) or (v) (in the case of a Real Estate Subsidiary) of the definition of Permitted Indebtedness; provided, however, that the intercompany Investments permitted pursuant to this clause (iii) shall consist solely of the assets which will serve as security for the financings permitted under clauses (w) and (v) of the definition of “Permitted Indebtedness”;”.

2.9           Amendment to Section 6.14 (Clauses Restricting Subsidiary Distributions).  Section 6.14(c)(ix) of the Credit Agreement is hereby amended to read in its entirety as follows:

“(ix) any encumbrance or restriction imposed by any terms of any Indebtedness permitted by clause (g) of the definition of Permitted Indebtedness or on the MOPAR Subsidiary or a Real Estate Subsidiary imposed by any terms of Indebtedness permitted by clause (w) (in the case of the MOPAR Subsidiary) or (v) (in the case of a Real Estate Subsidiary) of the definition of Permitted Indebtedness or by any amendments, modifications, restatements, increases, supplements, refundings, replacements, or refinancings of the contracts, instruments or obligations referred to in clauses (i) through (viii) above;”.

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2.10         Amendment to Section 6.16 (Asset Sale Collateral Account/Borrowing Base Collateral Account).

(a)           The heading of Section 6.16 is hereby amended to read in its entirety as follows:

“Asset Sale Collateral Account”.

(b)           Section 6.16 is hereby amended to read in its entirety as follows:

“The Company may not withdraw amounts from the Asset Sale Collateral Account unless (i) such amounts are used to prepay the Term Loans or (ii) such amounts equal the amount that the Company has, substantially contemporaneously with such withdrawal, reinvested into its business, whether such reinvestment is from its working capital or from the proceeds in the Asset Sale Collateral Account, provided that, no Default or Event of Default shall have occurred and be continuing at the time of, or as a result of, such withdrawal.”

2.11         Amendment to Section 9.14 (Releases of Guarantees and Liens).  Section 9.14 of the Credit Agreement is hereby amended by adding a new clause (c) to read in its entirety as follows:

“(c)         In connection with any financing permitted by clauses (v) and (w) of the definition of Permitted Indebtedness, the Administrative Agent may direct the Collateral Trustee to enter into an intercreditor agreement or other arrangement with the secured parties in respect of such financing if the Administrative Agent determines that such intercreditor agreement or other arrangement is necessary or advisable to establish the priority of any security interest, to allocate proceeds of assets among the parties thereto and the Secured Parties in a manner consistent with the rights of the parties as contemplated by this Agreement and such financing or to protect the Liens in the Collateral granted pursuant to the Security Documents.”

SECTION 3.           MISCELLANEOUS

3.1              Representations and Warranties.  Each Loan Party hereby represents and warrants that, on the date hereof after giving effect to the provisions of this Second Amendment, (a) each of the representations and warranties made by any Loan Party in the Credit Agreement are true and correct in all material respects on and as of the date hereof as if made on and as of such date, except to the extent such representations and warranties expressly relate to a particular date, in which case such representations and warranties were true and correct in all material respects as of such date and (b) no Default or Event of Default has occurred and is continuing.

3.2              Effectiveness.  This Second Amendment shall become effective on the date on which the Administrative Agent shall have received (i) this Second Amendment executed and delivered by the Administrative Agent, the Loan Parties and each Lender and (ii) confirmation from the Administrative Agent under the First Lien Credit Agreement that the amended and restated First Lien Credit Agreement, dated as of the date hereof, shall have become effective.

3.3           Continuing Effect of the Credit Agreement.  This Second Amendment shall not constitute an amendment of any other provisions of the Credit Agreement not expressly referred to herein and shall not be construed as a waiver or consent to any further or future action on the part of any Loan Party that would require the consent of the Lenders or the Administrative Agent.  Except as expressly modified hereby, the provisions of the Credit Agreements are and shall remain in full force and effect.

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3.4           Counterparts.  This Second Amendment may be executed by the parties hereto in any number of separate counterparts (including facsimiled or electronic PDF counterparts), each of which shall be deemed to be an original, and all of which taken together shall be deemed to constitute one and the same instrument.

3.5           Expenses.  Each of the Loan Parties agrees to pay or reimburse the Administrative Agent for all of its reasonable out-of-pocket costs and expenses incurred in connection with the preparation, negotiation and execution of this Second Amendment, including, without limitation, the fees and disbursements of counsel to the Administrative Agent.

3.6           Limited Effect.  Except as expressly modified by this Second Amendment, the Credit Agreement and the other Loan Documents are ratified and confirmed and are, and shall continue to be, in full force and effect in accordance with their respective terms.  Each Loan Party acknowledges and agrees that such Loan Party is truly and justly indebted to the Lenders and the Administrative Agent for the Obligations, without defense, counterclaim or offset of any kind, other than as provided in the Loan Documents, and such Loan Party ratifies and reaffirms the validity, enforceability and binding nature of such Obligations. The Company acknowledges and agrees that nothing in this Second Amendment shall constitute an indication of the Lenders’ willingness to consent to any other amendment or waiver of any other provision of the Credit Agreement or a waiver of any Default or Event of Default.

3.7           Loan Document.  This Second Amendment is a Loan Document executed pursuant to the Credit Agreement and shall (unless otherwise expressly indicated herein) be construed, administered and applied in accordance with the terms and provisions of the Credit Agreement.

3.8           GOVERNING LAW.  THIS SECOND AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

[Remainder of the page intentionally left blank]

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IN WITNESS WHEREOF, the parties hereto have caused this Second Amendment to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

CARCO INTERMEDIATE HOLDCO II LLC

By: CarCo Intermediate HoldCo I LLC, its managing member

By: Chrysler Holding LLC, its managing member

By:	/s/ Seth Plattus
Name:
Title:

CHRYSLER, LLC

By:	/s/ [illegible]
Name:
Title:

[Second Amendment – OpCo Second Lien Credit Agreement]

CHRYSLER INTERNATIONAL LIMITED L.L.C.

By:	/s/ [illegible]
Name:
Title:

CHRYSLER REALTY COMPANY LLC

By:	/s/ [illegible]
Name:
Title:

CHRYSLER DE VENEZUELA LLC

By:	/s/ [illegible]
Name:
Title:

CHRYSLER MOTORS LLC

By:	/s/ [illegible]
Name:
Title:

CHRYSLER VANS LLC

By:	/s/ [illegible]
Name:
Title:

GLOBAL ELECTRIC MOTORCARS, LLC

By:	/s/ [illegible]
Name:
Title:

[Second Amendment – OpCo Second Lien Credit Agreement]

CHRYSLER AVIATION INC.

By:	/s/ [illegible]
Name:
Title:

CHRYSLER TRANSPORT INC.

By:	/s/ [illegible]
Name:
Title:

DCC 929, INC.

By:	/s/ [illegible]
Name:
Title:

DEALER CAPITAL, INC.

By:	/s/ [illegible]
Name:
Title:

CHRYSLER INTERNATIONAL SERVICES S.A.

By:	/s/ [illegible]
Name:
Title:

NEV MOBILE SERVICE, LLC

By:	/s/ [illegible]
Name:
Title:

[Second Amendment – OpCo Second Lien Credit Agreement]

NEV SERVICE, LLC

By:	/s/ [illegible]
Name:
Title:

CHRYSLER TECHNOLOGIES MIDDLE EAST LTD.

By:	/s/ [illegible]
Name:
Title:

CHRYSLER INTERNATIONAL CORPORATION

By:	/s/ [illegible]
Name:
Title:

CHRYSLER SERVICE CONTRACTS INC.

By:	/s/ [illegible]
Name:
Title:

CHRYSLER SERVICE CONTRACTS FLORIDA, INC.

By:	/s/ [illegible]
Name:
Title:

[Second Amendment – OpCo Second Lien Credit Agreement]

TPF ASSETS, LLC

By:	/s/ [illegible]
Name:
Title:

TPF NOTE, LLC

By:	/s/ [illegible]
Name:
Title:

UTILITY ASSETS LLC

By:	/s/ [illegible]
Name:
Title:

[Second Amendment – OpCo Second Lien Credit Agreement]

JPMORGAN CHASE BANK, N.A., as Administrative Agent

By:	/s/ Richard W. Duker
Name:
Title: MANAGING DIRECTOR

[Second amendment – OpCo Second Lien Credit Agreement]

MADELEINE L.L.C.

By:	/s/ Seth Plattus
Name:
Title:

[Second Amendment – OpCo Second Lien Credit Agreement]

DAIMLERCHRYSLER NORTH AMERICA FINANCE CORPORATION, as Lender

By:	/s/ Kurt Schaefer
Name: K. Schaefer
Title: Director

By:	/s/ Peter Zirwes
Name: P. Zirwes
Title: Director

By:	/s/ David A. Link
Name: D.A. Link
Title: President

[Signature page to the Second Amendment]